As filed with the Securities and Exchange Commission on October 21, 2005
Registration No. 333- ●

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Wachovia Corporation
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	56-0898180 (I.R.S. Employer Identification No.)
One Wachovia Center
Charlotte, North Carolina 28288-0013
(704) 374-6565
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Mark C. Treanor, Esq.
Senior Executive Vice President,
General Counsel and Secretary
Wachovia Corporation
One Wachovia Center
Charlotte, North Carolina 28288-0013
(704) 374-6565
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

David E. Brown, Jr., Esq. Alston & Bird LLP 601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 (202) 756-3345	Ross E. Jeffries, Jr., Esq. Senior Vice President and Deputy General Counsel Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0630 (704) 374-6611	Robert M. Mattson, Jr., Esq. Morrison & Foerster LLP 19900 MacArthur Blvd. Irvine, CA 92612 (949) 251-7500	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, CA 90071 (213) 687-5000
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Share	Offering Price(2)	Registration Fee

Common stock, $3.33 1/3 par value (and associated stock purchase rights)	80,000,000	$61.10	$4,887,950,000	$575,312

(1)	Represents the estimated maximum number of shares of common stock, $3.33 1/3 par value per share, of Wachovia Corporation (“Wachovia”) issuable upon completion of (a) the merger of Westcorp into Wachovia and based on the exchange ratio of 1.2749 shares of Wachovia common stock (including the associated stock purchase rights) for one share of Westcorp common stock, and (b) the acquisition, by merger, of WFS Financial Inc (“WFS”) by Wachovia and based on the exchange ratio of 1.4661 shares of Wachovia common stock (including the associated stock purchase rights) for one share of WFS common stock, in each case including shares issuable pursuant to employee benefit plans.

(2)	Calculated in accordance with Rule 457(f)(1) and 457(c) under the Securities Act, based on (a) the average of the high and low sales prices for Westcorp common stock, as reported on the New York Stock Exchange on October 19, 2005 ($60.01), multiplied by the estimated maximum number of shares of Westcorp common stock that may be exchanged for Wachovia common stock being registered, including shares issuable pursuant to employee benefit plans in the merger, and (b) the average of the high and low sales prices for WFS common stock, as reported on the Nasdaq National Market on October 19, 2005 ($68.73), multiplied by the estimated maximum number of shares of WFS common stock that may be exchanged for Wachovia common stock being registered, including shares issuable pursuant to employee benefit plans in the merger.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 21, 2005
WESTCORP
23 Pasteur
Irvine, CA 92618
Merger Proposed — Your Vote is Very Important
To the Shareholders of Westcorp:
     Westcorp is pleased to report that the boards of directors of Westcorp and Wachovia Corporation have approved an Agreement and Plan of Merger, as amended and restated, dated as of September 12, 2005, among Wachovia, Westcorp, WFS Financial Inc and Western Financial Bank, whereby Westcorp will merge with and into Wachovia, with Wachovia as the surviving corporation, which we refer to as the “Westcorp merger”. The merger agreement also provides for Wachovia to acquire WFS through a merger of WFS with a newly formed subsidiary, with WFS as the surviving corporation, which we refer to as the “WFS merger”. The merger agreement has been negotiated and unanimously recommended by a special committee of the board of directors of Westcorp, consisting of independent directors who are not directors or officers of WFS, and unanimously approved and recommended by the board of directors of Westcorp.
     Pursuant to the Westcorp merger, each share of Westcorp common stock will be converted into the right to receive 1.2749 shares of common stock, par value $3.33 1/3 per share, of Wachovia. Accordingly, the value, but not the number, of shares of Wachovia common stock that Westcorp shareholders will receive in the Westcorp merger may vary depending upon the market price of Wachovia common stock at the time the Westcorp merger is completed. Wachovia common stock is listed on the New York Stock Exchange under the trading symbol “WB,” and on     ●    , 2005, the last reported sale price of Wachovia’s common stock was $    ●    per share. You should obtain current market quotations for Wachovia common stock.
     Westcorp cannot complete the Westcorp merger unless a majority of the outstanding shares of Westcorp common stock approve the merger agreement and the Westcorp merger. In connection with the execution of the merger agreement, Mr. Ernest Rady and certain entities controlled by him, as shareholders of Westcorp, entered into a voting agreement pursuant to which they agreed with Wachovia to vote in favor of the adoption by Westcorp of the Westcorp merger and approval of the merger agreement and each of the transactions contemplated by the merger agreement. The total number of shares of Westcorp common stock subject to the voting agreement represents approximately 40% of the outstanding shares of Westcorp. In addition, the Westcorp merger is conditioned upon the approval of the merger agreement and the WFS merger by WFS shareholders, including a majority of the shares of WFS common stock represented and voting at a duly held WFS shareholders’ meeting excluding shares of WFS common stock held by Westcorp and its affiliates (including Western Financial Bank). The Westcorp merger is also conditioned upon obtaining regulatory approvals, the receipt of tax opinions and other conditions.
     Your vote is very important. Westcorp has scheduled a special meeting of its shareholders to vote on the merger agreement and the Westcorp merger. The special meeting will be held at Westcorp’s corporate headquarters located at 23 Pasteur, Irvine, California 92618 on [ ● ], 2005 at [ ● ] a.m., local time. Whether or not you plan to attend the special meeting in person, please submit your proxy by telephone or through the Internet as described on the enclosed proxy card, or complete, sign, date and return the enclosed proxy in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
     After careful consideration, the Westcorp board of directors, after its independent evaluation and acting upon the unanimous recommendation of the Westcorp special committee, unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders and approved the merger agreement and the Westcorp merger. The Westcorp board of directors unanimously recommends that Westcorp shareholders vote “FOR” the approval of the merger agreement and the Westcorp merger.
     This joint proxy statement-prospectus provides you with important information concerning Westcorp, WFS, Wachovia, the merger agreement and the transactions contemplated by the merger agreement, including the Westcorp merger. Please give all of the information contained in this joint proxy statement-prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page  ● of this joint proxy statement-prospectus.
     Please do not send your common stock certificates at this time. If the Westcorp merger is completed, you will be sent instructions regarding the exchange of your certificates.
     Westcorp sincerely appreciates your interest in and consideration of this matter.

Sincerely,

Ernest S. Rady
Chairman of the Board
     None of the Securities and Exchange Commission, any state securities commission or the North Carolina Commissioner of Insurance has approved or disapproved the securities to be issued in the mergers or determined if this document is accurate or adequate. It is illegal to tell you otherwise.
     This joint proxy statement–prospectus is dated [ ● ], 2005, and is first being mailed to Westcorp shareholders on [ ● ], 2005.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 21, 2005
WFS FINANCIAL INC
23 Pasteur
Irvine, CA 92618
Merger Proposed — Your Vote is Very Important
To the Shareholders of WFS Financial Inc:
     WFS is pleased to report that the board of directors of WFS Financial Inc has approved an Agreement and Plan of Merger, as amended and restated, dated as of September 12, 2005, among WFS, Westcorp, Western Financial Bank and Wachovia Corporation, whereby Westcorp will merge with and into Wachovia, with Wachovia as the surviving corporation, which we refer to as the “Westcorp merger”. The merger agreement also provides for Wachovia to acquire WFS through a merger of WFS with a newly formed subsidiary, with WFS as the surviving corporation, which we refer to as the “WFS merger”. The merger agreement has been negotiated and unanimously recommended by a special committee of the board of directors of WFS, consisting of independent directors who are not directors or officers of Westcorp or Western Financial Bank, and unanimously approved and recommended by the board of directors of WFS.
     Pursuant to the WFS merger, each share of WFS common stock, other than shares held by Western Financial Bank, will be converted into the right to receive 1.4661 shares of common stock, par value $3.33 1/3 per share, of Wachovia. Accordingly, the value, but not the number, of shares of Wachovia common stock that WFS shareholders will receive in the WFS merger may vary depending upon the market price of Wachovia common stock at the time the WFS merger is completed. Wachovia common stock is listed on the New York Stock Exchange under the trading symbol “WB,” and on [    ●    ], 2005, the last reported sale price of Wachovia’s common stock was $[ ● ] per share. You should obtain current market quotations for Wachovia common stock.
     WFS cannot complete the WFS merger unless (a) a majority of the outstanding shares of WFS common stock approve the merger agreement and the WFS merger and (b) a majority of the shares of WFS common stock represented and voting at a duly held shareholders’ meeting approve the merger agreement and the WFS merger, excluding shares of WFS common stock held by Westcorp and its affiliates (including Western Financial Bank). In the merger agreement, Westcorp has agreed to cause Western Financial Bank, the holder of approximately 84% of the outstanding shares of WFS common stock, to vote in favor of the adoption of the merger agreement and the WFS merger. In addition, the WFS merger is conditioned upon the approval of the merger agreement and the Westcorp merger by Westcorp shareholders. In connection with the execution of the merger agreement, Mr. Ernest Rady and certain entities controlled by him, as shareholders of Westcorp, entered into a voting agreement pursuant to which they agreed with Wachovia to vote in favor of the adoption by Westcorp of the Westcorp merger and approval of the merger agreement and each of the transactions contemplated by the merger agreement. The total number of shares of Westcorp common stock subject to the voting agreement represents approximately 40% of the outstanding shares of Westcorp. The WFS merger is also conditioned upon obtaining regulatory approvals, the receipt of tax opinions and other conditions.
     Your vote is very important. WFS has scheduled a special meeting of its shareholders to vote on the merger agreement and the WFS merger. The special meeting will be held at WFS’ corporate headquarters located at 23 Pasteur, Irvine, California 92618 on [ ● ], 2005 at [ ● ] a.m., local time. Whether or not you plan to attend the WFS special meeting in person, please submit your proxy by telephone or through the Internet as described on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the enclosed self-addressed stamped envelope. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
     After careful consideration, the WFS board of directors, after its independent evaluation and acting upon the unanimous recommendation of the WFS special committee, unanimously determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and its shareholders, other than Western Financial Bank and its affiliates, and unanimously approved the merger agreement and the WFS merger. The WFS board of directors unanimously recommends that WFS shareholders, other than Western Financial Bank and its affiliates, vote “FOR” the approval of the merger agreement and the WFS merger.
     This joint proxy statement-prospectus provides you with important information concerning WFS, Westcorp, Wachovia, the merger agreement and the transactions contemplated by the merger agreement, including the WFS merger. Please give all of the information contained in this joint proxy statement-prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page  ● of this joint proxy statement-prospectus.
     Please do not send your common stock certificates at this time. If the WFS merger is completed, you will be sent instructions regarding the exchange of your certificates.
     WFS sincerely appreciates your interest in and consideration of this matter.

Sincerely,

Ernest S. Rady
Chairman of the Board
     None of the Securities and Exchange Commission, any state securities commission or the North Carolina Commissioner of Insurance has approved or disapproved the securities to be issued in the mergers or determined if this document is accurate or adequate. It is illegal to tell you otherwise.
     This joint proxy statement–prospectus is dated [ ● ], 2005, and is first being mailed to WFS shareholders on              [ ● ], 2005.

WESTCORP
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [       ●       ], 2005
To the Shareholders of Westcorp:
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Westcorp, a California corporation, will be held on [      ●      ], 2005, at XX:00 a.m., local time, at Westcorp’s corporate headquarters located at 23 Pasteur, Irvine, California 92618, for the following purposes:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, as amended and restated, dated as of September 12, 2005, among Wachovia Corporation, a North Carolina corporation, Westcorp, a California corporation, Western Financial Bank, a federal savings bank, and WFS Financial Inc, or “WFS”, a California corporation, and to approve the merger of Westcorp with and into Wachovia, with Wachovia as the surviving corporation, which we refer to as the “Westcorp merger”. In the Westcorp merger, each outstanding share of Westcorp common stock held by shareholders of Westcorp (other than shares held by Westcorp’s subsidiaries or Wachovia of any of its subsidiaries (other than certain shares held on behalf of third parties), which will be canceled with no payment being made with respect thereto, or held by shareholders of Westcorp who properly exercise and perfect their dissenters’ rights under California law, if available, as applicable) will be converted into the right to receive 1.2749 shares of Wachovia common stock. The merger agreement and the Westcorp merger are more fully described in the attached joint proxy statement-prospectus; and

(2)	To consider and vote upon a proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger.
     We have fixed the close of business on [      ●      ], 2005, as the record date for determining those shareholders entitled to notice of and to vote at the Westcorp special meeting and any adjournments or postponements of the Westcorp special meeting. Only Westcorp shareholders of record at the close of business on that date are entitled to notice of and to vote at the Westcorp special meeting and any adjournments or postponements of the Westcorp special meeting.
     In order for the proposal to approve the merger agreement and the Westcorp merger to be adopted, a majority of the outstanding shares of Westcorp common stock entitled to vote must be voted in favor of the proposal to approve the merger agreement and the Westcorp merger. In connection with the execution of the merger agreement, Mr. Ernest Rady and certain entities controlled by him agreed to vote in favor of approving the merger agreement and the Westcorp merger. The total number of shares of Westcorp common stock subject to the voting agreement represents approximately 40% of the outstanding shares of Westcorp. Approval of the proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies, in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum.
     The presence in person or by proxy of a majority of Westcorp common shares outstanding on the record date and entitled to vote at the Westcorp special meeting will constitute a quorum for purposes of conducting business at the Westcorp special meeting. Abstentions will be counted in determining whether a quorum is present at the Westcorp special meeting; however, abstentions, broker non-votes and shares not in attendance and not voted at the Westcorp special meeting will have the same effect as votes against approval of the merger agreement and the Westcorp merger. In addition, abstentions will have the same effect as votes against the proposal to adjourn or postpone the Westcorp special meeting for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger. If you wish to attend the Westcorp special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
     Pursuant to the California Corporations Code, under certain circumstances holders of outstanding shares of Westcorp common stock (including participants in Westcorp’s Employee Stock Ownership and Salary Savings Plan with respect to the shares of Westcorp common stock allocated to their accounts) who vote against approval of the merger agreement and the Westcorp merger, and who comply with the requirements of Chapter 13 of the California Corporations Code may have, if the Westcorp merger is completed, the right to receive payment of the appraised value of their shares of Westcorp common stock. For a description of these dissenters’ rights, see “The Merger—Dissenters’ Rights” beginning on page  ● .
     Whether or not you plan to attend the Westcorp special meeting in person, please submit your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the Westcorp special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy by telephone or through the Internet.
     After careful consideration, the Westcorp board of directors, after its independent evaluation and acting upon the unanimous recommendation of the Westcorp special committee, unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders and approved the merger agreement and the Westcorp merger. The Westcorp board of directors unanimously recommends that Westcorp shareholders vote “FOR” the approval of the merger agreement and the Westcorp merger.

By Order of the Westcorp Board of Directors,

Ernest S. Rady
Chairman of the Board
Irvine, California
[      ●      ], 2005

WFS FINANCIAL INC
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [       ●       ], 2005
To the Shareholders of WFS Financial Inc:
     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of WFS Financial Inc, a California corporation, will be held on [      ●      ], 2005, at XX:00 a.m., local time, at WFS’ corporate headquarters located at 23 Pasteur, Irvine, California 92618, for the following purposes:

(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, as amended and restated, dated as of September 12, 2005, among Wachovia Corporation, a North Carolina corporation, Westcorp, a California corporation, Western Financial Bank, a federal savings bank, and WFS Financial Inc, or “WFS”, a California corporation, and to approve the merger of WFS with a newly formed subsidiary, with WFS as the surviving corporation, which we refer to as the “WFS merger”. In the WFS merger, each outstanding share of WFS common stock held by shareholders of WFS (other than shares held by Western Financial Bank, Westcorp, Wachovia or any of their respective subsidiaries (other than certain shares held on behalf of third parties), which will be canceled with no payment being made with respect thereto, or held by shareholders of WFS who properly exercise and perfect their dissenters’ rights under California law, if available, as applicable) will be converted into the right to receive 1.4661 shares of Wachovia common stock. The merger agreement and the WFS merger are more fully described in the attached joint proxy statement-prospectus; and

(2)	To consider and vote upon a proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger.
     We have fixed the close of business on [      ●      ], 2005, as the record date for determining those shareholders entitled to notice of and to vote at the WFS special meeting and any adjournments or postponements of the WFS special meeting. Only WFS shareholders of record at the close of business on that date are entitled to notice of and to vote at the WFS special meeting and any adjournments or postponements of the WFS special meeting.
     In order for the proposal to approve the merger agreement and the WFS merger to be adopted, (a) a majority of the outstanding shares of WFS common stock entitled to vote must be voted in favor of the proposal to approve the merger agreement and the WFS merger, and (b) a majority of the shares of WFS common stock represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates (including Western Financial Bank) must be voted in favor of the proposal to approve the merger agreement and the WFS merger. Westcorp has agreed to cause Western Financial Bank, the holder of approximately 84% of the outstanding shares of WFS common stock as of the record date, to vote such shares in favor of the proposal to approve the merger agreement and the WFS merger, but such shares will not be counted as voting in determining whether the proposal has been approved by a majority of shares represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates. Approval of the proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies, in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum.
     The presence in person or by proxy of a majority of WFS common shares outstanding on the record date and entitled to vote at the WFS special meeting will constitute a quorum for purposes of conducting business at the WFS special meeting. Abstentions will be counted in determining whether a quorum is present at the WFS special meeting; however, abstentions, broker non-votes and shares not in attendance and not voted at the WFS special meeting will have the same effect as votes against approval of the merger agreement and the WFS merger. Abstentions, broker non-votes, and shares not in attendance and not voted at the WFS special meeting will have no effect for determining approval by a majority of shares represented and voting at the WFS special meeting by shareholders other than Westcorp and its affiliates (including Western Financial Bank). In addition, abstentions will have the same effect as votes against the proposal to adjourn or postpone the WFS special meeting for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger. If you wish to attend the WFS special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.
     Pursuant to the California Corporations Code, under certain circumstances holders of outstanding shares of WFS common stock who vote against approval of the merger agreement and the WFS merger, and who comply with the requirements of Chapter 13 of the California Corporations Code may have, if the WFS merger is completed, the right to receive payment of the appraised value of their shares of WFS common stock. For a description of these dissenters’ rights, see “The Merger—Dissenters’ Rights” beginning on page  ● .
     Whether or not you plan to attend the WFS special meeting in person, please submit your proxy by telephone or through the Internet, as described on the enclosed proxy card, or complete, date, sign and return the enclosed proxy card in the enclosed envelope. The enclosed envelope requires no postage if mailed in the United States. If you attend the WFS special meeting, you may vote in person if you wish, even if you have previously returned your proxy card or submitted your proxy by telephone or through the Internet.
     After careful consideration, the WFS board of directors, after its independent evaluation and acting upon the unanimous recommendation of the WFS special committee, determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and its shareholders, other than Western Financial Bank and its affiliates, and unanimously approved the merger agreement and the WFS merger. The WFS board of directors unanimously recommends that WFS shareholders, other than Western Financial Bank and its affiliates, vote “FOR” the approval of the merger agreement and the WFS merger.

By Order of the WFS Board of Directors,

Ernest S. Rady
Chairman of the Board
Irvine, California
[      ●      ], 2005

     The mergers. Wachovia and Westcorp are proposing a merger of Westcorp with and into Wachovia. Wachovia and Westcorp are proposing to convert Western Financial Bank, a wholly-owned subsidiary of Westcorp, from a federal savings bank into a national banking association contemporaneously with the merger of Westcorp into Wachovia. Immediately following that bank conversion, Wachovia will cause the merger of Wachovia Bank, National Association with and into Western Financial Bank. Wachovia and WFS Financial Inc, which we refer to as “WFS”, are proposing that immediately following the bank merger, WFS will merge with a newly formed subsidiary, with WFS as the surviving corporation.

Facts for Westcorp shareholders:	Facts for WFS shareholders:

• In the Westcorp merger, you will be entitled to receive 1.2749 Wachovia common shares for each Westcorp common share you own.	• In the WFS merger, you will be entitled to receive 1.4661 Wachovia common shares for each WFS common share you own.
• Your board of directors unanimously recommends that Westcorp shareholders approve the merger agreement and the Westcorp merger.	• Your board of directors unanimously recommends that WFS shareholders, other than Western Financial Bank and its affiliates, approve the merger agreement and the WFS merger.
• After the mergers, former Westcorp shareholders will own approximately [ ● ]% of Wachovia.	• After the mergers, former WFS shareholders (other than Western Financial Bank) will own approximately [ ● ]% of Wachovia.
• Unless you dissent, generally, the Westcorp merger is intended to be tax-free to you for federal income tax purposes, other than with respect to any cash you receive for fractional shares.	• Unless you dissent, generally, the WFS merger is intended to be tax-free to you for federal income tax purposes, other than with respect to any cash you receive for fractional shares.
• Westcorp needs your vote to complete the mergers. Westcorp plans to hold a special shareholders’ meeting to vote on the Westcorp merger and other matters on [ ● ], 2005.	• WFS needs your vote to complete the mergers. WFS plans to hold a special shareholders’ meeting to vote on the WFS merger and other matters on [ ● ], 2005.
     Merger consideration. The number of shares of Wachovia common stock that Westcorp and WFS shareholders will receive in each respective merger is fixed. The dollar value of the stock consideration that Westcorp and WFS shareholders will receive will change depending on changes in the market price of Wachovia common stock and will not be known at the time either company’s shareholders vote on the applicable merger. The following table provides an example of fluctuations in the indicated value of the Wachovia common stock that Westcorp and WFS shareholders will receive in connection with the applicable merger:

	Closing Wachovia	Indicated Value per	Indicated Value per
Date	Share Price	Westcorp Share	WFS Share

September 9, 2005, the last trading day before we announced the mergers	$50.38	$64.23	$73.86
[ ● ], 2005	[ ● ]	[ ● ]	[ ● ]
     You should obtain current market quotations for Wachovia, Westcorp and WFS common shares. Wachovia is listed on the New York Stock Exchange under the symbol “WB”, Westcorp is listed on the New York Stock Exchange under the symbol “WES”, and WFS is quoted on the Nasdaq National Market under the symbol “WFSI”.
     Voting. Your vote is very important. Neither company can complete its respective merger without shareholder approval. Even if you plan to attend your company’s special meeting, please submit your proxy by telephone or through the Internet as described in the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the enclosed self-addressed stamped envelope as soon as possible.
     This document and risks. Please read this document carefully, because it contains important information about the merger agreement and the mergers. You should carefully consider the risk factors relating to the mergers beginning on page [ ● ].
     The securities to be issued in the mergers are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

References to Additional Information
      This document incorporates by reference important business and financial information about Wachovia, Westcorp and WFS from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Wachovia, Westcorp and WFS that are incorporated by reference in this document through the Securities and Exchange Commission, which we refer to as the “SEC”, web site at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Westcorp:	WFS:	Wachovia:
Attention: Guy Du Bose, Esq.	Attention: Guy Du Bose, Esq.	Investor Relations
23 Pasteur Irvine, California 92618 (949) 727-1002	23 Pasteur Irvine, California 92618 (949) 727-1002	301 S. College Street Charlotte, North Carolina 28288 (704) 374-6782
If you would like to request documents, please do so by [ ● ], 2005 to receive them before Westcorp’s special meeting	If you would like to request documents, please do so by [ ● ], 2005 to receive them before WFS’ special meeting.
      You also may obtain additional copies of this joint proxy statement-prospectus or proxy cards related to the proxy solicitation without charge by contacting Mellon Investor Services, Attn: Peter Tomaszewski, telephone number 1-800-279-0618.
      See “Where You Can Find More Information” on page  ● .

Page

SUMMARY	1
Wachovia and Westcorp Propose the Westcorp Merger and Wachovia and WFS Propose the WFS Merger	1
Westcorp and WFS Shareholders Will Receive Shares of Wachovia Common Stock in the Respective Mergers in Exchange for Their Shares of Common Stock of Westcorp and WFS	1
Each of the Westcorp and WFS Exchange Ratios is Fixed and the Value of the Shares to be Issued in the Mergers Will Fluctuate with Market Prices	2
Wachovia’s Common Stock Dividend Policy Will Continue After the Mergers; Coordination of Dividends	2
The Mergers Will Be Accounted for as a Purchase	3
Material United States Federal Income Tax Consequences of the Merger	3
Credit Suisse First Boston LLC Provided an Opinion to Westcorp’s Special Committee as to the Fairness, from a Financial Point of View, of the Westcorp Exchange Ratio	3
Deutsche Bank Securities Inc. Provided an Opinion to the WFS Special Committee and the WFS Board of Directors as to the Fairness, from a Financial Point of View, of the WFS Exchange Ratio	4
Some of Westcorp’s and WFS’ Directors and Executive Officers Have Interests in the Mergers That May Differ from Your Interests	4
Westcorp and WFS Shareholders May Have Dissenters’ Rights Under California Law	5
The Westcorp Board Recommends That Westcorp Shareholders Vote “FOR” the Merger Agreement and the Westcorp Merger	5
The WFS Board Recommends That WFS Shareholders Vote “FOR” the Merger Agreement and the WFS Merger	6
Reasons for the Mergers	6
We Have Agreed When and How Westcorp Can Consider Third Party Acquisition Proposals	6
Approval of the Merger Agreement and the Westcorp Merger Requires Approval by a Majority of Westcorp’s Outstanding Shares of Common Stock	7
Approval of the Merger Agreement and the WFS Merger Requires Approval by a Majority of WFS’ Outstanding Shares of Common Stock and Approval by a Majority of the Shares of WFS Common Stock Represented and Voting at the WFS Special Meeting Excluding Shares Held by Westcorp and Its Affiliates	7
Treatment of Westcorp Options	7
We Must Meet Several Conditions to Complete the Mergers	8
We Must Obtain Regulatory Approvals to Complete the Mergers	8
We May Terminate the Merger Agreement	9
We May Amend or Waive Merger Agreement Provisions	9
The Rights Of Westcorp and WFS Shareholders Following the Mergers Will Be Different	10
Information About Wachovia, Westcorp and WFS	10
Westcorp Special Meeting	10
WFS Special Meeting	10
Unaudited Comparative Per Share Data	12
Unaudited Comparative Per Common Share Data of Wachovia, Westcorp and WFS	13
Selected Financial Data	14
RISK FACTORS	19
WESTCORP SPECIAL MEETING	22
Matters To Be Considered	22
Votes Required; Quorum	22
Proxies; Revocation of Proxies	23

i

ii

iii

SUMMARY
      This summary highlights selected information from this document. It may not contain all the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer you for a more complete understanding of the mergers involving Wachovia, Westcorp and WFS and the other transactions contemplated by the merger agreement. In addition, we incorporate by reference into this document important business and financial information about Wachovia, Westcorp and WFS. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page      ●     . Each item in this summary includes a page reference directing you to a more complete description of that item.
Wachovia and Westcorp Propose the Westcorp Merger and Wachovia and WFS Propose the WFS Merger (Page      ●     )
      Pursuant to the terms of the merger agreement, Westcorp will merge with and into Wachovia, with Wachovia as the surviving corporation. We sometimes refer to this merger as the “Westcorp merger”. Contemporaneously with the Westcorp merger, Western Financial Bank will be converted into a national banking association. We sometimes refer to this conversion as the “bank conversion”. Immediately following the bank conversion, Wachovia will cause Wachovia Bank, National Association, a direct wholly-owned subsidiary of Wachovia, to be merged with and into Western Financial Bank and the name will be changed to Wachovia Bank, National Association. We sometimes refer to this merger as the “bank merger”. Not more than one business day prior to the Westcorp merger, Wachovia will form a new, wholly-owned direct subsidiary. Immediately following the bank merger, Wachovia will contribute to the new subsidiary the shares of Wachovia common stock to be paid to WFS shareholders in the WFS merger, which merger is described below. Immediately following this contribution of shares of Wachovia common stock to the new subsidiary, Wachovia will contribute the new subsidiary to the surviving bank in the bank merger, and the new subsidiary will become a wholly-owned direct subsidiary of the surviving bank. Immediately following the contribution of the new subsidiary to the surviving bank, the new subsidiary will merge with and into WFS, with WFS as the surviving corporation. We sometimes refer to this merger as the “WFS merger”. Wachovia will continue to be incorporated in North Carolina and its corporate headquarters will remain in Charlotte, North Carolina. Wachovia common stock will continue to trade on the New York Stock Exchange, which we refer to as the “NYSE”, under the symbol “WB”. We expect to complete the mergers in the first quarter of 2006.
Westcorp and WFS Shareholders Will Receive Shares of Wachovia Common Stock in the Respective Mergers in Exchange for Their Shares of Common Stock of Westcorp and WFS (Page      ●     )
      Westcorp Shareholders. Upon completion of the Westcorp merger, Westcorp shareholders other than Westcorp’s subsidiaries or Wachovia or any of its subsidiaries and those Westcorp shareholders who properly exercise dissenters’ rights, to the extent available, will receive 1.2749 shares of Wachovia common stock in exchange for each share of Westcorp common stock held. We sometimes refer to this 1.2749 ratio as the “Westcorp exchange ratio”.
      WFS Shareholders. Upon completion of the WFS merger, WFS shareholders, other than Western Financial Bank, Westcorp, Wachovia or any of their respective subsidiaries, and those WFS shareholders who properly exercise their dissenters’ rights, to the extent available, will receive 1.4661 shares of Wachovia common stock in exchange for each share of WFS common stock held. We sometimes refer to this 1.4661 ratio as the “WFS exchange ratio”.
      Fractional Share Payments. Wachovia will not issue fractional shares in the mergers. Instead, cash will be paid for fractional Wachovia common shares, based on the closing price per Wachovia share on the NYSE on the trading day before the Westcorp merger is completed.
      Surrender of Certificates. Westcorp and WFS shareholders must surrender their Westcorp and WFS common stock certificates to receive shares of Wachovia common stock, cash payment instead of fractional shares and any dividends paid by Wachovia following the mergers. Please do not surrender your certificates until you receive written instructions from Wachovia after we have completed the mergers.
      Combined Company. After completion of the mergers, former Westcorp shareholders will own approximately [     ●     ]% of the common stock of Wachovia, former WFS shareholders, other than Western Financial Bank, will own approximately [     ●     ]% of the common stock of Wachovia and current Wachovia shareholders will own approximately [     ●     ]% of the common stock of Wachovia.
Each of the Westcorp and WFS Exchange Ratios is Fixed and the Value of the Shares to be Issued in the Mergers Will Fluctuate with Market Prices (Page      ●     )
      Upon completion of the Westcorp merger, each share of Westcorp common stock (other than shares of Westcorp common stock held by Westcorp’s subsidiaries or Wachovia or any of its subsidiaries (other than certain shares held on behalf of third parties) and by Westcorp shareholders who properly exercise their dissenters’ rights, to the extent available) will be converted into the right to receive 1.2749 shares of Wachovia common stock. Upon completion of the WFS merger, each share of WFS common stock (other than shares held by Western Financial Bank, Westcorp, Wachovia or any of their respective subsidiaries (other than certain shares held on behalf of third parties) and by WFS shareholders who properly exercise their dissenters’ rights, to the extent available) will be converted into the right to receive 1.4661 shares of Wachovia common stock. The respective exchange ratios will not be adjusted for changes in the market price of Wachovia common stock, Westcorp common stock or WFS common stock. Accordingly, any change in the price of Wachovia common stock prior to the mergers will affect the market value of Wachovia common stock that Westcorp and WFS shareholders will receive in the applicable merger. The parties are not permitted to terminate the merger agreement or resolicit the vote of shareholders solely because of changes in the market prices of our respective shares of common stock.
      You should obtain current stock price quotations for Wachovia common stock, Westcorp common stock and WFS common stock. Wachovia common shares and Westcorp common shares are listed on the NYSE under the symbols “WB” and “WES”, respectively, and WFS common shares are quoted on the Nasdaq National Market, which we refer to as “Nasdaq”, under the symbol “WFSI”. The following tables show the closing prices for Wachovia, Westcorp and WFS common stock and the indicated per share value in the mergers to Westcorp and WFS shareholders for the following dates and periods:

•	September 9, 2005, the last trading day before we announced the mergers;

•	September 12, 2005, the day we announced the mergers;

•	[ ● ], 2005, shortly before we mailed this document; and

•	the high, low and average indicated values for the period from September 9, 2005 through [ ● ], 2005.

	Closing
	Wachovia	Closing	Indicated value
	share	Westcorp	per Westcorp
	price	share price	share

September 9, 2005	$50.38	$61.35	$64.23
September 12, 2005	$49.57	$61.58	63.20
[●], 2005
High (for period)
Low (for period)
Average (for period)

	Closing
	Wachovia	Closing	Indicated value
	share	WFS share	per WFS
	price	price	share

September 9, 2005	$50.38	$64.92	$73.86
September 12, 2005	$49.57	$70.15	72.67
[●], 2005
High (for period)
Low (for period)
Average (for period)
Wachovia’s Common Stock Dividend Policy Will Continue After the Mergers; Coordination of Dividends (Page  ● )
      Wachovia’s common stock dividend policy will continue after the mergers, but this policy is subject to the determination of Wachovia’s board of directors and may change at any time. In the third quarter of 2005, Wachovia paid a dividend of $0.51 per share of Wachovia common stock and Westcorp paid a dividend of $0.15 per share of Westcorp common stock. WFS does not currently pay cash dividends on its shares. On a pro forma basis to reflect the mergers and the respective exchange ratios, such dividend amount per share of Wachovia common stock would have equaled approximately $0.65 per Westcorp share and approximately $0.75 per WFS share.
      The merger agreement permits Westcorp and Wachovia to continue to pay regular quarterly cash dividends to their shareholders prior to completion of the mergers; provided that, in the case of Westcorp, such dividends shall be at a rate no greater than the rate paid by it during the second quarter of 2005. We have agreed in the merger agreement to coordinate dividend declarations and the related record dates and payment dates so that Westcorp shareholders will not receive two dividends, or fail to receive one dividend, for any single quarter. Accordingly, prior to the Westcorp merger, we may coordinate and alter our dividend record dates in order to effect this policy.
      The payment of dividends by Wachovia and Westcorp on their common stock in the future, either before or, in the case of Wachovia, after the mergers are completed, is subject to the determination of our respective boards of directors and depends on cash requirements, our respective financial condition and earnings, legal and regulatory considerations and other factors. WFS does not currently pay cash dividends on its common stock.
The Mergers Will Be Accounted for as a Purchase (Page  ● )
      The mergers will be treated as a purchase by Wachovia of Westcorp and WFS under generally accepted accounting principles, which we refer to as “GAAP”.
Material United States Federal Income Tax Consequences of the Merger (Page  ● )
      Each of the Westcorp merger and WFS merger is intended to qualify as a reorganization for United States federal income tax purposes. It is a condition to completion of the mergers that (i) Wachovia receive a written opinion from its special counsel, Alston & Bird LLP, and that Westcorp receive a written opinion from its special counsel, Morrison & Foerster LLP, substantially to the effect that the Westcorp merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and that (ii) Wachovia receive a written opinion from its special counsel, Alston & Bird LLP, and that WFS receive a written opinion from its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that the WFS merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If each of the Westcorp merger and the WFS merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code, then, in general:

•	no gain or loss will be recognized by Wachovia, Westcorp or WFS as a result of the mergers;

•	no gain or loss will be recognized by a shareholder of Westcorp who exchanges all of his or her shares of Westcorp common stock solely for shares of Wachovia common stock, except for any gain recognized with respect to cash received instead of a fractional share of Wachovia common stock; and

•	no gain or loss will be recognized by a shareholder of WFS who exchanges all of his or her shares of WFS common stock solely for shares of Wachovia common stock, except for any gain recognized with respect to cash received instead of a fractional share of Wachovia common stock.
      Tax matters are very complicated and the tax consequences of the Westcorp merger to a shareholder of Westcorp and of the WFS merger to a shareholder of WFS will depend on each shareholder’s own situation. For a description of the material United States federal income tax consequences of the mergers, please see the information set forth in “Material United States Federal Income Tax Consequences” beginning on page  ● . Shareholders of Westcorp and WFS are also urged to consult their tax advisors for a full understanding of the tax consequences of the mergers to them.
Credit Suisse First Boston LLC Provided an Opinion to Westcorp’s Special Committee as to the Fairness, from a Financial Point of View, of the Westcorp Exchange Ratio (Page  ● )
      In connection with the Westcorp merger, Credit Suisse First Boston LLC, financial advisor to a special committee of the Westcorp board,

which we refer to as the “Westcorp special committee”, delivered a written opinion, dated September 11, 2005, to the Westcorp special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Westcorp exchange ratio. The full text of Credit Suisse First Boston’s written opinion is attached to this joint proxy statement-prospectus as Appendix C. We encourage Westcorp shareholders to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse First Boston’s opinion was provided to the Westcorp special committee in connection with its evaluation of the Westcorp exchange ratio, does not address any other aspect of the proposed mergers or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the mergers. Credit Suisse First Boston assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.
Deutsche Bank Securities Inc. Provided an Opinion to the WFS Special Committee and the WFS Board of Directors as to the Fairness, from a Financial Point of View, of the WFS Exchange Ratio (Page  ● )
      Deutsche Bank Securities Inc., which we refer to as “Deutsche Bank”, served as financial advisor to a special committee of the WFS board, which we refer to as the “WFS special committee”, in connection with the WFS merger. On September 11, 2005, the date the WFS board approved the WFS merger, Deutsche Bank rendered an oral opinion to the WFS special committee and to the WFS board to the effect that, as of that date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the WFS exchange ratio of 1.4661 shares of Wachovia common stock for 1 share of WFS common stock was fair from a financial point of view to the holders of WFS common stock other than Western Financial Bank and its affiliates, which we refer to as the “WFS minority shareholders”. Deutsche Bank confirmed its opinion by delivery of a written opinion dated September 12, 2005. The full text of Deutsche Bank’s written opinion is attached to this joint proxy statement-prospectus as Appendix D. The WFS minority shareholders should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Deutsche Bank. Deutsche Bank’s opinion was provided to the WFS board of directors and the WFS special committee to assist them in connection with their consideration of the WFS merger and does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the WFS merger. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.
Some of Westcorp’s and WFS’ Directors and Executive Officers Have Interests in the Mergers That May Differ from Your Interests (Page  ● )
      Some of Westcorp’s and WFS’ directors and executive officers have interests in the mergers other than their interests as shareholders. The members of Westcorp’s and WFS’ boards of directors knew about these additional interests and considered them when each approved the merger agreement and the respective merger. These interests include, among others:
      Employment Letters. Offer letters entered into at the time of the merger agreement and to be effective upon completion of the Westcorp merger between Wachovia and six of Westcorp’s executive officers provide those officers with cash termination payments and other payments and benefits if their employment with Wachovia terminates without cause or if they terminate for good reason before December 31, 2007. Westcorp and Wachovia currently estimate that cash termination payments of up to $8,220,800 in the aggregate could be triggered if all such executives terminated employment within the time frames covered under the agreements.
      Director and Officer Insurance. In the merger agreement, Wachovia agreed to maintain directors and officers liability insurance for Westcorp and WFS directors and officers for a period of six years following completion of the mergers.
      Severance Benefits. Pursuant to the merger agreement, Westcorp and Wachovia have agreed that any employees of Westcorp or its subsidiaries who continue to be employed at Wachovia following the applicable effective date with the title of senior vice president or higher, as of the date of the merger agreement, will be entitled, in the event of a qualifying termination that occurs between the Westcorp merger effective date and December 31, 2007, to receive, in addition to any severance benefits to which they are entitled under Wachovia’s severance plan, a lump sum payment equal to the difference between the severance pay available under the Westcorp severance plan at the Westcorp merger effective date and the severance pay received pursuant to the Wachovia severance plan.
Westcorp and WFS Shareholders May Have Dissenters’ Rights Under California Law (Page  ● )
      Westcorp and WFS shareholders (including participants in Westcorp’s Employee Stock Ownership and Salary Savings Plan with respect to shares of Westcorp common stock allocated to their accounts, who we refer to as “Plan participants”) who, not later than the date of their respective special meeting, deliver to Westcorp or WFS, as applicable, a written demand for dissenters’ rights, who vote against approval of the merger agreement and the respective merger and who comply with all other applicable requirements of Chapter 13 of the California Corporations Code, may have the right to demand payment in cash of the “fair market value” of such shareholders’ shares of Westcorp or WFS common stock, as applicable, but only if the mergers are consummated. Under California law, the fair market value of shares of Westcorp or WFS common stock for dissenters’ rights purposes is the respective fair market value of such stock as of September 9, 2005, the last trading day before the announcement of the mergers.
      No Westcorp or WFS shareholder (including Plan participants) will be entitled to dissenters’ rights unless holders of at least 5% of the outstanding shares of Westcorp or WFS common stock, as applicable, have perfected their dissenters’ rights in accordance with Chapter 13 of the California Corporations Code or if their shares are subject to certain transfer restrictions. The procedure for perfecting dissenters’ rights is summarized in “The Merger—Dissenters’ Rights.” The provisions of Chapter 13 of the California Corporations Code are included as Appendix E to this joint proxy statement-prospectus. Failure to follow the steps required by Chapter 13 of the California Corporations Code for perfecting dissenters’ rights may result in the loss of such rights.
      In order for any Westcorp or WFS shareholder (including Plan participants) to exercise his or her dissenters’ rights, the shareholder, among other things, must file with Westcorp or WFS, as applicable, on or before the date of their respective special meeting, a written notice of the shareholder’s intent to demand payment for his or her shares if the respective merger is effectuated and must vote against approval of the merger agreement and the respective merger.
      Westcorp and WFS shareholders (including Plan participants) should note the following:

•	dissenters’ rights will not be available to you if less than 5% of the outstanding shares of Westcorp or of WFS, as applicable, dissent and vote against approval of the merger agreement and the respective merger;

•	simply voting against approval of the merger agreement and the respective merger will not be considered an assertion of dissenters’ rights;

•	a shareholder who fails to file a written notice of demand on or before the date of the Westcorp or WFS special meeting or otherwise comply with all the requirements of Chapter 13 of the California Corporations Code will lose his or her dissenters’ rights; and

•	a shareholder who votes for approval of the merger agreement and the respective merger will not have dissenters’ rights.
      For a full description of the rights of Westcorp and WFS shareholders (including Plan participants) to dissent from the mergers, see “The Merger—Dissenters’ Rights” on page  ● as well as Appendix E to this joint proxy statement-prospectus.
The Westcorp Board Recommends That Westcorp Shareholders Vote “FOR” the Merger Agreement and the Westcorp Merger (Page  ● )
      The Westcorp board of directors formed the Westcorp special committee, consisting of independent directors who are not directors or officers of WFS, to evaluate, negotiate and determine whether to recommend the merger agreement and the Westcorp merger. The Westcorp special committee consists of Robert Barnum and Charles Scribner.
      After careful consideration, the Westcorp board of directors, after its independent evaluation and acting upon the unanimous recommendation of the Westcorp special committee, unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders and approved the merger agreement and the Westcorp merger. The Westcorp board of directors unanimously recommends that Westcorp shareholders vote “FOR” the approval of the merger agreement and the Westcorp merger.
The WFS Board Recommends That WFS Shareholders Vote “FOR” the Merger Agreement and the WFS Merger (Page  ● )
      The WFS board of directors formed the WFS special committee, consisting of independent directors who are not directors and officers of Westcorp or Western Financial Bank, to evaluate, negotiate and determine whether to recommend the merger agreement and the WFS merger to WFS shareholders other than Westcorp and its affiliates. The WFS special committee consists of Ronald Simon and Fredricka Taubitz.
      After careful consideration, the WFS board of directors, after its independent evaluation and acting upon the unanimous recommendation of the WFS special committee, unanimously determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and its shareholders, other than Western Financial Bank and its affiliates, and approved the merger agreement and the WFS merger. The WFS board of directors unanimously recommends that WFS shareholders, other than Western Financial Bank and its affiliates, vote “FOR” the approval of the merger agreement and the WFS merger.
Reasons for the Mergers (Pages  ● and  ● )
      Wachovia’s Board of Directors. Wachovia’s board of directors approved the mergers because Wachovia believes that joining with Westcorp and WFS is an excellent way to further develop Wachovia’s ability to provide expanded and complementary credit products to a broader range of customers.
      Westcorp’s Board of Directors. In determining to recommend the merger agreement and the Westcorp merger to the Westcorp board of directors, the Westcorp special committee considered a number of factors. After its independent evaluation and upon the unanimous recommendation of the Westcorp special committee, the Westcorp board of directors unanimously approved the merger agreement and the Westcorp merger and recommended that Westcorp shareholders, vote “FOR” the approval of the merger agreement and the Westcorp merger. See “Recommendations of the Westcorp Board of Directors; Westcorp’s Reasons for the Westcorp Merger” for more information.
      WFS’ Board of Directors. In determining to recommend the merger agreement and the WFS merger to the WFS board of directors, the WFS special committee considered a number of factors. After its independent evaluation and upon the unanimous recommendation of the WFS special committee, the WFS board of directors unanimously approved the merger agreement and the WFS merger and recommended that WFS shareholders, other than Western Financial Bank and its affiliates, vote “FOR” the approval of the merger agreement and the WFS merger. See “Recommendations of the WFS Board of Directors; WFS’ Reasons for the WFS Merger” for more information.
We Have Agreed When and How Westcorp Can Consider Third Party Acquisition Proposals (Page  ● )
      We have agreed that none of Westcorp, WFS or Western Financial Bank, nor any of their subsidiaries, will initiate or solicit proposals from third parties regarding acquiring Westcorp or its subsidiaries. In addition, we have agreed that Westcorp, WFS and Western Financial Bank will not engage in negotiations with or provide confidential information to a third party regarding acquiring Westcorp or its businesses. However, if Westcorp receives an acquisition proposal from a third party, Westcorp can participate in negotiations with and provide confidential information to the third party if, among other steps, Westcorp’s special committee and board of directors each concludes in good faith that the proposal is a proposal that is superior, or may reasonably be expected to lead to a proposal that is superior, to the Westcorp merger and the other transactions contemplated by the merger agreement and that such action is necessary for Westcorp’s board of directors to comply with their fiduciary duties to the Westcorp shareholders. Westcorp’s receipt of a superior proposal or participation in such negotiations gives Westcorp a limited right to terminate the merger agreement prior to the Westcorp special meeting upon payment of a termination fee of $125 million to Wachovia.
Approval of the Merger Agreement and the Westcorp Merger Requires Approval by a Majority of Westcorp’s Outstanding Shares of Common Stock (Page  ● )
      In order to approve the merger agreement and the Westcorp merger, a majority of Westcorp’s common shares outstanding as of [       ●       ], 2005 must vote in favor of the merger agreement and the Westcorp merger. As of that date, Westcorp directors and executive officers beneficially owned approximately [       ●       ] shares of Westcorp common stock, or approximately [       ●       ]% of the shares entitled to vote at the Westcorp special meeting. Wachovia and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the Westcorp special meeting.
      Ernest S. Rady, Westcorp’s and WFS’ Chairman of the Board and Westcorp’s Chief Executive Officer, and certain entities controlled by him, are the beneficial owners of approximately [       ●       ] shares of Westcorp common stock, or approximately [ ● ]% of the shares entitled to vote at the Westcorp special meeting. Mr. Rady and certain entities controlled by him, solely in their capacities as Westcorp shareholders, in order to induce Wachovia to enter into the merger agreement, have agreed to vote 20,890,258 shares of Westcorp common stock, or approximately 40% of the shares entitled to vote at the Westcorp special meeting, “FOR” approval of the merger agreement and the Westcorp merger. If Mr. Rady and the entities controlled by him determine to vote the remaining shares of Westcorp common stock beneficially owned by them “FOR” approval of the merger agreement and the Westcorp merger, the proposal at the Westcorp special meeting to approve the merger agreement and the Westcorp merger will be approved.
Approval of the Merger Agreement and the WFS Merger Requires Approval by a Majority of WFS’ Outstanding Shares of Common Stock and Approval by a Majority of the Shares of WFS Common Stock Represented and Voting at the WFS Special Meeting Excluding Shares Held by Westcorp and Its Affiliates (Page  ● )
      In order to approve the merger agreement and the WFS merger, a majority of WFS common shares outstanding as of [       ●       ], 2005, must vote in favor of the merger agreement and the WFS merger. As of that date, excluding shares held by Western Financial Bank, WFS directors and executive officers beneficially owned about [●], or approximately [●]% of the shares entitled to vote at the WFS special meeting. Westcorp has agreed to cause Western Financial Bank, the holder of approximately 84% of the outstanding shares of WFS common stock as of the record date, to vote its shares in favor of approving the merger agreement and the WFS merger. In addition, the WFS merger is also conditioned upon a majority of the shares of WFS common stock represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates (including Western Financial Bank), voting in favor of the merger agreement and the WFS merger. Wachovia and its directors and executive officers beneficially owned less than 1% of the shares entitled to vote at the WFS special meeting.
Treatment of Westcorp Options (Page  ● )
      In the mergers, Wachovia will assume all Westcorp employee stock options and those options will become options to purchase Wachovia common stock. The vesting schedule, duration and other terms of each assumed option will be substantially the same as the original option. The number of shares issuable under those options and the exercise prices will be adjusted to take into account the Westcorp exchange ratio.
      Westcorp stock options that are held by non-employee directors at Westcorp, Western Financial Bank and WFS will automatically vest at the time of the Westcorp merger and will be canceled. In consideration for such cancellation, each non-employee director holding an option will be entitled to receive Wachovia common stock in an amount equal to the Westcorp exchange ratio times the difference (if positive) between the number of shares of Westcorp common stock that the option represented minus the number of shares of Westcorp common stock with an aggre-

gate fair market value equal to the exercise price of those options, as based on the closing price of Westcorp common stock on the NYSE the day before the completion of the Westcorp merger.
We Must Meet Several Conditions to Complete the Mergers (Page  ● )
      The obligations of Wachovia, Westcorp, Western Financial Bank and WFS to complete the Westcorp merger, the bank conversion, the bank merger and the WFS merger depend on a number of conditions being met. These include:

•	the approval of the merger agreement and the respective merger by the requisite approval of both Westcorp and WFS shareholders as described above (which condition cannot be waived);

•	the listing of the shares of Wachovia common stock to be issued in the mergers on the NYSE (including shares to be issued following exercise of the Westcorp stock options assumed by Wachovia);

•	receiving the approvals of federal and state regulatory authorities required to complete the Westcorp merger, the bank conversion, the bank merger and the WFS merger without any conditions that Wachovia reasonably determines in good faith would have a material adverse effect on Westcorp or materially reduce the anticipated economic benefits of the mergers;

•	the absence of any government action or other legal restraint that would prohibit the mergers or make them illegal;

•	receiving legal opinions that, for United States federal income tax purposes, each of the Westcorp merger and the WFS merger will qualify as a reorganization. These opinions will be based on customary assumptions and on factual representations made by Wachovia, Westcorp and WFS and will be subject to various qualifications; and

•	the representations and warranties of each party to the merger agreement being true and correct, except as would not have or would not reasonably be expected to have a material adverse effect, and each party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.
      Where the law permits, and subject to certain exceptions agreed by the parties, any of Westcorp, WFS or Wachovia could choose to waive a condition to its obligation to complete the mergers that has not been satisfied. We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed. Although the merger agreement allows Wachovia, Westcorp or WFS to waive the tax opinion condition, we do not currently anticipate doing so. If any of us does waive the condition, Westcorp and WFS will inform the applicable shareholders of this fact and ask them to vote on the applicable merger after this information is provided to them.
We Must Obtain Regulatory Approvals to Complete the Mergers (Page  ● )
      We cannot complete the transactions contemplated by the merger agreement unless we receive the approval of the Office of the Comptroller of the Currency, or the “OCC”, for the bank conversion and the bank merger. We cannot complete the Westcorp merger unless we receive the prior approval, or a waiver of the requirement to receive such approval, from the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board”. Once the applicable federal banking regulatory authorities approve these transactions, we will have to wait from 15 to 30 days before we can complete them. During that time, the Department of Justice, which we refer to as the “DOJ”, can challenge the mergers. We are in the process of filing all of the required applications with the OCC and required applications, or request for a waiver therefrom, with the Federal Reserve Board.
      In addition, certain aspects of the mergers are subject to review by antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the “HSR Act”, and we are in the process of filing notices with the Federal Trade Commission and the Antitrust Division of the DOJ.
      There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, whether any conditions will be imposed, or whether any such approvals will contain conditions that Wachovia reasonably determines in good faith would have a material adverse effect on Westcorp or materially reduce the anticipated economic benefits of the mergers.
      See also “Risk Factors—Regulatory Approvals May Not Be Received, May Take Longer Than Expected or May Impose Conditions Which Are Not Presently Anticipated”.
We May Terminate the Merger Agreement (Page  ● )
      Wachovia, Westcorp, Western Financial Bank and WFS can mutually agree at any time to terminate the merger agreement without completing the mergers, even if Westcorp and WFS shareholders have approved the merger agreement and the mergers. Also, any of the parties (other than Western Financial Bank) can decide, without the consent of the others, to terminate the merger agreement:

•	if there is a final denial of a required regulatory approval or if the mergers are enjoined or otherwise prohibited by governmental authority;

•	if the requisite shareholder approvals of Westcorp or WFS shareholders are not obtained at the respective special shareholders’ meetings; or

•	if the mergers are not completed on or before June 30, 2006.
      In addition, either Wachovia or Westcorp may terminate the merger agreement if there is a continuing breach of the merger agreement by Westcorp or Wachovia, respectively, after 45 days’ written notice to the breaching party, as long as that breach would allow the non-breaching party not to complete the mergers.
      Also, Wachovia may terminate the merger agreement if Westcorp’s or WFS’ respective boards or special committees modify or change their recommendations of the respective merger in a way that is adverse to Wachovia or recommend an acquisition proposal other than the respective mergers or if Westcorp or WFS encourages, solicits, participates in or initiates or knowingly facilitates inquiries or proposals of an acquisition proposal from another person other than as permitted under the merger agreement. Westcorp and WFS have no such termination right.
      At any time prior to the Westcorp special meeting and after providing five business days’ notice to Wachovia, Westcorp may terminate the merger agreement if it receives a third party proposal which the Westcorp board of directors and the Westcorp special committee determine in good faith is a superior proposal. In connection with such termination, Westcorp must pay Wachovia a termination fee of $125 million.
      Also, in certain other circumstances (i) Westcorp is required to pay Wachovia a termination fee of $125 million upon or following termination of the merger agreement, and (ii) Westcorp and WFS are required to pay Wachovia a termination fee of $111 million and $14 million, respectively, upon or following termination of the merger agreement. See “The Merger Agreement—Termination Fee” and “The Merger Agreement—Proportionate Termination Fee” for more information.
      Whether or not the mergers are completed, Westcorp and Wachovia will each pay their own fees and expenses, except that they will evenly divide the costs and expenses that they incur in preparing, printing and mailing this document and filing fees paid in connection with the registration statement except fees paid to counsel, financial advisors and accountants.
We May Amend or Waive Merger Agreement Provisions (Page  ● )
      Westcorp, WFS, Western Financial Bank and Wachovia may jointly amend the merger agreement, and each of us may waive our right to require the other parties to follow particular provisions of the merger agreement. However, after the Westcorp shareholders and the WFS shareholders approve the merger agreement and the respective merger, we may not amend or alter the merger agreement in a manner that would require the approval of the shareholders of either Westcorp or WFS without obtaining such further shareholder approval. All amendments and waivers of the merger agreement must be approved by the special committees of Westcorp and WFS.
      Wachovia may also change the structure of the mergers, as long as any change does not alter or change the amount or kind of consideration to be received by Westcorp and WFS shareholders and the holders of options to purchase Westcorp and WFS common stock, does not adversely affect the timing of completion of the mergers, does not adversely affect the tax consequences of the mergers to Westcorp or WFS shareholders and does not cause the conditions relating to the receipt of the respective tax opinions to be incapable of being satisfied.
The Rights of Westcorp and WFS Shareholders Following the Mergers Will Be Different (Page  ● )
      The rights of Wachovia shareholders are governed by North Carolina law and by Wachovia’s articles of incorporation and bylaws. The rights of Westcorp shareholders are governed by California law and by Westcorp’s articles of incorporation and bylaws. The rights of WFS shareholders are governed by California law and by WFS’ articles of incorporation and bylaws. Upon our completion of the mergers, the rights of all shareholder groups will be governed by North Carolina law and Wachovia’s articles of incorporation and bylaws.
Information About Wachovia, Westcorp and WFS (Page  ● )
Wachovia Corporation
301 South College Street
Charlotte, NC 28288
(704) 374-6565
      Wachovia is a financial holding company organized under the laws of North Carolina and registered under the federal Bank Holding Company Act. Wachovia has approximately [ ● ] full-service financial centers, more than 700 retail brokerage offices and approximately [ ● ] ATM locations. Wachovia offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment advisory, insurance, securities brokerage, investment banking, mortgage, credit card, cash management, international banking and other financial services.
      At [       ●       ], Wachovia had consolidated total assets of approximately $[ ● ] billion, consolidated total deposits of approximately $[ ● ] billion and consolidated stockholders equity of approximately $[ ● ] billion. Based on total assets at [       ●       ], Wachovia was the 4th largest bank holding company in the United States.
Westcorp
23 Pasteur
Irvine, California 92618
(949) 727-1002
      Westcorp is a financial services holding company whose principal subsidiaries are WFS and Western Financial Bank. Westcorp, through its subsidiary, Western Financial Bank, operates 19 retail bank branches and provides commercial banking services in Southern California.
WFS Financial Inc
23 Pasteur
Irvine, California 92618
(949) 727-1002
      WFS is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers.
Westcorp Special Meeting (Page  ● )
      Westcorp plans to hold its special meeting on [       ●       ], 2005, at XX:00 a.m., local time, at Westcorp’s corporate headquarters located at 23 Pasteur, Irvine, California 92618. At the Westcorp special meeting, Westcorp shareholders will be asked to approve the merger agreement and the Westcorp merger. In addition, Westcorp shareholders will be asked to approve a proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger.
      Westcorp shareholders of record as of the close of business on [       ●       ], 2005, are entitled to notice of and to vote at the Westcorp special meeting. As of that date, there were [       ●       ] shares of Westcorp common stock outstanding and entitled to vote. You can cast one vote for each share of Westcorp common stock that you owned on that date.
      If you are a Plan participant, you may provide written instructions directly to the Plan’s trustee how to vote the shares (vested or unvested) allocated to your Plan account.
WFS Special Meeting (Page  ● )
      WFS plans to hold its special meeting of shareholders on [       ●       ], 2005, at XX:00 a.m., local time, at WFS’ corporate headquarters located at 23 Pasteur, Irvine, California 92618. At the WFS special meeting, WFS shareholders will be asked to approve the merger agreement and the WFS merger. In addition, WFS shareholders will be asked to approve a proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger.
      WFS shareholders of record as of the close of business on [       ●       ], 2005, are entitled to notice of and to vote at the WFS special meeting. As of that date, there were [       ●       ] shares of WFS common stock outstanding and entitled to vote, of which 34,447,772 shares were owned by Western Financial Bank. You can cast one vote for each share of WFS common stock that you owned on that date.

Unaudited Comparative Per Share Data
      The table on the following page shows historical information about our companies’ respective earnings per share, dividends per share and book value per share, and similar information reflecting the mergers, which we refer to as “pro forma” information, at or for the six months ended June 30, 2005, and at or for the year ended December 31, 2004. In presenting the comparative pro forma information for the periods shown we assumed that Wachovia, Westcorp and WFS had been combined throughout those periods.
      We have assumed that the mergers will be accounted for under an accounting method known as “purchase accounting”. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.
      The information listed as “equivalent pro forma” for Westcorp and WFS was obtained by multiplying the pro forma amounts listed by Wachovia by the 1.2749 Westcorp exchange ratio for Westcorp and by the 1.4661 WFS exchange ratio for WFS. We present this information to reflect the fact that Westcorp shareholders will receive 1.2749 shares of Wachovia common stock for each share of their Westcorp common stock exchanged in the Westcorp merger and WFS shareholders will receive 1.4661 shares of Wachovia common stock for each share of their WFS common stock exchanged in the WFS merger.
      The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Westcorp, which includes WFS, at their respective fair values and to record certain exit costs related to Westcorp and WFS. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Westcorp will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Westcorp will change the amount of the purchase price allocable to goodwill. Additionally, changes to Westcorp’s stockholders’ equity, including dividends and net income from July 1, 2005, through the date the mergers are completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
      We also anticipate that the mergers will provide Wachovia with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Wachovia would have been had our companies been combined during the periods presented.
      The information in the following tables is based on historical financial information and related notes that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” on page  ● for a description of where you can find this historical information.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF WACHOVIA, WESTCORP AND WFS

	Six Months	Year
	Ended	Ended
	June 30,	December 31,
	2005	2004

Wachovia
Basic earnings per common share
Historical	$2.09	3.87
Pro forma	2.06	3.80
Diluted earnings per common share
Historical	2.05	3.81
Pro forma	2.03	3.73
Dividends declared on common stock
Historical	0.92	1.66
Pro forma	0.92	1.66
Book value per common share
Historical	30.37	29.79
Pro forma	31.31	—

Westcorp
Basic earnings per common share
Historical	2.42	4.01
Equivalent pro forma	2.63	4.85
Diluted earnings per common share
Historical	2.39	3.96
Equivalent pro forma	2.58	4.76
Dividends declared on common stock
Historical	0.30	0.56
Equivalent pro forma	1.17	2.12
Book value per common share
Historical	28.12	25.77
Equivalent pro forma	39.92	—

WFS
Basic earnings per common share
Historical	2.71	4.44
Equivalent pro forma	3.03	5.57
Diluted earnings per common share
Historical	2.70	4.44
Equivalent pro forma	2.97	5.47
Dividends declared on common stock
Historical	—	—
Equivalent pro forma	1.35	2.43
Book value per common share
Historical	27.95	25.12
Equivalent pro forma	$45.91	—

Selected Financial Data
      The following tables show summarized historical financial data for each of Wachovia, Westcorp and WFS and also show similar pro forma information reflecting the mergers. The historical financial data show the financial results actually achieved by Wachovia, Westcorp and WFS for the periods indicated. The pro forma information reflects the pro forma effect of accounting for the mergers under the purchase method of accounting. The pro forma income statement data for the six months ended June 30, 2005, assumes a completion date of January 1, 2005 for each respective merger. The pro forma income statement data for the year ended December 31, 2004, assumes a completion date of January 1, 2004 for each respective merger. The pro forma balance sheet data assumes a completion date of June 30, 2005 for each respective merger.
      The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Westcorp, which includes WFS, at their respective fair values and to record certain exit costs related to Westcorp and WFS. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Westcorp will also be subject to adjustment to their respective fair values, including additional intangible assets which may be identified. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities. Any change in the fair value of the net assets of Westcorp will change the amount of the purchase price allocable to goodwill. Additionally, changes to Westcorp’s stockholders’ equity, including net income from July 1, 2005, through the date the mergers are completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.
      The information in the tables on the following pages is based on historical financial information and related notes that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and related notes. The historical financial information is also incorporated into this document by reference. See “Where You Can Find More Information” on page  ● for a description of where you can find this historical information.
      We also anticipate that the mergers will provide Wachovia with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Wachovia would have been had our companies been combined during the periods presented.
      Since announcement of the mergers, our merger integration teams have been developing plans to integrate the operations of Westcorp and WFS into Wachovia so that we will continue to provide premier service to our customers while at the same time beginning to realize merger efficiencies. These plans will continue to be refined over the next several months and will address systems, facilities and equipment, personnel, contractual arrangements and other integration activities for Westcorp, WFS and Wachovia.
      The costs associated with merger integration activities that impact certain Westcorp and WFS systems, facilities and equipment, personnel and contractual arrangements will be recorded as purchase accounting adjustments as described above when the appropriate plans are in place with potential refinements up to one year after completion of the mergers as additional information becomes available.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WACHOVIA

	Six Months Ended
	June 30,				Years Ended December 31,

(In millions, except per share data)	2005		2004		2004	2003	2002	2001	2000

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$11,155		8,018		17,288	15,080	15,632	16,100	17,534
Interest expense	4,384		2,319		5,327	4,473	5,677	8,325	10,097

Net interest income	6,771		5,699		11,961	10,607	9,955	7,775	7,437
Provision for credit losses	86		105		257	586	1,479	1,947	1,736

Net interest income after provision for credit losses	6,685		5,594		11,704	10,021	8,476	5,828	5,701
Securities gains (losses)	134		38		(10)	45	169	(67)	(1,125)
Fee and other income	5,838		5,336		10,789	9,437	7,721	6,363	7,837
Merger-related and restructuring expenses	151		201		444	443	387	106	2,190
Other noninterest expense	7,509		6,960		14,222	12,837	11,306	9,724	9,520
Minority interest in income of consolidated subsidiaries	135		102		184	143	6	1	—

Income before income taxes and cumulative effect of a change in accounting principle	4,862		3,705		7,633	6,080	4,667	2,293	703
Income taxes	1,591		1,202		2,419	1,833	1,088	674	565

Income before cumulative effect of a change in accounting principle	3,271		2,503		5,214	4,247	3,579	1,619	138
Cumulative effect of a change in accounting principle, net of income taxes	—		—		—	17	—	—	(46)

Net income	3,271		2,503		5,214	4,264	3,579	1,619	92
Dividends on preferred stock	—		—		—	5	19	6	—

Net income available to common stockholders	$3,271		2,503		5,214	4,259	3,560	1,613	92

PER COMMON SHARE DATA
Basic
Income before change in accounting principle	$2.09		1.92		3.87	3.20	2.62	1.47	0.12
Net income	2.09		1.92		3.87	3.21	2.62	1.47	0.07
Diluted
Income before change in accounting principle	2.05		1.89		3.81	3.17	2.60	1.45	0.12
Net income	2.05		1.89		3.81	3.18	2.60	1.45	0.07
Cash dividends	0.92		0.80		1.66	1.25	1.00	0.96	1.92
Book value	30.37		24.93		29.79	24.71	23.63	20.88	15.66
CASH DIVIDENDS PAID ON COMMON STOCK	1,452		1,049		2,306	1,665	1,366	1,032	1,888
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	511,840		418,441		493,324	401,188	342,033	330,634	254,272
Loans, net of unearned income	230,287		172,917		223,840	165,571	163,097	163,801	123,760
Deposits	299,910		243,380		295,053	221,225	191,518	187,453	142,668
Long-term debt	49,006		37,022		46,759	36,730	39,662	41,733	35,809
Stockholders’ equity	$47,904		32,646		47,317	32,428	32,078	28,455	15,347
Common shares outstanding	1,577		1,309		1,588	1,312	1,357	1,362	980
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Assets	$501,931		404,881		426,767	361,501	320,603	270,445	247,871
Loans, net of unearned income	222,536		161,412		172,033	158,327	154,452	133,848	126,888
Deposits	295,941		231,357		247,842	198,923	180,874	151,507	141,043
Long-term debt	47,752		37,555		39,780	36,676	38,902	38,538	34,279
Stockholders’ equity	$47,172		32,616		35,295	32,135	30,392	20,221	15,541
Common shares outstanding
Basic	1,567		1,301		1,346	1,325	1,356	1,096	971
Diluted	1,597		1,323		1,370	1,340	1,369	1,105	974
ASSET QUALITY
Allowance for loan losses	$2,718		2,331		2,757	2,348	2,604	2,813	1,620
Nonperforming assets	957		967		1,100	1,146	1,735	1,713	1,279
Net charge-offs	$97		120		300	652	1,122	937	751
CONSOLIDATED PERCENTAGES
Average assets to average stockholders’ equity	10.64	X	12.41		12.09	11.25	10.55	13.37	15.93
Return on average assets	1.31	%(a)	1.24	(a)	1.22	1.18	1.12	0.60	0.04
Return on average stockholders’ equity	13.98	(a)	15.43	(a)	14.77	13.27	11.78	8.00	0.59
Average stockholders’ equity to average assets	9.40		8.06		8.27	8.89	9.49	7.49	6.28
Stockholders’ equity to assets	9.36		7.80		9.59	8.09	9.38	8.61	6.04
Allowance for loan losses to
Loans, net	1.18		1.35		1.23	1.42	1.60	1.72	1.31
Nonperforming assets	284		241		251	205	150	164	127
Net charge-offs to average loans, net	0.09	(a)	0.15	(a)	0.17	0.41	0.73	0.70	0.59
Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.44		0.55		0.53	0.69	1.11	1.13	1.22
Capital ratios
Tier I capital	7.85		8.36		8.01	8.52	8.22	7.04	7.02
Total capital	11.25		11.02		11.11	11.82	12.01	11.08	11.19
Leverage	6.10		6.23		6.38	6.36	6.77	6.19	5.92
Net interest margin	3.27	%(a)	3.46	(a)	3.41	3.72	3.97	3.59	3.55

(a)	Annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WESTCORP

	Six Months Ended
	June 30,				Years Ended December 31,

(In millions, except per share data)	2005		2004		2004	2003	2002	2001	2000

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$677		625		1,271	1,245	1,143	963	583
Interest expense	246		233		463	531	530	492	313

Net interest income	431		392		808	714	613	471	270
Provision for credit losses	86		114		235	294	306	197	82

Net interest income after provision for credit losses	345		278		573	420	307	274	188
Fee and other income	39		56		116	110	90	79	178
Noninterest expense	147		145		296	282	252	245	221
Minority interest in income of consolidated subsidiaries	18		16		29	26	13	10	12

Income before income taxes	219		173		364	222	132	98	133
Income taxes	93		75		156	98	52	42	58

Net income	$126		98		208	124	80	56	75

PER COMMON SHARE DATA
Basic earnings	$2.42		1.89		4.01	2.88	2.07	1.62	2.54
Diluted earnings	2.39		1.86		3.96	2.85	2.05	1.61	2.53
Cash dividends	0.30		0.28		0.56	0.52	0.48	0.44	0.30
Book value	28.12		23.58		25.77	21.58	15.72	15.03	15.22
CASH DIVIDENDS PAID ON COMMON STOCK	15		14		29	22	18	15	9
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	16,544		14,999		15,545	14,616	12,483	10,072	7,868
Loans, net of unearned income	12,819		11,573		12,136	11,138	9,434	7,552	4,924
Deposits	2,263		2,010		2,183	1,973	1,975	2,329	2,478
Long-term debt	12,419		11,400		11,686	11,210	9,514	6,758	4,280
Stockholders’ equity	$1,462		1,226		1,340	1,122	613	541	487
Common shares outstanding	52		52		52	52	39	36	32
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
Assets	$15,999		14,756		15,056	13,693	11,572	9,280	6,243
Loans, net of unearned income	12,401		11,347		11,621	10,596	8,601	6,405	3,372
Deposits	2,177		1,998		2,053	1,982	2,196	2,319	2,380
Long-term debt	12,005		11,251		11,437	10,419	7,993	5,632	2,118
Stockholders’ equity	$1,402		1,167		1,226	767	587	527	427
Common shares outstanding
Basic	52		52		52	43	39	34	29
Diluted	53		53		53	43	39	34	30
ASSET QUALITY
Allowance for loan losses	$319		307		315	302	269	178	104
Nonperforming assets	56		59		60	64	55	35	15
Net charge-offs	$83		108		221	262	215	123	42
CONSOLIDATED PERCENTAGES
Average assets to average stockholders’ equity	11.41	X	12.64		12.28	17.85	19.71	17.61	14.62
Return on average assets	1.59	%(a)	1.34	(a)	1.38	0.90	0.69	0.60	1.20
Return on average stockholders’ equity	18.12	(a)	16.89	(a)	16.97	16.11	13.59	10.56	17.32
Average stockholders’ equity to average assets	8.76		7.91		8.14	5.60	5.07	5.68	6.84
Stockholders’ equity to assets	8.84		8.17		8.62	7.68	4.91	5.37	6.19
Allowance for loan losses to
Loans, net	2.49		2.65		2.60	2.71	2.85	2.36	2.11
Nonperforming assets	570		520		525	472	489	509	693
Net charge-offs to average loans, net	1.34	(a)	1.90	(a)	1.90	2.47	2.50	1.92	1.25
Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.44		0.51		0.49	0.57	0.58	0.46	0.30
Capital ratios
Tier I capital	11.09		10.97		11.59	9.20	7.67	8.49	8.32
Total capital	14.86		16.04		15.72	14.17	13.38	11.86	12.16
Leverage	9.03		8.19		8.68	7.75	4.87	5.38	6.36
Net interest margin	5.11	%(a)	5.03	(a)	5.05	4.95	5.14	4.85	4.37

(a)	Annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WFS

	Six Months
	Ended June 30,		Years Ended December 31,

(In millions, except per share data)	2005	2004	2004	2003	2002	2001	2000

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$521	434	900	993	820	546	314
Interest expense	176	158	316	391	349	233	131

Net interest income	345	276	584	602	471	313	183
Provision for credit losses	89	73	192	234	249	144	69

Net interest income after provision for credit losses	256	203	392	368	222	169	114
Fee and other income	43	84	154	142	119	138	185
Noninterest expense	117	121	245	241	213	205	189

Income before income taxes	182	166	301	269	128	102	110
Income taxes	71	66	119	107	46	40	44

Net income	$111	100	182	162	82	62	66

PER COMMON SHARE DATA
Basic earnings	$2.71	2.45	4.44	3.96	2.06	1.91	2.36
Diluted earnings	2.70	2.45	4.44	3.95	2.05	1.90	2.35
Cash dividends	—	—	—	—	—	—	—
Book value	27.95	23.05	25.12	19.98	15.49	13.29	11.32

CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	11,342	9,246	9,949	9,769	8,861	5,491	3,575
Stockholders’ equity	$1,146	945	1,030	819	635	465	317
Common shares outstanding	41	41	41	41	41	35	28

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA OF WACHOVIA AND WESTCORP

	Six Months
	Ended		Year Ended
	June 30,		December 31,
(In millions, except per share data)	2005		2004

CONSOLIDATED SUMMARIES OF INCOME
Interest income	$11,832		18,559
Interest expense	4,630		5,790

Net interest income	7,202		12,769
Provision for credit losses	172		492

Net interest income after provision for credit losses	7,030		12,277
Securities gains (losses)	134		(10)
Fee and other income	5,877		10,905
Merger-related and restructuring expenses	151		444
Other noninterest expense	7,681		14,568
Minority interest in income of consolidated subsidiaries	135		184

Income before income taxes	5,074		7,976
Income taxes	1,681		2,567

Net income	$3,393		5,409

PER COMMON SHARE DATA
Basic(a)	$2.06		3.80
Diluted(a)	2.03		3.73
Dividends	0.92		1.66
Book value	31.31		—

CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
Assets	530,965		—
Loans, net of unearned income	243,398		—
Deposits	302,173		—
Long-term debt	61,425		—
Stockholders’ equity	$51,798		—
Common shares outstanding	1,653		—

CONSOLIDATED PERCENTAGES
Return on average assets	1.32	%(b)	1.22
Return on average stockholders’ equity	14.09	(b)	14.81
Allowance for loan losses to
Loans, net	1.23		1.30
Nonperforming assets	295		265
Net charge-offs to average loans, net	0.15	(b)	0.28
Nonperforming assets to loans, net, foreclosed properties and loans held for sale	0.39%		0.47

(a)	The basic and diluted per common share amounts were determined by dividing pro forma net income by the sum of (i) Wachovia’s respective historical average basic and diluted shares outstanding, (ii) Westcorp’s respective historical average basic and diluted shares outstanding as adjusted by the 1.2749 exchange ratio for each period presented, and (iii) the assumed shares of Wachovia common stock to be issued to unaffiliated holders of WFS common stock as adjusted by the 1.4661 exchange ratio. Dividends per share are the actual amounts per share paid by Wachovia for each period presented. The book value per common share amount was determined by dividing pro forma stockholders’ equity by the sum of (i) Wachovia’s common shares outstanding at June 30, 2005, and (ii) Westcorp’s common shares outstanding at June 30, 2005, as adjusted by the 1.2749 exchange ratio.

(b)	Annualized.

RISK FACTORS
      In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the heading “Forward-Looking Statements” beginning on page [ ● ], you should carefully consider the following risk factors in deciding how to vote on the respective mergers.
Because the Market Price of Wachovia Common Stock May Fluctuate, Westcorp and WFS Shareholders Cannot Be Sure of the Market Value of the Wachovia Common Stock That They Will Receive in the Respective Mergers.
      Upon completion of the Westcorp merger, each share of Westcorp common stock will be converted into the right to receive 1.2749 shares of Wachovia common stock and upon completion of the WFS merger, each share of WFS common stock will be converted into the right to receive 1.4661 shares of Wachovia common stock. The exchange ratios will not be adjusted for changes in the market price of either Wachovia common stock, Westcorp common stock or WFS common stock. Accordingly, any change in the price of Wachovia common stock prior to the completion of the respective mergers will affect the market value of Wachovia common stock that Westcorp and WFS shareholders will receive in the respective mergers. None of us is permitted to terminate the merger agreement or resolicit the vote of shareholders solely because of changes in the market prices of our common stock.
      Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. The prices of Wachovia common stock, Westcorp common stock and WFS common stock at the completion of the respective mergers may vary from their respective prices on the date the merger agreement was executed, the date of this joint proxy statement-prospectus and the date of the respective special shareholders’ meetings. As a result, the value represented by the respective exchange ratios also will vary. For example, based on the range of closing prices of Wachovia common stock during the period from September 9, 2005, the last trading day before public announcement of the mergers, through        ●       , 2005, the exchange ratios represented an indicated value ranging from a high of $[ ● ] to a low of $[ ● ] for each share of Westcorp common stock and an indicated value ranging from a high of $[ ● ] to a low of $[ ● ] for each share of WFS common stock. Because the date the mergers are completed may be later than the dates of the respective special shareholders’ meetings, you will not necessarily know at the time of such meeting the market value of Wachovia common stock that Westcorp and WFS shareholders will receive upon completion of the respective mergers.
Combining Our Companies May Be More Difficult, Costly or Time-Consuming Than We Expect.
      The success of the mergers will depend, in part, on Wachovia’s ability to realize the anticipated benefits from combining Wachovia, Westcorp, Western Financial Bank and WFS. However, to realize these anticipated benefits, Wachovia, Westcorp, Western Financial Bank and WFS must be successfully combined. If Wachovia is not able to achieve these objectives, the anticipated benefits of the mergers may not be fully realized, or may be more costly or take longer to realize than expected.
      Wachovia, Westcorp, Western Financial Bank and WFS have operated, and, until completion of the mergers, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the mergers. As with any merger of financial institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

Regulatory Approvals May Not Be Received, May Take Longer Than Expected or Impose Conditions Which Are Not Presently Anticipated.
      Before the mergers may be completed, various approvals or consents must be obtained from various federal regulatory authorities. For example, the bank conversion and the bank merger must each be approved by the OCC and will be reviewed by the DOJ. Also, the Westcorp merger must be approved by the Federal Reserve Board, or we must receive a waiver of the requirement to receive such approval from the Federal Reserve Board. The OCC will consider, among other factors, the competitive impact of the mergers, the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the OCC will review capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters.
      There can be no assurance as to whether these and any other regulatory approvals, including approval under the HSR Act, or consents will be received within the expected timeframes, if at all, or whether any conditions will be imposed.
Members of Management and the Boards of Directors of Westcorp and WFS Have Interests in the Mergers That May Differ from Your Interests.
      In considering whether to approve the merger agreement and the respective mergers, Westcorp and WFS shareholders should recognize that some of the members of management and the boards of directors of both Westcorp and WFS have interests in the mergers that differ from, or are in addition to, their interests as Westcorp and WFS shareholders, as applicable. These interests include, among others:

•	employment offer letters that Wachovia entered into with six executive officers of Westcorp;

•	Westcorp stock options held by non-employee directors of Westcorp, Western Financial Bank and WFS that will be canceled in exchange for Wachovia common stock in connection with the mergers;

•	indemnification and insurance for officers and directors of Westcorp and WFS against certain liabilities; and

•	other severance benefits.
      The Westcorp and WFS boards were aware of these different or additional interests and considered them, among other matters, in adopting the merger agreement and the respective mergers. For additional information regarding the interests of the members of management and the boards of directors of Westcorp and WFS in connection with the mergers, see “The Merger Agreement— Interests of Certain Persons in the Mergers” on page [ ● ].
Wachovia’s Future Results May Differ Materially from the Pro Forma Financial Information Presented in This Joint Proxy Statement-Prospectus.
      Wachovia’s future results may be materially different from those shown in the pro forma financial information included in this joint proxy statement-prospectus, which only shows the aggregate of our historical results. The charges Wachovia expects to incur in connection with the mergers and its subsequent integration efforts may be higher or lower than currently estimated, depending upon how costly or difficult it is to integrate the companies. Furthermore, these charges may decrease Wachovia’s capital that could be used for income-earning investments in the future.
The Market Price of Wachovia Common Stock after the Mergers May Be Affected by Factors Different from Those Affecting Westcorp Common Stock, WFS Common Stock or Wachovia Common Stock Currently.
      The businesses of Wachovia, Westcorp, Western Financial Bank and WFS differ and, accordingly, Wachovia’s results of operations and the market price of Wachovia’s common stock after the mergers may be affected by factors different from those currently affecting the independent results of operations of each of Wachovia, Westcorp, Western Financial Bank or WFS. For a discussion of the businesses of Wachovia, Westcorp, Western Financial Bank and WFS and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement-prospectus and referred to under “Where You Can Find More Information” on page  ● .
The Merger Agreement Limits Westcorp’s and WFS’ Ability to Pursue Alternatives to the Respective Mergers.
      The merger agreement contains provisions that limit Westcorp’s and WFS’ ability to initiate, solicit or discuss competing third party proposals to acquire all or a significant part of Westcorp or WFS or any of their subsidiaries. In addition, in order to induce Wachovia to enter into the merger agreement, Ernest S. Rady, Westcorp’s and WFS’ Chairman of the Board and Westcorp’s Chief Executive Officer, and certain entities controlled by him, solely in their capacities as Westcorp shareholders, entered into a voting agreement with Wachovia, pursuant to which they agreed to vote 20,890,258 shares of Westcorp common stock beneficially owned by them, representing approximately 40% of the outstanding shares of Westcorp common stock as of the record date, in favor of approval of the merger agreement and the Westcorp merger. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Westcorp from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the mergers, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Westcorp than it might otherwise have proposed to pay. For additional information regarding these limitations, see “The Merger Agreement—Acquisition Proposals by Third Parties” on page [●].
The Securities and Exchange Commission Is Investigating Wachovia’s Relationship With Its Auditor, KPMG LLP.
      As reported in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, the SEC has requested Wachovia to produce certain information concerning any agreements or understandings by which Wachovia referred clients to KPMG LLP during the period January 1, 1997 to November 2003 in connection with an inquiry regarding the independence of KPMG LLP as Wachovia’s outside auditors during such period. Wachovia is continuing to cooperate with the SEC in its inquiry, which is being conducted pursuant to a formal order of investigation entered by the SEC on October 21, 2003. Wachovia believes the SEC’s inquiry relates to certain tax services offered to Wachovia customers by KPMG LLP during the period from 1997 to early 2002, and whether these activities might have caused KPMG LLP not to be “independent” from Wachovia, as defined by applicable accounting and SEC regulations requiring auditors of an SEC-reporting company to be independent of the company. Those SEC regulations require that our annual reports, including the financial statements for the year ended December 31, 2002 incorporated by reference, contain financial statements that are accompanied by a report of independent accountants. Wachovia and/or KPMG LLP received fees in connection with a small number of personal financial consulting transactions related to these services. Although KPMG LLP has confirmed to Wachovia that during all periods covered by the SEC’s inquiry, including the present, KPMG LLP was and is “independent” from Wachovia under applicable accounting and SEC regulations, Wachovia cannot give any assurances as to the outcome of the SEC’s inquiry.

WESTCORP SPECIAL MEETING
      This section contains information provided by Westcorp for Westcorp shareholders about the special shareholders’ meeting Westcorp has called to consider and approve the merger agreement and the Westcorp merger. Westcorp is mailing this joint proxy statement-prospectus to you, as a Westcorp shareholder, on or about [       ●       ], 2005. Together with this joint proxy statement-prospectus, Westcorp is also sending to you a notice of the Westcorp special meeting, and a form of proxy that its board of directors is soliciting for use at the Westcorp special meeting and at any adjournments or postponements of the meeting. The Westcorp special meeting will be held on [       ●       ], 2005 at XX:00 a.m., local time at Westcorp’s corporate headquarters located at 23 Pasteur, Irvine, California 92618.
Matters To Be Considered
      At the Westcorp special meeting, Westcorp shareholders as of the record date will be asked to consider and vote on approval of the merger agreement and the Westcorp merger. Westcorp shareholders will also be asked to vote upon a proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger.
Votes Required; Quorum
      Approval of the merger agreement and the Westcorp merger requires the affirmative vote of a majority of the outstanding shares of Westcorp common stock entitled to vote at the Westcorp special meeting. As a condition to Wachovia’s willingness to enter into the merger agreement, Ernest S. Rady, Westcorp’s and WFS’ Chairman of the Board and Westcorp’s Chief Executive Officer, and certain entities controlled by him, solely in their capacities as Westcorp shareholders, entered into a voting agreement with Wachovia, pursuant to which they agreed to vote 20,890,258 shares of Westcorp common stock beneficially owned by them, representing approximately 40% of the outstanding shares of Westcorp common stock as of the record date, in favor of approval of the merger agreement and the Westcorp merger. If Mr. Rady and the entities controlled by him determine to vote the remaining shares of Westcorp common stock beneficially owned by them, representing approximately [     ●     ]% of the outstanding shares of Westcorp common stock as of the record date, in favor of the merger agreement and the Westcorp merger, the proposal at the Westcorp special meeting to approve the merger agreement and the Westcorp merger will be approved. Approval of the proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies, in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum.
      The presence in person or by proxy of a majority of Westcorp common stock outstanding on the record date and entitled to vote at the Westcorp special meeting will constitute a quorum for purposes of conducting business at the Westcorp special meeting. Abstentions (shareholders who attend the Westcorp special meeting, either in person or by proxy, but abstain from voting) will be counted in determining whether a quorum is present at the Westcorp special meeting; however, abstentions and shares not in attendance and not voted at the Westcorp special meeting, including broker non-votes (shares as to which a broker or nominee does not vote because it has not received voting instructions from the beneficial owners of those shares), will have the same effect as votes against approval of the merger agreement and the Westcorp merger. In addition, abstentions will have the effect of a vote against the proposal to adjourn or postpone the Westcorp special meeting, if necessary, to solicit additional proxies.
      Westcorp’s board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to submit your proxy via the telephone or Internet procedures described under “Voting via Telephone, Internet or Mail” beginning on page [     ●     ].

Proxies; Revocation of Proxies
      You should complete and return the proxy card enclosed with this document, or submit your proxy via the telephone or Internet procedures described below, to ensure that your vote is counted at the Westcorp special meeting, regardless of whether you plan to attend the Westcorp special meeting. If you are a registered shareholder (that is, you hold stock directly registered in your own name) as of the record date, you may also vote by telephone or through the Internet by following the instructions on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee. Brokers that hold shares of Westcorp common stock in nominee or “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the proposals to be considered at the Westcorp special meeting without specific instructions from those customers.
      If your shares are held in the Westcorp Employee Stock Ownership Plan and Salary Savings Plan, which we refer to as the “Plan”, you are entitled to provide written instructions directing the Plan’s trustee how to vote the shares (vested and unvested) allocated to your Plan accounts. As required by the terms of the Plan, the trustee will vote the shares as you direct and will treat any such directions it receives as confidential. Your voting instruction will also be applicable to your proportionate allocation of Plan shares for which timely voting instructions are not provided. This allocation will be made based on a fraction, the numerator of which is the number of shares held in your Plan accounts and the denominator of which is the aggregate number of shares held by all Plan participants in their Plan accounts and for which timely voting instructions are received. Voting by Plan participants will close at Midnight (EST) on [●], 2005.
      If you are a Westcorp shareholder of record, you can revoke your proxy at any time before the vote is taken at the Westcorp special meeting by submitting to Westcorp’s Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the Westcorp special meeting and voting in person. Attendance at the Westcorp special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking Westcorp proxies should be addressed to:
Westcorp
23 Pasteur
Irvine, California 92618
Attention: Corporate Secretary
      If you are a Westcorp shareholder and your shares are held in nominee or “street name”, you should contact your broker or other nominee regarding the revocation of proxies.
      All shares of Westcorp common stock represented by valid proxies that Westcorp receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you are a Westcorp shareholder of record and you sign your proxy card but make no specification regarding how to vote your shares, your proxy will be voted “FOR” approval of the merger agreement and the Westcorp merger and “FOR” approval of the proposal to adjourn or postpone the Westcorp special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Westcorp special meeting to approve the merger agreement and the Westcorp merger.
      Westcorp’s board is presently unaware of any other matters that may be presented for action at the Westcorp special meeting. If other matters do properly come before the Westcorp special meeting, however, Westcorp intends that shares represented by proxies in the form enclosed with this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card.

      Westcorp shareholders should not send in any stock certificates with their proxy cards. The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Westcorp shareholders as soon as practicable after the completion of the mergers.
Solicitation of Proxies
      Westcorp will bear the entire cost of soliciting proxies from its shareholders, except that Wachovia and Westcorp have agreed to each pay one-half of the costs and expenses of preparing, printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the mergers paid to the SEC. In addition to soliciting proxies by mail, Westcorp will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Westcorp common stock and secure their voting instructions, if necessary. Westcorp will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. Westcorp also has made arrangements with Mellon Investor Services to assist in soliciting proxies for approval of the merger agreement and the Westcorp merger and in communicating with shareholders and has agreed to pay customary fees for its services. If necessary, Westcorp also may use several of its directors, officers and regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.
Record Date and Voting Rights
      In accordance with California law, Westcorp’s bylaws and the rules of the NYSE, Westcorp has fixed [     ●     ], 2005 as the record date for determining the Westcorp shareholders entitled to notice of and to vote at the Westcorp special meeting. Only Westcorp shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Westcorp special meeting and any adjournments or postponements of the Westcorp special meeting. At the close of business on the record date, there were [     ●     ] shares of Westcorp common stock outstanding, held by approximately [     ●     ] holders of record. On each matter properly submitted for consideration at the Westcorp special meeting, you are entitled to one vote for each outstanding share of Westcorp common stock you held as of the close of business on the record date.
      As of the record date:

•	Westcorp’s directors and executive officers beneficially owned approximately [ ● ] shares of Westcorp common stock, representing approximately [ ● ]% of the shares entitled to vote at the Westcorp special meeting. Westcorp currently expects that its directors and executive officers will vote the shares of Westcorp common stock they beneficially own “FOR” approval of the merger agreement and the Westcorp merger. Mr. Ernest Rady and certain entities controlled by him, which beneficially owned [ ● ] shares, or approximately [ ● ]% of the shares entitled to vote at the Westcorp special meeting, have agreed in a voting agreement with Wachovia to vote 20,890,258 of such shares, or approximately 40% of the shares entitled to vote at the Westcorp special meeting, “FOR” approval of the merger agreement and the Westcorp merger;

•	subsidiaries of Westcorp, as fiduciaries, custodians or agents, held approximately [ ● ] shares of Westcorp common stock, representing approximately ● % of the shares entitled to vote at the Westcorp special meeting, and maintained sole or shared voting power over approximately [ ● ] of these shares;

•	Wachovia and its directors and executive officers beneficially owned no shares entitled to vote at the Westcorp special meeting (other than shares held as fiduciary, custodian or agent as described below); and

•	subsidiaries of Wachovia, as fiduciaries, custodians or agents, held approximately [ ● ] shares of Westcorp common stock, representing approximately [ ● ]% of the shares entitled to vote at the Westcorp special meeting, and maintained sole or shared voting power over approximately [ ● ] of these shares representing approximately [ ● ]% of the shares entitled to vote at the Westcorp special meeting.

      Other than Mr. Ernest Rady and the entities controlled by him, Westcorp is not aware of any shareholder who was the beneficial owner of more than 5% of the outstanding shares of Westcorp common stock on the record date.
Recommendation of the Westcorp Board
      After careful consideration, the Westcorp board of directors, after its independent evaluation and acting upon the unanimous recommendation of the Westcorp special committee, unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders and approved the merger agreement and the Westcorp merger. The Westcorp board of directors unanimously recommends that Westcorp shareholders vote “FOR” the approval of the merger agreement and the Westcorp merger.
Submitting Proxies via Telephone, Internet or Mail
      Westcorp offers three ways for Westcorp shareholders of record to submit their proxies:
          Option 1—Vote By Telephone:
      Call toll free [1-800-       ●       ] before [midnight (EST), on [       ●       ], 2005 and follow the instructions on the enclosed proxy card.
          Option 2—Vote On the Internet:
      Access the proxy form at [www.       ●       ] before [midnight (EST), on [       ●       ], 2005. Follow the instructions for Internet voting found on that website and on the enclosed proxy card. If you are submitting proxies via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.
          Option 3—Mail Your Proxy Card:
      If you do not wish to submit your proxy by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under “—Proxies; Revocation of Proxies” above. Proxy cards must be received before the time the vote is taken at the Westcorp special meeting.
      The telephone and Internet procedures mentioned above are designed to properly authenticate Westcorp shareholders’ identities and to record accurately and count their proxies.
      If your Westcorp shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the materials you receive from your broker, bank or other nominee, or contact your broker, bank or other nominee to determine your options.

WFS SPECIAL MEETING
      This section contains information provided by WFS for WFS shareholders about the special shareholders’ meeting WFS has called to consider and approve the merger agreement and the WFS merger. WFS is mailing this joint proxy statement-prospectus to you, as a WFS shareholder, on or about [       ●       ], 2005. Together with this joint proxy statement-prospectus, WFS is also sending to you a notice of the WFS special meeting, and a form of proxy that its board of directors is soliciting for use at the WFS special meeting and at any adjournments or postponements of the meeting. The WFS special meeting will be held on [       ●       ], 2005 at XX:00 a.m., local time at WFS’ corporate headquarters located at 23 Pasteur, Irvine, California, 92618.
Matters To Be Considered
      At the WFS special meeting, WFS shareholders as of the record date will be asked to consider and vote on approval of the merger agreement and the WFS merger. WFS shareholders will also be asked to vote upon a proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger.
Votes Required; Quorum
      Approval of the merger agreement and the WFS merger requires the affirmative vote of (a) a majority of the outstanding shares of WFS common stock entitled to vote at the WFS special meeting and (b) a majority of the shares of WFS common stock represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates (including Western Financial Bank). Westcorp has agreed to cause Western Financial Bank, the holder of approximately 84% of the outstanding shares of WFS common stock as of the record date, to vote such shares in favor of approving the merger agreement and the WFS merger. As a result, the merger agreement and the WFS merger will be approved by the majority of the outstanding shares of WFS common stock. However, the shares of WFS common stock owned by Western Financial Bank will not be counted as voting in determining whether the merger agreement and the WFS merger have been approved by a majority of shares represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates. Approval of the proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies, in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger, requires the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum.
      The presence in person or by proxy of a majority of WFS common stock outstanding on the record date and entitled to vote at the WFS special meeting will constitute a quorum for purposes of conducting business at the WFS special meeting. Abstentions (shareholders who attend the WFS special meeting, either in person or by proxy, but abstain from voting)will be counted as present at the WFS special meeting for purposes of determining whether a quorum is present at the WFS special meeting.
      Abstentions and shares not in attendance and not voted at the WFS special meeting, including broker non-votes (shares as to which a broker or nominee does not vote because it has not received voting instructions from the beneficial owners of those shares), will have the same effect as votes against approval of the merger agreement and the WFS merger for purposes of determining approval by a majority of the outstanding shares of WFS common stock. Abstentions and shares not in attendance and not voted at the WFS special meeting, including broker non-votes, will not have any effect for determining approval by a majority of shares represented and voting at the WFS special meeting by shareholders other than Westcorp and its affiliates (including Western Financial Bank). In addition, abstentions will have the effect of a vote against the proposal to adjourn or postpone the WFS special meeting, if necessary, to solicit additional proxies.

      WFS’ board urges WFS shareholders to complete, date and sign the enclosed proxy and return it promptly in the enclosed, postage-paid envelope or, alternatively, to submit your proxy via the telephone or Internet procedures described under “Voting via Telephone, Internet or Mail” beginning on page [       ●       ].
Proxies; Revocation of Proxies
      If you are a WFS shareholder, you should complete and return the proxy card enclosed with this document to ensure that your vote is counted at the WFS special meeting, regardless of whether you plan to attend the WFS special meeting. If you are a registered shareholder (that is, you hold stock directly registered in your own name) as of the record date, you may also vote by telephone or through the Internet by following the instructions on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee. Brokers that hold shares of WFS common stock in nominee or “street” name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the proposals to be considered at the WFS special meeting without specific instructions from those customers.
      If you are a WFS shareholder of record, you can revoke your proxy at any time before the vote is taken at the WFS special meeting by submitting to WFS’ Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the WFS special meeting and voting in person. Attendance at the WFS special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking WFS proxies should be addressed to:
WFS Financial Inc
23 Pasteur
Irvine, CA 92618
Attention: Corporate Secretary
      If you are a WFS shareholder and your shares are held in nominee or “street name”, you should contact your broker or other nominee regarding the revocation of proxies.
      All shares of WFS common stock represented by valid proxies that WFS receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you are a WFS shareholder of record and you sign your proxy card but make no specification regarding how to vote your shares, your proxy will be voted “FOR” approval of the merger agreement and the WFS merger and “FOR” approval of the proposal to adjourn or postpone the WFS special meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the WFS special meeting to approve the merger agreement and the WFS merger.
      WFS’ board is presently unaware of any other matters that may be presented for action at the WFS special meeting. If other matters do properly come before the WFS special meeting, however, WFS intends that shares represented by proxies in the form enclosed with this joint proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card.
      WFS shareholders should not send in any stock certificates with their proxy cards. The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to WFS shareholders as soon as practicable after the completion of the mergers.
Solicitation of Proxies
      Westcorp will bear the entire cost of soliciting proxies, except that Westcorp and Wachovia have agreed to each pay one-half of the costs and expenses of preparing, printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the mergers paid to the SEC. In addition to soliciting proxies by mail, WFS will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of WFS common stock and secure their voting instructions, if necessary. Westcorp will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. Westcorp has also made arrangements with Mellon Investor Services to help in soliciting proxies for approval of the merger agreement and the WFS merger and in communicating with shareholders and has agreed to pay customary fees for its services. If necessary, WFS may also use several of its directors, officers and regular employees, who will not be specially compensated, to solicit proxies from its shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.
Record Date and Voting Rights
      In accordance with California law, WFS’ bylaws and Nasdaq rules, WFS has fixed [       ●       ], 2005, as the record date for determining the WFS shareholders entitled to notice of and to vote at the WFS special meeting. Only WFS shareholders of record at the close of business on the record date are entitled to notice of and to vote at the WFS special meeting and any adjournments or postponements of the WFS special meeting. At the close of business on the record date, there were [       ●       ] shares of WFS common stock outstanding, held by approximately [       ●       ] holders of record. On each matter properly submitted for consideration at the WFS special meeting, WFS shareholders are entitled to one vote for each outstanding share of WFS common stock held by them as of the close of business on the record date.
      As of the record date:

•	WFS’ directors and executive officers beneficially owned approximately [ ● ] shares of WFS common stock, representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting. WFS currently expects that its directors and executive officers will vote the shares of WFS common stock they beneficially own “FOR” approval of the merger agreement and the WFS merger. In addition, Westcorp’s directors and executive officers and Western Financial Bank’s directors and executive officers beneficially owned approximately [ ● ] shares of WFS common stock, representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting. The directors and executive officers of Westcorp’s subsidiaries, other than Western Financial Bank and WFS, beneficially owned approximately [ ● ] shares of WFS common stock, representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting (not including shares already included in this paragraph);

•	Western Financial Bank owned 34,447,772 shares of WFS common stock, representing approximately 84% of the shares entitled to vote at the WFS special meeting. Westcorp has agreed to cause Western Financial Bank to vote those shares of WFS common stock it beneficially owns “FOR” approval of the merger agreement and the WFS merger;

•	Westcorp, Western Financial Bank and WFS, as fiduciaries, custodians or agents, (a) held approximately [ ● ] shares of WFS common stock, representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting, and (b) maintained sole or shared voting power over approximately [ ● ] of these shares representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting;

•	neither Westcorp nor any of its subsidiaries, other than Western Financial Bank, owned any shares of WFS common stock;

•	Wachovia and its directors and executive officers beneficially owned no shares entitled to vote at the WFS special meeting (other than shares held as fiduciary, custodian or agent as described below); and

•	subsidiaries of Wachovia, as fiduciaries, custodians or agents, held a total of approximately [ ● ] shares of WFS common stock, representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting, and maintained sole or shared voting power over approximately [ ● ] of these shares representing approximately [ ● ]% of the shares entitled to vote at the WFS special meeting.

      For purposes of determining whether a majority of WFS shareholders represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates (including Western Financial Bank), vote in favor of approving the merger agreement and the WFS merger, the shares listed in the first two bullet points above and the shares in clause (b) of the third bullet point above with respect to which Westcorp, Western Financial Bank or WFS exercises the power to vote those shares will not be counted as voting.
      Other than Western Financial Bank, WFS is not aware of any shareholder who was the beneficial owner of more than 5% of the outstanding shares of WFS common stock on the record date.
Recommendation of the WFS Board
      After careful consideration, the WFS board of directors, after its independent evaluation and acting upon the unanimous recommendation of the WFS special committee, unanimously determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and its shareholders, other than Western Financial Bank and its affiliates, and approved the merger agreement and the WFS merger. The WFS board of directors unanimously recommends that WFS shareholders, other than Western Financial Bank and its affiliates, vote “FOR” the approval of the merger agreement and the WFS merger.
      See “Recommendation of the WFS Board of Directors; WFS’ Reasons for the WFS Merger” beginning on page [       ●       ] for a more detailed discussion of the WFS board’s recommendation with regard to the merger agreement and the WFS merger.
Submitting Proxies via Telephone, Internet or Mail
      WFS offers three ways for WFS shareholders of record to submit their proxies:

•	Option 1—Vote by Telephone:
      Call toll free [1-800-       ●       ] before [midnight (EST)] on [       ●       ], 2005 and follow the instructions on the enclosed proxy card.

•	Option 2—Vote on the Internet:
      Access the proxy form at [www.       ●       ] before [midnight (EST)] on [       ●       ], 2005. Follow the instructions for Internet voting found there and on the enclosed proxy card. If you are submitting proxies via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.

•	Option 3—Mail your Proxy Card:
      If you do not wish to submit your proxy by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under “—Proxies; Revocation of Proxies” above. Proxy cards must be received before the time the vote is taken at the WFS special meeting.
      The telephone and Internet procedures mentioned above are designed to properly authenticate WFS shareholders’ identities and to accurately record and count their proxies.
      If your WFS shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the materials you receive from your broker, bank or other nominee, or contact your broker, bank or other nominee to determine your options.

THE MERGERS
      The following discussion describes certain material information about the mergers. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinions attached as Appendices to this document, for a more complete understanding of the mergers.
      Wachovia’s board of directors has approved the merger agreement and the mergers, and the Westcorp and WFS boards of directors, at the recommendation of their respective special committees, have approved the merger agreement and the respective mergers. The merger agreement provides for combining our companies through the Westcorp merger, the bank conversion, the bank merger, and the WFS merger.
      When the Westcorp merger is completed, Westcorp shareholders will receive 1.2749 shares of Wachovia common stock for each share of Westcorp common stock. When the WFS merger is completed, WFS shareholders (other than Western Financial Bank, Westcorp, Wachovia or any of their respective subsidiaries (other than certain shares held on behalf of third parties) and WFS shareholders who properly exercise their dissenters’ rights, to the extent available) will receive 1.4661 shares of Wachovia common stock for each share of WFS common stock held on completion of the WFS merger. Shares of Wachovia common stock issued and outstanding at the completion of the mergers will remain outstanding and those stock certificates will be unaffected by the mergers. Wachovia’s common stock will continue to trade on the NYSE under the Wachovia Corporation name with the symbol “WB” following the mergers.
      Please see “The Merger Agreement” beginning on page  ● for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the mergers and the provisions for terminating or amending the merger agreement.
Background of the Mergers
      In 1988, WFS was incorporated as a wholly owned consumer finance subsidiary of Western Financial Bank to provide non-prime automobile finance services, a market not serviced by Western Financial Bank’s automobile finance division. In 1995, Western Financial Bank transferred its automobile finance division and related assets to WFS, and WFS sold approximately 20% of its shares in a public offering. Western Financial Bank owns approximately 84% of the common stock of WFS.
      On July 17, 2002, Westcorp announced a proposal, which we refer to as the “2002 proposal”, authorized by a special committee of Westcorp’s independent directors, to combine Westcorp and WFS, whereby the WFS shareholders, other than Western Financial Bank, would have received, in exchange for each share of WFS common stock, 0.9204 of a share of Westcorp common stock. In response to the 2002 proposal, WFS formed a special committee consisting of the one WFS director who was not a director of Westcorp and Western Financial Bank. The WFS independent director special committee hired its own financial advisor and outside legal counsel to advise it in its evaluation of the 2002 proposal. Discussions between the two special committees and their advisors ensued. However, the two special committees ultimately were unable to reach agreement on a mutually acceptable exchange ratio for the proposed transaction and, on September 26, 2002, Westcorp withdrew the 2002 proposal and terminated discussions with the WFS independent director special committee.
      Western Financial Bank operates as a federal savings bank under the regulation of the OTS. In a series of discussions with representatives of the OTS in late 2003 and extending into the first quarter of 2004, representatives of the OTS increasingly encouraged Western Financial Bank to seek a charter that would better fit Western Financial Bank’s business model, which focused on the continuing growth of its automobile finance and commercial banking businesses. In light of the concerns regarding the OTS’ potential responses if Western Financial Bank did not promptly take action consistent with the OTS recommendation, during the first quarter of 2004, Western Financial Bank and Westcorp considered a number of options, including a non-OTS federal bank charter, converting to a California state commercial bank, an industrial loan charter for WFS and the possible sale of Westcorp through a merger or similar transaction. As part of the process of evaluating the merits of the various options, Western Financial Bank management had discussions with federal and state regulators concerning charter alternatives for Western

Financial Bank. Management ultimately concluded that converting Western Financial Bank to a California state commercial bank was the most desirable of the viable options, in part, because it would enable Western Financial Bank to more fully use its low cost deposits to fund its automobile contracts and commercial loan portfolios.
      At meetings held on March 29, 2004, management informed the Westcorp, Western Financial Bank and WFS boards of directors that, if Western Financial Bank went forward and obtained a California state commercial bank charter, WFS would lose the federal exemption it has from state licensing requirements as a direct and indirect lender based on Western Financial Bank’s existing charter. However, management noted that a merger of WFS into Western Financial Bank at the time of conversion would avoid the burden of WFS needing to comply with substantially all of these state licensing requirements in the states in which WFS conducts business. At their respective meetings, the directors of Westcorp and Western Financial Bank authorized management to begin the preliminary work necessary for applying for approval of the conversion of Western Financial Bank to a California state commercial bank. Each of the boards of directors also unanimously determined that, in connection with the conversion of Western Financial Bank to a California state commercial bank, it would be desirable for Westcorp and Western Financial Bank to explore with WFS whether or not the companies could agree upon the terms of a merger in which the publicly-owned minority shares of WFS would be exchanged for Westcorp stock, which we refer to as the “2004 merger”.
      The boards of Westcorp and Western Financial Bank established the Westcorp special committee, consisting of Robert Barnum and Charles Scribner, neither of whom was an officer of Westcorp or a director or officer of WFS, to explore the merger opportunity with WFS and, in the event discussions were fruitful, to negotiate the terms of the transaction and all necessary agreements, including a merger agreement on behalf of Westcorp and Western Financial Bank. In establishing the Westcorp special committee, the Westcorp board of directors was aware of, and had previously evaluated (through Westcorp’s and Western Financial Bank’s Corporate Governance, Nominating and Audit Committees) Mr. Scribner’s position as an outside director of Insurance Company of the West (an insurance company controlled by Ernest S. Rady, WFS’ chairman of the board, and Westcorp’s and Western Financial Bank’s chairman of the board and chief executive officer, which insurance company owns approximately 7.4% of the outstanding shares of Westcorp common stock). In addition, Westcorp and Western Financial Bank’s Corporate Governance, Nominating and Audit Committees were aware of, and had previously evaluated, the fact that Mr. Scribner is a passive investor in an investment fund managed by American Assets Investment Management, LLC, a management company controlled by Mr. Rady and his son that owns approximately 36% of the outstanding shares of Westcorp common stock. Mr. Scribner’s investment represents less than 1% of the total fund value and Mr. Scribner has no ability to control the investment of any fund assets. In evaluating Mr. Scribner’s independence, Westcorp and Western Financial Bank’s Corporate Governance, Nominating and Audit Committees previously determined that the matters discussed above were not material and that Mr. Scribner met the criteria for independence established by the NYSE and the SEC. In addition, the Westcorp and Western Financial Bank boards of directors previously determined that the matters discussed above were not material for purposes of Mr. Scribner’s appointment to the Westcorp special committee. The Westcorp special committee selected Morrison & Foerster LLP as its special outside legal counsel and Credit Suisse First Boston LLC as its financial advisor.
      In response to the action taken by Westcorp and Western Financial Bank at their March 29, 2004 board meetings, on March 30, 2004, the board of directors of WFS established the WFS special committee, consisting of Ronald Simon and Fredricka Taubitz, neither of whom was an officer of WFS, a director or officer of Westcorp or Western Financial Bank or a member of the WFS special committee formed to evaluate the 2002 proposal discussed above. The WFS board resolutions appointing the WFS special committee gave the WFS special committee the power to hire its own legal and financial advisors to assist it in evaluating and negotiating the terms of a potential transaction. In addition, the WFS board resolutions gave the WFS special committee the authority to discuss and negotiate with the Westcorp special committee, including responding to any proposal from the Westcorp special committee concerning the terms of a potential transaction, determining whether a proposed transaction with Westcorp and Western Financial Bank was in the best interests of WFS shareholders who were unaffiliated with Westcorp and its affiliates and negotiating a definitive agreement concerning the transaction. After interviewing three nationally recognized investment banks and three nationally recognized law firms, the WFS special committee selected Deutsche Bank as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its special outside legal counsel.
      In establishing the WFS special committee, the WFS board of directors was aware of, and had previously evaluated (through WFS’ Corporate Governance, Nominating and Audit Committees), Ms. Taubitz’s position as an outside director of Insurance Company of the West (an insurance company controlled by Mr. Rady (WFS’ chairman of the board, and Westcorp’s and Western Financial Bank’s chairman of the board and chief executive officer, which insurance company owns approximately 7.4% of the outstanding shares of Westcorp common stock). In addition, for a period of approximately five years beginning in 1976, Ms. Taubitz was an audit partner at Coopers & Lybrand, responsible for auditing the financial statements of Insurance Company of the West and its parent, Western Insurance Holdings, Inc. WFS’ Corporate Governance, Nominating and Audit Committees were also aware of, and had previously evaluated, the fact that Ronald Simon has known Mr. Rady for approximately 33 years and has, from time to time, served as an outside director in real estate partnerships in which Mr. Rady is an investor. Mr. Simon receives an annual fee of approximately $350 for each partnership on which he serves as a director. Mr. Simon has not had any other financial interest in any of the partnerships. In addition, Mr. Simon is a passive investor in an investment fund managed by American Assets Investment Management, LLC, a management company controlled by Mr. Rady and his son that owns approximately 36% of the outstanding shares of Westcorp common stock. Mr. Simon’s investment in the fund represents less than 1% of the total fund value and Mr. Simon has no ability to control the investment of any fund assets. In evaluating Ms. Taubitz’s and Mr. Simon’s independence, WFS’ Corporate Governance, Nominating and Audit Committees previously determined that the matters discussed above were not material and that each of Ms. Taubitz and Mr. Simon met the criteria for independence established by Nasdaq and the SEC. In addition, WFS’ board of directors determined that the matters discussed above were not material for purposes of Ms. Taubitz’s and Mr. Simon’s appointment to the WFS special committee.
      On April 27, 2004, the WFS special committee held a meeting with its legal and financial advisors. The WFS special committee discussed its duties and obligations and how it envisioned moving forward in light of Westcorp’s expression of interest. As part of that discussion, the WFS special committee reviewed its independence, including those matters regarding the WFS special committee members discussed in the preceding paragraph, as well as the independence of its legal and financial advisors. The WFS special committee discussed the prior representation by its legal advisor of the underwriters for two common stock offerings by Westcorp. The WFS special committee also discussed its financial advisor’s role as manager of several asset-backed securitizations by WFS and the fact that its financial advisor had funded letters of credit and warehouse facilities for WFS from time to time. Finally, the WFS special committee discussed the fact that two of the bankers on its financial advisor’s team had in the past, while working at Credit Suisse First Boston, represented Westcorp in unrelated matters. The WFS special committee concluded that none of these prior engagements interfered with the ability of its legal and financial advisors to provide independent advice to the WFS special committee. The WFS special committee spent the balance of the day discussing background information about WFS, Western Financial Bank and Westcorp.
      Beginning in April 2004 through May 23, 2004, each of the Westcorp and WFS special committees held numerous meetings with its respective legal and financial advisors. During this period, the Westcorp special committee, together with its legal and financial advisors, negotiated with the WFS special committee, together with its legal and financial advisors, proposed exchange ratios and terms of a proposed merger agreement. The Westcorp special committee initially offered to complete the 2004 merger at an exchange ratio of 1.03 (that is, each outstanding share of WFS common stock held by WFS shareholders, other than Western Financial Bank, would be converted into the right to receive 1.03 shares of Westcorp common stock). Following a lengthy series of negotiations, the respective special committees agreed upon an exchange ratio of 1.11. On May 23, 2004, each of the boards of directors of Westcorp and WFS, based on the recommendation of their respective special committees, approved and executed a merger agreement, which we refer to as the “2004 merger agreement”. Pursuant to the terms of the 2004 merger agreement, the 2004 merger was conditioned upon the conversion of Western Financial Bank to a California state commercial bank, the receipt of regulatory approvals and the requisite approval of WFS’ shareholders, including approval by a majority of WFS’ outstanding shares other than shares controlled by Westcorp or its affiliates.
      Following the May 23, 2004 approval by the boards of directors of Westcorp and WFS, the parties began the process of obtaining the necessary approvals to effect the conversion of Western Financial Bank to a California state commercial bank and to consummate the 2004 merger with WFS, which we collectively refer to as the “WFS reorganization”. The required applications and notices were filed on May 27, 2004 with the California Department of Financial Institutions, or the “DFI”, the Federal Deposit Insurance Corporation, or the “FDIC”, and the OTS and Westcorp’s draft application for Westcorp and certain of its shareholders, including American Assets, Inc., to become bank holding companies in connection with the WFS reorganization, was filed with the Federal Reserve Board. On July 1, 2004, Western Financial Bank received notice from the OTS that it approved Western Financial Bank’s application regarding the conversion, subject to the receipt of all other required regulatory approvals. On October 14, 2004, the DFI approved Western Financial Bank’s application regarding the conversion, subject to the satisfaction of certain conditions and, on October 26, 2004, Westcorp received notice that the FDIC approved the application to merge WFS into Western Financial Bank, subject to the satisfaction of certain conditions. On July 16, 2004, Westcorp filed a registration statement (which included WFS’ preliminary proxy statement) with the SEC in connection with the WFS reorganization.
      From July 2004 through August 2005, Westcorp received and responded to numerous requests for information from the Federal Reserve Board in processing Westcorp’s draft application to become a bank holding company, the last regulatory approval needed in connection with the WFS reorganization. Towards the end of 2004, as a result of Westcorp’s communications with the Federal Reserve Board, Westcorp became concerned about the perceived delay in obtaining approval on the draft application. In requests made by, and meetings with, the Federal Reserve Board, the Federal Reserve Board focused on, among other things, the fact that Western Financial Bank operates in a single, as opposed to a more diverse, line of business, the fact that the single line of business is the non-prime auto-finance business, the adequacy of Western Financial Bank’s capital, as well as the nature and activities of various insurance companies that are subsidiaries of American Assets, Inc., including Insurance Company of the West.
      On December 14, 2004, the Westcorp board of directors held a meeting to discuss the status of the WFS reorganization. Based on (i) the process with the Federal Reserve Board and the declining prospects for obtaining the Federal Reserve Board approval necessary to permit the conversion of Western Financial Bank to a California state commercial bank and remove the OTS as the primary regulator of Western Financial Bank and (ii) concerns regarding possible actions the OTS could take, such as imposing restrictions on Westcorp’s, Western Financial Bank’s or WFS’ business, if Western Financial Bank did not take action consistent with OTS’ encouragement that Western Financial Bank seek a different charter, the Westcorp board of directors authorized Westcorp management to explore potential contingent restructuring alternatives in the event that the necessary approvals to effect the conversion of Western Financial Bank to a California state commercial bank could not be obtained and the 2004 merger could not go forward as planned.
      On February 28, 2005, the 2004 merger agreement became terminable at any time by Westcorp or WFS without penalty because the transactions contemplated by that agreement had not been completed, primarily because of the failure to obtain regulatory approval from the Federal Reserve Board by that date.
      On March 3, 2005, Westcorp management presented the Westcorp board of directors with an overview of potential restructuring alternatives, which included the possibility of divesting Western Financial Bank or the sale of Westcorp. To better understand the potential tax, regulatory and state licensing issues associated with each of these alternatives, the Westcorp board of directors requested that Westcorp management conduct further research on each of the potential alternatives.
      On March 11, 2005, Westcorp management, along with representatives from Morrison & Foerster, provided the Westcorp board of directors a summary of possible contingent restructuring alternatives. The Westcorp board of directors then determined that Westcorp management should interview various investment banking firms regarding a potential engagement to assist Westcorp with the evaluation and possible implementation of the contingent restructuring alternatives, and report back to the Westcorp board of directors. On that same day, Westcorp publicly announced that the process of obtaining the approval of the Federal Reserve Board to become a bank holding company was taking longer than expected and, as a result, Westcorp believed that the proposed conversion would not occur, if at all, until the latter half of 2005. Westcorp also announced that WFS had begun the process of obtaining state licenses and that Westcorp was exploring alternatives in the event that the WFS reorganization could not go forward as planned.
      On March 22, 2005, Westcorp management reported back to the Westcorp board of directors regarding its discussions with various investment banking firms. The Westcorp board of directors then determined that management should take the appropriate next steps, including engaging a financial advisor, to assist Westcorp in evaluating the contingent restructuring alternatives. Westcorp subsequently engaged Credit Suisse First Boston for this purpose. At the March 22, 2005 meeting, the Westcorp board of directors also considered expanding the role of the existing Westcorp special committee (consisting of Messrs. Barnum and Scribner) to include handling those aspects of a potential transaction that could involve negotiations between Westcorp and WFS, although no formal board action in this respect was taken at this time.
      Beginning on April 4, 2005, Credit Suisse First Boston, at the direction of Westcorp, contacted 15 parties (including Wachovia) to assess, on a preliminary basis, their interest in entering into discussions regarding a potential strategic business combination with Westcorp. Of these 15 parties, eight potential bidders (including Wachovia) entered into confidentiality and standstill agreements and were provided with a confidential information memorandum regarding Westcorp and its subsidiaries, including WFS.
      Between April 18 and April 27, 2005, each of the eight potential bidders was invited to submit a preliminary, non-binding indication of interest to acquire all of the outstanding shares of Westcorp common stock. The invitations requested that preliminary proposals outline, among other things, significant factors or assumptions applicable to such proposal, including the bidder’s intent with respect to the interest in WFS not held by Westcorp and whether the acquisition of that minority interest would be a condition to the bidder’s proposed transaction. Two of the eight potential bidders voluntarily withdrew from the process prior to submitting preliminary indications of interest.
      Six bidders submitted preliminary, non-binding indications of interest between April 29, 2005 and May 3, 2005. The indications of interest included bids that ranged from $40 to $58 per share for Westcorp common stock and from $40 to $58.27 per share for WFS common stock (excluding shares of WFS held by Western Financial Bank). Of the six preliminary indications of interest, two were all cash offers and four were stock offers (some with cash components). In addition, one of the all cash bidders, which we refer to as the “going private bidder”, proposed a going private structure, as more fully described below.
      Wachovia, which was advised by Wachovia Capital Markets LLC and Goldman Sachs & Co., submitted its preliminary, non-binding indication of interest on May 2, 2005. Wachovia’s preliminary bid contemplated a transaction for both Westcorp common stock and WFS common stock not owned by Western Financial Bank. Wachovia’s preliminary bid stated that, subject to satisfying certain conditions, it was willing to offer a range of $56-58 (primarily in Wachovia common stock) for each outstanding share of Westcorp common stock and $56.26-58.27 (primarily in Wachovia common stock) for each outstanding share of WFS common stock (excluding shares of WFS held by Western Financial Bank). In addition, on May 3, 2005, the going private bidder stated in its preliminary, non-binding indication of interest that, subject to satisfying certain conditions, it was proposing a structure pursuant to which it would purchase for $50-54 in cash each of the outstanding shares of Westcorp common stock (other than shares of

Westcorp owned by Mr. Rady or entities controlled or owned by him). The going private bidder’s preliminary indication of interest further proposed to partner with Mr. Rady in the surviving entity on such matters as management, board composition, voting rights and transfer restrictions. The going private bidder’s preliminary indication of interest was one of the lowest preliminary indications of interest received as of May 3, 2005.
      On May 6, 2005, Credit Suisse First Boston provided Westcorp with an update regarding the ongoing sale process and the preliminary, non-binding indications of interest that had been submitted and, from May 6 through the end of May 2005, Westcorp continued to assess the indications of interest that had been received, the viability of the 2004 merger and the status of discussions with the Federal Reserve Board. Throughout the period that Westcorp was considering and evaluating the contingent restructuring alternatives, Westcorp continued to respond to inquiries and requests for information from the Federal Reserve Board in connection with Westcorp’s draft application to become a bank holding company. At Westcorp management’s request, Credit Suisse First Boston scheduled meetings with five bidders, including Wachovia, to meet with Westcorp’s management to discuss the preliminary, non-binding indications of interest that each bidder had submitted.
      From May 31, 2005 through June 9, 2005, each of the five bidders met with Mr. Rady, Westcorp’s chairman of the board and chief executive officer, and Thomas A. Wolfe, Westcorp’s president (who are also WFS’ chairman of the board and president, respectively), together with a representative of Credit Suisse First Boston, concerning the preliminary indications of interest each bidder had previously submitted to Westcorp.
      On June 1, 2005, at Wachovia’s corporate headquarters, G. Kennedy Thompson, Wachovia’s chairman and chief executive officer, Robert McGee, chief financial officer and chief administrative officer of Wachovia’s general banking group, and Carlos Evans, executive vice president of Wachovia’s wholesale banking group, made a presentation to Westcorp’s chairman of the board and chief executive officer and president, together with a representative of Credit Suisse First Boston, regarding Wachovia.
      Between June 13, 2005 and July 1, 2005, representatives from each of the bidders, other than the going private bidder, were invited to conduct a due diligence review of Westcorp and its subsidiaries (including WFS), including meeting with Westcorp and WFS management. During this period, Westcorp established a data room and prepared for due diligence meetings with the bidders, and requested that Morrison & Foerster commence drafting a form of merger agreement to be distributed to each of the bidders.
      On July 13, 2005, the going private bidder submitted a revised non-binding indication of interest, increasing its offer to $61 in cash for each outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him). The going private bidder’s revised indication of interest indicated that it proposed to structure the transaction by partnering with Mr. Rady, forming a new entity (pursuant to which Mr. Rady would contribute Westcorp shares directly or indirectly held by him and the going private bidder would contribute cash), and then having the new entity merge with Westcorp. Based on the going private bidder’s revised indication of interest, the going private bidder was invited to conduct a due diligence review of Westcorp and its subsidiaries (including WFS), including meeting with Westcorp and WFS management.
      Between July 10 and July 25, 2005, each of the remaining four bidders (one of the previous five bidders having voluntarily withdrawn from the process), including Wachovia, conducted due diligence investigations of Westcorp and its subsidiaries (including WFS), including reviewing the materials included in the data room and participating in presentations by Westcorp and WFS management.
      At the meeting of the Westcorp board of directors on July 21, 2005, the Westcorp board discussed the status of the proposals of the various bidders. The Westcorp board discussed the nature and substance of the transaction being proposed by the going private bidder and, in light of the proposal’s different treatment of Mr. Rady in comparison to Westcorp’s other shareholders, the Westcorp board determined to expand the role of the Westcorp special committee and have the Westcorp special committee assume the process of considering the current contingent restructuring alternatives and make its recommendation to the Westcorp board of directors as to which alternative transaction was in the best interests of Westcorp’s shareholders (other than Mr. Rady or entities controlled or owned by him). In expanding the role of the Westcorp special committee, the Westcorp board of directors was aware of, and had previously evaluated, the independence of the members of the Westcorp special committee (through Westcorp’s and Western Financial Bank’s Corporate Governance, Nominating and Audit Committees) as discussed above.
      On July 26, 2005, the Westcorp special committee met to discuss the contingent restructuring alternatives and, as its first order of business, considered the appointment of advisors for the Westcorp special committee. After a lengthy discussion evaluating both Morrison & Foerster and Credit Suisse First Boston and their respective roles in connection with the contingent restructuring alternatives, the Westcorp special committee determined that neither advisor’s independence had been impaired in connection therewith and appointed Morrison & Foerster as the legal advisor and Credit Suisse First Boston as the financial advisor to the Westcorp special committee. After Morrison & Foerster outlined the fiduciary duties applicable to the members of the Westcorp special committee, Credit Suisse First Boston reviewed with the Westcorp special committee the process to date, including the bidders initially contacted and the history of the indications of interest received. Credit Suisse First Boston also outlined a proposed schedule for obtaining final bids from the current bidders. The Westcorp special committee authorized Credit Suisse First Boston to continue discussions with the bidders according to the proposed schedule.
      During the period commencing on July 26, 2005 until the merger agreement with Wachovia was executed on September 12, 2005, the Westcorp special committee held over 25 meetings in person or by telephone.
      On or about July 26, 2005 and July 27, 2005, the going private bidder’s legal advisors contacted Morrison & Foerster, requesting that the Westcorp special committee approve a waiver to the standstill provisions of the confidentiality agreement to permit the going private bidder to enter into discussions with Mr. Rady regarding its proposal and to agree on the terms of such proposal. On July 28, 2005, the Westcorp special committee agreed to a limited waiver of the standstill provisions. Pursuant to the limited waiver, the going private bidder was permitted to enter into discussions with Mr. Rady regarding its proposal, but the going private bidder was not permitted to reach any agreement with Mr. Rady without the prior consent of the Westcorp special committee.
      On or about July 27, 2005, final bid process letters and the initial draft of the merger agreement were distributed to the four bidders that remained (including Wachovia and the going private bidder). The final bid process letter instructed each of the bidders to outline, among other things, significant factors or assumptions applicable to its proposal, to incorporate any details and critical assumptions that such bidder believed to be important to its valuation and, in the event that the proposal required the acquisition of the minority interest in WFS to be a condition to the acquisition of Westcorp, to specifically indicate how such acquisition was to be structured. The final bid process letters stated that bids were to be submitted prior to the close of business on August 8, 2005.
      On August 8, 2005, three bids were received (one of the previous four bidders having voluntarily withdrawn from the process), including bids from each of Wachovia and the going private bidder, along with each bidder’s initial comments on the proposed merger agreement that had previously been distributed.
      Wachovia’s August 8 bid letter stated that, subject to satisfactory completion of confirmatory due diligence, it was willing to offer a fixed exchange ratio of 1.254 shares of Wachovia common stock for each outstanding share of Westcorp common stock (that, based on Wachovia’s closing stock price on August 5, 2005, had an indicated value of $62 per outstanding share of Westcorp common stock). Wachovia stated that it was also willing to offer a fixed exchange ratio of 1.287 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank (that, based on Wachovia’s closing stock price on August 5, 2005, had an indicated value of $63.61 per outstanding share of WFS common stock, excluding shares of WFS held by Western Financial Bank). Wachovia’s August 8 bid letter also stated that, because it was proposing to purchase WFS shares directly as part of the overall transaction, the 2004 merger agreement should be terminated. In addition, Wachovia stated that the form of consideration would be 100% Wachovia common stock, or it would be willing to consider including a cash election component to enable shareholders to elect to receive a mix of common stock and cash, with cash not to exceed 25% of the consideration for each of the Westcorp and WFS transactions. Wachovia’s August 8 bid letter also included its comments to the proposed merger agreement which indicated that Wachovia would require certain of Westcorp’s shareholders to enter into a voting agreement to vote in favor of the Wachovia transaction.
      The going private bidder’s August 8, 2005 bid letter stated that, subject to satisfactory completion of confirmatory due diligence and reaching agreement with Mr. Rady, it was willing to offer $61 in cash for each outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him). The August 8 bid letter also stated that the going private bidder would require the 2004 merger agreement to remain outstanding and be amended to extend the termination date and provide for cash consideration to be paid to WFS shareholders other than Western Financial Bank, as opposed to stock, depending on the timing of the merger of WFS into Western Financial Bank. The going private bidder further proposed that the 1.11 exchange ratio set forth in the 2004 merger agreement not to be amended (which exchange ratio, based on the $61 per share cash offer for each share of Westcorp common stock, resulted in an offer of $67.71 per share in cash for each outstanding share of WFS common stock, excluding shares of WFS held by Western Financial Bank).
      The third bidder submitted an all cash bid for Westcorp and its subsidiaries that, subject to satisfactory completion of confirmatory due diligence, proposed a price per share for Westcorp common stock that was lower than the respective bids of both Wachovia and the going private bidder.
      On August 9, 2005, the Westcorp special committee, together with its legal and financial advisors, held a meeting to discuss the three bids that had been received the prior day. Credit Suisse First Boston reviewed the financial terms of the three bids and related matters. Representatives of Morrison & Foerster then reviewed the material legal terms and conditions presented by the comments received from each of the bidders on the proposed merger agreement. Based on, among other things, the information reviewed by the Westcorp special committee, including the amount and kind of consideration offered by the three bidders, the Westcorp special committee determined that only Wachovia and the going private bidder should be invited to conduct confirmatory due diligence at that time, but that if the third bidder were to increase its offer, the Westcorp special committee could then decide whether to invite the third bidder to conduct confirmatory due diligence.
      In early August 2005, Westcorp advised the WFS board of directors, as well as the WFS special committee and its legal and financial advisors that the Westcorp special committee had entered into discussions with a third party concerning a possible transaction in which the third party would acquire all of the outstanding shares of Westcorp and that it may be appropriate for the WFS board of directors to consider expanding the authority of the WFS special committee in light of the Westcorp sale process. At a meeting held on August 12, 2005, the WFS board of directors determined to expand the authority of the WFS special committee to authorize it, on behalf of WFS shareholders other than Westcorp and its affiliates, to enter into discussions with Westcorp and any third party involved in any potential acquisition of Westcorp and to review, evaluate, negotiate and make recommendations to the WFS board and the WFS minority shareholders with respect to any potential third party acquisition of Westcorp, including any amendment or modification of the 2004 merger agreement. In expanding the role of the WFS special committee, the WFS board of directors was aware of, and had previously evaluated, the independence of the members of the WFS special committee (through WFS’ Corporate Governance, Nominating and Audit Committees) as discussed above. The WFS special committee was also authorized to retain legal and financial advisors to assist it in connection with its expanded authority. The WFS special committee determined to retain Deutsche Bank as its financial advisor and Skadden Arps as its special outside legal counsel in connection with any potential acquisition of Westcorp by a third party.
      During the week of August 15, 2005, the WFS special committee was informed by the Westcorp special committee that the Westcorp special committee expected to be in a position shortly to meet with the WFS special committee to discuss the sale process in which the Westcorp special committee had been involved and to present a potential transaction to the WFS special committee for its consideration.
      Between August 15, 2005 through August 19, 2005, Wachovia and the going private bidder conducted their confirmatory due diligence review of Westcorp and its subsidiaries (including WFS) and had further meetings with Westcorp’s management.
      On August 16, 2005, the Westcorp special committee, together with its legal and financial advisors, met to discuss the status of Wachovia’s and the going private bidder’s respective confirmatory diligence efforts. The Westcorp special committee also inquired of Credit Suisse First Boston if the third bidder had improved its offer. Credit Suisse First Boston stated that the third bidder had indicated that it could not increase its offer without first obtaining further internal approvals. Concerned about the potential impact of a delay in the process and the uncertainty of any increase in the third bidder’s offer, the Westcorp special committee decided to continue to move forward with Wachovia and the going private bidder.
      On August 18, 2005, the Westcorp special committee met again. Credit Suisse First Boston informed the Westcorp special committee that the going private bidder stated that it had essentially concluded its confirmatory due diligence, but that Wachovia stated that it needed to conduct additional due diligence that likely would not be finished until the following week before Wachovia would be in a position to submit a revised bid. The Westcorp special committee discussed its concerns about keeping both bidders actively involved in the process, and discussed the schedule for the submission of bids. The Westcorp special committee determined that Credit Suisse First Boston should communicate to the financial advisor for the going private bidder that it should submit its revised bid by the close of business on August 23, 2005, and that the Westcorp special committee intended to be in a position to present one transaction to the WFS special committee later during the week of August 22, 2005. The Westcorp special committee also directed Credit Suisse First Boston to communicate to Goldman Sachs that the Westcorp special committee intended to be in a position to present one transaction to the WFS special committee later during the week of August 22, 2005, and that Wachovia needed to inform the Westcorp special committee by Monday, August 22, 2005 whether it could conclude its due diligence and submit a revised bid in time for the Westcorp special committee to consider it before presenting to the WFS special committee.
      On August 18, 2005, representatives of Morrison & Foerster distributed a revised draft of the proposed merger agreement to each of Wachovia and the going private bidder.
      Between August 20, 2005 and August 22, 2005, representatives of Morrison & Foerster negotiated with legal counsel for each of Wachovia and the going private bidder regarding outstanding issues on the proposed merger agreement.
      On August 22, 2005, Goldman Sachs contacted Credit Suisse First Boston and stated that Wachovia intended to complete its due diligence review by August 25, 2005. Goldman Sachs also stated that Wachovia would submit its revised bid prior to the Westcorp special committee’s scheduled meeting with WFS special committee on August 26, 2005.
      On August 23, 2005, an article appeared in The Wall Street Journal to the effect that Wachovia and WFS were in discussions regarding a potential merger, and indicating that another suitor, competing with Wachovia in the process, was also interested in WFS. Westcorp issued a press release that same day confirming that it was in discussions regarding a possible business combination and stating that no determination had been made as to whether any business combination would be in the best interests of Westcorp’s shareholders. The Westcorp press release did not name any of the parties with whom it was in discussions, and reiterated that, because the approval process for the WFS reorganization was taking longer than expected, Westcorp was exploring other alternatives to the WFS reorganization.
      On August 23, 2005, the going private bidder submitted its revised bid. The revised bid was not materially different from the bid that the going private bidder had submitted on August 8, 2005, and reconfirmed the same prices per share in cash for Westcorp’s shares and WFS’ minority shares ($61 and $67.71, respectively) included in the going private bidder’s August 8, 2005 bid. The going private bidder also submitted additional revisions to the proposed merger agreement.

      On the evening of August 23, 2005, the Westcorp special committee met with its legal and financial advisors. Credit Suisse First Boston stated that following Westcorp’s press release earlier that day, two additional companies had indicated that they were potentially interested in participating in any process for the sale of Westcorp. The Westcorp special committee authorized Credit Suisse First Boston to follow-up on those two inquiries. Credit Suisse First Boston then reviewed with the Westcorp special committee the revised bid that the going private bidder had submitted that day, and representatives of Morrison & Foerster discussed the changes submitted by the going private bidder to the proposed merger agreement.
      On August 25, 2005, Wachovia submitted its revised bid. The revised bid was not materially different from the bid that Wachovia had submitted on August 8, 2005, and provided an exchange ratio of 1.240 shares of Wachovia common stock for each outstanding share of Westcorp (that, based on Wachovia’s closing stock price on August 25, 2005, had an indicated value of $62 per share) and an exchange ratio of 1.272 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank (that, based on Wachovia’s closing stock price on August 25, 2005, had an indicated value of $63.61 per share). Wachovia also submitted additional revisions to the proposed merger agreement. However, Wachovia added a condition to its offer that it be able to meet with the Federal Reserve Board regarding the proposed transaction prior to the execution of a definitive merger agreement and that certain officers enter into employment arrangements, non-solicitation agreements, and in the case of Mr. Wolfe, a non-compete agreement.
      On the evening of August 25, 2005, the Westcorp special committee met with its legal and financial advisors and discussed the Wachovia bid received earlier in the day. Credit Suisse First Boston reviewed with the Westcorp special committee the revised bid that Wachovia had submitted, and representatives of Morrison & Foerster discussed Wachovia’s proposed changes to the proposed merger agreement. Credit Suisse First Boston noted that the going private bidder’s financial advisors had indicated that the going private bidder intended to increase its bid by the following morning and that it would require exclusivity, among other conditions. Credit Suisse First Boston updated the Westcorp special committee on the two unsolicited inquiries that had surfaced following Westcorp’s August 23, 2005 press release and informed the Westcorp special committee that only one of the companies, which we refer to as the “August bidder”, indicated that it was interested in submitting an indication of interest for Westcorp.
      On August 26, 2005, the going private bidder orally increased its bid to $62 in cash per outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him) and $68.82 in cash per outstanding share of WFS common stock (other than shares of WFS common stock held by Western Financial Bank) based on the existing 1.11 exchange ratio in the 2004 merger agreement. The going private bidder also added a condition to its offer that it be able to meet with the Federal Reserve Board regarding the proposed transaction prior to the execution of a definitive merger agreement.
      At the Westcorp special committee meeting on August 26, 2005, the Westcorp special committee and its legal and financial advisors discussed the respective bids of Wachovia and the going private bidder. In an effort to increase the bids from both parties, the Westcorp special committee authorized Credit Suisse First Boston to contact the financial advisors for each of Wachovia and the going private bidder, instruct them to factor into their calculations the possibility of being granted immediate exclusivity, and to submit their revised bids. In response to this request, Wachovia orally increased its proposed exchange ratio to 1.265 shares of Wachovia common stock for each outstanding share of Westcorp (that, based on Wachovia’s closing stock price on August 25, 2005, had an indicated value of $63.25 per share) and maintained its proposed exchange ratio of 1.272 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank (that, based on Wachovia’s closing stock price on August 25, 2005, had an indicated value of $63.61 per share). In addition, the going private bidder increased its bid to $63.50 in cash per outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him) and $70.48 in cash per outstanding share of WFS common stock (other than shares of WFS common stock held by Western Financial Bank) based on the existing 1.11 exchange ratio in the 2004 merger agreement. In providing its revised bid, the going private bidder stated to Credit Suisse First Boston that it might be willing to increase its bid to $64 per share for Westcorp, but that it would not be able to obtain the authority for such increase until August 29, 2005. Based on this information, the Westcorp special committee determined to wait until then to see if the going private bidder would increase its bid as indicated before continuing negotiations with each bidder. In addition, on August 26, 2005, the August bidder indicated to Credit Suisse First Boston that it was expecting to be in a position to submit a proposal for the acquisition of Westcorp and WFS on August 29, 2005.
      Prior to its meeting with the Westcorp special committee on August 26, 2005, the WFS special committee met with its legal and financial advisors. The WFS special committee reviewed its independence, including those matters described above discussed at its April 27, 2004 meeting. The WFS special committee also reviewed the independence of its legal and financial advisors, including those matters described above discussed at its April 27, 2004 meeting and additional work Deutsche Bank had performed for WFS in connection with asset-backed securitizations and warehouse facilities. The WFS special committee concluded again that none of the prior services that its legal and financial advisors had provided to Westcorp and WFS interfered with their ability to provide independent advice to the WFS special committee. Skadden Arps then reviewed the WFS special committee’s duties and obligations with respect to a potential transaction involving Westcorp, WFS and a third party.
      The WFS special committee then discussed procedural matters with respect to a potential third party offer to acquire Westcorp and the potential impact on the 2004 merger agreement. Deutsche Bank informed the WFS special committee that Deutsche Bank’s preliminary analyses indicated that the operating performance of WFS was stronger than the operating performance of Westcorp and Western Financial Bank since the 2004 merger agreement had been executed. Deutsche Bank also discussed with the WFS special committee that the 2004 merger agreement could be terminated by WFS without penalty pursuant to its terms, which meant, among other things, that the existing 1.11 exchange ratio could be disregarded by the WFS special committee.
      On the afternoon of August 26, 2005, the Westcorp special committee and its legal and financial advisors met with the WFS special committee and its legal and financial advisors and informed the WFS special committee that the Westcorp special committee had not yet finalized its process of selecting a potential transaction. The Westcorp special committee stated that Westcorp was in the final stages of a competitive process that had started in April 2005 and that Westcorp remained in discussion with two bidders. At the Westcorp special committee’s request, Credit Suisse First Boston outlined for the WFS special committee the key terms of the going private bidder’s current bid (which, at the time, was the higher of the two bids for both Westcorp and the WFS minority shares). Credit Suisse First Boston noted that the going private bidder was offering $63.50 in cash per outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him) and $70.48 in cash per outstanding share of WFS common stock (other than shares of WFS common stock held by Western Financial Bank) based on the existing 1.11 exchange ratio in the 2004 merger agreement. Credit Suisse First Boston further noted that, based on recent discussions with the going private bidder’s financial advisor, the going private bidder indicated that its bid may be increased on August 29, to $64 in cash per outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him) and $71.04 in cash per outstanding share of WFS common stock (other than shares of WFS common stock held by Western Financial Bank) based on the existing 1.11 exchange ratio in the 2004 merger agreement. In addition, Credit Suisse First Boston stated that the going private bidder’s proposal contemplated that the 2004 merger agreement would remain in effect (including the 1.11 exchange ratio), and would be amended to extend the termination date and provide for cash consideration to be paid to WFS shareholders other than Western Financial Bank, as opposed to stock, depending on the timing of the merger of WFS into Western Financial Bank. The Westcorp special committee stated that it was contemplating entering into exclusive negotiations with a single bidder. The WFS special committee and its legal and financial advisors asked a number of questions with respect to the going private bidder’s proposal. The advisors to the WFS special committee informed the Westcorp special committee that the WFS special committee was of the view that the 1.11 exchange ratio in the 2004 merger agreement was no longer appropriate in light of the relative performance of WFS, Westcorp and Western Financial Bank since that agreement had been executed. The Westcorp special committee reiterated to the WFS special committee that the process was very fluid, and that it hoped to have more complete bid information on August 29, 2005. The two special committees agreed to remain in contact over the weekend regarding a follow up meeting on August 29 to discuss the final bid from the going private bidder that the Westcorp special committee would present to the WFS special committee once received.
      Following the presentation from the Westcorp special committee, the WFS special committee continued its meeting with its legal and financial advisors to discuss the WFS special committee’s reaction to the presentation. Skadden Arps reviewed the WFS special committee’s duties and obligations with respect to a going-private transaction. The WFS special committee discussed with its advisors the absolute value of the going private bidder’s proposal and the relative value between what Westcorp shareholders and WFS minority shareholders would receive in the transaction, and the fairness opinion that the WFS special committee might request from Deutsche Bank.
      Between August 26, 2005 and August 28, 2005, Goldman Sachs contacted Credit Suisse First Boston and proposed that members of Wachovia’s management team meet with the Westcorp special committee and Westcorp’s chief executive officer for a general presentation about Wachovia. The Westcorp special committee agreed to the meeting, which was scheduled for August 29, 2005.
      On August 29, 2005, the going private bidder submitted a revised bid increasing its offer to $64 in cash per outstanding share of Westcorp common stock (other than shares of Westcorp owned by Mr. Rady or entities controlled or owned by him) and $71.04 in cash per outstanding share of WFS common stock (other than shares of WFS common stock held by Western Financial Bank) based on the existing 1.11 exchange ratio in the 2004 merger agreement.
      On August 29, 2005, the Westcorp special committee met with its legal and financial advisors to discuss the revised bid from the going private bidder. The Westcorp special committee decided that it would be helpful to meet with Mr. Rady to determine, from a due diligence perspective, if he was close to coming to agreement with the going private bidder, or if there were significant issues that still remained unresolved. The meeting then adjourned for the Wachovia presentation to the Westcorp special committee, its legal and financial advisors and Mr. Rady. Members of Wachovia’s management team gave an in person presentation regarding its business, customer service, culture, employee loyalty and capital and debt ratings, among other topics. In accordance with the Westcorp special committee’s instructions, the presentation did not discuss Wachovia’s proposal or any specifics relating to the bidding process.
      Following the Wachovia presentation, the Westcorp special committee reconvened with Mr. Rady and Credit Suisse First Boston to discuss the status of Mr. Rady’s negotiations with the going private bidder. Mr. Rady stated that he still had a number of open issues with the going private bidder that needed to be resolved. Mr. Rady also stated that Westcorp had a meeting scheduled with the Federal Reserve Board on August 31, 2005 to discuss the WFS reorganization, and he was hopeful that at that meeting the Federal Reserve Board would give a favorable sign on Westcorp’s draft application to become a bank holding company.
      Mr. Rady was then excused from the Westcorp special committee meeting. During the course of the meeting, a preliminary, non-binding indication of interest was received from the August bidder, which was higher than the going private bidder’s proposal (the highest proposal that was currently outstanding). Credit Suisse First Boston reviewed with the Westcorp special committee the August bidder’s preliminary indication of interest, which noted that the August bidder’s proposal was based on public information and that the August bidder would need to conduct a due diligence review. The Westcorp special committee discussed the risks involved with pursuing a transaction with the August bidder at this point, and the concern that, because of the additional time that would be required to pursue discussions with the August bidder and the time that would be required by the August bidder to conduct due diligence, Westcorp could lose Wachovia’s and the going private bidder’s current bids. However, given that the August bidder’s proposal was higher than the other current bids, the Westcorp special committee directed Credit Suisse First Boston to obtain more information to determine how firm the August bidder’s offer was. In addition, the Westcorp special committee decided to postpone the meeting with the WFS special committee previously scheduled for August 29, 2005 to permit Credit Suisse First Boston to follow up with the August bidder.
      On the morning of August 29, 2005, the WFS special committee held a meeting with its legal and financial advisors. Deutsche Bank presented a preliminary valuation analysis of WFS on an absolute, stand-alone basis and of the valuation of WFS implied by the going private bidder’s proposal, and the WFS special committee asked a number of questions with respect to the Deutsche Bank presentation.
      Later in the day on August 29, 2005, the WFS special committee held another meeting with its legal and financial advisors. Deutsche Bank presented a preliminary valuation analysis of Westcorp, less the approximately 84% interest in WFS owned by Westcorp, implied by the going private bidder’s proposal, and the WFS special committee asked a number of questions with respect to the Deutsche Bank presentation. The WFS special committee reviewed the status of WFS’ licensing efforts in the 50 states and the impact of the licensing requirements on WFS’ operations. The WFS special committee also continued the discussion with its advisors of the presentation by the Westcorp special committee on August 26, 2005.
      During the evening of August 29, 2005 and on September 1, 2005, Credit Suisse First Boston gathered additional information on the August bidder’s proposal, and, following the execution of a confidentiality and standstill agreement by the August bidder, representatives from Morrison & Foerster spoke with legal counsel for the August bidder to discuss a proposed structure for the transaction. In addition, the August bidder was provided with certain non-public information concerning Westcorp and its subsidiaries (including WFS) and with access to Westcorp’s and WFS’ management. During this period, at the direction of the Westcorp special committee, Credit Suisse First Boston communicated to each of the financial advisors for Wachovia and the going private bidder that a higher proposal had surfaced and that, in light of the new proposal, each of Wachovia and the going private bidder would need to revise its current bid, if it intended to do so, by the close of business on September 1, 2005.
      On August 30, 2005, the WFS special committee held a meeting with its legal and financial advisors. Mr. Simon informed the committee that he had been informed that the Westcorp special committee did not anticipate that it would be in a position to meet with the WFS special committee again until September 2, 2005 at the earliest. Deutsche Bank then presented its preliminary analyses of the relative valuations of WFS and Westcorp, and the WFS special committee asked a number of questions with respect to the Deutsche Bank presentation.
      On August 31, 2005, the going private bidder reconfirmed its August 26, 2005 bid. Wachovia increased its proposed exchange ratio to 1.290 shares of Wachovia common stock for each outstanding share of Westcorp (that, based on Wachovia’s closing stock price on August 31, 2005, had an indicated value of $64 per share) and increased its proposed exchange ratio to 1.398 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank (that, based on Wachovia’s closing stock price on August 31, 2005, had an indicated value of $69.36 per share). Wachovia’s proposed transaction structure was otherwise unchanged.
      On September 1, 2005, the Westcorp special committee met with its legal and financial advisors and discussed the current proposals of Wachovia and the going private bidder, and the August bidder’s preliminary indication of interest. The Westcorp special committee also discussed the information that it received from Westcorp’s management that, in the meeting between Mr. Rady and a representative from the Federal Reserve Board, the Federal Reserve Board had signaled that the likelihood of obtaining approval for Westcorp’s draft application to become a bank holding company was low.
      On September 2, 2005, the August bidder contacted Credit Suisse First Boston to indicate that it was withdrawing its preliminary indication of interest for reasons unrelated to Westcorp or WFS.
      On September 5, 2005, the Westcorp special committee met with its legal and financial advisors and discussed the contingencies that remained in the bids of each of Wachovia and the going private bidder and the relative risks, including the execution risks (that is, the ability to successfully negotiate and execute a definitive merger agreement and close the transactions contemplated by such agreement), between the two proposals. In addition, the Westcorp special committee determined that it was desirable to speak with Mr. Rady again to determine, from a due diligence perspective, if he was close to coming to agreement with the going private bidder, or if there continued to be significant unresolved issues, because that would affect the Westcorp special committee’s view of the relative execution risks between the two proposals. Mr. Rady joined the meeting by telephone and stated that he still had a number of open issues with the going private bidder that needed to be resolved. Mr. Rady stated that he thought such issues might be resolved in a week or so, but he was not certain. Mr. Rady then left the call and the Westcorp special committee, together with its legal and financial advisors, discussed the outstanding issues in each of the Wachovia and the going private bidder proposals and the relative anticipated benefits and risks between the two. The Westcorp special committee determined that the execution risk of the Wachovia proposal was much less significant than with the going private bidder’s proposal. The Westcorp special committee then determined to present the Wachovia proposal to the WFS special committee on Wednesday, September 7, 2005.
      On September 6, 2005, Credit Suisse First Boston, at the direction of the Westcorp special committee, notified Goldman Sachs that Wachovia’s acquisition proposal would be submitted to the WFS special committee, and that Wachovia would be permitted to speak to the Federal Reserve Board about its proposal so long as Westcorp’s special regulatory counsel was involved in such discussions.
      On September 7, 2005, the Westcorp special committee and its legal and financial advisors met with the WFS special committee and its legal and financial advisors, and the Westcorp special committee presented the Wachovia proposal to the WFS special committee. At the request of the Westcorp special committee, Credit Suisse First Boston reviewed the marketing process that had occurred since April 2005. In addition, Credit Suisse First Boston outlined the key terms of the Wachovia proposal for the WFS special committee, including that Wachovia was offering an exchange ratio of 1.290 shares of Wachovia common stock for each outstanding share of Westcorp (that, based on Wachovia’s closing stock price on August 31, 2005, had an indicated value of $64 per share) and an exchange ratio of 1.398 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank (that, based on Wachovia’s closing stock price on August 31, 2005, had an indicated value of $69.36 per share). Deutsche Bank stated that the Wachovia proposal implied an exchange ratio of 1.084 between WFS and Westcorp (the result of dividing 1.398 by 1.290), down from the exchange ratio of 1.110 in the 2004 merger agreement, and was therefore, in the view of the WFS special committee, unacceptable in light of the better relative operating performance of WFS compared to Westcorp and Western Financial Bank since the 2004 merger agreement had been executed. The Westcorp special committee stated that during the process it had not attempted to directly negotiate on WFS’ behalf on the basis that the WFS special committee would have the opportunity to have its own direct negotiations with Wachovia. However, the Westcorp special committee noted that the WFS minority shareholders had indirectly benefited from each increase in the bids for Westcorp given that the bids for WFS were related to the Westcorp bids. The Westcorp special committee stated that the WFS special committee should contact Wachovia and Goldman Sachs directly to discuss and negotiate any increase in the proposed consideration that may be obtained for the WFS minority shareholders. The Westcorp special committee also expressed its hope that a deal could be approved and announced by Monday, September 12, 2005.
      Immediately following its meeting with the Westcorp special committee on September 7, 2005, the WFS special committee reconvened with its legal and financial advisors. The WFS special committee discussed with its advisors the Wachovia proposal and possible responses. Skadden Arps reviewed the duties and obligations of the WFS special committee in connection with the Wachovia proposal. The WFS special committee discussed various strategies and responses, and instructed Deutsche Bank to commence negotiations on behalf of the WFS special committee with Goldman Sachs.
      On September 7, 2005, Morrison & Foerster distributed a revised draft of the proposed Wachovia merger agreement to both Wachovia and the WFS special committee.

      On the evening of September 7, 2005, following discussions between Deutsche Bank and Goldman Sachs, Goldman Sachs contacted Credit Suisse First Boston and stated that Wachovia increased its bid for WFS to an exchange ratio of 1.452, with an indicated value of $73.60 for each outstanding share of WFS common stock not held by Western Financial Bank based on the closing price of Wachovia’s common stock on September 7, 2005. Goldman Sachs stated that the offer for Westcorp shares would be based on an exchange ratio of 1.263, with an indicated value of $64 based on the closing price of Wachovia’s common stock on September 7, 2005. This information was then relayed to the Westcorp special committee and its legal counsel.
      On September 8, 2005, the WFS special committee held a series of meetings with its legal and financial advisors. Deutsche Bank reported on the results of its call with Goldman Sachs. On behalf of Wachovia, Goldman Sachs had proposed an exchange ratio of 1.452, with an indicated value of $73.60 per WFS share based on the closing price of Wachovia common stock on September 7, 2005 (which reflected an implied relative exchange ratio between WFS and Westcorp of 1.15). Goldman Sachs proposed basing future negotiations of the exchange ratio using a closing price for Wachovia’s common stock for a single trading day, September 7, 2005, which was $50.68. Goldman Sachs informed Deutsche Bank that this was Wachovia’s best and final offer and that Wachovia desired to enter into a definitive agreement and announce the transaction by Monday, September 12, 2005.
      Deutsche Bank then reviewed the revised Wachovia proposal with the WFS special committee. The WFS special committee discussed a number of strategies and responses with its legal and financial advisors. The WFS special committee instructed Deutsche Bank to call Goldman Sachs and request an exchange ratio that would result in an indicated value of $77.50 per WFS share (based on the closing price of Wachovia common stock on September 7, 2005) and to work with Credit Suisse First Boston in negotiating with Wachovia with respect to Wachovia’s request for fixing the exchange ratio based on the September 7 closing price of Wachovia common stock.
      The WFS special committee reconvened its meeting with its legal and financial advisors shortly thereafter to discuss the results of Deutsche Bank’s telephone call with Goldman Sachs. In response to the WFS special committee’s request to increase the exchange ratio such that Wachovia’s bid would have an indicated value of $77.50 per share of WFS common stock, Goldman Sachs repeated that an indicated value of $73.60 was Wachovia’s best and final offer and that Wachovia required a response from the WFS special committee by the end of the day.
      The WFS special committee then discussed various strategies and responses with its legal and financial advisors. The WFS special committee also discussed the likelihood of obtaining additional consideration from Wachovia. The WFS special committee instructed Deutsche Bank to call Credit Suisse First Boston and convey that the WFS special committee wanted additional consideration for the WFS minority shareholders and that because Wachovia had refused to provide additional consideration, the WFS special committee was asking for the Westcorp special committee to agree to reduce the consideration to be received by Westcorp shareholders from $64.00 to $63.50 per Westcorp share, with the difference to be received by the WFS minority shareholders.
      The WFS special committee continued its meeting with its legal advisors. Deutsche Bank then rejoined the meeting and reported on its conversation with Credit Suisse First Boston. Deutsche Bank reported that Credit Suisse First Boston had informed Deutsche Bank that the Westcorp special committee had stated that it was unwilling to consider a reduction in the consideration to be paid to the Westcorp shareholders, particularly given the substantial premium over Westcorp shares (indicated value of $73.60 per share of WFS common stock versus an indicated value of $64 per share of Westcorp common stock) that Wachovia was currently offering to the WFS minority shareholders, and that Credit Suisse First Boston suggested that further discussion regarding this topic be held directly among the Westcorp and WFS special committee members.
      The WFS special committee then discussed various strategies and responses with its legal and financial advisors. The WFS special committee instructed Mr. Simon to call Mr. Barnum, the chairman of the Westcorp special committee, to request additional consideration for the WFS minority shareholders.

The WFS special committee also discussed with Deutsche Bank its ability to deliver a fairness opinion on the revised Wachovia proposal. The WFS special committee instructed Skadden Arps to call Goldman Sachs to request additional consideration for the WFS minority shareholders and to express the WFS special committee’s concern that it would not be able to complete its work prior to the end of the day on September 8, 2005.
      The WFS special committee reconvened its meeting with its legal and financial advisors to receive reports from Mr. Simon and Skadden Arps. Mr. Simon reported that he had spoken with Mr. Barnum and that Mr. Barnum stated that the Westcorp special committee was not prepared to provide any consideration to the WFS minority shareholders at the expense of the consideration to be paid to the Westcorp shareholders. Mr. Simon advised the WFS special committee that he did not believe that the Westcorp special committee would accept less than the consideration being offered by Wachovia to the Westcorp shareholders. Skadden Arps then reported that Goldman Sachs had stated that Wachovia reaffirmed the then-proposed WFS exchange ratio offered to WFS minority shareholders.
      The WFS special committee then discussed a number of strategies and responses with its legal and financial advisors. The WFS special committee discussed whether the increase in consideration that it was considering requesting was worth the risk of losing the Wachovia proposal. The WFS special committee considered that if it could get the reference price used in determining the WFS exchange ratio with respect to the indicated value of $73.60 moved from a closing price of a single day to an average closing price determined over a longer period, then the WFS special committee would be able to increase the consideration for WFS minority shareholders based on the differences in the trading prices. The WFS special committee instructed Deutsche Bank to call Credit Suisse First Boston and then Goldman Sachs with the WFS special committee’s proposal of an exchange ratio based on an indicated value of $73.60 per WFS share, based on an average closing price of Wachovia shares determined over a longer period, rather than the closing price of a single day. The WFS special committee also instructed Skadden Arps to call Goldman Sachs as appropriate after conferring with Deutsche Bank.
      On September 8, 2005, the Westcorp special committee, together with its legal and financial advisors, discussed Wachovia’s revised offer. In addition, Credit Suisse First Boston stated that it was told by Deutsche Bank that the WFS special committee had proposed to Goldman Sachs a transaction at an indicated value of $73.60 for each outstanding share of WFS common stock not held by Western Financial Bank, using an exchange ratio determined by using an average closing price of Wachovia shares over a certain period. The Westcorp special committee then discussed matters pertaining to the form of consideration offered by Wachovia, including Wachovia’s willingness to offer a cash component for up to 25% of the consideration being offered, and various options for fixing the exchange ratio based on the closing price of Wachovia common stock.
      During the remainder of September 8 and on September 9, 2005, discussions continued among Deutsche Bank, Skadden Arps, Credit Suisse First Boston and Goldman Sachs with respect to various alternatives for determining the Westcorp and WFS exchange ratios. During this period, Skadden Arps had a number of discussions with Mr. Simon in order to keep the WFS special committee informed of the discussions with Deutsche Bank, Goldman Sachs and Credit Suisse First Boston, and between September 8 and September 10, 2005, Mr. Simon had a number of telephone conversations with Ms. Taubitz, the other member of the WFS special committee, in order to update her on the negotiations and obtain her input. On September 9, 2005, the parties agreed to base the respective exchange ratios on the five trading day average closing prices of Wachovia common stock for the period ending on September 9, 2005, which was $50.20.
      On September 9, 2005, the respective legal and financial advisors to the Westcorp special committee and WFS special committee participated in a conference call with members of management of Wachovia and its legal advisors for the purposes of discussing various due diligence matters with respect to Wachovia.
      Between September 9, 2005 and September 12, 2005, the terms of the proposed merger agreement were finalized in negotiations between the legal advisors for Wachovia and the legal advisors to the two special committees. Based on the five trading day average closing stock price of Wachovia common stock as of September 9, 2005, which was $50.20, the Westcorp exchange ratio was set at 1.2749 shares of Wachovia common stock for each outstanding share of Westcorp common stock, which had an indicated value of $64 per share based on the five trading day average and an indicated value of $64.23 based on the closing price for Wachovia common stock on September 9, 2005, and the WFS exchange ratio was set at 1.4661 shares of Wachovia common stock for each outstanding share of WFS common stock not held by Western Financial Bank, which had an indicated value of $73.60 per share based on the five trading day average and an indicated value of $73.86 based on the closing price for Wachovia common stock on September 9, 2005. The implied exchange ratio between the WFS exchange ratio and the Westcorp exchange ratio was 1.15. In addition, due to various tax, legal and other issues associated with the cash election structure, the cash election feature was eliminated from the transaction.
      On the morning of September 11, 2005, the WFS special committee held a meeting with its legal advisors. At the request of the WFS special committee, Skadden Arps reviewed the process undertaken by the WFS special committee with respect to the Wachovia proposal and the duties and obligations of the WFS special committee. The WFS special committee discussed a number of matters, including provisions of the draft merger agreement about which members of the committee had questions and the situation of Western Financial Bank with the OTS.
      The WFS special committee then invited Deutsche Bank to join the meeting. Skadden Arps described the changes in the transaction since the last meeting of the WFS special committee and provided a detailed summary of the structure of the transactions contemplated by the merger agreement, the proposed Westcorp exchange ratio and WFS exchange ratio, and the terms and conditions of the proposed merger agreement. Skadden Arps also discussed the voting agreement to be entered into among Mr. Rady, certain entities controlled by him, and Wachovia and the employment arrangements between Wachovia and each of Mr. Rady, Mr. Wolfe and four other executives of WFS with the WFS special committee. After discussion, the WFS special committee instructed Skadden Arps to seek a number of changes in the draft merger agreement in negotiations with Wachovia and Westcorp.
      Deutsche Bank reviewed a detailed written presentation that had been distributed to the WFS special committee prior to the meeting. Deutsche Bank described for the WFS special committee each of the valuation methodologies performed by it and the implied WFS exchange ratio yielded by each and then delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of review undertaken by Deutsche Bank, the WFS exchange ratio was fair, from a financial point of view, to the WFS shareholders, other than Western Financial Bank and its affiliates. The WFS special committee determined to reconvene later in the day to receive any updates on the status of negotiations with respect to the draft merger agreement and to consider approving the merger agreement and the WFS merger.
      The WFS special committee reconvened later that afternoon with its legal advisors. Skadden Arps updated the WFS special committee on the status of negotiations and changes to the draft merger agreement and then reviewed the proposed resolutions with the WFS special committee. Upon motion duly made, the WFS special committee unanimously (a) determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and WFS shareholders, other than Western Financial Bank and its affiliates, (b) approved the merger agreement and the WFS merger and the termination of the 2004 merger agreement and (c) recommended that the WFS board of directors (i) determine that the merger agreement and the WFS merger are fair to and in the best interests of WFS and WFS shareholders, other than Western Financial Bank and its affiliates, (ii) approve the merger agreement and the WFS merger, (iii) approve the termination of the 2004 merger agreement and (iv) recommend that the WFS shareholders, other than Western Financial Bank and its affiliates, approve the merger agreement and the WFS merger.
      On the afternoon of September 11, 2005, the Westcorp special committee held its final meeting with its legal and financial advisors. At the meeting, Credit Suisse First Boston reviewed its financial analysis of the Westcorp exchange ratio and rendered to the Westcorp special committee an oral opinion, which was confirmed by delivery of a written opinion dated September 11, 2005, to the effect that, as of that date and based on and subject to various matters described in its opinion, the Westcorp exchange ratio was fair, from a financial point of view, to the holders of Westcorp common stock, other than the controlling shareholder of Westcorp and affiliates of the controlling shareholder. Morrison & Foerster then summarized the terms and conditions of the proposed merger agreement to effect the proposed transaction and also discussed the voting agreement to be entered into among Mr. Rady, certain entities controlled by him, and Wachovia and the employment arrangements between Wachovia and each of Mr. Rady, Mr. Wolfe and four other executives of Westcorp (who are also executives of WFS). Morrison & Foerster then reviewed with the Westcorp special committee the proposed resolutions to approve the merger and the merger agreement. Upon motion duly made, the Westcorp special committee unanimously (a) determined that the Westcorp merger is fair to and in the best interests of Westcorp and Westcorp’s shareholders, (b) approved the merger agreement and the Westcorp merger, and (c) resolved to recommend that the merger agreement and the Westcorp merger be approved by the full Westcorp board of directors.
      Following the Westcorp special committee meeting, on September 11, 2005, Westcorp and Western Financial Bank each held special board meetings. At the meetings, the directors were updated as to the negotiations that had been conducted to date, the financial aspects of the proposed merger and the material terms and conditions of the proposed merger agreement. Credit Suisse First Boston gave the same presentation to the directors as it had to the Westcorp special committee earlier in the day. The Westcorp special committee then recommended that the merger agreement and the Westcorp merger be approved by the full board of directors of Westcorp. After careful consideration and an independent evaluation by the Westcorp board of directors, based on the recommendation of the Westcorp special committee, the members of the Westcorp board of directors unanimously (a) determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders, (b) approved the merger agreement and the Westcorp merger, and (c) recommended that Westcorp shareholders approve the merger agreement and the Westcorp merger. In addition, after similar consideration and evaluation by the Western Financial Bank board of directors, the members of the Western Financial Bank board of directors unanimously (a) determined that the WFS merger is fair to and in the best interests of Western Financial Bank and WFS and (b) approved the merger agreement and the WFS merger. The Westcorp and Western Financial Bank boards of directors also unanimously approved (a) the termination of the 2004 merger agreement, (b) conversion of Western Financial Bank’s charter from a federal savings bank to a national banking association, and (c) approved the merger of Western Financial Bank and Wachovia Bank, National Association, each as called for by the terms of the merger agreement.
      Following the Westcorp board meeting on September 11, 2005, the WFS board of directors held a special meeting. At the WFS board meeting, the WFS special committee made a report to the WFS board of directors and recommended that the WFS board approve the merger agreement and the WFS merger, approve the termination of the 2004 merger agreement and recommend that WFS shareholders, other than Western Financial Bank and its affiliates, approve the merger agreement and the WFS merger. Deutsche Bank made a presentation to the WFS board of directors with respect to the valuation methodologies performed by Deutsche Bank and the implied WFS exchange ratio yielded by each and delivered the oral opinion of Deutsche Bank, subsequently confirmed in writing, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of review undertaken by Deutsche Bank, the WFS exchange ratio was fair, from a financial point of view, to the WFS shareholders, other than Western Financial Bank and its affiliates. Skadden Arps was available to discuss the terms of the merger agreement with the WFS board of directors. After careful consideration and an independent evaluation, upon motion duly made, the WFS board unanimously (a) determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and the WFS shareholders, other than Western Financial Bank and its affiliates, (b) approved the merger agreement and the WFS merger, (c) approved the termination of the 2004 merger agreement and (d) recommended that WFS shareholders, other than Western Financial Bank and its affiliates, approve the merger agreement and the WFS merger.

      After the respective board meetings, the legal advisors for Wachovia, the Westcorp special committee and the WFS special committee completed negotiations on the merger agreement. The 2004 merger agreement was terminated and the merger agreement was signed on September 12, 2005 and a joint press release announcing the transactions was issued prior to the opening of trading on the NYSE and the Nasdaq on September 12, 2005.
      Following the execution of the merger agreement, in accordance with the provisions of the merger agreement, Wachovia proposed an amendment to the merger agreement to change the method of effecting the acquisition of WFS. The changes proposed by Wachovia do not alter the amount or kind of consideration to be issued to holders of Westcorp common stock or WFS common stock, do not adversely affect the intended tax-free treatment to the Westcorp shareholders or WFS shareholders as a result of receiving such consideration, or materially impede or delay the consummation of the transactions contemplated by the merger agreement. After careful consideration and independent evaluation, each of the Westcorp special committee and, upon the unanimous recommendation of the Westcorp special committee, the Westcorp board of directors, the WFS special committee and, upon the unanimous recommendation of the WFS special committee, the WFS board of directors, and the Western Financial Bank board of directors unanimously approved the amendments to the merger agreement on October 19, 2005, and the merger agreement, as amended and restated, was executed on October 21, 2005.
Recommendation of Wachovia’s Board and Its Reasons for the Mergers
      Wachovia believes that it is advantageous to build a financial services company capable of meeting all of the financial needs of its customers. To further such objective, Wachovia has concentrated on making selected acquisitions of companies engaged in providing financial services that complement or expand the financial services offered by Wachovia. Wachovia believes that joining with Westcorp and WFS is an excellent way to further develop Wachovia’s ability to provide expanded and complementary credit products to a broader range of customers.
      The acquisition of WFS will extend Wachovia’s dealer finance services business into a national business covering 46 states and the District of Columbia. Following the merger, Wachovia, including its subsidiaries, is expected to be the ninth largest producer of loans in the automobile dealer finance business in the United States. The WFS merger will also provide Wachovia the opportunity to diversify its balance sheet by adding more higher-yielding assets. The acquisition of Western Financial Bank will provide Wachovia an entry into the Southern California banking market.
      Wachovia is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of Wachovia’s book value and net income per common share may occur in connection with any future acquisitions.
Recommendation of the Westcorp Board of Directors; Westcorp’s Reasons for the Westcorp Merger
      At its meeting on September 11, 2005, after careful consideration and its independent evaluation, acting upon the unanimous recommendation of the Westcorp special committee, the Westcorp board of directors unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders, approved the merger agreement and the Westcorp merger and recommended that Westcorp shareholders vote to approve the merger agreement and the Westcorp merger. During the course of its deliberations in determining its recommendation to the Westcorp board of directors, the Westcorp special committee considered, with the assistance of its legal and financial advisors, a number of factors, including the following:

•	Concerns regarding possible actions the OTS could take, such as imposing restrictions on Westcorp’s, Western Financial Bank’s or WFS’ business, if Western Financial Bank did not take action consistent with OTS’ encouragement that Western Financial Bank seek a charter that would better fit with Western Financial Bank’s business model;

•	The declining prospects for obtaining the Federal Reserve Board approval necessary to permit the conversion of Western Financial Bank’s current charter to a state bank charter and remove the OTS as Western Financial Bank’s primary regulator. The Westcorp special committee and the Westcorp board of directors were concerned that the only viable alternative to address the OTS’ concerns if Federal Reserve Board approval was not forthcoming would be a sale of Western Financial Bank with WFS becoming a stand-alone finance company, an alternative that could be less attractive, in terms of shareholder value, than the Westcorp merger;

•	The belief that it was an attractive time to sell Westcorp, due, in part, to the increase in Westcorp’s stock price over the past year (which Westcorp believes is attributable, in part, to the increased spread between the coupon on the loans that Western Financial Bank issued and the borrowing cost of such loans over the past year), and the fact that there are no assurances that such trends would continue in the future;

•	The structure of the Westcorp merger which would permit Westcorp shareholders to exchange their shares for Wachovia common stock in a transaction that is intended to be tax-free for United States federal income tax purposes, except to the extent of any cash received in lieu of a fractional Wachovia common share;

•	That Wachovia currently pays a quarterly dividend on its common stock of $0.51 per share (equivalent to a quarterly dividend of approximately $0.65 per Westcorp share, based on the Westcorp exchange ratio) which, on a pro forma basis, is $0.50 in excess of the dividend that Westcorp paid in the third quarter of 2005;

•	That Wachovia has the ability to provide greater levels of capital and resources to Westcorp than Westcorp could achieve independently or from Western Financial Bank or WFS;

•	That Wachovia common stock has a significantly higher average daily trading volume than shares of Westcorp common stock and therefore is more liquid than Westcorp common stock;

•	Its knowledge of the current environment in the financial services industry, including national and regional economic conditions, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, the current financial market conditions and the likely effects of these factors on Westcorp’s potential growth, development, productivity and strategic options, and the historical market prices and trading information with respect to Westcorp’s common stock;

•	Information regarding the business, prospects, financial performance and condition, operations, management and competitive position of Westcorp and Wachovia;

•	Receiving shares of Wachovia common stock provides an opportunity for Westcorp shareholders to continue to participate in any future growth of the Westcorp and WFS businesses, indirectly through their ownership of Wachovia common stock;

•	The Westcorp exchange ratio to be received by the Westcorp shareholders in the Westcorp merger, including the fact that the indicated value represented a premium of approximately:

•	4.7% over the closing price of Westcorp common stock on September 9, 2005, the last trading date prior to public announcement of the execution of the merger agreement with Wachovia,

•	19.7% and 25.9%, respectively, over the respective average 90 and 120 day closing prices of Westcorp,

each based on the average closing price of Wachovia common stock for the five trading days ended on September 9, 2005;

•	The provisions of the merger agreement, including representations and warranties made by Wachovia, the covenants made by the parties, and the conditions to the parties’ respective obligations to complete the transactions contemplated by the merger agreement;

•	The merger agreement provisions regarding the right of Westcorp to consider and negotiate a superior alternative transaction;

•	The requirement of the merger agreement that the WFS merger is conditioned on the approval by a majority of the shares of WFS common stock represented and voting at a duly held shareholder’s meeting excluding shares of WFS common stock held by Westcorp and its affiliates, and the fact that this condition can not be waived by any of the parties to the merger agreement;

•	The financial presentation of Credit Suisse First Boston, including its opinion, dated September 11, 2005, to the Westcorp special committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Westcorp exchange ratio, as more fully described below under the caption “— Opinion of the Financial Advisor to the Westcorp Special Committee”; and

•	The complementary nature of the respective customer bases, business products and skills of Westcorp, WFS, Western Financial Bank and Wachovia, which could be expected to result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses.
      The Westcorp special committee also considered a number of potentially negative factors relating to the Westcorp merger, including:

•	The risks associated with obtaining required regulatory approvals and consents, including obtaining the necessary approvals to effect the Westcorp merger and the WFS merger and convert Western Financial Bank’s charter to a national banking charter;

•	The risk that Wachovia could choose not to complete the Westcorp merger and the WFS merger if the approval or consent of any governmental entity imposes any condition, restriction or requirement that Wachovia reasonably determines in good faith would have a material adverse effect on Westcorp (following the Westcorp merger) or would materially reduce the anticipated economic benefits of the mergers. See “— Regulatory Approvals Required for the Mergers and the Bank Conversion” on page [ ● ];

•	The fixed Westcorp exchange ratio, which will not be increased to compensate for declines, or decreased to compensate for increases, in the trading price of Wachovia’s common stock price prior to the completion of the Westcorp merger, and the fact that the terms of the merger agreement do not include stock-price-based termination rights that might be triggered by a decrease in the trading value of Wachovia’s common stock;

•	The risk that the potential benefits sought in the Westcorp merger might not be fully recognized;

•	The challenges of integrating the management teams, strategies, cultures and organizations of Wachovia, Westcorp, Western Financial Bank and WFS;

•	The potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the Westcorp merger;

•	Members of Westcorp’s management and board of directors may have interests in the Westcorp merger in addition to the interests of other Westcorp shareholders;

•	The risk that the terms of the merger agreement (including the provisions restricting Westcorp and WFS from soliciting third party acquisition proposals) and the voting agreement entered into among Mr. Rady, certain entities controlled by him and Wachovia could have the effect of discouraging other parties who might be interested in a transaction with Westcorp and WFS from proposing such a transaction;

•	The risk that a majority of the shares of WFS common stock represented and voting at a duly held shareholder’s meeting, excluding shares of WFS common stock held by Westcorp and its affiliates, do not vote in favor of the WFS merger;

•	Westcorp shareholders will only own approximately [ ● ]% of Wachovia common stock outstanding following completion of the Westcorp merger; and

•	As a shareholder of Wachovia, a former Westcorp shareholder’s interest in the performance and prospects of Westcorp will be indirect and limited in proportion to such shareholder’s ownership interest in Wachovia.
      In determining whether to vote in favor of the merger agreement and the Westcorp merger, Westcorp shareholders should consider the factors set forth above, the factors set forth under “Risk Factors” beginning on page [       ●       ] and the other information contained in this joint proxy statement-prospectus.
      After careful consideration, the Westcorp board of directors, after its independent evaluation and acting upon the unanimous recommendation of the Westcorp special committee, unanimously determined that the Westcorp merger is fair to and in the best interests of Westcorp and its shareholders, approved the merger agreement and the Westcorp merger and recommended that Westcorp shareholders vote to approve the merger agreement and the Westcorp merger.
      The foregoing discussion of the factors considered by the Westcorp special committee and the Westcorp board of directors is not intended to be exhaustive but addresses all of the material factors considered by the Westcorp special committee and the Westcorp board of directors in their consideration of the Westcorp merger. In view of the variety of factors considered, the Westcorp special committee and the Westcorp board of directors did not find it practicable, and did not attempt, to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that holders of Westcorp common stock vote in favor of the merger agreement and the Westcorp merger. Rather, such determination was made based on the totality of the information presented. In addition, individual members of the Westcorp special committee and the Westcorp board of directors may have given differing weights to different factors.
Recommendation of the WFS Board of Directors; WFS’ Reasons for the WFS Merger
      At its meeting on September 11, 2005, upon the unanimous recommendation of the WFS special committee, after careful consideration and its independent evaluation, the WFS board of directors unanimously determined that the merger agreement and the WFS merger are fair to and in the best interests of the WFS shareholders, other than Western Financial Bank and its affiliates, approved the merger agreement and the WFS merger, and recommended that the WFS shareholders, other than Western Financial Bank and its affiliates, vote to approve the merger agreement and the WFS merger. During the course of its deliberations in determining its recommendation to the WFS board of directors, the WFS special committee considered, with the assistance of its financial and legal advisors, a number of factors, including the following:

•	Information regarding the business, prospects, financial performance and condition, operations, management and competitive position of WFS and Wachovia;

•	Current financial market conditions and historical market prices and trading information with respect to WFS common stock and Wachovia common stock;

•	The directors’ knowledge and analysis of the current automobile finance industry environment;

•	That Wachovia is highly diversified and the fourth largest banking company (by assets) in the United States and the fifth largest banking company (by market capitalization) in the United States;

•	That (a) Wachovia common stock has a significantly higher average daily trading volume than shares of WFS common stock and therefore is more liquid than WFS common stock and (b) this greater liquidity will benefit all WFS minority shareholders and provide those WFS minority shareholders who do not wish to own Wachovia common stock with the opportunity to sell Wachovia common stock received in the WFS merger;

•	That Wachovia currently pays a quarterly dividend on its common stock of $.51 per share (equivalent to a quarterly dividend of approximately $.75 per WFS share, based on the WFS exchange ratio), while WFS does not pay a dividend on its common stock;

•	That Wachovia has the ability to provide greater levels of capital and resources to WFS than WFS could achieve independently or from Westcorp or Western Financial Bank;

•	The WFS exchange ratio to be received by the WFS minority shareholders in the WFS merger, including that the indicated value represented a premium of approximately 22.9% over the closing price of WFS common stock on August 22, 2005, the last trading date prior to the public confirmation by Westcorp that it was engaged in discussions with respect to a possible business combination transaction, based on the average closing price of Wachovia common stock for the five trading days ending on September 9, 2005;

•	The relative operating performance of WFS as compared to Westcorp and Western Financial Bank since the 2004 merger agreement was entered into by Westcorp, Western Financial Bank and WFS;

•	The alternative of doing no transaction and remaining as a publicly traded, majority owned subsidiary of (a) Wachovia, if Wachovia determined to proceed with a transaction with Westcorp and completed only the Westcorp merger, or (b) Westcorp, if Wachovia determined not to proceed with a transaction with Westcorp in the event that WFS determined not to enter into the merger agreement;

•	The provisions of the merger agreement, including representations and warranties made by Wachovia and Westcorp, the covenants made by the parties, and the conditions to the parties’ respective obligations to complete the transactions contemplated by the merger agreement;

•	The merger agreement provisions regarding the right of Westcorp to consider and negotiate a superior alternative transaction, the obligations of Westcorp to keep WFS and Wachovia informed of any such consideration and negotiation, and the possible effects of the provisions regarding payment of termination fees;

•	The structure of the WFS merger, which would permit WFS minority shareholders to exchange their shares for Wachovia common stock in a transaction that is intended to be tax-free for United States federal income tax purposes, except to the extent of any cash received in lieu of a fractional Wachovia common share;

•	The requirement of the merger agreement that the WFS merger is conditioned on the approval by a majority of the shares of WFS common stock represented and voting at a duly held shareholder’s meeting excluding shares of WFS common stock held by Westcorp and its affiliates, and the fact that this condition can not be waived by any of the parties to the merger agreement;

•	The WFS merger will remove concerns regarding possible actions the OTS could take, such as imposing restrictions on Western Financial Bank’s or WFS’ business, if Western Financial Bank did not take action consistent with OTS’s encouragement that Western Financial Bank seek a charter that would better fit with Western Financial Bank’s business model;

•	The 2004 merger agreement between Westcorp and WFS was, by its terms, terminable by either Westcorp or WFS and the declining prospects that the condition to closing such merger with respect to Western Financial Bank’s conversion to a California state commercial bank would be satisfied;

•	The presentation and oral opinion of Deutsche Bank delivered on September 11, 2005, which was later confirmed in writing, to the effect that, as of the date of such opinions and based on and subject to the matters described in its written opinion, the WFS exchange ratio was fair, from a financial point of view, to the WFS minority shareholders. See “The Mergers — Opinion of the Financial Advisor to the WFS Special Committee” beginning on page [ ● ]; and

•	The likelihood that the regulatory and other approvals and consents required in connection with the Westcorp merger, the WFS merger and the conversion of Western Financial Bank to a national banking association would be obtained.
      The WFS special committee also considered a number of potentially negative factors relating to the WFS merger, including:

•	The risk that the potential benefits sought in the WFS merger might not be fully recognized;

•	The fact that WFS will no longer be a separate company focused solely on the automobile finance business and the risk that Wachovia may not take full advantage of the automobile finance business that WFS has built;

•	The challenges of integrating the management teams, strategies, cultures and organizations of Wachovia, Westcorp and WFS;

•	The fixed WFS exchange ratio, which will not be increased to compensate for declines or decreased to compensate for increases, in the trading price of Wachovia’s common stock price prior to the completion of the WFS merger, and the fact that the terms of the merger agreement do not include stock-price-based termination rights that might be triggered by a decrease in the trading value of Wachovia’s common stock;

•	The relative exchange ratio between the Westcorp exchange ratio and the WFS exchange ratio is 1.15, as compared to the 1.11 relative exchange ratio contained in the 2004 merger agreement among Westcorp, Western Financial Bank and WFS. This increase may not reflect all of the increased performance at WFS in comparison to the performance by Westcorp and Western Financial Bank since the 2004 merger agreement was entered into by WFS, Westcorp and Western Financial Bank;

•	Members of WFS’ management and board of directors may have interests in the WFS merger in addition to the interests of other WFS shareholders;

•	The risk that the terms of (a) the merger agreement, including the provisions restricting Westcorp and WFS from soliciting third party acquisition proposals and requiring WFS (and Westcorp) to hold a special meeting of its shareholders to vote on approval of the merger agreement and the WFS merger (and, with respect to the Westcorp shareholders, the Westcorp merger), and (b) the voting agreement with Mr. Rady and certain entities controlled by him, which, while such terms were required by Wachovia as a condition to its willingness to enter into the merger agreement, could have the effect of discouraging other parties who might be interested in a transaction with Westcorp and WFS from proposing such a transaction;

•	The risks associated with obtaining required regulatory approvals and consents, and the fact that Wachovia could choose not to complete the Westcorp merger and the WFS merger if the approval or consent of any governmental entity imposes any condition, restriction or requirement that Wachovia reasonably determines in good faith would have a material adverse effect on Westcorp or would materially reduce the anticipated economic benefits of the mergers. See “ — Regulatory Approvals Required for the Mergers and the Bank Conversion” beginning on page [•];

•	WFS minority shareholders will own approximately [•]% of Wachovia common stock outstanding following completion of the WFS merger, compared to the approximately 16% of WFS common stock outstanding owned by WFS minority shareholders prior to the completion of the WFS merger;

•	As a shareholder of Wachovia, a former WFS shareholder’s interest in the performance and prospects of WFS will be indirect and limited in proportion to such shareholder’s ownership interest in Wachovia; and

•	WFS shareholders will no longer own shares in a company focused on the automobile finance business but will own shares in a highly diversified banking company following completion of the WFS merger.
      In determining whether to vote in favor of the merger agreement and the WFS merger, WFS shareholders should consider the factors set forth above, the factors set forth under “Risk Factors” beginning on page [ ● ] and the other information contained in this joint proxy statement/prospectus.
      After careful consideration and its independent evaluation, the WFS board of directors, based upon the presentation of the WFS special committee and its financial and legal advisors, the factors set forth above, and the unanimous recommendation of the WFS special committee, unanimously determined that the merger agreement and the WFS merger are fair to and in the best interests of WFS and the WFS minority shareholders, approved the merger agreement and the WFS merger and recommended that the WFS shareholders, other than Western Financial Bank and its affiliates, vote to approve the merger agreement and the WFS merger.
      The foregoing discussion of the factors considered by the WFS special committee and the WFS board of directors is not intended to be exhaustive but addresses all of the material factors considered by the WFS special committee and the WFS board of directors in their consideration of the WFS merger. In view of the variety of factors considered, the WFS special committee and the WFS board of directors did not find it practicable, and did not attempt, to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that holders of WFS common stock vote in favor of the merger agreement and the WFS merger. Rather, such determination was made based on the totality of the information presented. In addition, individual members of the WFS special committee and the WFS board of directors may have given differing weights to different factors.
Opinion of the Financial Advisor to the Westcorp Special Committee
      The Westcorp special committee retained Credit Suisse First Boston to act as its financial advisor in connection with the Westcorp merger. In connection with Credit Suisse First Boston’s engagement, the Westcorp special committee requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the Westcorp exchange ratio. On September 11, 2005, the Westcorp special committee met to review the Westcorp merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Westcorp special committee certain financial analyses as described below and rendered to the Westcorp special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 11, 2005, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the Westcorp exchange ratio was fair, from a financial point of view, to the holders of Westcorp common stock, other than the controlling shareholder of Westcorp and affiliates of the controlling shareholder.
      The full text of Credit Suisse First Boston’s written opinion, dated September 11, 2005, to the Westcorp special committee, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Appendix C and is incorporated into this joint proxy statement-prospectus by reference in its entirety. Holders of Westcorp common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion was provided to the Westcorp special committee in connection with its evaluation of the Westcorp exchange ratio and relates only to the fairness, from a financial point of view, of the Westcorp exchange ratio to the holders of Westcorp common stock, other than the controlling shareholder of Westcorp and affiliates of the controlling shareholder. Credit Suisse First Boston’s opinion does not address any other aspect of the proposed mergers or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the mergers. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion, Credit Suisse First Boston reviewed a draft dated September 11, 2005 of the merger agreement and certain related documents as well as certain publicly available business and financial information relating to Westcorp and Wachovia. Credit Suisse First Boston also reviewed certain other information, including internal financial forecasts of Westcorp (and adjustments thereto) and publicly available financial forecasts relating to Wachovia, provided to or discussed with Credit Suisse First Boston by Westcorp and Wachovia, and met with the managements of Westcorp and Wachovia to discuss the businesses and prospects of Westcorp and Wachovia. Credit Suisse First Boston also considered certain financial and stock market data of Westcorp and Wachovia and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to those of Westcorp and Wachovia, and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.
      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Westcorp (including adjustments thereto) that Credit Suisse First Boston reviewed, Westcorp’s management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Westcorp’s management as to the future financial performance of Westcorp. With respect to the publicly available financial forecasts for Wachovia which Credit Suisse First Boston reviewed, Wachovia’s management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts represented reasonable estimates as to the future financial performance of Wachovia. Credit Suisse First Boston also assumed, with Westcorp’s consent, that the Westcorp merger would constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Credit Suisse First Boston further assumed, with Westcorp’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Westcorp merger and related transactions (including the bank conversion, the bank merger and the WFS merger, each as contemplated by the merger agreement), no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Westcorp, Wachovia or the Westcorp merger and that the Westcorp merger and related transactions would be completed in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement therein.
      Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Westcorp or Wachovia, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. In addition, Credit Suisse First Boston is not an expert in the evaluation of loan portfolios or allowances for losses with respect thereto and was not requested to conduct, and it did not conduct, a review of individual credit files. Credit Suisse First Boston was advised, and it therefore assumed, that Westcorp’s and Wachovia’s allowances for loan portfolio losses were, and on a pro forma basis will be, in the aggregate, adequate to cover such losses. Representatives of Westcorp advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger agreement and related documents, when executed, would conform to the drafts dated September 11, 2005 of such documents in all respects material to Credit Suisse First Boston’s analyses. Credit Suisse First Boston’s opinion addressed only the fairness, from a financial point of view, to the holders of Westcorp common stock, other than the controlling shareholder of Westcorp and affiliates of the controlling shareholder, of the Westcorp exchange ratio and did not address any other aspect or implication of the Westcorp merger or related transactions or any other agreement, arrangement or understanding entered into in connection with the Westcorp merger or related transactions or otherwise (including, without limitation, the bank conversion, the bank merger and the WFS merger). Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston did not express any opinion as to what the actual value of Wachovia common stock would be when issued to holders of Westcorp common stock pursuant to the

Westcorp merger or the prices at which Westcorp common stock will trade at any time. In connection with Credit Suisse First Boston’s engagement, Credit Suisse First Boston was instructed to solicit indications of interest from, and Credit Suisse First Boston held preliminary discussions with, selected third parties regarding the possible acquisition of Westcorp. Credit Suisse First Boston’s opinion did not address the relative merits of the Westcorp merger as compared to other business strategies or transactions that might be available to Westcorp, nor did it address the underlying business decision of Westcorp to proceed with the Westcorp merger. Except as described above, the Westcorp special committee imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.
      In preparing its opinion to the Westcorp special committee, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Westcorp and Wachovia. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Westcorp, Wachovia or the Westcorp merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.
      Credit Suisse First Boston was not requested to, and it did not, recommend the specific form or amount of consideration payable in the Westcorp merger, which consideration was determined through negotiation between Westcorp and Wachovia. Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Westcorp special committee in its evaluation of the Westcorp merger and should not be viewed as determinative of the views of the Westcorp special committee, the Westcorp board of directors or Westcorp management with respect to the Westcorp merger or Westcorp exchange ratio. Credit Suisse First Boston assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.
      The following is a summary of the material financial analyses reviewed with the Westcorp special committee in connection with Credit Suisse First Boston’s opinion dated September 11, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Westcorp Analyses
      Selected Companies Analysis. Using publicly available information, Credit Suisse First Boston reviewed trading multiples of Westcorp and the following six selected publicly held companies, one of which is in the automobile finance industry, two of which are in the diversified consumer finance industry and three of which are in the mortgage finance industry:

Automobile Finance	Diversified Consumer Finance	Mortgage Finance
Companies	Companies	Companies

• AmeriCredit Corp.	• Capital One Financial Corporation • CompuCredit Corporation	• Countrywide Financial Corporation • IndyMac Bancorp, Inc. • Downey Financial Corp.
Credit Suisse First Boston compared, among other things, closing stock prices on September 9, 2005 as multiples of estimated earnings per share, commonly referred to as EPS, for calendar years 2005 and 2006 and book value per share and tangible book value per share as of June 30, 2005. Credit Suisse First Boston then applied ranges of selected multiples of estimated EPS for calendar years 2005 and 2006 and book value per share and tangible book value per share as of June 30, 2005 derived from the selected companies to corresponding financial data of Westcorp. Financial data for the selected companies were based on Institutional Brokerage Estimate System, referred to as I/B/E/S (a data service that compiles estimates issued by securities analysts), and First Call consensus estimates, public filings and other publicly available information. Financial data for Westcorp were based on internal estimates of Westcorp’s management and public filings. This analysis and the per share closing price of Wachovia common stock on September 9, 2005 resulted in the following implied exchange ratio reference range, as compared to the Westcorp exchange ratio:

Implied Exchange Ratio	Westcorp
Reference Range	Exchange Ratio

1.011x – 1.253x	1.2749x
      Selected Transactions Analysis. Using publicly available information, Credit Suisse First Boston reviewed implied purchase price multiples in the following six selected transactions in the diversified consumer finance industry for which public information was available:

Acquiror	Target

• HSBC Holdings plc	• Metris Companies Inc.
• Bank of America Corporation	• MBNA Corporation
• Washington Mutual, Inc.	• Providian Financial Corporation
• Citigroup Inc.	• Washington Mutual Finance Corporation
• Citigroup Inc.	• Sears, Roebuck and Co. (credit card operations division)
• HSBC Holdings plc	• Household International, Inc.
Credit Suisse First Boston reviewed, among other things, per share purchase prices in the selected transactions as multiples of latest 12 months and estimated next 12 months EPS and tangible book value per share as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse First Boston also reviewed the premiums paid over tangible book value as a percentage of managed receivables as of the most recent completed accounting period prior to public announcement of the relevant transaction. Credit Suisse First Boston then applied ranges of selected multiples of latest 12 months and estimated next 12 months EPS and tangible book value per share and selected premium percentages to managed receivables derived from the selected transactions to corresponding financial data of Westcorp. Multiples for selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial data for Westcorp were based on internal estimates of Westcorp’s management and public filings. This analysis and the per share closing price of Wachovia common stock on September 9, 2005 resulted in the following implied exchange ratio reference range, as compared to the Westcorp exchange ratio:

Implied Exchange Ratio	Westcorp
Reference Range	Exchange Ratio

1.089x – 1.491x	1.2749x
      Discounted Cash Flow Analysis. Credit Suisse First Boston performed a dividend discount analysis to calculate the estimated future dividend stream that Westcorp could generate, on a stand-alone basis, for calendar years 2005 through 2008, based on internal estimates of Westcorp’s management. Credit Suisse First Boston also derived the estimated terminal value of Westcorp common stock as of the end of calendar year 2008 by applying a range of terminal value forward multiples of 10.5x to 12.5x to Westcorp’s calendar year 2009 estimated net income. The present values of the estimated future dividend stream and terminal values were calculated as of June 30, 2005 using discount rates of 11.0% to 13.0%. A discounted cash flow value per share was then derived by adding the present value of the estimated future dividend stream per share and terminal value per share at the applicable discount rate and terminal value multiples. For purposes of this analysis, Credit Suisse First Boston utilized the following assumptions based on internal financial information and estimates of Westcorp’s management:

•	a targeted tangible common equity to assets ratio of 9.0%; and

•	a pre-tax opportunity cost on dividends of 3.87%.
This analysis and the per share closing price of Wachovia common stock on September 9, 2005 resulted in the following implied exchange ratio reference range, as compared to the Westcorp exchange ratio:

Implied Exchange Ratio	Westcorp
Reference Range	Exchange Ratio

0.958x - 1.191x	1.2749x
      Credit Suisse First Boston also performed certain sensitivities to the discounted cash flow analysis described above assuming, based on discussions with Westcorp management, cumulative increases of approximately 0.75% and 1.50% in loan yields from calendar years 2005 through 2009, which resulted in implied exchange ratio reference ranges of 0.999x - 1.239x and 1.041x - 1.287x, respectively.
      Contribution Analysis. Credit Suisse First Boston compared, among other things, the relative contributions of Westcorp and Wachovia to the combined company’s estimated net income for calendar years 2005 and 2006. Estimated financial data for Westcorp were based both on internal estimates of Westcorp’s management, referred to as the management case, and publicly available research analysts’ consensus estimates, referred to as the street case. Estimated financial data for Wachovia were based on First Call consensus estimates. Based on the implied equity ownership percentages of Westcorp’s shareholders in the combined company immediately upon completion of the Westcorp merger derived from the relative contributions of Westcorp under both the management case and the street case to the combined company’s estimated net income for calendar years 2005 and 2006, this analysis indicated the following implied exchange ratio reference range, as compared to the Westcorp exchange ratio:

Implied Exchange Ratio	Westcorp
Reference Range	Exchange Ratio

1.071x – 1.150x	1.2749x

Wachovia Analysis
      Selected Companies Multiples Analysis. Using publicly available information, Credit Suisse First Boston reviewed trading multiples of Wachovia and the following selected publicly held companies in the financial services industry:

•	Citigroup Inc.

•	Bank of America Corporation

•	JPMorgan Chase & Co.

•	Wells Fargo & Company

•	U.S. Bancorp

•	SunTrust Banks, Inc.
Credit Suisse First Boston reviewed closing stock prices on September 9, 2005 as multiples of estimated EPS for calendar years 2005 and 2006 and book value per share and tangible book value per share as of June 30, 2005. Credit Suisse First Boston then compared the low, mean, median and high multiples of estimated EPS for calendar years 2005 and 2006 and book value per share and tangible book value per share as of June 30, 2005 for the selected companies to corresponding multiples implied for Wachovia. Financial data for Wachovia and the selected companies were based on First Call consensus estimates, public filings and other publicly available information. This analysis indicated the following low, mean, median and high multiples for the selected companies, as compared to corresponding multiples of Wachovia:

	Implied Multiples
	for Selected Companies
Closing Stock Price as									Implied Multiples
Multiples of:	Low		Mean		Median		High		of Wachovia

EPS
Calendar year 2005	10.0	x	11.9	x	12.2	x	13.2	x	11.8x
Calendar year 2006	9.7	x	10.9	x	10.8	x	11.9	x	10.6x
Book Value	1.16	x	1.97	x	1.89	x	2.75	x	1.66x
Tangible Book Value	2.17	x	3.27	x	3.24	x	4.57	x	3.22x

Other Factors
      In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	historical trading prices of Westcorp during the period beginning on April 4, 2005, the date on which third party indications of interest regarding a possible acquisition of Westcorp were first solicited on behalf of Westcorp, and ending on September 9, 2005, the last trading day prior to public announcement of the mergers;

•	the implied premiums paid in the Westcorp merger based on the Westcorp exchange ratio relative to Westcorp’s closing stock price on September 9, 2005 and average closing stock prices over various periods ended September 9, 2005;

•	EPS, book value per share and tangible book value per share multiples of Westcorp and premium to Westcorp’s managed receivables implied in the Westcorp merger based on the Westcorp exchange ratio (i) as compared to corresponding trading multiples of Westcorp and Wachovia based on closing stock prices on September 9, 2005 and (ii) as a percentage of corresponding median trading multiples for the selected companies referred to under “Westcorp Analyses— Selected Companies Analysis” and corresponding median purchase price multiples for the selected transactions referred to under “Westcorp Analyses— Selected Transactions Analysis;”

•	forward 12 months estimated EPS and tangible book value per share multiples of Westcorp and Wachovia over the two-year period ended September 9, 2005, and corresponding historical median trading multiples for the selected companies referred to under “Westcorp Analyses— Selected Companies Analysis” as compared to corresponding multiples of Westcorp implied in the Westcorp merger based on the Westcorp exchange ratio and the per share price of Wachovia common stock as of September 9, 2005; and

•	the daily ratio of the closing price of Westcorp common stock to the closing price of Wachovia common stock on September 9, 2005 and over various periods ended September 9, 2005.

Miscellaneous
      The Westcorp special committee selected Credit Suisse First Boston as its financial advisor based on Credit Suisse First Boston’s qualifications, experience and reputation, and its familiarity with Westcorp and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to Westcorp and Wachovia unrelated to the mergers, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its and its affiliates’ accounts and for the account of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations of Westcorp and Wachovia) and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      Westcorp has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the Westcorp merger, a significant portion of which is contingent upon completion of the Westcorp merger. A fee also was payable upon the rendering of Credit Suisse First Boston’s opinion. In addition, Westcorp has agreed to reimburse Credit Suisse First Boston for expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Opinion of the Financial Advisor to the WFS Special Committee
      Deutsche Bank has acted as financial advisor to the WFS special committee in connection with the WFS merger. On September 11, 2005, Deutsche Bank delivered its oral opinion to each of the WFS special committee and the WFS board of directors, subsequently confirmed in writing on September 12, 2005, to the effect that, as of such dates, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the WFS exchange ratio of 1.4661 shares of Wachovia common stock for 1 share of WFS common stock was fair, from a financial point of view, to the shareholders of WFS other than Western Financial Bank and its affiliates.
      The full text of Deutsche Bank’s written opinion dated September 12, 2005, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Appendix D to this joint proxy statement-prospectus and is incorporated herein by reference. WFS’ minority shareholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.
      In connection with Deutsche Bank’s role as financial advisor to the WFS special committee, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning WFS, Westcorp and Wachovia and certain internal analyses and other information furnished to it by WFS and by Westcorp. Deutsche Bank also held discussions with members of the senior managements of WFS, Westcorp and Wachovia regarding the businesses and prospects of their respective companies. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for WFS common stock, Westcorp common stock and Wachovia common stock,

•	compared certain financial and stock market information for WFS, Westcorp and Wachovia with similar information for certain companies which it deemed comparable to WFS, Westcorp and/or Wachovia and whose securities are publicly traded,

•	reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part,

•	reviewed the terms of the merger agreement as of the date of its written opinion, and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.
      In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning WFS, Western Financial Bank, Westcorp or Wachovia, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of WFS, Western Financial Bank, Westcorp or Wachovia. With respect to the financial forecasts and projections of WFS and Westcorp made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WFS or Westcorp, as the case may be, as to the matters covered thereby. In addition, Deutsche Bank assumed that Wachovia will perform in the future in accordance with the expectations of Wall Street analysts as reflected in consensus estimates. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. In rendering its opinion, Deutsche Bank was not asked or authorized by WFS, the WFS board of directors or the WFS special committee to solicit, and Deutsche Bank has not solicited, interest from any party with respect to the acquisition of all or any portion of WFS or any of its assets, nor did Deutsche Bank negotiate with any such party in connection with any such transaction other than Wachovia and Westcorp.
      For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of Westcorp and Wachovia contained in the merger agreement as of the date of its written opinion are true and correct,

•	Westcorp, Wachovia, WFS and Western Financial Bank will each perform all of the covenants and agreements to be performed by it under the merger agreement as of the date of its written opinion,

•	all conditions to the obligations of each of Westcorp, Wachovia, WFS and Western Financial Bank to complete the WFS merger will be satisfied without any waiver or modification thereof,

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the WFS merger will be obtained, and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of WFS, Western Financial Bank, Westcorp or Wachovia is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on WFS, Western Financial Bank, Westcorp or Wachovia or materially reduce the contemplated benefits of the WFS merger to WFS.

     Deutsche Bank’s Financial Analysis
      Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the WFS special committee and the WFS board of directors at their respective meetings on September 11, 2005.
      Dividend Discount Analysis. Deutsche Bank performed a dividend discount analysis for WFS and Wachovia. Deutsche Bank calculated the equity value of WFS as the sum of the net present values of

•	the estimated dividends that WFS will generate for the years 2006 through 2008, after it meets a target tier II capital ratio of 13.50%, and

•	the terminal value of WFS at the end of such period.
      Deutsche Bank calculated the equity value of Wachovia as the sum of the net present values of

•	the estimated dividends that Wachovia will generate for the years 2006 through 2008, after it meets a target equity to assets ratio of 8.97%, and

•	the terminal value of Wachovia at the end of such period.
      The estimated dividends for WFS were derived using the financial projections for WFS for the years 2005 through 2008 prepared by the management of WFS. The projections provided by WFS management assume that (a) Western Financial Bank will continue to be regulated under the charter of the OTS, (b) the then pending minority buy-in of WFS by Western Financial Bank does not happen and (c) WFS does not raise additional capital through a rights offering. The estimated dividends for Wachovia were derived using Wall Street estimates. The terminal value for WFS was calculated based on projected net income for 2009 and a range of multiples of net income ranging from 8.0x to 12.0x. The terminal value for Wachovia was calculated based on projected net income for 2009 and a range of multiples of net income ranging from 9.0x to 13.0x. Deutsche Bank used a discount rate for WFS of 10.5% and for Wachovia of 10.4%. Deutsche Bank used these discount rates based on its judgment of the estimated cost of equity for WFS and Wachovia and used the net income multiples based on its review of the trading characteristics of WFS and Wachovia and certain companies which Deutsche Bank deemed comparable to WFS or Wachovia, as appropriate.
      Deutsche Bank observed that the dividend discount analysis yielded implied exchange ratios ranging from 1.200x to 1.400x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      Comparable Public Company Analysis. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for each of WFS and Wachovia, as applicable, to corresponding information and measurements for groups of publicly traded companies in the auto finance business and money center banks, respectively.
      The publicly traded companies selected in the automobile finance business to which WFS was compared consisted of:

•	AmeriCredit Corp.

•	United PanAm Financial Corporation

•	Credit Acceptance Corp.
      The publicly traded money center banks to which Wachovia was compared consisted of:

•	Citigroup Inc.

•	Bank of America Corporation

•	JPMorgan Chase & Co.

•	Wells Fargo & Company

•	U.S. Bancorp

•	Bank of New York Company, Inc.

•	SunTrust Banks, Inc.

•	PNC Financial Services Group, Inc.
      The financial information and valuation measurements reviewed by Deutsche Bank included:

•	ratio of premium to receivables

•	ratio of market capitalization to book value

•	ratio of share price to 2006 estimated net earnings per share
      To calculate the trading multiples, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports and published historical financial information and earnings estimates reported by FactSet. FactSet is a data service that monitors and publishes compilations of earnings estimates by selected research analysts and other financial information regarding companies of interest to institutional investors.
      Deutsche Bank observed that the comparable public company analysis yielded implied exchange ratios ranging from 0.925x to 1.450x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      None of the companies utilized in the comparable public company analysis is identical to Wachovia or WFS. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s final opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.
      Contribution Analysis. Deutsche Bank compared the relative contributions of Wachovia and WFS to selected components of the pro forma income statement and balance sheet of the combined company. In this analysis, the contribution of WFS represented the approximately 16% of WFS owned by the WFS minority shareholders. The financial data used in this analysis was provided by (a) with respect to Wachovia, the Form 10-Q for the quarter ended June 30, 2005 and earnings estimates based on consensus Wall Street projections and (b) with respect to WFS, the Form 10-Q for the quarter ended June 30, 2005 and financial projections prepared by WFS’ management.
      This analysis demonstrated that on a pro forma combined basis (a) as of June 30, 2005, Wachovia and WFS would account for (1) 96.87% and 0.31%, respectively, of the combined company’s pro forma total assets (with the balance accounted for by Westcorp), and (2) 96.68% and 0.37%, respectively, of the combined company’s pro forma book value (with the balance accounted for by Westcorp), (b) as of September 9, 2005, Wachovia and WFS would account for 95.66% and 0.51%, respectively, of the combined company’s pro forma market capitalization (with the balance accounted for by Westcorp), (c) for the year ending December 31, 2005, Wachovia and WFS would account for 95.90 and 0.53%, respectively, of the combined company’s projected pro forma net income (with the balance accounted for by Westcorp), and (d) for the year ending December 31, 2006, Wachovia and WFS would account for 96.08% and 0.55%, respectively, of the combined company’s projected pro forma net income (with the balance accounted for by Westcorp).
      Deutsche Bank observed that the contribution analysis yielded implied exchange ratios ranging from 0.775x to 1.400x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      Historical Premia Paid Analysis. Deutsche Bank identified 33 transactions announced since January 2002 in which the value of the transaction was between $2 billion and $5 billion and for which public information was available. We refer to these 33 transactions as the selected transactions. For each of the selected transactions, Deutsche Bank reviewed the premium to the acquired company’s per share market price 1 day, 1 week, 1 month, 60 days, 90 days and 120 days prior to the announcement of the transaction, in each case represented by the acquisition price in the transaction. The following table summarizes the results of this review.

	1 day	1 week	1 month	60 days	90 days	120 days
	prior	prior	prior	prior	prior	prior

Mean premium paid:	21.2%	23.6%	28.1%	35.7%	42.8%	44.7%
Median premium paid:	16.0%	16.8%	25.1%	31.1%	37.2%	43.4%
      Deutsche Bank applied these premia to WFS’ respective share prices, assuming an announcement date, of August 23, 2005, the date Westcorp publicly confirmed that it was in discussions regarding a possible business combination, and compared these values to Wachovia’s five day trailing share price average as of September 11, 2005. Deutsche Bank observed that the historical premia paid analysis yielded implied exchange ratios ranging from 1.150x to 1.500x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      The historical premia paid analysis was based on public information available, without taking into account differing market and other conditions during the period in which the selected transactions were announced. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of WFS and the companies involved in the selected transactions, Deutsche Bank believes that a historical premia paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the WFS merger that could affect the value of the subject companies and businesses and WFS.
      Comparable Transaction Analysis. Deutsche Bank reviewed nineteen closed mergers and acquisitions transactions with public targets announced since January 1999 in the specialty finance industry with purchase prices greater than $100 million, and for which public information was available, including three transactions in the automobile finance sector. The transactions reviewed, which are referred to as the selected specialty finance transactions, are:

Target	Acquirer

Associates First Capital Corporation	Citigroup Inc.
Household International, Inc.	HSBC Holdings plc
Washington Mutual Finance Corporation	Citigroup Inc.
Trendwest Resorts, Inc.	Cendant Corporation
Fleet Mortgage Corp.	Washington Mutual, Inc.
Residential Mortgage Operations	Washington Mutual, Inc.
Education Lending Group, Inc.	CIT Group Inc.
Rock Financial Corporation	Intuit Inc.
Long Beach Financial Corporation	Washington Mutual, Inc.
Arcadia Financial Ltd.	Associates First Capital Corporation
Onyx Acceptance Corporation	Capital One Financial Corporation
Litchfield Financial Corporation	Textron Inc.
Apex Mortgage Capital, Inc.	American Home Mortgage Holdings, Inc.
Resource Bancshares Mortgage Group, Inc.	NetBank, Inc.
Source One Mortgage Services Corporation	Citigroup Inc.
Wilmington Finance Inc.	American International Group, Inc.
Prism Financial Corporation	Royal Bank of Canada
MFN Financial Corporation	Consumer Portfolio Services, Inc.
Sterling Capital Mortgage Company	Royal Bank of Canada
      The financial information and valuation measurements reviewed by Deutsche Bank with respect to the selected specialty finance transactions included:

•	ratios of purchase price to book value

•	ratios of purchase price to last twelve months net earnings at the time of announcement of the respective transactions

•	ratios of premium to receivables
      The following table summarizes the results of this review:

	price/book	price/LTM earnings	premium to receivables

Median	2.0x	12.2x	7.0%
      For purposes of determining implied exchange ratios, Deutsche Bank used Wachovia’s five day trailing share price average as of September 11, 2005. Deutsche Bank observed that the comparable transaction analysis yielded implied exchange ratios ranging from 0.925x to 1.150x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      The comparable transaction analysis was based on public information available, without taking into account differing market and other conditions during the period in which the selected specialty finance transactions were announced. Because the reasons for, and circumstances surrounding, each of the selected specialty finance transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of WFS and the companies involved in the selected specialty finance transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected specialty finance transactions and the WFS merger that could affect the value of the subject companies and businesses and WFS.
      Combination “At Market” Analysis. Deutsche Bank determined the implied exchange ratio based on the share prices of Wachovia and WFS for the 1 day and average 7 day, 30 day, 60 day, 90 day, 1 year, 2 year, 3 year and 5 year periods, assuming an announcement date of August 23, 2005, the date Westcorp publicly confirmed that it in was discussions regarding a possible business combination. Deutsche Bank observed that the “at market” combination analysis yielded implied exchange ratios ranging from 0.800x to 1.175x and compared that range of implied exchange ratios to the WFS exchange ratio of 1.4661x.
      General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the WFS special committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.
      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the WFS special committee and WFS board of directors as to the fairness to the WFS minority shareholders of the WFS exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by WFS’ and Westcorp’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WFS, Westcorp, or their respective advisors. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of WFS or Westcorp or their respective advisors, none of WFS, Westcorp, Deutsche Bank nor any other person assumes responsibility if future results or actual values are different from these forecasts or assumptions.
      The terms of the WFS merger, including the consideration to be paid to WFS minority shareholders, were determined through negotiations among WFS, Westcorp and Wachovia and were approved by the WFS board of directors upon the unanimous recommendation of the WFS special committee. Although Deutsche Bank provided advice to the WFS special committee during the course of these negotiations, the decision to enter into the WFS merger was solely that of the WFS board of directors, upon the unanimous recommendation of the WFS special committee. As described above, the opinion and presentation of Deutsche Bank to the WFS special committee were only one of a number of factors taken into consideration by the WFS special committee in making its determination to recommend the WFS merger. Deutsche Bank’s opinion was provided to the WFS board of directors and the WFS special committee to assist them in connection with their consideration of the WFS merger and does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the WFS merger.
      Deutsche Bank’s opinion does not in any manner address the prices or the range of prices at which shares of WFS common stock, Westcorp common stock or Wachovia common stock will trade at any time following the announcement of the WFS merger or as to the price or range of prices at which Wachovia common stock may trade subsequent to the completion of the WFS merger. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

      The WFS special committee selected Deutsche Bank as financial advisor in connection with the WFS merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions, including the services Deutsche Bank provided as financial advisor to the WFS special committee in connection with the 2004 transactions described in the next paragraph and Deutsche Bank’s resultant familiarity with WFS, Westcorp and the 2004 transactions. The WFS special committee has retained Deutsche Bank pursuant to a letter agreement dated September 6, 2005 which we refer to as the “engagement letter”. WFS will pay Deutsche Bank a reasonable and customary fee for its services as financial advisor to the WFS special committee in connection with the WFS merger, a portion of which will be paid to Deutsche Bank in connection with the delivery of its opinion, and a substantial portion of which is contingent upon completion of the WFS merger.
      Deutsche Bank is an affiliate of Deutsche Bank AG, which together with its affiliates we refer to as the “DB Group”. Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. One or more members of the DB Group have, from time to time, provided investment banking services to WFS for which it has received compensation. One or more members of the DB Group (i) has served as underwriter for WFS in several securitization transactions, (ii) has extended letters of credit to WFS, and (iii) has provided warehouse facilities to WFS. In the foregoing capacities, during the past two years, members of the DB Group have received an aggregate of approximately $5.5 million in compensation from WFS (which amount does not include the $500,000 opinion fee described below). Deutsche Bank previously served as financial advisor to the WFS special committee in connection with the proposed merger of WFS into Western Financial Bank pursuant to an Agreement and Plan of Merger and Reorganization, entered into as of May 23, 2004 among Westcorp, WFS and Western Financial Bank. On May 23, 2004, Deutsche Bank delivered its opinion to the WFS special committee and the WFS board of directors to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the exchange ratio in that proposed merger was fair, from a financial point of view, to the WFS minority shareholders. Deutsche Bank received a fee of $500,000 from WFS in connection with its opinion dated May 23, 2004. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of WFS, Wachovia and Westcorp for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Material United States Federal Income Tax Consequences
      The following is a summary of the material anticipated United States federal income tax consequences of the Westcorp merger and the WFS merger, generally applicable to holders of Westcorp common stock or WFS common stock who hold such stock as a capital asset. This summary is based on and subject to the Internal Revenue Code of 1986, as amended, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion.
      This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction and is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of Westcorp common stock or WFS common stock. Moreover, this discussion does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under certain United States federal income tax laws. Shareholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their Westcorp common stock or WFS common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of Westcorp common stock or WFS common stock as part of a hedge, straddle or conversion transaction.
If an entity treated as a partnership for United States federal income tax purposes holds Westcorp common stock or WFS common stock, the United States federal income tax treatment of a partner therein will generally depend on the status of the partner and upon the activities of the partnership. Partners in partnerships holding Westcorp common stock or WFS common stock should consult their tax advisors.
      It is a condition to completion of the mergers that (i) Wachovia receive a written opinion from its special counsel, Alston & Bird LLP, and that Westcorp receive a written opinion from its special counsel, Morrison & Foerster LLP, substantially to the effect that the Westcorp merger will qualify as a reorganization within the meaning of Section 368(a) the Internal Revenue Code and that (ii) Wachovia receive a written opinion from its special counsel, Alston & Bird LLP, and that WFS receive a written opinion from its special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that the WFS merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will rely on certain assumptions as well as representations and covenants made by Wachovia, Westcorp, WFS and others. If any of those assumptions, representations or covenants are inaccurate, counsel may not be able to render the required opinions and tax consequences of the mergers could differ from those discussed here. An opinion of counsel is not binding on the Internal Revenue Service or any court, nor does it preclude the Internal Revenue Service from adopting a contrary position. No ruling has been or will be sought from the Internal Revenue Service on the United States federal income tax consequences of the mergers. If each of the Westcorp merger and the WFS merger is treated as a reorganization within the meaning of Section 368(a) of the Code, then, for United States federal income tax purposes:

•	No gain or loss will be recognized by Wachovia, Westcorp or WFS as a result of the mergers;

•	No gain or loss will be recognized by a shareholder of Westcorp who exchanges all of his or her shares of Westcorp common stock solely for shares of Wachovia common stock, except for any gain recognized with respect to cash received instead of a fractional share of Wachovia common stock;

•	No gain or loss will be recognized by a shareholder of WFS who exchanges all of his or her shares of WFS common stock solely for shares of Wachovia common stock, except for any gain recognized with respect to cash received instead of a fractional share of Wachovia common stock;

•	The aggregate tax basis of the shares of Wachovia common stock received by holders of Westcorp common stock or WFS common stock, as the case may be, who exchange all of their Westcorp common stock or WFS common stock for shares of Wachovia common stock generally will be the same as the aggregate tax basis of the shares of Westcorp common stock or WFS common stock surrendered in exchange therefor reduced by any amount allocable to a fractional share of Wachovia common stock for which cash is received; and

•	The holding period of the shares of Wachovia common stock received by holders of Westcorp common stock or WFS common stock, as the case may be, generally will include the holding period of shares of Westcorp common stock or WFS common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares
      For United States federal income tax purposes, a Westcorp shareholder or WFS shareholder who receives cash instead of a fractional share of Wachovia common stock should recognize capital gain or loss equal to the difference between the cash amount received and the portion of the shareholder’s adjusted tax basis in the shares of Wachovia common stock allocable to the fractional share for which cash was received. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the shareholder’s holding period in the shares of Westcorp common stock or WFS common stock exchanged for the cash in lieu of a fractional share of Wachovia common stock is greater than one year.
      Tax matters are very complicated, and the tax consequences of the mergers to each Westcorp shareholder or WFS shareholder will depend on the facts of that shareholder’s situation. Westcorp shareholders and WFS shareholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the mergers, including the applicability and effect of any federal, state, local and foreign income and other tax laws.
Accounting Treatment
      Wachovia will treat the mergers as a purchase by Wachovia of Westcorp and WFS under GAAP. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.
      All unaudited pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the purchase method to account for the mergers. The final allocation of the purchase price will be determined after the mergers are completed and after completion of a thorough analysis to determine the fair values of Westcorp’s and WFS’ tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this document. Any decrease in the net fair value of the assets and liabilities of Westcorp as compared to the information shown in this document will have the effect of increasing the amount of the purchase price allocable to goodwill.
Interests of Certain Persons in the Mergers
      Some of Westcorp’s and WFS’ executive officers and directors have interests in the mergers that are in addition to and may be different from the interests as Westcorp and WFS shareholders they may share with you. The Westcorp, WFS and Wachovia boards were aware of these different interests and considered them, among other matters, in adopting the merger agreement and the transactions it contemplates.
     Executive Employment Arrangements
      Wachovia and Ernest S. Rady signed an offer letter at the time of the merger agreement to be effective upon completion of the Westcorp merger regarding Mr. Rady’s proposed role in the combined company. As Chairman of Wachovia’s dealer finance business and Chairman of Wachovia’s California banking business, Mr. Rady will receive a base salary of $500,000 and minimum incentive compensation of $275,000 in 2006 and 2007 and will be eligible for additional compensation under the Wachovia Corporation Senior Management Incentive Plan. Mr. Rady will also be eligible to participate in Wachovia’s employee benefits plans, including stock incentive plans. If Mr. Rady’s employment is terminated without cause prior to January 1, 2008, he will receive two years of severance pay based on his salary and incentive compensation. Mr. Rady’s offer letter indicated that Wachovia’s management would be willing to propose to Wachovia’s board of directors that Mr. Rady be elected as a director by

Wachovia’s board of directors, if Mr. Rady so desired, subject to completion of the mergers and the receipt of the applicable legal or regulatory approvals.
      Offer letters entered into at the time of the merger agreement and to be effective upon the completion of the Westcorp merger between Wachovia and each of:

•	Thomas A. Wolfe, President of Westcorp, President and Vice Chairman of Western Financial Bank, and President and Chief Executive Officer of WFS,

•	William Katafias, Executive Vice President of WFS,

•	Dawn Martin, Senior Vice President and Chief Information Officer of Westcorp and Executive Vice President and Chief Information Officer of Western Financial Bank and WFS,

•	J. Keith Palmer, Vice President and Treasurer of Westcorp and Senior Vice President and Treasurer of Western Financial Bank and WFS, and

•	Ronald Terry, Vice President and Chief Credit Officer of Westcorp and Senior Vice President and Chief Credit Officer of WFS,
provide these Westcorp executive officers with cash termination payments and other payments and benefits if their employment with Wachovia terminates without cause or if they terminate for good reason before December 31, 2007. We currently estimate that cash termination payments of up to $8,220,800 in the aggregate could be triggered if all such Westcorp executive officers, including Mr. Rady, were to terminate their employment within the time frames covered under the offer letters, which we do not expect to occur.
      The following chart sets forth the annual salary, target annual bonus incentive award, expected restricted share award and expected title for each such executive following completion of the mergers, together with the estimated aggregate termination payments that would be payable to each executive under the offer letters if the executive’s employment is terminated within the applicable time frames, based upon the compensation levels set forth in the offer letters. The salary, bonus and incentive awards for an executive may be increased from time to time following the completion of the mergers, which would in turn increase the aggregate termination payments.

				Expected Restricted
				Share Award
				(reflected in terms	Aggregate
			Minimum 2006 Cash	of expected	Termination
Executive Officer	Expected Title	Annual Salary	Incentive Award	economic value)	Payments

Thomas A. Wolfe	President and CEO	$500,000	$700,000	$1,000,000	$3,400,000
William Katafias	Executive Vice President, National Retail Sales Executive, West Coast Operations Manager	$260,000	$136,500	$260,000	$916,500
Dawn Martin	Senior Vice President, Chief Information Officer	$268,000	$107,200	$268,000	$911,200
Ronald Terry	Senior Vice President, Chief Credit Officer	$250,000	$100,000	$250,000	$850,000
J. Keith Palmer	Senior Vice President, Treasurer	$223,000	$66,900	$223,000	$735,900
      Each of the above named executives also agreed, for a period commencing on the effective date of their employment with Wachovia and continuing until twelve months following their last day of employment, to abide by certain restrictive covenants including restrictions on disclosure and use of confidential information and trade secrets, interference with protected employees and relationships with protected customers. Each of the above named executives, except for Mr. Wolfe, also agreed, as Westcorp shareholders, to abide by these restrictive covenants for a period of up to two years following completion of the Westcorp merger. Mr. Wolfe, as a Westcorp a shareholder, agreed to abide by these restrictive covenants and also agreed not to compete with the surviving company for a period of up to three years following completion of the Westcorp merger.
     Stock Options
      Employees, including executive officers, and directors of Westcorp, Western Financial Bank and WFS have received, from time to time, grants of stock options under Westcorp’s stock option plans. In the Westcorp merger, Wachovia will assume all Westcorp employee stock options and those options will become options to purchase Wachovia common stock. The vesting schedule, duration and other terms of each converted option will be substantially the same as the original option. The number of shares issuable under those options and the exercise prices will be adjusted to take into account the Westcorp exchange ratio. As of the date of this joint proxy statement-prospectus, Westcorp, Western Financial Bank and WFS executive officers held options to acquire an aggregate of [●] shares of Westcorp common stock at a weighted average exercise price of $[●].
      All non-employee director stock options will vest at the time of the Westcorp merger and will be canceled. In consideration for such cancellation, each non-employee director holding an option will be entitled to receive Wachovia common stock in an amount equal to the Westcorp exchange ratio times the difference (if positive) between the number of shares of Westcorp common stock that the option represented minus the number of shares of Westcorp common stock with an aggregate fair market value equal to the exercise price of such options, as based on the closing price of Westcorp common stock on the NYSE the day before the completion of the Westcorp merger. As of the date of this joint proxy statement-prospectus, non-employee Westcorp, Western Financial Bank and WFS directors held options to acquire an aggregate of [●] shares of Westcorp common stock at a weighted average exercise price of $[●]. As of the date of this joint proxy statement-prospectus, members of the Westcorp special committee and the WFS special committee, respectively, held options to acquire an aggregate of [●] and [●] shares of Westcorp common stock at weighted average exercise prices of $[●] and $[●], respectively.
     Severance Benefits
      Pursuant to the merger agreement, Westcorp and Wachovia have agreed that any employees of Westcorp or its subsidiaries who continue to be employed at Wachovia following the applicable effective date with the title of senior vice president or higher, as of the date of the merger agreement, will be entitled, in the event of a qualifying termination that occurs between the Westcorp merger effective date and December 31, 2007, to receive, in addition to any severance benefits to which they are entitled under Wachovia’s severance plan, a lump sum payment equal to the difference between the severance pay available under the Westcorp severance plan at the Westcorp merger effective date and the severance pay received pursuant to the Wachovia severance plan.
     Executive Deferral Plans
      Westcorp has maintained Executive Deferral Plans, which we refer to as the “EDPs”, for several years. Participants in the EDPs elect to defer salary and/or incentive compensation, which is then invested in certain investment media pursuant to the terms of the EDPs. The terms of the EDPs provide that the plans will fully accelerate in the event of a change of control, such as the Westcorp merger. The EDPs include provisions that require the payment of plan benefits in a lump sum if the EDPs are terminated after a change of control. In addition, pursuant to the terms of the EDPs, if a participant is terminated within 24 months following a change of control, the participant is deemed to have “retired” and will become eligible for a “retirement benefit” (i.e., a distribution of such participant’s plan accounts). Following the Westcorp merger, in the event that the EDPs are terminated, approximately $17 million will be paid out to plan participants, which includes an aggregate of approximately $5.69 million that will be paid out to Westcorp’s, WFS’ and Western Financial Bank’s executive officers who are plan participants (pursuant to the amount of the executive’s prior deferral elections).

     Indemnification and Insurance
      The merger agreement provides that, upon completion of the mergers, Wachovia will, to the fullest extent permitted by law, indemnify, defend and hold harmless all then present directors and officers of Westcorp and WFS against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the mergers.
      The merger agreement also provides that, for a period of six years after the mergers are completed, Wachovia will use all reasonable best efforts to provide directors and officers liability insurance for the individuals that were officers and directors of Westcorp and WFS at the time the mergers are completed with respect to claims arising from facts or events occurring before the mergers are completed. This director’s and officer’s liability insurance will contain coverage comparable to Westcorp’s and WFS’ existing coverage. However, if Wachovia is required to expend more than an amount annually equal to 200% of then current annual premiums paid by Westcorp and WFS and Wachovia is unable to maintain or obtain such levels of insurance, it will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available.
Voting Agreement
      As an inducement to and a condition of Wachovia’s willingness to enter into the merger agreement, Mr. Rady, solely in his capacity as a shareholder of Westcorp, and certain entities that Mr. Rady controls entered into the voting agreement. The voting agreement provides, among other things, that Mr. Rady and certain entities Mr. Rady controls, as Westcorp shareholders, will vote 20,890,258 shares, or approximately [ ● ]% of the shares outstanding as of the record date, of Westcorp common stock that they have beneficial ownership of in favor of the merger agreement and the Westcorp merger at the Westcorp special meeting. Mr. Rady and such entities are the beneficial owners of [       ●       ] shares, or approximately [ ● ]%, of Westcorp common stock as of the record date for the Westcorp special meeting. If Mr. Rady and the entities controlled by him determine to vote the remaining shares of Westcorp common stock beneficially owned by them “FOR” approval of the merger agreement and the Westcorp merger, the proposal at the Westcorp special meeting to approve the merger agreement and the Westcorp merger will be approved.
      In the voting agreement, Mr. Rady and the entities also agreed that they would not vote the shares subject to the voting agreement in favor of any other merger or acquisition transaction other than the Westcorp merger and that they would not sell or transfer the shares subject to the voting agreement unless such transferee also agrees to be bound by the terms of the voting agreement. They also agreed not to directly or indirectly solicit any proposals or inquiries for an acquisition transaction with Westcorp or its subsidiaries other than the Westcorp merger.
      A copy of the voting agreement is set forth in Appendix B of this joint proxy statement-prospectus. Shareholders are urged to read the voting agreement in its entirety.
Section 16
      Prior to the effective time of the applicable merger, Wachovia, Westcorp and WFS will each take all steps reasonably necessary to cause any acquisition of shares of Wachovia common stock (including pursuant to assumed stock options) and all dispositions of WFS or Westcorp common stock in connection with the applicable merger by any individual who is, or at the effective time of the applicable merger will become, subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, which requires reporting persons to disgorge to the issuer profits received by the reporting person as a result of the purchase and sale of securities within a six-month period.
Restrictions on Resales by Affiliates
      The shares of Wachovia common stock that Westcorp and WFS shareholders will own following the mergers have been registered under the Securities Act of 1933. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Wachovia, Westcorp, or WFS under the

Securities Act. An “affiliate” of Wachovia, Westcorp, or WFS, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Wachovia, Westcorp, or WFS, as the case may be. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock. Persons that are affiliates of Wachovia, Westcorp, or WFS at the time the mergers are submitted for vote of the Westcorp and WFS shareholders or of Wachovia following completion of the respective mergers may not sell their shares of Wachovia common stock acquired in the mergers except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act.
      This joint proxy statement-prospectus does not cover any resale of Wachovia common stock received in the mergers by any person that may be deemed to be an affiliate of Westcorp, WFS, or Wachovia.
Dissenters’ Rights
      The rights of Westcorp and WFS shareholders who wish to dissent in connection with the respective merger are governed by specific legal provisions contained in Chapter 13 (Sections 1300-1313) of the California Corporations Code, the text of which is attached as Appendix E to this joint proxy statement-prospectus. The description of dissenters’ rights contained in this joint proxy statement-prospectus is qualified in its entirety by reference to Chapter 13 of the California Corporations Code. The references to Westcorp shareholders in this section shall be deemed to include participants in Westcorp’s Employee Stock Ownership and Salary Savings Plan with respect to the shares of Westcorp common stock allocated to their accounts. Failure to follow the steps required by Chapter 13 of the California Corporations Code for perfecting dissenters’ rights may result in the loss of such rights.
      If the mergers are completed, Westcorp and WFS shareholders who object to the merger agreement and the respective merger and who have fully complied with all applicable provisions of Chapter 13 of the California Corporations Code, may have the right to require Westcorp or WFS, respectively, to purchase the dissenting shares of Westcorp or WFS common stock held by them for cash at the fair market value of those shares on the day before the terms of the mergers were first announced, excluding any appreciation or depreciation resulting from the proposed transaction. Persons who are beneficial owners of shares of Westcorp or WFS common stock but whose shares are held by another person, such as a broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares.
      Subject to the provisions of the California Corporations Code, Westcorp shareholders and WFS shareholders who have exercised their dissenters’ rights, will not have the right at law or in equity to attack the validity of the mergers or to have the mergers set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger agreement and the respective merger had been legally voted in favor of the merger agreement and the respective merger. In addition, if a WFS shareholder initiates any action to attack the validity of a merger or to have them set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a dissenting shareholder.
      Shares of Westcorp or WFS common stock must be purchased by Westcorp or WFS, respectively, upon demand from a dissenting shareholder if all applicable requirements of Chapter 13 of the California Corporation Code are complied with, but only if (a) demands for payment are filed with respect to 5% or more of the outstanding shares of Westcorp or WFS common stock, respectively, entitled to vote, or (b) the shares are subject to a restriction on transfer imposed by Westcorp or WFS or by any law or regulation.
      Neither Westcorp nor WFS is aware of any restriction on transfer of any of the shares of Westcorp or WFS common stock except restrictions that may be imposed upon shareholders who are deemed to be “affiliates” of Westcorp or WFS as that term is defined in Rule 144 promulgated under the Securities Act. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters’ rights they may have.

      For a shareholder to exercise his or her dissenters’ rights to have Westcorp or WFS, as applicable, purchase his or her shares of common stock, the procedure to be followed under Chapter 13 of the California Corporations Code includes the following requirements:

(i) The shareholder of record must have voted the dissenting shares against approval of the merger agreement and the Westcorp or WFS merger, as applicable. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of his or her shares for the merger agreement and the Westcorp or WFS merger, as applicable, without losing the right to have purchased those shares that were voted against the merger agreement and the Westcorp or WFS merger, as applicable.

(ii) Any shareholder who voted against approval of the merger agreement and the Westcorp or WFS merger, as applicable, and who wishes to have purchased his or her shares that were voted against the merger agreement and the Westcorp or WFS merger, as applicable, must make a written demand to have Westcorp or WFS, as applicable, purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Westcorp or WFS, as applicable, or their respective transfer agents not later than the date of the respective special meeting.
      Within ten days after the approval of the Westcorp or WFS merger, as applicable, by Westcorp and WFS shareholders, the respective holders of shares of Westcorp or WFS common stock who voted against the merger agreement and the Westcorp or WFS merger, as applicable, and made a timely and proper demand for purchase (and who are entitled to require Westcorp or WFS, as applicable, to purchase their shares because either (i) holders of 5% or more of the outstanding shares of Westcorp or WFS, as applicable, filed demands for dissenters’ rights on or before the date of the special meetings, or (ii) the shares are restricted as to transfer) must be notified of the approval by shareholders of Westcorp or WFS, as applicable, who must offer all such shareholders a cash price for their shares that Westcorp or WFS, as applicable, considers to be the fair market value of the shares on the day before the terms of the mergers were first announced, excluding any appreciation or depreciation resulting from the proposed transaction. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the California Corporations Code in order for a shareholder to exercise the right to have Westcorp or WFS, as applicable, purchase his or her shares, including the 30-day time period for submitting certificates representing shares as to which dissenters’ rights are being exercised, and attach a copy of the relevant provisions of the California Corporations Code.
     Demand for Purchase
      Merely voting or delivering a proxy directing a vote against the approval of the merger agreement and the Westcorp or WFS merger, as applicable, does not constitute a demand for purchase. A written demand meeting all applicable requirements of Chapter 13 of the California Corporations Code is essential to perfect a shareholder’s dissenters’ rights.
      In all cases, the written demand that the dissenting shareholder must deliver to Westcorp or WFS must:

(i) be made by the person who was the shareholder of record, including a transferee of record, on the Westcorp or WFS record date, as applicable, set for voting on the merger agreement and the Westcorp or WFS merger, as applicable, (or his or her daily authorized representative), and not by someone who is merely a beneficial owner of the shares;

(ii) state the number and class of dissenting shares;

(iii) include a demand that Westcorp or WFS, as applicable, purchase the dissenting shares; and

(iv) include a statement of what the shareholder claims to be the fair market value of the dissenting shares on September 9, 2005 (the day before the mergers were announced), which will constitute an offer by such dissenting shareholder to sell the shares to Westcorp or WFS, as applicable, at that price.

      In addition, it is recommended that the following be observed to ensure that the written demand is properly executed and delivered:

(i) The written demand should be sent by registered or certified mail, return receipt requested.

(ii) The written demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares.

(iii) A written demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders.

(iv) Any person signing a written demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if Westcorp or WFS, as applicable, so requests, furnish written proof of this or her capacity and authority to sign the demand.
      A shareholder may not withdraw a written demand for payment without the consent of Westcorp or WFS, as applicable. Under the terms of the California Corporations Code, a demand by a shareholder is not effective for any purpose unless it is received by Westcorp or WFS, as applicable, (or any transfer agent thereof) on or before the date of its special meeting.
     Other Requirements
      Within 30 days after the date on which the notice of the approval of the merger is mailed by Westcorp or WFS, as applicable, to its respective shareholders, a dissenting shareholder must submit to Westcorp or WFS, as applicable, at its principal office or at the office of its transfer agent, the shareholder certificates representing any shares which the shareholder demands in writing be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares, or if the dissenting shares are uncertificated shares, written notice of the number of shares which the shareholder demands in writing be purchased. Upon subsequent transfer of the dissenting shares, the new certificates initial transaction statement, and other written statements issued therefor will bear a similar statement, together with the name of the original dissenting shareholder.
      If the respective company and a dissenting shareholder agree that the shares held by such shareholder are eligible for dissenters’ rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from the company the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between Westcorp or WFS, as applicable, and the holders thereof must be filed with the Corporate Secretary of Westcorp or WFS, as applicable, at the address set forth at the end of this section. Subject to the provisions of Section 1306 of the California Corporations Code, payment of the fair market value of the dissenting shares must be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the Westcorp or WFS merger, as applicable, are satisfied, whichever is later, and in the case of certificated shares, subject to surrender of the certificates, unless otherwise provided in the agreement. Cash dividends declared and paid by Westcorp or WFS, as applicable, upon the dissenting shares after the date of approval of the mergers by their shareholders and prior to payment for the shares will be credited against the total amount to be paid by Westcorp or WFS, as applicable. Except as expressly limited in Chapter 13 of the California Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.
      If Westcorp or WFS, as applicable, and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either the shareholder or Westcorp or WFS, as applicable, may file a complaint for judicial resolution of the dispute in the

California superior court located in the proper county. The complaint must be filed within six months after the date on which the respective notice of approval of the mergers is mailed to the shareholders of Westcorp or WFS, as applicable. If a complaint is not filed within such six month period, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares as dissenting shares is at issue, the court will first decide this issue. If the fair market value of the shares is at issue, the court will determine, or will appoint one or more impartial appraisers to assist in its determination of, the fair market value of the shares. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value determined by the court exceeds the price offered by Westcorp or WFS, as applicable, the relevant company will pay those costs (including, in the discretion of the court, attorneys’ and other fees, as well as interest thereon) if the value awarded by the court is more than 125% of the price offered to the shareholder.
      Any demands, notices, certificates or other documents required to be delivered to Westcorp or WFS, as applicable, may be sent as follows:

If you are a Westcorp shareholder: Westcorp Attention: Guy Du Bose, Esq. 23 Pasteur Irvine, California 92618 (949) 727-1002	If you are a WFS shareholder: WFS Financial, Inc. Attention: Guy Du Bose, Esq. 23 Pasteur Irvine, California 92618 (949) 727-1002
Regulatory Approvals Required for the Mergers and the Bank Conversion
      We have agreed to use all reasonable best efforts to obtain the regulatory approvals required for the mergers. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals”. These include primarily approval from the OCC and the Federal Reserve Board. We have either filed or intend to complete the filing promptly after the date of this joint proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The mergers cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the DOJ or a state attorney general will not attempt to challenge the mergers on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
      We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the mergers other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.
      Federal Reserve Board. The Westcorp merger is subject to receipt of the prior approval by the Federal Reserve Board under the Bank Holding Company Act, or a waiver of such requirement in accordance with regulations adopted by the Federal Reserve Board under the Bank Holding Company Act, 12 C.F.R. § 225.12(d). In the event we do not receive a waiver of the required approval and approval of the Westcorp merger is required under the Bank Holding Company Act by the Federal Reserve Board, the Federal Reserve Board will consider whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. Wachovia intends to request a waiver of the required Federal Reserve Board approval pursuant to the Federal Reserve Board regulations described above.
      Office of the Comptroller of the Currency. The bank conversion and bank merger are subject to approval by the OCC under the Bank Merger Act, 12 U.S.C. § 1828(c). Completion of the bank conversion requires prior approval of the OCC under Section 5 of the Home Owners’ Loan Act, 12 U.S.C. § 1464(i)(5). Assuming the OCC approves the transactions, the mergers may not be completed for 30 days, during which time the DOJ may challenge the mergers on antitrust grounds and seek divestiture of certain assets and liabilities. With agreement of the OCC and the DOJ, this waiting period may be reduced to no fewer than 15 days.
      The OCC is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the OCC finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
      Also, in reviewing a transaction under the Bank Merger Act, the OCC will consider the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the OCC will review the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the regulations issued under that statute, as well as legal and regulatory compliance matters and Community Reinvestment Act matters. The review of these factors relates to both the decision on the application and the timing of that decision, as well as any conditions that might be imposed.
      In considering whether to approve the bank conversion, the OCC will consider the financial and managerial condition of Western Financial Bank, including compliance with regulatory capital requirements, and will deny conversion if significant weaknesses exist. The OCC will also consider the adequacy of Western Financial Bank’s policies, practices and procedures, its record of performance under the Community Reinvestment Act of 1977, as well as many of the same factors considered in chartering a de novo national bank.
      Under the Community Reinvestment Act of 1977, as amended, the OCC will take into account our records of performance in meeting the credit needs of the communities, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act examinations from its federal regulator with respect to this criterion.
      The OCC will furnish notice and a copy of the application for approval of the mergers to the Federal Reserve Board, the OTS, the Federal Deposit Insurance Corporation and any appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the OCC. The OCC is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within this 30-day period. Furthermore, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the application submitted by Wachovia for approval of the bank conversion and the bank merger, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the OCC.
      If the DOJ were to commence an antitrust action, that action would stay the effectiveness of OCC approval of the bank merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC regarding the merger’s effect on competition. In particular, the DOJ may focus on the impact of the merger on competition for loans and other financial services to small and middle market businesses. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

      Antitrust. Because the Westcorp merger involves activities that are subject to review by the Federal Reserve Board under Section 4 of the Bank Holding Company Act, the Westcorp merger is partially subject to the HSR Act. The HSR Act prohibits the completion of transactions such as the Westcorp merger unless the parties notify the Federal Trade Commission, which we refer to as the “FTC”, and the DOJ in advance and a specified waiting period expires. Wachovia, Westcorp and WFS will file pre-merger notification and report forms with the FTC and the Antitrust Division of the DOJ. A transaction or portion of a transaction that is notifiable under the HSR Act may not be completed until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the filing of pre-merger notification and report forms by the parties with the FTC and DOJ.
      Other Regulatory Authorities. In connection with the bank conversion, we must file an application with the OTS. In determining whether to approve the application, the OTS will consider whether there are any current, pending or potential supervisory concerns or enforcement actions involving Western Financial Bank, whether Western Financial Bank has complied with stockholder approval requirements, and whether Western Financial Bank has confirmed that any liquidation accounts will be assumed by the converted institution. Other applications or notifications have been or are being filed with various state regulatory authorities in connection with acquisitions or changes in control of subsidiaries of Westcorp and WFS, including insurance subsidiaries, that may be deemed to result from the mergers.

THE MERGER AGREEMENT
      The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document.
Structure
      Subject to the terms and conditions of the merger agreement, and in accordance with North Carolina, California and federal law, Westcorp will merge with and into Wachovia, with Wachovia as the surviving corporation. Contemporaneously with the Westcorp merger, Western Financial Bank will be converted into a national banking association. Immediately following the bank conversion, Wachovia Bank, National Association, a wholly-owned subsidiary of Wachovia, will merge with and into Western Financial Bank and the name will be changed to Wachovia Bank, National Association. Not more than one business day prior to the Westcorp merger, Wachovia will form a new, wholly-owned direct subsidiary. Immediately following the bank merger, Wachovia will contribute to the new subsidiary the shares of Wachovia common stock to be paid to WFS shareholders in the WFS merger. Immediately following this contribution of shares of Wachovia common stock to the new subsidiary, Wachovia will contribute the new subsidiary to the surviving bank in the bank merger, and the new subsidiary will become a wholly-owned direct subsidiary of the surviving bank. Immediately following the contribution of the new subsidiary to the surviving bank, the new subsidiary will merge with and into WFS, with WFS as the surviving corporation. Wachovia will be the surviving corporation in the Westcorp merger and will continue its corporate existence under the laws of North Carolina. Following the Westcorp merger, Wachovia’s articles of incorporation and bylaws will continue in existence and Wachovia’s board of directors and officers will continue to serve their terms. See “Comparison of Shareholder Rights” beginning on page      ●     . Following the WFS merger, the articles of incorporation of WFS will continue in existence, the bylaws of the new subsidiary will be the bylaws of WFS, the directors of the new subsidiary will be the directors of WFS and the officers of WFS will be the officers of WFS. After completion of the mergers, former Westcorp shareholders will own approximately [     ●     ]% of Wachovia’s outstanding common stock, former WFS shareholders will own approximately [     ●     ]% of Wachovia’s outstanding common stock and current Wachovia shareholders will own approximately [     ●     ]% of Wachovia’s outstanding common stock.
Conversion of Stock; Treatment of Options
      Wachovia Common Stock. Each share of Wachovia common and preferred stock outstanding at the time of the mergers will remain outstanding and those shares will be unaffected by the mergers.
      Westcorp Common Stock. Upon completion of the Westcorp merger, each share of Westcorp common stock outstanding (other than shares held by Westcorp’s subsidiaries or Wachovia or any of its subsidiaries (other than certain shares held on behalf of third parties), which will be canceled with no payment being made with respect thereto, and by shareholders of Westcorp who properly exercise and perfect their dissenters’ rights under California law if available, as applicable) will be converted into the right to receive 1.2749 shares of Wachovia common stock, with the appropriate number of attached stock purchase rights under Wachovia’s shareholder rights plan. See “Shareholder Protection Rights Plan” beginning on page      ●     . The Westcorp exchange ratio is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits or similar events before the Westcorp merger is completed.
      WFS Common Stock. Upon completion of the WFS merger, each share of WFS common stock outstanding (other than shares held by Westcorp, Western Financial Bank, or Wachovia or any of their respective subsidiaries (other than certain shares held on behalf of third parties), which will be canceled with no payment being made with respect thereto, and by shareholders of WFS who properly exercise and perfect their dissenters’ rights under California law if available, as applicable) will be converted into the right to receive 1.4661 shares of Wachovia common stock, with the appropriate number of attached stock purchase rights under Wachovia’s shareholder rights plan. The WFS exchange ratio is subject to customary and proportionate adjustments in the event of stock splits, reverse stock splits or similar events before the WFS merger is completed.
      Westcorp Stock Options. Each employee option to acquire Westcorp common stock outstanding and unexercised immediately prior to completion of the Westcorp merger will be converted into an option to purchase Wachovia common stock, with the following adjustments:

•	the number of shares of Wachovia common stock subject to the new option will equal the product of the number of shares of Westcorp common stock subject to the original option and the Westcorp exchange ratio (rounded down to the nearest whole share); and

•	the exercise price per share of Wachovia common stock subject to the new option will equal the exercise price under the original option divided by the Westcorp exchange ratio (rounded up to the nearest cent).
      The vesting schedule, duration and terms of each new option will be substantially the same as the original Westcorp option. Options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.
      Wachovia will take the corporate actions that are necessary to reserve a sufficient number of shares of its common stock for issuance upon exercise of the new options. In addition, it will file appropriate registration statements with the SEC to register the shares of its common stock underlying the new options.
      All Westcorp stock options that are held by non-employee directors of Westcorp, Western Financial Bank or WFS will vest at the time of the Westcorp merger and will be canceled. In consideration for such cancellation, each non-employee director holding an option will be entitled to receive Wachovia common stock in an amount equal to the Westcorp exchange ratio times the difference (if positive) between the number of shares of Westcorp common stock that the option represented minus the number of shares of Westcorp common stock with an aggregate fair market value equal to the exercise price of such shares, as based on the closing price of Westcorp common stock on the NYSE the day before the completion of the Westcorp merger.
      There are no outstanding options to purchase shares of WFS common stock.
Exchange of Certificates; Fractional Shares
      Exchange Procedures. At completion of the mergers, Wachovia will deposit with an exchange agent, which will be Wachovia Bank, National Association, or another bank or trust company designated by Wachovia and reasonably acceptable to Westcorp and WFS, (1) certificates or, at Wachovia’s option, evidence of shares in book entry form, representing the shares of Wachovia common stock to be issued under the merger agreement in the Westcorp merger, and (2) sufficient cash to be paid instead of any fractional shares of Wachovia common stock to be issued under the merger agreement in the Westcorp merger. In addition, WFS will deposit with the exchange agent (1) certificates or, at WFS’ option, evidence of shares in book entry form, representing shares of Wachovia common stock to be issued under the merger agreement in the WFS merger and (2) sufficient cash to be paid instead of any fractional shares of Wachovia common stock to be issued under the merger agreement in the WFS merger.
      The exchange agent will then mail transmittal letters to Westcorp and WFS shareholders. Each transmittal letter will contain instructions about the surrender of Westcorp or WFS common stock certificates, respectively, for statements indicating book entry ownership of Wachovia common stock and any cash to be paid instead of fractional shares of common stock. Westcorp and WFS shareholders may request in the transmittal letter to receive a Wachovia stock certificate instead of a statement indicating book entry ownership of Wachovia common stock.

      Westcorp and WFS common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following completion of the mergers.
      Westcorp and WFS common stock certificates presented for transfer after completion of the mergers will be canceled and exchanged for statements indicating book entry ownership of Wachovia common stock. Any Westcorp or WFS shareholder requesting that shares of Wachovia common stock be issued in a name other than that in which the certificate being surrendered is registered will have to pay to the exchange agent in advance any transfer taxes that may be owed.
      After the mergers, there will be no transfers of shares of Westcorp or WFS common stock on the stock transfer books of Westcorp, WFS or the surviving corporation.
      All shares of Wachovia common stock into which shares of Westcorp common stock and WFS common stock are converted on the merger completion date will be deemed issued as of that date. After that date, former Westcorp and WFS shareholders of record will be entitled to vote, at any meeting of Wachovia shareholders having a record date on or after the merger completion date, the number of whole shares of Wachovia common stock into which their shares of Westcorp or WFS common stock have been converted, regardless of whether they have surrendered their Westcorp or WFS stock certificates. Wachovia dividends payable to holders of record in respect to a record date on or after the merger completion date will include dividends payable on Wachovia common stock issued to Westcorp and WFS shareholders in the mergers. However, no dividend or other distribution payable to the holders of record of Wachovia common stock after the merger completion date will be distributed to the holder of any Westcorp or WFS common stock certificates until that holder physically surrenders all of his or her Westcorp or WFS common stock certificates as described above. Promptly after surrender, statements indicating book entry ownership of Wachovia common stock, all undelivered dividends and other distributions, and payment for any fractional share interests, if applicable, will be delivered to that holder, in each case without interest.
      No Fractional Shares Will Be Issued. Wachovia will not issue fractional shares of Wachovia common stock in the mergers. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, cash will be paid in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of Wachovia common stock on the NYSE for the last NYSE trading day immediately preceding the date the mergers are completed. No interest will be paid or accrued on the cash.
      None of Wachovia, Westcorp, WFS or any other person will be liable to any former holder of Westcorp or WFS common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
      Lost, Stolen or Destroyed Westcorp and WFS Common Stock Certificates. If you have lost a certificate representing Westcorp or WFS common stock, or it has been stolen or destroyed, Wachovia will issue to you the common stock payable under the merger agreement if you make an affidavit concerning such lost, stolen or destroyed certificate and post bond in a customary amount to protect against any claim that may be made against Wachovia about ownership of the lost, stolen or destroyed certificate.
      For a description of Wachovia common stock and a description of the differences between the rights of Westcorp shareholders, WFS shareholders and Wachovia shareholders, see “Description of Wachovia Capital Stock” beginning on page  ● and “Comparison of Shareholder Rights” beginning on page  ● .
Effective Time
      The effective time of the Westcorp merger will be the time set forth in the legal documents that we will file with the Secretaries of State of the States of North Carolina and California on the date the Westcorp merger is completed. We plan to complete the Westcorp merger on the third business day after the satisfaction or waiver, where waiver is legally permissible, of the last remaining condition to the mergers unless Wachovia, Westcorp and WFS agree to another date or time. The WFS merger will be completed immediately following the Westcorp merger, the bank conversion and the bank merger. See “Conditions to Completion of the Mergers” beginning on page  ● .
      We anticipate that we will complete the mergers during the fiscal quarter ending March 31, 2006. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the mergers will be completed. If we do not complete the mergers by June 30, 2006, Wachovia, Westcorp, or WFS may terminate the merger agreement without penalty unless the failure to complete the mergers by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “Conditions to Completion of the Mergers” beginning on page  ● and “Regulatory Approvals Required for the Mergers” beginning on page  ● .
Representations and Warranties
      The merger agreement contains representations and warranties of Wachovia and Westcorp, to each other, as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

•	the capitalization of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not breach:

•	the articles of incorporation and bylaws of each party,

•	applicable law, and

•	material agreements, instruments or obligations of each party;

•	governmental approvals and consents of third parties;

•	regulatory investigations and orders;

•	broker’s fees;

•	each party’s relationships with financial advisors;

•	each party’s financial statements and filings with the SEC;

•	the absence of material changes in each party’s business since December 31, 2004;

•	the absence of undisclosed material legal proceedings and injunctions;

•	the filing and accuracy of each party’s tax returns; and

•	each party’s compliance with applicable law.
      In addition, the merger agreement contains representations and warranties of Westcorp to Wachovia as to, among other things:

•	Westcorp’s employee benefit plans and related matters;

•	the status of Western Financial Bank as an insured depository institution with the FDIC;

•	the accuracy of Westcorp’s books and records;

•	Westcorp’s labor law matters;

•	Westcorp’s intellectual property matters;

•	Westcorp’s environmental law matters;

•	the validity of, and the absence of material defaults under, Westcorp’s material contracts;

•	Westcorp’s leases and real property and the absence of material defaults under such leases; and

•	the absence of anti-takeover or other similar statutes under California law.
Conduct of Business Pending the Mergers
      Westcorp, Western Financial Bank and WFS each has agreed, except as expressly contemplated by the merger agreement or as disclosed prior to the signing of the merger agreement, that it will not, and will not agree to, without Wachovia’s consent:

•	conduct its business other than in the ordinary and usual course;

•	fail to use commercially reasonable efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers, and other parties;

•	terminate any “named executive officer” (as defined in Item 402 of Regulation S-K under the Securities Act of 1933, as amended) of Westcorp or WFS without cause;

•	knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to result in any of the conditions to the mergers not being satisfied in a timely manner, except as may be required by applicable laws or regulations;

•	enter into any new material line of business or change its material banking and operating policies;

•	split, combine, redeem, reclassify, purchase or otherwise acquire any of its own stock;

•	declare or pay any dividend or distribution on any shares of its stock, other than dividends declared prior to the date of the merger agreement and regular quarterly dividends on its common stock at the same rate paid by it in the fiscal quarter immediately preceding signing of the merger agreement;

•	with limited exceptions, permit any additional shares of stock to become subject to new grants of rights to acquire stock;

•	commence or settle any material claims, actions or proceedings;

•	make any material loans, advances or investments other than in the ordinary course of business consistent with past practice;

•	incur, assume or prepay any material indebtedness, liability or obligation or issue any debt securities other than in the ordinary course of business;

•	guarantee, assume, endorse or otherwise become liable for any obligation of another in a material amount other than in the ordinary course of business consistent with past practice;

•	issue, sell, or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock other than shares issued upon exercise of stock options;

•	acquire, sell, transfer, license, lease, mortgage, encumber or otherwise dispose of any material assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice;

•	acquire the assets, business, deposits or properties of any other entity other than in various specified transactions in the ordinary course of business consistent with past practice;

•	fail to maintain insurance, other than in the ordinary course of business consistent with past practice;

•	amend its articles of incorporation or bylaws;

•	change its accounting principles, practices or methods, except as required by GAAP;

•	enter into, amend, modify or renew any employment agreements or grant salary increases or employee benefit increases except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for certain changes that are in the ordinary course of business;

•	enter into, establish, adopt or amend any employee benefit plans, except as required by applicable law, to satisfy previously existing and disclosed contractual obligations or for any amendments that do not increase benefits or administrative costs; or

•	enter into any agreement to do any of the foregoing.
      Westcorp and WFS are expressly permitted to continue with their respective securitization programs, in size, amount, frequency and with terms that are not materially inconsistent with the size, amount, frequency and terms of Westcorp’s or WFS’ securitization transactions, as applicable, completed prior to the date of the merger agreement.
      Wachovia has agreed that it will not knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, result in any of the conditions to the mergers not being satisfied in a timely manner, except as may be required by applicable law or regulation.
      In addition, each of the parties has agreed not to, directly or indirectly, knowingly take or agree to take any action, or fail to take any action, at any time which action or failure to act would prevent the mergers from qualifying as reorganizations under Section 368(a) of the Internal Revenue Code, would prevent the parties from providing representations required of them by tax counsel in rendering an opinion that a merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, or would prevent such opinion from being rendered.
Acquisition Proposals by Third Parties
      Each of Westcorp, WFS and Western Financial Bank has agreed that it will not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal.
      However, if Westcorp receives an unsolicited acquisition proposal, Westcorp may furnish nonpublic information and participate in negotiations or discussions to the extent that its board and special committee concludes in good faith (after consultation with outside counsel) that such actions would be necessary for the board to comply with its fiduciary duties to the Westcorp shareholders and if such proposal may be reasonably expected to lead to a superior proposal. Before providing any nonpublic information, Westcorp must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with Wachovia. If Westcorp’s board concludes in good faith (after consultation with outside counsel), after negotiations that the acquisition proposal is a superior proposal it may terminate the merger agreement any time prior to the Westcorp special meeting after providing notice to Wachovia and allowing Wachovia 5 business days to respond with a superior proposal or a proposal that is no less favorable to Westcorp shareholders.
      For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:

•	The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement:

•	a proposal to acquire more than 15% of the voting power in Westcorp or any of its subsidiaries;

•	a proposal for a merger, consolidation or other business combination involving Westcorp or any of its subsidiaries pursuant to which any third party acquires more than 15% of the outstanding equity securities of Westcorp, its subsidiaries or the entity surviving such merger; or

•	any other proposal to acquire control of all or substantially all of the assets of, Westcorp or any of its subsidiaries.

•	The term “superior proposal” means a written acquisition proposal (substituting “50% or more” for “more than 15%” in the first and second bullet points above) which the Westcorp board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Wachovia merger after:

•	receiving the advice of its financial advisors;

•	taking into account the likelihood of completion of the proposed transaction; and

•	taking into account legal, financial, regulatory and other aspects of such proposal.
      Westcorp has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Westcorp has also agreed to notify Wachovia and the WFS special committee within one business day of receiving any acquisition proposal and the substance of the proposal.
      In addition, both Westcorp and WFS have agreed to submit the merger agreement to their respective shareholders with the recommendation of their respective boards of directors. However, if either Westcorp’s or WFS’ board determines in good faith that to continue to recommend the merger agreement to its shareholders would result in a violation of its fiduciary duties, it may submit the merger agreement without recommendation.
Other Agreements
      In addition to the agreements we have described above, Wachovia, Westcorp and WFS have also agreed in the merger agreement to take several other actions, such as:

•	subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this joint proxy statement-prospectus and the registration statement for the Wachovia common stock to be issued in the mergers;

•	Westcorp and WFS will use their commercially reasonable efforts to obtain from each of their affiliate shareholders a written agreement restricting the ability of such person to sell or otherwise dispose of any Wachovia common stock, Westcorp common stock or WFS common stock held by that person;

•	to provide each other with information concerning our business and to give each other access to our books, records, properties and personnel and to cause our subsidiaries to do the same;

•	to keep any non-public information confidential;

•	to cooperate on public announcements and press releases;

•	to convene meetings of Westcorp and WFS shareholders as soon as reasonably practicable to consider and vote on the merger agreement and the mergers;

•	to give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect or that would be reasonably likely to cause or constitute a breach of any of our respective representations, warranties, covenants or agreements in the merger agreement;

•	upon completion of the mergers, Wachovia will indemnify and hold harmless all then present officers and directors of Westcorp and WFS to the fullest extent permitted by law;

•	Wachovia will use reasonable best efforts to provide directors’ and officers’ liability insurance for a period of six years after completion of the mergers to the then present directors and officers of Westcorp and WFS;

•	Wachovia will continue providing benefits coverage to employees of Westcorp and WFS that is substantially similar, in the aggregate, to the benefits coverage currently provided by Westcorp and WFS until a date that is no later than December 31, 2006, the benefits transition date, when such employees become participants in replacement benefit arrangements sponsored by Wachovia;

•	following the benefits transition date, Wachovia will provide employees from Westcorp and WFS who become employees of Wachovia with employee benefit coverage substantially identical to those provided to similarly situated Wachovia employees; and

•	Westcorp and WFS will make modifications to its loan, litigation and real estate valuation policies that we may mutually agree upon.
Conditions to Completion of the Mergers
      The obligations of Wachovia, Westcorp and WFS to complete the Westcorp merger, the bank conversion, the bank merger and the WFS merger depend on the satisfaction or written waiver, where permissible, of a number of conditions being met. These include:

•	the merger agreement and the Westcorp merger and the WFS merger, respectively, must be approved by a majority of the holders of the outstanding shares of Westcorp common stock and WFS common stock, as applicable. In addition, the merger agreement and the WFS merger must be approved by holders of a majority of the shares of WFS common stock represented and voting at the WFS special meeting, excluding shares held by Westcorp and its affiliates;

•	the Wachovia common stock that is to be issued in the mergers must be approved for listing on the NYSE (including shares to be issued following exercise of the Westcorp employee and director stock options assumed by Wachovia) and the registration statement filed with the SEC with this document must be effective;

•	the required regulatory approvals must be obtained without any conditions that Wachovia in good faith reasonably determines could have a material adverse effect on Westcorp or would materially reduce the reasonably anticipated economic benefits of the mergers and any waiting periods required by law must expire;

•	there must be no government action or other legal restraint or prohibition preventing completion of the mergers, the bank conversion or the bank merger;

•	the necessary consents, waivers and approvals required in connection with the completion of the mergers, the bank conversion and the bank merger shall have been obtained;

•	Wachovia must receive an opinion of Alston & Bird LLP in form reasonably satisfactory to it, and Westcorp must receive an opinion of Morrison & Foerster LLP in form reasonably satisfactory to it, each dated as of the date the Westcorp merger is completed, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion, the Westcorp merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Wachovia must receive an opinion of Alston & Bird LLP in form reasonably satisfactory to it, and WFS must receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form reasonably satisfactory to it, each dated as of the date the WFS merger is completed, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion, the WFS merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the representations and warranties of Wachovia, on the one hand, or Westcorp, on the other hand, must be true and correct, except as would not or would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, and Wachovia, on the one hand, and

Westcorp, Western Financial Bank and WFS, on the other hand, must have performed in all material respects all obligations required to be performed by it under the merger agreement.

      No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the mergers will be obtained, or whether all of the other conditions to the mergers will be satisfied or waived by the party permitted to do so. As discussed below, if the mergers are not completed on or before June 30, 2006, Wachovia, Westcorp or WFS may terminate the merger agreement, unless the failure to complete the mergers by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time before or after the merger agreement is approved by Westcorp and/or WFS shareholders:

•	by the mutual consent of Wachovia, Westcorp and WFS;

•	by Westcorp, WFS or Wachovia if any governmental entity that must grant a regulatory approval has denied approval of the mergers by final and nonappealable action or if a governmental agency enjoins or otherwise prohibits the mergers, but a party whose action or inaction caused such denial cannot terminate the merger agreement;

•	by Westcorp, WFS or Wachovia if the mergers are not completed on or before June 30, 2006, but not by a party whose action or inaction caused such delay;

•	by Westcorp, WFS or Wachovia if the requisite shareholder approval is not obtained at the special meeting of Westcorp shareholders or the special meeting of WFS shareholders;

•	by Westcorp or Wachovia if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, after 45 days’ written notice to the breaching party, as long as that breach would also allow the non-breaching party not to complete the mergers;

•	by Wachovia if Westcorp’s or WFS’ board of directors submits the merger agreement to its shareholders without a recommendation for approval or otherwise withdraws or modifies or changes its recommendation for approval in a manner adverse to Wachovia or discloses an intention to do so or if Westcorp or WFS violates its covenant to call shareholder meetings and not to solicit acquisition proposals;

•	by Wachovia if Westcorp’s board or WFS’ board recommends an acquisition proposal other than the respective mergers or if Westcorp or WFS encourages, solicits, participates in or initiates or knowingly facilitates inquiries or proposals of acquisition from another person, other than as permitted under the merger agreement; or

•	by Westcorp if Westcorp’s board and the Westcorp special committee determine in good faith (after consultation with financial advisors and counsel) that an acquisition proposal received from a third party is a superior proposal and it pays a $125 million termination fee to Wachovia.
Termination Fee
      There are certain circumstances in which Westcorp will be required to pay Wachovia a termination fee of $125 million, which we refer to as a “termination fee”.
      (1) If the merger agreement is terminated:

(A)	(i) by Westcorp or Wachovia if the merger agreement and the Westcorp merger are not approved by the requisite vote of the Westcorp shareholders; or

(ii)	by Wachovia if:

•	the Westcorp special committee or board of directors of Westcorp withdraws, modifies or changes its recommendation (or decides to take such action) of the merger agreement and the Westcorp merger,

•	Westcorp is in material breach of its agreement not to initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal,

•	Westcorp is in material breach of its agreement to call and hold a special meeting of Westcorp shareholders to vote on the merger agreement and the Westcorp merger or to include in this document and not withdraw the recommendation of the Westcorp special committee and the board of directors to the Westcorp shareholders to approve the merger agreement and the Westcorp merger, or

(iii)	Westcorp is in material breach of any of its representations, warranties, covenants or agreements made or required under the merger agreement and any applicable cure period has expired, and

(B)	at any time after the date of the merger agreement and prior to termination of the merger agreement, an acquisition proposal is publicly announced (other than an acquisition proposal solely for WFS) that has not been formally withdrawn or abandoned prior to the termination of the merger agreement, then
Westcorp will be required to pay Wachovia a termination fee if, within 12 months following the termination of the merger agreement, an acquisition proposal (other than an acquisition proposal solely for WFS) is completed or a definitive agreement or letter of intent is entered into by Westcorp or any of its affiliates with respect to an acquisition proposal (other than an acquisition proposal solely for WFS). Westcorp is required to pay the termination fee within two business days after the first to occur of the execution of an acquisition agreement or completion of an acquisition proposal.
      (2) If Westcorp seeks to terminate the merger agreement because the Westcorp board of directors and the Westcorp special committee determine in good faith (after consultation with a financial advisor and outside counsel) that an unsolicited acquisition proposal received from a third party is a superior proposal, then Westcorp will be required to pay Wachovia a termination fee on the date of such termination.
      (3) If the merger agreement is terminated by Wachovia after the Westcorp board of directors recommends an alternative transaction to the Westcorp shareholders, then Westcorp will be required to pay Wachovia a termination fee within two business days following such termination.
      For the purposes of the merger agreement, the term “alternative transaction” means, other than the transactions contemplated by the merger and subject to certain exceptions:

•	a transaction by which a third party seeks to acquire more than 15% of the outstanding shares of Westcorp common stock or the capital stock of any of Westcorp’s subsidiaries whether from Westcorp or pursuant to a tender offer, exchange offer or other means;

•	a merger, share exchange, consolidation or other business combination involving Westcorp or any of its subsidiaries pursuant to which any third party acquires more than 15% of the outstanding equity securities of Westcorp, its subsidiaries or the entity surviving such merger or business combination; or

•	any other transaction pursuant to which any third party acquires control of all or substantially all of the assets of Westcorp or any of its subsidiaries.

provided, however, that the term “alternative transaction” shall not include any acquisition of (x) securities by a broker dealer in connection with a bona fide public offering of such securities, or (y) securities or assets of Westcorp or any of its subsidiaries by a third party in connection with a divestiture required by applicable governmental authorities or required in order to comply with applicable law.
Proportionate Termination Fee
      There are certain circumstances in which Westcorp and WFS will be required to pay Wachovia a termination fee of $111 million and $14 million, respectively, which we refer to as a “proportionate termination fee”.
      (1) If the merger agreement is terminated by Wachovia:

(A)(i)	if the WFS special committee or board of directors of WFS withdraws, modifies or changes its recommendation (or decides to take such action) of the merger agreement and the WFS merger,

(ii)	WFS is in material breach of its agreement not to initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal, or

(iii)	WFS is in material breach of its agreement to call and hold a special meeting of WFS shareholders to vote on the merger agreement and the WFS merger or to include in this document and not withdraw the recommendation of the WFS special committee and the board of directors to the WFS shareholders to approve the merger agreement and the WFS merger, and

(B)	at any time after the date of the merger agreement and prior to termination of the merger agreement, an acquisition proposal for WFS is publicly announced that has not been formally withdrawn or abandoned prior to the termination of the merger agreement, then
Westcorp and WFS will be required to pay Wachovia the respective proportionate termination fee if, within 12 months following the termination of the merger agreement an acquisition proposal for WFS is completed or a definitive agreement or letter of intent is entered into by WFS or any of its affiliates (other than Westcorp) concerning an acquisition proposal for WFS. Westcorp and WFS are required to pay the proportionate termination fee within two business days after the first to occur of the execution of an acquisition agreement or completion of an acquisition proposal.
      (2) If the merger agreement is terminated by Wachovia after the WFS board of directors recommends an alternative transaction to the WFS shareholders, then Westcorp and WFS will be required to pay Wachovia a proportionate termination fee within two business days following such termination.
      However, a proportionate termination fee will not be payable if a termination fee is payable by Westcorp for a reason listed under “Termination Fee”.
      Westcorp has unconditionally and irrevocably guaranteed the payment of WFS’ portion of the proportionate termination fee, if any.
Waiver and Amendment of the Merger Agreement
      At any time before completion of the mergers, Westcorp, WFS, Western Financial Bank or Wachovia may, to the extent legally allowed, waive in writing compliance by another party with any provision contained in the merger agreement. Subject to compliance with applicable law, we may amend the merger agreement by a written agreement at any time before or after Westcorp shareholders or WFS shareholders approve the merger agreement and the respective merger, except that after the Westcorp shareholders or WFS shareholders have given their approval, there may not be any amendment of the merger agreement that would require approval of the Westcorp shareholders or WFS shareholders without the Westcorp shareholders or WFS shareholders, respectively, approving such amendment. All amendments and waivers of the merger agreement must be approved by the special committees of Westcorp and WFS.
      Wachovia may also change the structure of the mergers, as long as any change does not change the amount or type of consideration to be received by Westcorp or WFS shareholders, does not materially impede or delay completion of the mergers, does not adversely affect the tax consequences of the mergers to Westcorp or WFS shareholders and does not prevent the delivery of the tax opinions mentioned in “Conditions to Completion of the Mergers”.
Stock Exchange Listing
      Wachovia has agreed to use its commercially reasonable efforts to list the Wachovia common stock to be issued in the mergers on the NYSE (including shares to be issued following exercise of the Westcorp employee and director stock options assumed by Wachovia). It is a condition to the completion of the mergers that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the mergers, Wachovia’s common stock will continue to trade on the NYSE under the symbol “WB”.
Expenses
      The merger agreement provides that each party will pay its own expenses in connection with the mergers and the transactions contemplated by the merger agreement. However, Wachovia and Westcorp will divide equally the costs (excluding the fees of counsel, financial advisors and accountants) incurred in connection with the preparation of this document, including printing and distribution costs, filing fees and registration fees paid to the SEC in connection with the filing of this document.
Dividends
      Before the mergers, we will coordinate the declaration and payment of regular quarterly cash dividends on Wachovia common stock and Westcorp common stock with the intent that Westcorp shareholders will not receive more than one dividend, or fail to receive one dividend, for any single quarter. WFS does not currently pay cash dividends on its shares.
      For further information, please see “Price Range of Common Stock and Dividends” beginning on page  ● .

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Wachovia
      Wachovia common stock is listed on the NYSE and traded under the symbol “WB”. The following table shows the high and low reported closing sales prices per share of Wachovia common stock on the NYSE composite transactions reporting system, and the quarterly cash dividends declared per share of Wachovia common stock for the periods indicated.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2003
First Quarter	$38.69	32.72	0.26
Second Quarter	43.15	34.47	0.29
Third Quarter	44.71	40.60	0.35
Fourth Quarter	46.59	42.07	0.35
2004
First Quarter	48.90	45.91	0.40
Second Quarter	47.66	44.16	0.40
Third Quarter	47.50	43.56	0.40
Fourth Quarter	54.52	46.84	0.46
2005
First Quarter	56.01	49.91	0.46
Second Quarter	53.07	49.52	0.46
Third Quarter	51.34	47.23	0.51
Fourth Quarter (through [ ● ]
      Past price performance is not necessarily indicative of likely future performance. Because market prices of Wachovia common stock will fluctuate, you are urged to obtain current market prices for shares of Wachovia common stock.
      Wachovia may repurchase shares of its common stock and may purchase shares of Westcorp common stock and WFS common stock, in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: market conditions; legal limitations and considerations affecting the amount and timing of repurchase activity; the company’s capital position; internal capital generation; and alternative potential investment opportunities. Federal law prohibits Wachovia, Westcorp and WFS from purchasing shares of Wachovia common stock from the date this joint proxy statement-prospectus is first mailed to shareholders until completion of both special meetings of shareholders. From January 1, 2005 to [       ●       ], 2005, Wachovia repurchased [       ●       ] shares of Wachovia common stock, and [       ●       ] of such repurchases have occurred since September 12, 2005, the day we announced our mergers. All such repurchases were conducted in accordance with applicable laws, including Rule 10b-18 of the Exchange Act. From January 1, 2005 to [       ●       ], 2005, Westcorp made no repurchases of shares of Westcorp common stock, and WFS made no repurchases of shares of WFS common stock.

Westcorp
      Westcorp common stock is listed on the NYSE and traded under the symbol “WES”. The following table shows the high and low reported sales prices per share of Westcorp common stock on the NYSE, and the quarterly cash dividends declared per share of Westcorp common stock for the periods indicated.

	Price Range of
	Common Stock
			Dividends
	High	Low	Declared

2003
First Quarter	$23.25	$18.30	$0.13
Second Quarter	29.80	18.60	0.13
Third Quarter	36.86	27.30	0.13
Fourth Quarter	39.25	34.13	0.13
2004
First Quarter	44.72	35.07	0.14
Second Quarter	46.80	41.42	0.14
Third Quarter	46.10	39.51	0.14
Fourth Quarter	46.35	37.25	0.14
2005
First Quarter	47.59	41.60	0.15
Second Quarter	52.54	39.98	0.15
Third Quarter	65.00	52.21	0.15
Fourth Quarter (through [ ● ])
      Past price performance is not necessarily indicative of likely future performance. Because market prices of Westcorp common stock will fluctuate, you are urged to obtain current market prices for shares of Westcorp common stock.
WFS
      WFS common stock is quoted on Nasdaq and traded under the symbol “WFSI”. The following table shows the high and low reported sales prices per share of WFSI common stock on Nasdaq. WFS does not currently pay dividends on shares of WFS common stock.

	Price Range of
	Common Stock

	High	Low

2003
First Quarter	$25.25	16.54
Second Quarter	33.99	18.90
Third Quarter	40.89	31.76
Fourth Quarter	45.40	36.79
2004
First Quarter	45.23	37.90
Second Quarter	50.89	40.03
Third Quarter	50.98	43.82
Fourth Quarter	50.95	41.05
2005
First Quarter	52.34	41.77
Second Quarter	50.90	40.31
Third Quarter	71.30	50.34
Fourth Quarter (through [ ● ])

      Past price performance is not necessarily indicative of likely future performance. Because market prices of WFS common stock will fluctuate, you are urged to obtain current market prices for shares of WFS common stock.
Wachovia Dividend Policy
      After the mergers, Wachovia currently expects to pay (when, as and if declared by Wachovia’s board of directors out of funds legally available) regular quarterly cash dividends of $0.51 per share, in accordance with Wachovia’s current practice. The timing and amount of future dividends paid by corporations, including Wachovia and Westcorp, is subject to determination by the applicable board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company’s board of directors. Various United States federal and state laws limit the ability of affiliate banks to pay dividends to their parent companies, including Wachovia and Westcorp. The merger agreement restricts the cash dividends that may be paid on Westcorp common stock or WFS common stock pending completion of the mergers. See “The Merger Agreement — Conduct of Business Pending the Mergers” beginning on page       ●       . The merger agreement also provides that Wachovia and Westcorp will coordinate the declaration and payment of dividends pending the mergers. See “The Merger Agreement — Dividends” beginning on page       ●       .
      In the third quarter of 2005, Wachovia declared a dividend of $0.51 per share of Wachovia common stock and Westcorp declared a dividend of $0.15 per share of Westcorp common stock. On a pro forma basis and taking into account the respective exchange ratios, Wachovia’s third quarter dividend of $0.51 per Wachovia share would have equaled approximately $0.65 per share of Westcorp common stock and approximately $0.75 per share of WFS common stock. All dividends on Wachovia common stock will be payable when, as and if declared by the board of directors out of funds legally available for the payment of dividends by a North Carolina corporation.
      Moreover, following the mergers, Wachovia will continue to be subject to limitations on dividend capacity arising out of federal banking laws, other laws and debt instruments. See “Description of Wachovia Capital Stock” beginning on page        ●       .

INFORMATION ABOUT WACHOVIA, WESTCORP AND WFS
Wachovia
      Wachovia was incorporated under the laws of North Carolina in 1967 and is registered as a financial holding company and a bank holding company under the Bank Holding Company Act. Prior to the merger in September 2001 with the former Wachovia Corporation, Wachovia’s name was “First Union Corporation”. Wachovia provides a wide range of commercial and retail banking and trust services through full-service banking offices in Alabama, Connecticut, Delaware, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. Wachovia also provides various other financial services, including asset and wealth management, mortgage banking, credit card, investment banking, investment advisory, home equity lending, asset-based lending, leasing, insurance, international and securities brokerage services through its subsidiaries.
      Wachovia’s principal executive offices are located at One Wachovia Center, Charlotte, North Carolina 28288-0013, and our telephone number is (704) 374-6565.
      Since the 1985 Supreme Court decision upholding regional interstate banking legislation, Wachovia has concentrated its efforts on building a large, diversified financial services organization, primarily doing business in the eastern region of the United States. Since November 1985, Wachovia has completed approximately 100 banking-related acquisitions.
      Wachovia continually evaluates its operations and organizational structures to ensure they are closely aligned with its goal of maximizing performance in core business lines. When consistent with overall business strategy, Wachovia may consider the disposition of certain assets, branches, subsidiaries or lines of business. While acquisitions are no longer a primary business activity, Wachovia continues to explore routinely acquisition opportunities, particularly in areas that would complement core business lines, and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
      Additional information concerning Wachovia is included in the reports that Wachovia periodically files with the SEC. See “Where You Can Find More Information” on page       ●       .
Westcorp
      Westcorp is a financial services holding company whose principal subsidiaries are WFS and Western Financial Bank. Westcorp, through its subsidiary, Western Financial Bank, operates 19 retail bank branches and provides commercial banking services in Southern California.
      The principal executive office of Westcorp is located at 23 Pasteur, Irvine, California 92618, and its telephone number is (949) 727-1002.
      Additional information concerning Westcorp is included in the reports that Westcorp periodically files with the SEC. See “Where You Can Find More Information” on page        ●       .
WFS
      WFS is one of the nation’s largest independent automobile finance companies. WFS specializes in originating, securitizing, and servicing new and pre-owned prime and non-prime credit quality automobile contracts through its nationwide relationships with automobile dealers.
      The principal executive office of WFS is located at 23 Pasteur, Irvine, California 92618, and its telephone number is (949) 727-1002.
      Additional information concerning WFS is included in the reports that WFS periodically files with the SEC. See “Where You Can Find More Information” on page        ●       .

DESCRIPTION OF WACHOVIA CAPITAL STOCK
      As a result of the mergers, Westcorp and WFS shareholders will become shareholders of Wachovia. Your rights as shareholders of Wachovia will be governed by North Carolina law and the articles of incorporation and bylaws of Wachovia. The following description of the material terms of Wachovia’s capital stock, including the common stock to be issued in the mergers, reflects the anticipated state of affairs upon completion of the mergers. We urge you to read the applicable provisions of North Carolina law, Wachovia’s articles of incorporation and bylaws and federal law governing bank holding companies carefully and in their entirety.
Common Stock
      Wachovia is authorized to issue up to 3 billion shares of common stock, par value $3.33 1/3 per share.
      Voting and Other Rights. Subject to the rights of any holders of any class of preferred stock outstanding, holders of Wachovia common stock will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and shareholders do not have the right to cumulate their votes in the election of directors.
      No Preemptive or Conversion Rights. Holders of Wachovia common stock are not entitled to any preemptive rights, subscription rights or conversion rights.
      Assets upon Dissolution. In the event of liquidation, holders of Wachovia common stock would be entitled to receive proportionately any assets legally available for distribution to Wachovia shareholders with respect to shares held by them, subject to any prior rights of any Wachovia preferred stock then outstanding.
      Distributions. Subject to the rights of holders of any class of preferred stock outstanding, holders of Wachovia common stock will be entitled to receive the dividends or distributions that the Wachovia board of directors may declare out of funds legally available for these payments. The payment of distributions will be subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the company would not be able to pay its debts, or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.
      Pursuant to an indenture between Wachovia and Wilmington Trust Company, as trustee, under which some Wachovia junior subordinated debt securities were issued, Wachovia agreed that it generally will not pay any dividends on, or acquire or make a liquidation payment with respect to, any of Wachovia’s capital stock, including Wachovia common stock, Wachovia preferred stock and Wachovia class A preferred stock if, at any time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has deferred interest payments on the securities issued under the indenture. In connection with a corporate reorganization of a Wachovia subsidiary, The Money Store LLC, Wachovia agreed that it could declare or pay a dividend on Wachovia common stock only after quarterly distributions of an estimated $1.8 million have been paid in full on The Money Store LLC preferred units for each quarterly period occurring prior to the proposed common stock cash dividend.
      As a bank holding company, the ability of Wachovia to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of Wachovia and these banking subsidiaries to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.
      Restrictions on Ownership. The Bank Holding Company Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Wachovia. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Wachovia. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Wachovia, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
      Antitakeover Provisions. Wachovia’s articles and bylaws contain various provisions that may discourage or delay attempts to gain control of Wachovia. Wachovia’s articles include provisions:

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	authorizing the board of directors to fix the size of the board between nine and 30 directors;

•	authorizing directors to fill vacancies on the board occurring between annual shareholder meetings, except that vacancies resulting from a director’s removal by a shareholder vote may only be filled by a shareholder vote;

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class;

•	authorizing only the board of directors, Wachovia’s Chairman or President to call a special meeting of shareholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock; and

•	requiring an 80% shareholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.
      Wachovia’s bylaws include specific conditions governing the conduct of business at annual shareholders’ meetings and the nominations of persons for election as Wachovia directors at annual shareholders’ meetings.
Preferred Stock
      General. Wachovia is authorized to issue up to 10 million shares of preferred stock, no par value, and 40 million shares of class A preferred stock, no par value. The Wachovia board of directors is authorized to issue preferred stock and class A preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. All shares of each series of Wachovia preferred stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rights, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights. Shares of Wachovia class A preferred stock rank prior to Wachovia common stock and on a parity with or junior to (but not prior to) Wachovia preferred stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of Wachovia upon any involuntary or voluntary liquidation, dissolution or winding up of Wachovia. Subject to the foregoing, the terms of any particular series of Wachovia class A preferred stock may vary as to priority.
Dividend Equalization Preferred Shares (DEPs)
      In connection with Wachovia’s merger in 2001 with the former Wachovia Corporation, it issued approximately 97 million shares of Dividend Equalization Preferred Shares, or DEPs, out of an authorized 500,000,000 DEPs, no par value. The DEPs were authorized to be issued solely in connection with that merger and are not available for future issuance.

      Ranking Upon Dividend Declaration and Upon Liquidation or Dissolution. With regard to the receipt of dividends, the DEPs rank junior to any class or series of preferred stock established by Wachovia’s board of directors and rank equally with Wachovia’s common stock. With regard to distributions upon liquidation or dissolution of Wachovia, the DEPs rank junior to any class or series of preferred stock established by Wachovia’s board of directors after September 1, 2001 and rank senior to the common stock for the $0.01 liquidation preference described below.
      Cancellation. DEPs that are redeemed, purchased or otherwise acquired by Wachovia or any of its subsidiaries will be canceled and may not be reissued.
      Dividends. Following payment of Wachovia’s fourth quarter dividend in December 2003, holders of the DEPs are no longer entitled to receive future dividend payments. This is because Wachovia paid in excess of $1.20 per share in dividends in the aggregate over the preceding four quarters.
      Assets Upon Dissolution. In the event of liquidation, holders of DEPs will be entitled to receive, before any distribution is made to the holders of common stock or any other junior stock, but after any distribution to any class or series of preferred stock established by Wachovia’s board of directors after September 1, 2001, an amount equal to $0.01 per DEP, together with any accrued and unpaid dividends (whether or not earned or declared). The holders of DEPs will have no other right or claim to any of the remaining assets of Wachovia.
      Redemption, Conversion and Exchange. The DEPs are not convertible or exchangeable. The DEPs may be redeemed, at Wachovia’s option and with 30 to 60 days prior notice, after December 31, 2021, for an amount equal to $0.01 per DEP, together with any accrued and unpaid dividends.
      Voting Rights. Holders of DEPs will not have voting rights, except those required by applicable law.
Shareholder Protection Rights Plan
      Wachovia has a shareholder protection rights plan that could discourage unwanted or hostile takeover attempts that are not approved by Wachovia’s board. The rights plan allows holders of Wachovia common stock to purchase shares in either Wachovia or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by Wachovia’s board. The rights plan is expected to continue in effect after the mergers.
      The Rights. On December 19, 2000, Wachovia’s board declared a dividend of one preferred share purchase right for each Wachovia common share outstanding. The rights currently trade with, and are inseparable from, the common stock.
      Exercise Price. Each right allows its holder to purchase from Wachovia one one-hundredth of a Wachovia participating class A preferred share for $105. This portion of a preferred share will give the shareholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.
      Exercisability. The rights will not be exercisable until:

•	10 days after a public announcement by Wachovia that a person or group has obtained beneficial ownership of 10% or more of Wachovia’s outstanding common stock; or

•	10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 10% or more of Wachovia’s outstanding common stock.
      The date when the rights become exercisable is referred to in the rights plan as the “separation time”. After that date, the rights will be evidenced by rights certificates that Wachovia will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 10% or more of Wachovia’s outstanding common stock may not exercise any rights even after the separation time.

      Consequences of a Person or Group Becoming an Acquiring Person. A person or group that acquires beneficial ownership of 10% or more of Wachovia’s outstanding common stock is called an “acquiring person”.

Flip In. Once Wachovia publicly announces that a person has acquired 10% or more of its outstanding common stock, Wachovia can allow for rights holders, other than the acquiring person, to buy $210 worth of its common stock for $105. This is called a “flip-in”. Alternatively, Wachovia’s board may elect to exchange 2 shares of Wachovia common stock for each right, other than rights owned by the acquiring person, thus terminating the rights.

Flip Over. If, after a person or group becomes an acquiring person, Wachovia merges or consolidates with another entity, or if 50% or more of Wachovia’s consolidated assets or earning power are sold, all holders of rights, other than the acquiring person, may purchase shares of the acquiring company at half their market value.
      Wachovia’s board may elect to terminate the rights at any time before a flip-in occurs. Otherwise, the rights are currently scheduled to terminate in 2010.
      The rights will not prevent a takeover of Wachovia. However, the rights may cause a substantial dilution to a person or group that acquires 10% or more of our common stock unless Wachovia’s board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and its shareholders’ best interests because the rights can be terminated by the board before that transaction is completed.
      The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. The foregoing description of the rights and the rights agreement is qualified in its entirety by reference to the agreement. A copy of the rights agreement can be obtained upon written request to Wachovia Bank, National Association, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.

COMPARISON OF SHAREHOLDER RIGHTS
      The rights of Wachovia shareholders are governed by the North Carolina Business Corporation Act, which we refer to as the “NCBCA”, and Wachovia’s articles of incorporation and bylaws. The rights of Westcorp shareholders are governed by the California Corporations Code, which we refer to as the “CCC”, and Westcorp’s articles of incorporation and by-laws. The rights of WFS shareholders are governed by the CCC, and WFS’ articles of incorporation and bylaws. After the mergers, the rights of Westcorp’s, WFS’ and Wachovia’s shareholders will be governed by the NCBCA and Wachovia’s articles of incorporation and bylaws. The following discussion summarizes the material differences between the rights of Westcorp shareholders, the rights of WFS’ shareholders and the rights of Wachovia shareholders. We urge you to read Wachovia’s articles of incorporation and by-laws, Westcorp’s articles of incorporation and bylaws, WFS’ articles of incorporation and bylaws, and the relevant provisions of the NCBCA and the CCC carefully and in their entirety.
Authorized Capital Stock
      Wachovia. Wachovia’s articles of incorporation authorize it to issue up to 3 billion shares of common stock, par value $3.33 1/3 per share, 10 million shares of preferred stock, no-par value per share, 40 million shares of class A preferred stock, no-par value per share, and 500 million DEPs. As of [       ●       ], 2005, there were [       ●       ] shares of Wachovia common stock issued and outstanding, no shares of preferred stock outstanding, and approximately 96 million shares of DEPs outstanding. See “Description of Wachovia Capital Stock” on page [       ●       ].
      Westcorp. The authorized capital stock of Westcorp consists of 65 million shares of common stock, par value $1.00 per share, and 20 million shares of preferred stock, par value $1.00 per share. As of [       ●       ], 2005, there were [       ●       ] shares of Westcorp common stock issued and outstanding, and no shares of Westcorp preferred stock were outstanding.
      WFS. The authorized capital stock of WFS consists of 50 million shares of common stock, no par value per share, and 10 million shares of preferred stock, no par value per share. As of [       ●       ], 2005, there were [       ●       ] shares of WFS common stock issued and outstanding, and no shares of WFS preferred stock were outstanding.
Size of Board of Directors
      Wachovia. Wachovia’s articles of incorporation provide for Wachovia’s board to consist of not less than 9 nor more than 30 directors. Wachovia’s board fixes the exact number from time to time. The number of directors of Wachovia is currently fixed at 18.
      Westcorp. Under Westcorp’s bylaws, the board of directors shall consist of not less than 6 or more than 11 directors. The number is currently set at 8 directors.
      WFS. Under WFS’ bylaws, the board of directors shall consist of not less than 6 or more than 11 directors. The number is currently set at 7 directors.
Classes of Directors
      Wachovia. Wachovia’s articles of incorporation provide that Wachovia’s board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. Accordingly, control of the board of directors of Wachovia cannot be changed in one year; at least two annual meetings must be held before a majority of the board of directors may be changed. Holders of shares of Wachovia common stock do not have the right to cumulate their votes in the election of directors.
      Westcorp. Each of Westcorp’s directors is elected to serve a one-year term. To amend Westcorp’s amended bylaws to change a fixed number of directors or the maximum or minimum number of directors or to change from a fixed to a variable board or vice versa, the Westcorp amended articles of incorporation require the affirmative vote of holders of 2/3 of the total votes eligible to be cast at a meeting duly called.

      WFS. Each of WFS’ directors is elected to serve a one-year term.
Removal of Directors
      Wachovia. Under NCBCA Section 55-8-08, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. Except for directors elected under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock, Wachovia directors may be removed only for cause and only by a majority vote of the shares then entitled to vote in the election of directors, voting together as a single class.
      Westcorp. A Westcorp director may be removed only as permitted by applicable law. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote for the election of directors, or for the election of a particular director pursuant to agreement. However, under California law, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting, even if directors are not elected by cumulative voting.
      WFS. The WFS board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Any or all of the WFS directors may be removed without cause if such removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote, provided that no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote for the election of directors, or for the election of a particular director pursuant to agreement. However, under California law, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting, even if directors are not elected by cumulative voting.
Filling Vacancies on the Board of Directors
      Wachovia. Under Wachovia’s articles of incorporation, any vacancy occurring in Wachovia’s board shall be filled by a majority of the remaining directors unless the vacancy is a result of the director’s removal by a vote of the shareholders. In that case, the vacancy may be filled by a shareholder vote at the same meeting.
      Westcorp. Vacancies on the Westcorp board of directors caused by an increase in the number of authorized directors or otherwise may be filled by a majority vote of the directors still in office.
      WFS. Vacancies on the WFS board of directors caused by an increase in the number of authorized directors or otherwise may be filled by a majority vote of the directors still in office, except that a vacancy created by the removal of a director by the vote or written consent of shareholders or by court order may be filled only by approval of the shareholders.
Nomination of Director Candidates by Shareholders
      Wachovia. Wachovia’s bylaws establish procedures that shareholders must follow to nominate persons for election to Wachovia’s board. The shareholder making the nomination must deliver written notice to Wachovia’s Secretary between 60 and 90 days before the annual meeting at which directors will be elected. However, if less than 70 days notice is given of the meeting date, that written notice by the shareholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The nomination notice must set forth certain information about the person to be nominated similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A, and must also include the nominee’s written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the shareholder’s name and address and the class and number of Wachovia shares that the shareholder owns of record or beneficially. The meeting chairman may, if the facts warrant, determine that a nomination was not made in accordance with Wachovia’s bylaw provisions, and the defective nomination will be disregarded. These procedures do not apply to any director nominated under specified circumstances by holders of any stock class or series having a dividend or liquidation preference over Wachovia common stock.
      Westcorp. Westcorp’s articles of incorporation establish procedures that shareholders must follow to nominate persons for election to Westcorp’s board at an annual meeting of shareholders. To be timely, a shareholder’s written notice must be delivered to, or mailed and received at, Westcorp’s principal executive offices no less than 30 days and no more than 60 days prior to the date of the annual meeting, regardless of postponements, deferrals or adjournments of the meeting to a later date; provided, however, that if less than 40 days notice or prior public disclosure of the date of the annual meeting is given or made, however, then for a notice of a shareholder nomination to be timely it must be delivered to Westcorp not later than the close of business on the 10th day following the earlier of the date on which the notice of the meeting date was mailed or the date on which public disclosure of the meeting was made. Additionally, the shareholder’s notice must state certain information regarding the nominee and the nominating shareholder (and any other shareholders known to support the nominee), including information regarding the nominee that is similar to information required for disclosure in proxy solicitations for director election pursuant to Exchange Act Regulation 14A.
Shareholder Protection Rights Plan
      Wachovia. Wachovia has a shareholder protection rights plan, which will be in effect for the combined company after the mergers. This plan is described above in the section entitled “Shareholder Protection Rights Plan” beginning on page [       ●       ].
      Westcorp. Westcorp does not have a shareholder protection rights plan.
      WFS. WFS does not have a shareholder protection rights plan.
Calling Special Meetings of Shareholders
      Wachovia. A special meeting of shareholders may be called for any purpose only by Wachovia’s board, by Wachovia’s Chairman of the board or by Wachovia’s president.
      Westcorp. Unless otherwise provided by law or by Westcorp’s amended articles of incorporation or by the rights, preferences and privileges of any class or series of preferred or special stock, a special meeting of shareholders may be called by the board of directors, or by the chairman of the board, the president or at the request in writing of shareholders owning at least 10% of the common stock issued and outstanding and entitled to vote.
      WFS. A special meeting of shareholders may be called by the board of directors, or by the chairman of the board, the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.
Shareholder Proposals
      Wachovia. Wachovia’s bylaws establish procedures a shareholder must follow to submit a proposal for a Wachovia shareholder vote at an annual shareholders’ meeting. The shareholder making the proposal must deliver written notice to Wachovia’s Secretary between 60 and 90 days prior to the meeting. However, if less than 70 days’ notice of the meeting is given, that written notice by the shareholder must be so delivered not later than the tenth day after the day on which such meeting date notice was given.

Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The shareholder proposal notice must set forth:

•	a brief description of the proposal and the reasons for its submission;

•	the name and address of the shareholder, as they appear on Wachovia’s books;

•	the classes and number of Wachovia shares the shareholder owns; and

•	any material interest of the shareholder in that proposal other than the holder’s interest as a Wachovia shareholder.
      The meeting chairman may, if the facts warrant, determine that any proposal was not properly submitted in accordance with Wachovia’s bylaws, and the defective proposal will not be submitted to the meeting for a shareholder vote.
      Westcorp. For a proposal to be properly brought before an annual meeting by a Westcorp shareholder, the shareholder must have given timely notice thereof in writing to Westcorp’s Corporate Secretary. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, Westcorp’s principal executive offices not less than 30 days nor more than 60 days prior to the date of the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.
      A shareholder’s notice to Westcorp’s Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on Westcorp’s books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal;

•	the class and number of shares of Westcorp’s stock which are beneficially owned by the shareholder on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such proposal on the date of such shareholder notice; and

•	any financial interest of the shareholder in such proposal.
Notice of Shareholder Meetings
      Wachovia. Wachovia’s bylaws provide that Wachovia must notify shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. Wachovia must briefly describe the purpose or purposes of a special meeting or where otherwise required by law.
      Westcorp. Westcorp’s bylaws provide that Westcorp must provide written notice of each meeting of shareholders, whether annual or special, stating the place, date and hour of the meeting within the time period as required by applicable law. In the case of a special meeting, such notice must state the purpose or purposes of the meeting.
      WFS. WFS’ bylaws provide that WFS must notify shareholders between 10 and 60 days before the date of the meeting. The notice must specify the place, date and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted or in the case of an annual meeting, those matters which the WFS board of directors intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected must include the name of any nominee or nominees which management intends to present for election.

Indemnification of Directors and Officers
      Wachovia. The NCBCA contains specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that:

•	a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation, and

•	a corporation may indemnify a director or officer if he is not wholly successful in that defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation, the corporation may not indemnify him.
      The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. The NCBCA does not permit eliminating liability with respect to:

•	acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

•	any liability for unlawful distributions;

•	any transaction from which the director derived an improper personal benefit; or

•	acts or omissions occurring prior to the date the provisions became effective.
      Wachovia’s bylaws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of their status as directors or executive officers, excluding any liability relating to activities that were, at the time taken, known or believed by such person to be clearly in conflict with the best interests of Wachovia. Wachovia’s articles of incorporation eliminate personal liability of each Wachovia director to the fullest extent the NCBCA permits.
      Westcorp. Westcorp’s amended articles of incorporation contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California law. In addition, Westcorp’s articles of incorporation and bylaws, each as amended, provide for indemnification of agents to the fullest extent permitted by law.
      WFS. The WFS amended and restated articles of incorporation contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California law. In addition, WFS’ amended and restated articles of incorporation and bylaws provide for indemnification of agents to the fullest extent permitted by law.
      For both Westcorp and WFS, Section 204(a)(10) of the CCC does not permit the elimination of director monetary liability where such liability is based on:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived an improper personal benefit;

•	acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders;

•	transactions between the corporation and a director, or between the corporation and any corporation, firm or association in which one or more of its directors has a material financial interest; and

•	liability for improper distributions, loans or guarantees.
      Section 317 of the CCC sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of Section 317 of the CCC an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of the corporation in such capacity with respect to any other corporation, partnership, join venture, trust or other enterprise. Section 317 mandates a corporation’s indemnification of agents where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of the corporation’s board of directors consisting of directors who are not party to the proceedings (and if such a quorum is not obtainable, then by independent legal counsel in a written opinion); (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if the agent is found liable.
Amendments to Articles of Incorporation and Bylaws
      Wachovia. Under North Carolina law, an amendment to the articles of incorporation generally requires the board to recommend the amendment, and either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, to approve the amendment, depending on the amendment’s nature. In accordance with North Carolina law, Wachovia’s board may condition the proposed amendment’s submission on any basis. Under certain circumstances, the affirmative vote of holders of at least two-thirds, or in some cases a majority, of the outstanding Wachovia preferred stock or Wachovia class A preferred stock is needed to approve an amendment to the articles of incorporation. In addition, amendments to provisions of Wachovia’s articles of incorporation or Wachovia’s bylaws related to the maximum and minimum number of directors, or the authority to call special shareholders’ meetings, require the approval of not less than 80% of the outstanding Wachovia shares entitled to vote in the election of directors, voting together as a single class. An amendment to Wachovia’s bylaws generally requires either the shareholders or Wachovia’s board to approve the amendment. Wachovia’s board generally may not amend any bylaw the shareholders approve, in addition to the other restrictions against the board amending the bylaws.
      Westcorp. The Westcorp articles of incorporation and bylaws, each as amended, do not require supermajority votes for amendments to the Westcorp amended articles of incorporation; accordingly, provisions of California law apply to determine shareholder voting rights in connection with such amendments. Under California law, amendments to a company’s articles of incorporation generally require a majority vote of the shareholders.
      To amend the Westcorp amended bylaws, to change a fixed number of directors or the maximum or minimum number of directors, or to change from a fixed to a variable board or vice versa, the Westcorp amended articles of incorporation require the affirmative vote of shareholders of 2/3 of the total votes eligible to be cast at a meeting duly called. Other amendments to the amended bylaws require the vote of 2/3 of the votes eligible to be cast at a meeting of directors.
      WFS. The WFS amended and restated articles of incorporation and bylaws do not require supermajority votes for amendments to the amended and restated articles of incorporation; accordingly,

provisions of California law apply to determine shareholder voting rights in connection with such amendments. Under California law, amendments to a company’s articles of incorporation generally require a majority vote of the shareholders.
      WFS shareholders may adopt, amend or repeal its bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of shareholders entitled to vote such shares, except as otherwise provided by law or by WFS’ amended and restated articles of incorporation. Subject to these rights of WFS shareholders, the WFS board of directors may adopt, amend or repeal the bylaws.
LEGAL OPINIONS
      The validity of the Wachovia common stock to be issued in connection with the mergers has been passed upon for Wachovia by Ross E. Jeffries, Jr., Senior Vice President and Deputy General Counsel of Wachovia. Mr. Jeffries owns shares of Wachovia common stock and has options to purchase additional shares of Wachovia common stock.
EXPERTS
      The consolidated balance sheets of Wachovia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in Wachovia’s 2004 Annual Report to Stockholders which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of Westcorp and subsidiaries included in Westcorp’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Westcorp management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of WFS Financial Inc and subsidiaries included in WFS Financial Inc’s Annual Report (Form 10-K) for the year ended December 31, 2004, and WFS Financial Inc management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
SHAREHOLDER PROPOSALS FOR NEXT YEAR
Wachovia
      If the mergers are completed, Westcorp and WFS shareholders will become shareholders of Wachovia. Shareholder proposals intended to be included in Wachovia’s proxy statement and voted on at Wachovia’s regularly scheduled 2006 Annual Meeting of Shareholders must be received at Wachovia’s offices at One Wachovia Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary, on or before November 14, 2005. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
      Pursuant to Wachovia’s bylaws, in order for any business not included in the proxy statement for the 2006 Annual Meeting of Shareholders to be brought before the meeting by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to Wachovia’s Corporate Secretary. That meeting is scheduled to be held on April 18, 2006, and to be timely, the notice must not be received any earlier than January 19, 2006 (90 days prior to April 19, 2006, the first anniversary of Wachovia’s 2005 annual meeting date), nor any later than February 18, 2006 (60 days prior to April 19, 2006). If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from April 19, 2006, the notice must be received no earlier than the 90th day prior to the 2006 annual meeting and not later than either the 60th day prior to the 2006 annual meeting or the tenth day after public disclosure of the actual meeting date, whichever is later. The notice must contain the information required by our bylaws. A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time-frames described above. A copy of our bylaws is available upon request to: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with these requirements.
Westcorp
      If the mergers occur, there will be no Westcorp annual meeting of shareholders for 2006. In that case, shareholder proposals must be submitted to Wachovia’s Corporate Secretary in accordance with the procedures described above. In case the mergers are not completed, proposals must be received by Westcorp’s Corporate Secretary by December 2, 2005. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
      Pursuant to Westcorp’s articles of incorporation and bylaws, in order for any business not included in the proxy statement for the 2006 Annual Meeting of Shareholders to be brought before the meeting, if held, by a shareholder entitled to vote at the meeting, the shareholder must give timely written notice of that business to Westcorp’s Corporate Secretary. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, Westcorp’s principal executive offices not less than 30 days nor more than 60 days prior to the date of the scheduled annual meeting. If less than 40 days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. The notice must contain the information required by Westcorp’s articles of incorporation and bylaws. Copies of Westcorp’s articles of incorporation and bylaws are available upon request to: Westcorp, 23 Pasteur, Irvine, California 92618, Attention: Corporate Secretary. A majority of Westcorp’s board of directors or the presiding officer of the annual meeting may exclude matters that are not properly presented in accordance with these requirements.
WFS
      If the mergers occur, there will be no WFS annual meeting of shareholders for 2006. In that case, shareholder proposals must be submitted to Wachovia’s Corporate Secretary in accordance with the procedures described above. In case the mergers are not completed, according to WFS’ bylaws, WFS will provide notice of the annual meeting not less than 10 or more than 60 days before the date of the meeting. In order to be considered for inclusion in the proxy statement for WFS’ 2006 annual meeting of shareholders, if it is held at all, shareholder proposals would need to be received by the Secretary of WFS no later than December 2, 2005. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them, both for inclusion in next year’s proxy statement and for bringing such business before the meeting.

OTHER MATTERS
      As of the date of this joint proxy statement-prospectus, neither Westcorp’s board nor WFS’ board know of any matters that will be presented for consideration at either of their special meetings other than as described in this joint proxy statement-prospectus. If any other matters properly come before the Westcorp or WFS special meetings, or any adjournments or postponements of these meetings, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Westcorp and WFS.
WHERE YOU CAN FIND MORE INFORMATION
      Wachovia has filed a registration statement with the SEC under the Securities Act that registers the distribution to Westcorp and WFS shareholders of the shares of common stock of Wachovia to be issued in the mergers. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia, Westcorp, WFS and the combined company and the common stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.
      In addition, Wachovia (File No. 1-10000), Westcorp (File No. 1-09910) and WFS (File No. 0-26458) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Wachovia, Westcorp and WFS, that file electronically with the SEC. The address of that site is http://www.sec.gov. Wachovia’s address on the world wide web is http://www.wachovia.com, Westcorp’s address is http://www.westcorpinc.com and WFS’ address is http://www.wfsfinancial.com. The information on or accessible through our web sites is not a part of this document.
      You can also inspect reports, proxy statements and other information about Wachovia and Westcorp at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information that WFS has filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.
      The SEC allows Wachovia, Westcorp and WFS to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

      This document incorporates by reference the documents listed below that Wachovia, Westcorp and WFS have previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about our companies and their financial condition.

WACHOVIA FILINGS	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2004
Proxy Statement on Schedule 14A	Filed March 14, 2005
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	January 5, 2005, January 14, 2005, January 19, 2005, April 15, 2005, May 2, 2005, June 22, 2005, July 19, 2005, August 16, 2005, September 12, 2005 and October 17, 2005
The description of Wachovia common stock set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.
The description of the rights agreement, contained in a registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

WESTCORP FILINGS	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2004
Proxy Statement on Schedule 14A	Filed March 28, 2005
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	January 27, 2005, March 14, 2005, March 14, 2005, April 26, 2005, May 6, 2005, July 26, 2005, August 4, 2005, August 24, 2005 and September 12, 2005

WFS FILINGS	PERIOD OR DATE FILED

Annual Report on Form 10-K	Year ended December 31, 2004
Proxy Statement on Schedule 14A	Filed March 15, 2005
Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2005 and June 30, 2005
Current Reports on Form 8-K	January 27, 2005, March 14, 2005, April 26, 2005, May 6, 2005, July 26, 2005, August 4, 2005 and September 12, 2005
      Wachovia, Westcorp and WFS each incorporate by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the dates of the Westcorp and WFS special meetings (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
      Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this document to the extent that information contained in this document or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this document.
      Wachovia has supplied all information contained or incorporated by reference in this document relating to Wachovia, as well as all pro forma financial information. Westcorp has supplied all such information contained or incorporated by reference in this document relating to Westcorp. WFS has supplied all information contained or incorporated by reference in this document relating to WFS.
      You can obtain any of the documents incorporated by reference in this document through Wachovia, Westcorp, or WFS as the case may be, or from the SEC through the SEC’s Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Wachovia Corporation Investor Relations 301 South College Street Charlotte, North Carolina 28288 Telephone: (704) 374-6782	Westcorp Attn: Guy Du Bose, Esq. 23 Pasteur Irvine, California 92618 Telephone: (949) 727-1002	WFS Financial Inc. Attn: Guy Du Bose, Esq 23 Pasteur Irvine, California 92618 Telephone: (949) 727-1002
      If you would like to request documents, please do so by [       ●       ], 2005 to receive them before the Westcorp special meeting or by [       ●       ], 2005 to receive them before the WFS special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
      We have not authorized anyone to give any information or make any representation about the mergers or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
FORWARD-LOOKING STATEMENTS
      This document, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Wachovia, Westcorp and WFS and, assuming the completion of the mergers, a combined Wachovia, Westcorp and WFS. Such statements include, but are not limited to, statements relating to:

•	synergies (including cost savings), and accretion and dilution to reported earnings expected to be realized from the mergers;

•	business opportunities and strategies potentially available to the combined company;

•	merger-related and restructuring charges expected to be incurred;

•	management, operations and policies of Wachovia after the mergers; and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “should” or similar expressions.
      These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

•	the risk that the businesses of Wachovia, Westcorp and WFS will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the mergers may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the mergers, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the mergers on the proposed terms and schedule;

•	the failure of Westcorp and WFS shareholders to approve the merger agreement and the mergers;

•	competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues;

•	the strength of the United States economy in general and the strength of the local economies in which Wachovia will conduct operations following the mergers may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses;

•	changes in the United States and foreign legal and regulatory framework;

•	unanticipated regulatory or judicial proceedings or rulings;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	the risk that the design of Wachovia’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

•	adverse conditions in the stock market, the public debt market and other capital markets both domestically and abroad (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and asset management activities; and

•	the impact on Wachovia’s, Westcorp’s and WFS businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.
      Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond Wachovia’s, Westcorp’s and WFS’ ability to control or predict.
      We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus, in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus, in the case of forward-looking statements made in those incorporated documents.
      Except to the extent required by applicable law or regulation, Wachovia, Westcorp and WFS undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.
      For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Wachovia, Westcorp and WFS have filed with the SEC under “Where You Can Find More Information” beginning on page  ● .
      All subsequent written or oral forward-looking statements concerning the mergers or other matters addressed in this joint proxy statement-prospectus and attributable to Wachovia, Westcorp or WFS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and among
WACHOVIA CORPORATION,
a North Carolina corporation
WESTCORP,
a California corporation
WESTERN FINANCIAL BANK,
a federal savings bank
and
WFS FINANCIAL INC,
a California corporation
Dated as of September 12, 2005
As Amended and Restated

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, as amended and restated, dated as of September 12, 2005 (this “Agreement”), by and among Westcorp, a California corporation (the “Company”), Western Financial Bank, a federal savings bank and wholly owned subsidiary of the Company (“WFB”), WFS Financial Inc, a California corporation (“WFS”) and majority-owned subsidiary of WFB, and Wachovia Corporation, a North Carolina corporation (the “Purchaser”). The Company, WFB, WFS, and the Purchaser are sometimes collectively referred to herein as the “parties.”
WITNESSETH:
      WHEREAS, the board of directors of the Company, upon the recommendation of a committee of independent directors of the Company who are not also directors of WFS (the “Company Special Committee”) (i) has determined that it is fair to and in the best interests of the Company and its shareholders for the Company to enter into a strategic business combination with the Purchaser upon the terms and subject to the conditions set forth herein, and (ii) has approved this Agreement and the Parent Merger;
      WHEREAS, the board of directors of WFB (i) has determined that it is fair to and in the best interests of WFB and its shareholder for WFB to enter into a strategic business combination with Purchaser, upon the terms and subject to the conditions set forth herein, and (ii) has approved this Agreement, the Subsidiary Merger, the Bank Plan of Merger and the Bank Merger;
      WHEREAS, the board of directors of WFS, upon the recommendation of a committee of independent directors of WFS who are not also directors of the Company (the “WFS Special Committee”), (i) has determined that it is fair to and in the best interests of WFS and its shareholders (other than WFB and its affiliates) for WFS to enter into a strategic business combination with the Purchaser upon the terms and subject to the conditions set forth herein, and (ii) has approved this Agreement and the Subsidiary Merger;
      WHEREAS, the board of directors of the Purchaser (i) has determined that it is fair to and in the best interests of the Purchaser and its shareholders for the Purchaser to enter into a strategic business combination with the Company and WFS upon the terms and subject to the conditions set forth herein, and (ii) has approved this Agreement;
      WHEREAS, for federal income tax purposes, it is intended that each of the Parent Merger and the Subsidiary Merger constitutes a reorganization under the provisions of Section 368 of the Code;
      WHEREAS, concurrently with the execution of this Agreement, the shareholders of the Company set forth on Schedule 1 of the Company Disclosure Letter each have entered into a voting agreement in the form of Exhibit “A” attached hereto (each a “Voting Agreement”) with the Purchaser;
      WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Purchaser to enter into this Agreement, Thomas Wolfe, as a key shareholder of the Company, has entered into a noncompete agreement in the form of Exhibit “B”attached hereto (the “Noncompete Agreement”) with the Purchaser; and
      WHEREAS, in connection with the execution of this Agreement and as an inducement to the Purchaser to enter into this Agreement, certain other key shareholders of the Company have entered into restrictive covenants agreements with the Purchaser;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser, the Company, WFB and WFS hereby agree as follows:
ARTICLE I
Definitions and Terms
      Section 1.1     Definitions. The following terms, as used herein, have the following meanings:
      “Acquisition Proposal” has the meaning set forth in Section 5.3(a) hereof.
      “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
      “Agreement” means this Agreement and Plan of Merger, as amended and restated, and as the same may be further amended, restated or supplemented from time to time in accordance with the terms hereof.
      “Alternative Transaction” means any of the following: (i) a transaction pursuant to which any Third Party (or group of Third Parties) seeks to acquire, directly or indirectly, more than fifteen percent (15%) of (a) the outstanding shares of Company Common Stock or (b) the capital stock of any of its Subsidiaries, whether from the Company or pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, share exchange, consolidation or other business combination involving the Company or any of its Subsidiaries pursuant to which any Third Party acquires more than fifteen percent (15%) of the outstanding equity securities of (a) the Company or (b) its Subsidiaries or (c) the entity surviving such merger or business combination; or (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company or any of its Subsidiaries; provided, however, that the term Alternative Transaction shall not include any acquisition of (x) securities by a broker dealer in connection with a bona fide public offering of such securities, or (y) securities or assets of the Company or any Subsidiary by a Third Party (or group of Third Parties) in connection with a divestiture required by applicable Governmental Authorities or required in order to comply with Applicable Law.
      “Applicable Law” means, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).
      “Assumed Company Stock Options” has the meaning set forth in Section 2.5(f)(i) hereof.
      “Assumed WFS Stock Options” has the meaning set forth in Section 2.5(f)(i) hereof.
      “Bank Conversion” means the conversion of WFB into a national banking association under the name “Western Financial Bank, National Association” (or other permissible name).
      “Bank Effective Time” means the “Effective Time” as such term is defined in the Bank Plan of Merger.
      “Bank Merger” has the meaning set forth in Section 2.1 hereof.
      “Bank Plan of Merger” has the meaning set forth in Section 2.1 hereof.
      “Benefits Transition Date” has the meaning set forth in Section 6.10(a) hereof.
      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.
      “California Code” means the California Corporations Code and all amendments and additions thereto.
      “Closing” has the meaning set forth in Section 2.3 hereof.

      “Closing Date” has the meaning set forth in Section 2.3 hereof.
      “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, and the rules and regulations thereunder.
      “Company” has the meaning set forth in the preamble hereof.
      “Company Balance Sheet” has the meaning set forth in Section 3.9(a) hereof.
      “Company Certificates” has the meaning set forth in Section 2.6(b) hereof.
      “Company Common Stock” means the common stock, $1.00 par value, of the Company.
      “Company Disclosure Letter” means the written disclosure schedule delivered by the Company to the Purchaser on the date of this Agreement.
      “Company Dissenting Shares” has the meaning set forth in Section 2.5(g)(i) hereof.
      “Company Employee Plans” means all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company or any of its Subsidiaries, and excluding agreements with former employees under which the Company or any of its Subsidiaries has no remaining monetary obligations or obligations to issue Company Common Stock or WFS Common Stock.
      “Company Incentive Plan” means the Company 2001 Stock Incentive Plan.
      “Company Indemnified Parties” has the meaning set forth in Section 6.8(a) hereof.
      “Company Material Adverse Effect” means any event, occurrence, circumstance or effect, individually or in the aggregate, which (i) is materially adverse to the business, results of operations or condition (financial or other) of the Company and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (but only to the extent that the effect of a change on the Company and its Subsidiaries is not materially different than on comparable banks, savings and loan holding companies, federal savings banks or auto finance companies): (v) any change in the laws, rules or regulations governing banks, savings and loan holding companies, federal savings banks or auto finance companies of general applicability or interpretations thereof by courts or any Governmental Authority, (w) any change in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects savings and loan holding companies, federal savings banks, auto finance companies or banks or their holding companies generally, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies, savings and loan holding companies, federal savings banks or auto financing companies generally, or (y) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism), or (ii) materially impairs the ability of the Company or any of its Subsidiaries to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.
      “Company Material Contracts” has the meaning set forth in Section 3.12(a) hereof.
      “Company Permits” has the meaning set forth in Section 3.13(b) hereof.
      “Company Preferred Stock” means the preferred stock, no par value, of the Company.
      “Company Restricted Shares” has the meaning set forth in Section 2.5(f)(iv) hereof.
      “Company RSUs” has the meaning set forth in Section 2.5(f)(v) hereof.
      “Company SEC Reports” has the meaning set forth in Section 3.8(a) hereof.
      “Company Shareholder Meeting” has the meaning set forth in Section 6.1(a) hereof.

      “Company Special Committee” has the meaning set forth in the recitals hereto.
      “Company Stock Options” means all options to purchase shares of Company Common Stock under the Company Stock Plans.
      “Company Stock Plans” means the Company Amended and Restated 1991 Stock Option Plan and the Company Incentive Plan.
      “Confidentiality Agreement” has the meaning set forth in Section 6.3(a) hereof.
      “Continuing Employees” has the meaning set forth in Section 6.10(a) hereof.
      “Contract” means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, mortgage, commitment or other binding agreement, whether written or oral.
      “Disclosure Document” has the meaning set forth in Section 6.2(a) hereof.
      “Dissenting Shares” has the meaning set forth in Section 2.5(g)(i) hereof.
      “Environmental Law” means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the unauthorized release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) health and safety of employees and other persons; and (vii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Environmental Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto, and the rules and regulations thereunder.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
      “Exchange Agent” has the meaning set forth in Section 2.6(a) hereof.
      “Exchange Funds” has the meaning set forth in Section 2.6(a) hereof.
      “FDIC” means the Federal Deposit Insurance Corporation.
      “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
      “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis throughout the specified period.
      “Governmental Authority” means any territorial, federal, state or local, whether domestic, foreign or supranational governmental or quasi-governmental authority, instrumentality, court, commission, tribunal or organization; any regulatory, administrative or other agency, including the OTS, the Federal Reserve Board, the OCC and the FDIC; any self-regulatory organization; or any political or other subdivision, department or branch of any of the foregoing.
      “Guarantor” has the meaning set forth in Section 8.3(e) hereof.
      “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
      “Indemnified Parties” has the meaning set forth in Section 6.8(a) hereof.
      “IRS” means the U.S. Internal Revenue Service.
      “Joint Proxy Statement” has the meaning set forth in Section 6.2(a) hereof.
      “Liens” has the meaning set forth in Section 3.2(d) hereof.
      “Mergers” means the Parent Merger and the Subsidiary Merger collectively.
      “Merger Sub” means a corporation to be formed by the Purchaser under the laws of the State of California not more than one Business Day prior to the Closing Date and that, immediately prior to the Subsidiary Effective Time, will be contributed to and become a wholly owned subsidiary of the Surviving Bank.
      “Non-Assumed Options” means all Company Stock Options that are held by non-employee directors of the Company, WFB and WFS.
      “North Carolina Code” means the North Carolina Business Corporation Act.
      “NYSE” means the New York Stock Exchange.
      “OCC” means the Office of the Comptroller of the Currency.
      “OTS” means the Office of Thrift Supervision.
      “Owned Real Property” has the meaning set forth in Section 3.14(a) hereof.
      “Parent Agreements of Merger” has the meaning set forth in Section 2.4 hereof.
      “Parent Effective Time” has the meaning set forth in Section 2.4 hereof.
      “Parent Exchange Fund” has the meaning set forth in Section 2.6(a) hereof.
      “Parent Exchange Ratio” has the meaning set forth in Section 2.5(e)(i)(1)hereof.
      “Parent Merger” has the meaning set forth in Section 2.1 hereof.
      “Parent Merger Consideration” has the meaning set forth in Section 2.5(e)(i)(1) hereof.
      “Parent Surviving Corporation” has the meaning set forth in Section 2.1 hereof.
      “Parties” has the meaning set forth in the preamble hereof.
      “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
      “Permitted Liens” mean: (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business and consistent with past practice that are not yet due and payable or are being contested in good faith; (ii) pledges or deposits made in the ordinary course of business and consistent with past practice; (iii) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business and consistent with past practice that are not yet due and payable or are being contested in good faith; (iv) Liens incurred in connection with capital leases and purchase money financings solely with respect to properties so financed; and (v) similar Liens and encumbrances which are incurred in the ordinary course of business and consistent with past practice and which do not individually or in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.
      “Proportionate Termination Fee” has the meaning set forth in Section 8.3(c) hereof.

      “Proprietary Asset” means any patent, patent application, trademark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, computer software, internet domain registrations or other internet-related assets such as websites, inventions or designs.
      “Prospectus” has the meaning set forth in Section 6.2(a) hereof.
      “Purchaser” has the meaning set forth in the preamble hereof.
      “Purchaser Balance Sheet” has the meaning set forth in Section 4.9(a) hereof.
      “Purchaser Disclosure Letter” means the written disclosure schedule delivered by the Purchaser to the Company and WFS on the date of this Agreement.
      “Purchaser Material Adverse Effect” means any event, occurrence, circumstance or effect, individually or in the aggregate, which (i) is materially adverse to the business, results of operations or condition (financial or other) of the Purchaser and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (but only to the extent that the effect of a change on the Purchaser is not materially different than on comparable United States banking or financial services organizations): (v) any change in the laws, rules or regulations governing banks or their holding companies of general applicability or interpretations thereof by courts or any Governmental Authority, (w) any change in GAAP, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies, or (y) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism), or (ii) materially impairs the ability of the Purchaser, WBNA, Merger Sub or any of Purchaser’s other Subsidiaries to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Purchaser Material Adverse Effect.
      “Purchaser Permits” has the meaning set forth in Section 4.12(b) hereof.
      “Purchaser Preferred Stock” means, collectively, the Preferred Stock, no par value, the Class A Preferred Stock, no par value, and the Dividend Equalization Preferred Shares, no par value, of the Purchaser.
      “Purchaser Restricted Stock Right” has the meaning set forth in Section 2.5(f)(iv) hereof.
      “Purchaser Rights” means the rights to purchase Purchaser Shares issued under the Purchaser Rights Agreement.
      “Purchaser Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of December 19, 2000, between Purchaser and Wachovia Bank, National Association, as Rights Agent.
      “Purchaser RSU” has the meaning set forth in Section 2.5(f)(v) hereof.
      “Purchaser SEC Reports” has the meaning set forth in Section 4.8(a) hereof.
      “Purchaser Shares” means the shares of common stock, par value $3.33 1/3 per share, of the Purchaser (including the requisite number of Purchaser Rights issued and attached thereto under the Purchaser Rights Agreement).
      “Registration Statement” has the meaning set forth in Section 6.2(a) hereof.
      “Requisite WFS Approval” has the meaning set forth in Section 7.1(c) hereof.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      “Section 16 Information” means information regarding those officers and directors of the Company and WFS subject to the reporting requirements of Section 16(a) of the Exchange Act, including the number of shares of Company Common Stock or WFS Common Stock, as applicable, held or to be held by such Persons expected to be exchanged for Purchaser Shares in the Parent Merger or the Subsidiary Merger, as applicable, and the other transactions contemplated by this Agreement, and the number and description of the options to purchase shares of Company Common Stock or the options to purchase shares of WFS Common Stock, as applicable, held by such Persons and expected to be converted into options to purchase Purchaser Shares in connection with the Parent Merger or the Subsidiary Merger, as applicable and the other transactions contemplated by this Agreement.
      “SOX” has the meaning set forth in Section 3.8(a) hereof.
      “Stock Contribution” has the meaning set forth in Section 2.1 hereof.
      “Subsidiary” means, with respect to any Person, any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is, or required to be, consolidated with such Person for financial reporting purposes under GAAP.
      “Subsidiary Agreements of Merger” has the meaning set forth in Section 2.4 hereof.
      “Subsidiary Effective Time” has the meaning set forth in Section 2.4 hereof.
      “Subsidiary Exchange Fund” has the meaning set forth in Section 2.6(a) hereof.
      “Subsidiary Exchange Ratio” has the meaning set forth in Section 2.5(e)(ii)(1) hereof.
      “Subsidiary Merger” has the meaning set forth in Section 2.2 hereof.
      “Subsidiary Merger Consideration” has the meaning set forth in Section 2.5(e)(ii)(1) hereof.
      “Subsidiary Merger Consideration Contribution” has the meaning set forth in Section 6.16 hereof.
      “Subsidiary Surviving Corporation” has the meaning set forth in Section 2.2 hereof.
      “Superior Proposal” means a bona fide written proposal made by a Third Party relating to an Alternative Transaction on terms that each of the Company Special Committee and board of directors of the Company, determines in good faith and after consultation with outside counsel and a financial advisor (which shall be a nationally recognized investment banking firm) would be more favorable to the Company’s shareholders from a financial point of view and taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and all legal, financial, regulatory and other aspects of the proposal and any other relevant factors permitted under Applicable Law, than the Parent Merger and the transactions contemplated by this Agreement; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Alternative Transaction shall be deemed to be references to “50% or more” in each case.
      “Surviving Bank” has the meaning set forth in Section 2.1 hereof.
      “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.
      “Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.
      “Third Party” means any Person other than a party to this Agreement or an Affiliate of such a party.

      “WBNA” means Wachovia Bank, National Association, a national banking association and wholly owned subsidiary of the Purchaser.
      “WFB” has the meaning set forth in the preamble hereof.
      “WFS” has the meaning set forth in the preamble hereof.
      “WFS Certificates” has the meaning set forth in Section 2.6(b) hereof.
      “WFS Common Stock” means the common stock, no par value, of WFS.
      “WFS Dissenting Shares” has the meaning set forth in Section 2.5(g)(i) hereof.
      “WFS Indemnified Parties” has the meaning set forth in Section 6.8(a) hereof.
      “WFS Preferred Stock” means the preferred stock, no par value, of the Company.
      “WFS Shareholder Meeting” has the meaning set forth in Section 6.1(b).
      “WFS Special Committee” has the meaning set forth in the recitals hereto.
      “WFS Stock Options” means all options to purchase shares of WFS Common Stock under the WFS Stock Plan.
      “WFS Stock Plan” means the WFS Amended and Restated 1996 Stock Option Plan.
      Section 1.2     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.
      Section 1.3     Other Definitional Provisions.
      (a) The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
      (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
      (c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”
      (d) Except as context may otherwise require, references to Sections or Exhibits are to the Sections of or Exhibits to this Agreement.
      (e) The phrase “ordinary course of business” as used herein with respect to the Company or WFS, as applicable, shall be understood to include the respective securitization programs of the Company and WFS as conducted consistent with past practice.
      (f) All references in this Agreement to “the date of this Agreement”, “the date hereof” or similar phrases shall refer to September 12, 2005.
ARTICLE II
The Mergers
      Section 2.1     The Parent Merger. Subject to and in accordance with the terms and conditions of this Agreement, and in accordance with the California Code, the North Carolina Code and other Applicable Law, the Company will merge with and into the Purchaser (the “Parent Merger”) at the Parent Effective Time. The Purchaser shall be the corporation surviving the Parent Merger (the “Parent Surviving Corporation”). At the Parent Effective Time, the Bank Conversion shall also become effective. Subject to and in accordance with the terms and conditions of this Agreement and the Bank Plan of Merger (as defined below), immediately following the Bank Conversion, WBNA will merge with and into WFB (the “Bank Merger”) pursuant to a plan of merger in substantially the form attached hereto as Exhibit “F”

(with such changes as the Purchaser may reasonably determine are necessary or appropriate (other than any changes that would result in any entity, other than WFB, surviving the Bank Merger) consistent with the provisions of Section 9.13 of this Agreement, the “Bank Plan of Merger”), with WFB as the bank surviving the Bank Merger under the name and the charter of WBNA (the “Surviving Bank”). Immediately following the Bank Merger and prior to the Stock Contribution (as defined below), the Purchaser shall make the Subsidiary Merger Consideration Contribution (as defined below). Immediately following the Subsidiary Merger Consideration Contribution, the Purchaser will contribute all of the capital stock of Merger Sub to the Surviving Bank (the “Stock Contribution”), with the result that Merger Sub will become a wholly owned subsidiary of the Surviving Bank.
      Section 2.2     The Subsidiary Merger. Subject to and in accordance with the terms and conditions of this Agreement, immediately following the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger Consideration Contribution and the Stock Contribution in accordance with Section 2.1, and in accordance with the California Code and other Applicable Law, Merger Sub will merge with and into WFS (the “Subsidiary Merger”) at the Subsidiary Effective Time. WFS shall be the corporation surviving the Subsidiary Merger (the “Subsidiary Surviving Corporation”).
      Section 2.3     The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, in Irvine, California, commencing at 10:00 a.m. local time on such date as the Purchaser, the Company and WFS shall mutually agree following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) immediately prior to the filing of the Parent Agreements of Merger and the Subsidiary Agreements of Merger, or if the parties do not so agree, the third Business Day following the satisfaction or waiver of such conditions (the “Closing Date”).
      Section 2.4     Effective Times. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall cause the Parent Merger to be consummated by filing articles of merger with the Secretary of State of the State of North Carolina and an agreement of merger with the Secretary of State of the State of California and an agreement of merger or other instrument having similar effect with each other appropriate Governmental Authority as may be necessary to effect the Parent Merger (collectively, the “Parent Agreements of Merger”), each in such form as is required by the relevant respective provisions of Applicable Law. Subject to the provisions of this Agreement, on the Closing Date, immediately following the Parent Merger, the parties hereto shall cause the Bank Conversion to be consummated. Subject to the provisions of this Agreement, on the Closing Date, immediately following the Bank Conversion, the parties hereto shall cause the Bank Merger to be consummated. Subject to the provisions of this Agreement, on the Closing Date, immediately following the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger Consideration Contribution and the Stock Contribution, the parties hereto shall cause the Subsidiary Merger to be consummated by filing an agreement of merger with the Secretary of State of the State of California and an agreement of merger or other instrument having similar effect with each other appropriate Governmental Authority as may be necessary to effect the Subsidiary Merger (collectively, the “Subsidiary Agreements of Merger”), in such form as is required by the relevant respective provisions of Applicable Law. The term “Parent Effective Time” means the date and time of the filing of the last of the Parent Agreements of Merger with the Secretary of State of the State of North Carolina, the Secretary of State of the State of California and with each other Governmental Authority as may be required under Applicable Law (or such later time as may be agreed upon by each of the parties and specified in the Parent Agreements of Merger) and the term “Subsidiary Effective Time” means the date and time of the filing of the last of the Subsidiary Agreements of Merger with the Secretary of State of the State of California and with each other Governmental Authority as may be required under Applicable Law (or such later time as may be agreed upon by each of the parties and specified in the Subsidiary Agreements of Merger).

      Section 2.5     Effect of Mergers.
      (a) General.

(i) The Parent Merger shall have the effects set forth in Sections 55-11-06 and 55-11-07 of the North Carolina Code and Sections 1107 and 1108 of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Parent Effective Time all property, rights, powers, privileges and franchises of the Company shall vest in the Purchaser as the Parent Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Parent Surviving Corporation. The Parent Surviving Corporation may, at any time after the Parent Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Purchaser in order to carry out and effectuate the transactions contemplated by this Agreement.

(ii) The Subsidiary Merger shall have the effects set forth in Sections 1107 and 1108 of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Subsidiary Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in WFS as the Subsidiary Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Subsidiary Surviving Corporation. The Subsidiary Surviving Corporation may, at any time after the Subsidiary Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either WFS or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.
      (b) Articles of Incorporation.

(i) The restated articles of incorporation, as amended, of the Purchaser, as in effect immediately prior to the Parent Effective Time, shall be the articles of incorporation of the Parent Surviving Corporation until amended as provided by Applicable Law and such restated articles of incorporation and the Parent Surviving Corporation’s amended and restated bylaws.

(ii) The articles of incorporation of WFS, as in effect immediately prior to the Subsidiary Effective Time, shall be the articles of incorporation of the Subsidiary Surviving Corporation until amended as provided by Applicable Law and such articles of incorporation and the Subsidiary Surviving Corporation’s bylaws.
      (c) Bylaws.

(i) The amended and restated bylaws of the Purchaser, as in effect immediately prior to the Parent Effective Time, shall be the bylaws of the Parent Surviving Corporation until thereafter amended as provided by Applicable Law and such amended and restated bylaws and the Parent Surviving Corporation’s restated articles of incorporation.

(ii) The bylaws of Merger Sub, as in effect immediately prior to the Subsidiary Effective Time, shall be the bylaws of the Subsidiary Surviving Corporation until thereafter amended as provided by Applicable Law and such bylaws and the Subsidiary Surviving Corporation’s articles of incorporation.
      (d) Directors and Officers.

(i) The directors of the Purchaser immediately prior to the Parent Effective Time shall be the directors of the Parent Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Parent Surviving Corporation. The officers of the Purchaser at and after the Parent Effective Time shall be the officers of the Parent Surviving Corporation, each to hold office in accordance with the bylaws of the Parent Surviving Corporation.

(ii) The directors of Merger Sub immediately prior to the Subsidiary Effective Time shall be the directors of the Subsidiary Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Subsidiary Surviving Corporation. The officers of WFS at and after the Subsidiary Effective Time shall be the officers of the Subsidiary Surviving Corporation, each to hold office in accordance with the bylaws of the Subsidiary Surviving Corporation.

      (e) Conversion of Company Common Stock and WFS Common Stock.

(i) At the Parent Effective Time, by virtue of the Parent Merger and without any action on the part of the Purchaser, WBNA, Merger Sub, the Company, WFB, WFS or the holders of any of the following securities:

(1) Other than any Company Dissenting Shares, and any outstanding shares of Company Common Stock to be canceled pursuant to Section 2.5(e)(i)(2), and subject to Section 2.6(e), each share of Company Common Stock issued and outstanding immediately prior to the Parent Effective Time shall be converted into the right to receive 1.2749 (the “Parent Exchange Ratio”) Purchaser Shares (together with any cash in lieu of any fractional Purchaser Shares to which such holder is entitled pursuant to Section 2.6(e), the “Parent Merger Consideration”); provided, however, that if between the date of this Agreement and the Parent Effective Time the outstanding Purchaser Shares shall have been changed into a different number of shares or a different class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Parent Exchange Ratio. At the Parent Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Parent Effective Time shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and, other than certificates evidencing shares of Company Common Stock to be canceled pursuant to Section 2.5(e)(i)(2), each certificate previously evidencing such share of Company Common Stock shall evidence only the right to receive the Parent Merger Consideration, as well as any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c).

(2) Each outstanding share of Company Common Stock and Company Preferred Stock held by the Purchaser, WBNA, Merger Sub, the Company, WFB, WFS or any of their respective Subsidiaries (other than shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held as a result of debts previously contracted), if any, immediately prior to the Parent Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii) At the Subsidiary Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the Purchaser, WBNA, Merger Sub, the Company, WFB, WFS or the holders of any of the following securities:

(1) Other than any WFS Dissenting Shares, and any outstanding shares of WFS Common Stock to be canceled pursuant to Section 2.5(e)(ii)(2), and subject to Section 2.6(e), each share of WFS Common Stock issued and outstanding immediately prior to the Subsidiary Effective Time shall be exchanged for and converted into the right to receive from the Subsidiary Surviving Corporation 1.4661 (the “Subsidiary Exchange Ratio”) Purchaser Shares (together with any cash in lieu of any fractional Purchaser Shares to which such holder is entitled pursuant to Section 2.6(e), the “Subsidiary Merger Consideration”); provided, however, that if between the date of this Agreement and the Subsidiary Effective Time the outstanding Purchaser Shares shall have been changed into a different number of shares or a different class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Subsidiary Exchange Ratio. At the Subsidiary Effective Time, each share of WFS Common Stock issued and outstanding immediately prior to the Subsidiary Effective Time shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and, other than certificates evidencing shares of WFS Common Stock to be canceled pursuant to Section 2.5(e)(ii)(2), each certificate previously evidencing such share of WFS Common Stock shall evidence only the right to receive the Subsidiary Merger Consideration, as well as any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c).

(2) Each outstanding share of WFS Common Stock and WFS Preferred Stock held by the Purchaser, WBNA, Merger Sub, the Company, WFB, WFS or any of their respective Subsidiaries (other than shares of WFS Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or held as a result of debts previously contracted), if any, immediately prior to the Subsidiary Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(3) The share of Merger Sub common stock issued and outstanding immediately prior to the Subsidiary Effective Time shall be converted into one share of WFS Common Stock.

(iii) Each Company Dissenting Share and each WFS Dissenting Share shall be treated as described in Section 2.5(g).
      (f) Options and Other Stock-Based Awards.

(i) The Purchaser, the Company and WFS shall take all actions necessary to provide that each Company Stock Option that is outstanding immediately prior to the Parent Effective Time, other than Non-Assumed Options (collectively, “Assumed Company Stock Options”) and each WFS Stock Option that is outstanding immediately prior to the Subsidiary Effective Time (collectively, “Assumed WFS Stock Options”), whether or not then exercisable or vested, shall be assumed by the Purchaser as of the Parent Effective Time or the Subsidiary Effective Time, as applicable. As of the Parent Effective Time, each Assumed Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase Purchaser Shares in an amount, at an exercise price and subject to such terms and conditions determined as provided below. All unvested Non-Assumed Options shall fully accelerate immediately prior to the Parent Effective Time. As of the Subsidiary Effective Time, each Assumed WFS Stock Option shall cease to represent a right to acquire shares of WFS Common Stock and shall be converted automatically into an option to purchase Purchaser Shares in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Assumed Company Stock Option and each Assumed WFS Stock Option assumed by Purchaser as provided herein shall be subject to, and exercisable and vest in accordance with, the same terms and conditions as under the Company Stock Plans or the WFS Stock Plan, as applicable, and the applicable option and other related agreements issued thereunder, except that:

(1) each Assumed Company Stock Option shall be exercisable for, and represent the right to acquire, Purchaser Shares, with the number of Purchaser Shares determined by multiplying the number of unexercised shares of Company Common Stock that were subject to the Assumed Company Stock Option immediately before the Parent Effective Time by the Parent Exchange Ratio, rounded down to the nearest whole share, at an exercise price per Purchaser Share equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Assumed Company Stock Option immediately before the Parent Effective Time divided by (B) the Parent Exchange Ratio, rounded up to the nearest cent.

(2) each Assumed WFS Stock Option shall be exercisable for, and represent the right to acquire, Purchaser Shares, with the number of Purchaser Shares determined by multiplying the number of unexercised shares of WFS Common Stock that were subject to the Assumed WFS Stock Option immediately before the Subsidiary Effective Time by the Subsidiary Exchange Ratio, rounded down to the nearest whole share, at an exercise price per Purchaser Share equal to (A) the per share exercise price for the shares of WFS Common Stock otherwise purchasable pursuant to such Assumed WFS Stock Option immediately before the Subsidiary Effective Time divided by (B) the Subsidiary Exchange Ratio, rounded up to the nearest cent.

Following the assumption of the Assumed Company Stock Options and the Assumed WFS Stock Options, all references to the Company in the Assumed Company Stock Options and the Company Stock Plan and all references to WFS in the Assumed WFS Stock Options and the WFS Stock Plans shall be deemed to refer to the Purchaser.

(ii) In the case of any Assumed Company Stock Options or Assumed WFS Stock Options which are “incentive stock options” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Assumed Company Stock Options and Assumed WFS Stock Options shall be converted into options to purchase Purchaser Shares in such a manner as to be compliant with Section 409A of the Code.

(iii) Each Non-Assumed Option that is outstanding as of the Parent Effective Time shall be canceled as of the Parent Effective Time and, subject to the receipt of any necessary consents, each holder of such canceled option shall be entitled to receive in consideration for such cancellation that number of Purchaser Shares equal to the product of (x) the Parent Exchange Ratio and (y) a number equal to the difference (if positive) between (A) the number of shares of Company Common Stock that would have been issued under the Non-Assumed Option had such option been exercised in full immediately prior to the Parent Effective Time less (B) the number of shares of Company Common Stock with an aggregate fair market value equal to the exercise price of such Non-Assumed Option, with the fair market value of each such share determined by using the 4:00 p.m. (New York time) closing price for a share of Company Common Stock on the NYSE as reported by The Wall Street Journal for the last NYSE trading day immediately preceding the date on which the Parent Effective Time occurs.

(iv) As of the Parent Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under the Company Incentive Plan that is outstanding immediately prior to the Parent Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be converted into the right to receive, on the same terms and conditions as applied to each such Company Restricted Share immediately prior to the Parent Effective Time (including, in the case of Purchaser Shares received in respect of each Company Restricted Share, the same transfer restrictions taking into account any accelerated vesting of such Company Restricted Share in accordance with the terms thereof), a number of restricted Purchaser Shares in an amount equal to the number of such Company Restricted Shares multiplied by the Parent Exchange Ratio (rounded down to the nearest whole share) (the “Purchaser Restricted Stock Right”); provided, however, that, upon the lapsing of restrictions with respect to each such Purchaser Restricted Stock Right in accordance with the terms applicable to the corresponding Company Restricted Share immediately prior to the Parent Effective Time, the Purchaser shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions; provided, further, that, in the case of any Company Restricted Shares, the number of Purchaser Shares subject to such award shall be determined in a manner as to be compliant with the requirements of Section 409A of the Code.

(v) As of the Parent Effective Time, each restricted share unit with respect to shares of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under the Company Stock Plan that is outstanding immediately prior to the Parent Effective Time (collectively, the “Company RSUs”) shall, by virtue of the Parent Merger and without any action on the part of the holder thereof, be converted into a restricted share unit, on the same terms and conditions as applied to each such Company RSU immediately prior to the Parent Effective Time (taking into account any accelerated vesting of such Company RSU in accordance with the terms thereof), with respect to the number of Purchaser Shares that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Parent Effective Time multiplied by the Parent Exchange Ratio (rounded down to the nearest whole share)

(a “Purchaser RSU”); provided, however, that, in the case of any Company RSU, the number of Purchaser Shares subject to such award shall be determined in a manner as to be compliant with the requirements of Section 409A of the Code.

(vi) As soon as practicable after the Parent Effective Time and the Subsidiary Effective Time, as applicable, the Purchaser shall deliver to each holder of Company Stock Options, WFS Stock Options, Company Restricted Shares or Company RSUs an appropriate notice setting forth such holder’s rights pursuant thereto after giving effect to the adjustments required by this Section 2.5(f).

(vii) Each of the Company and WFS shall, at or prior to the Parent Effective Time or Subsidiary Effective Time, as applicable, take all necessary actions so that, immediately following the Parent Effective Time or the Subsidiary Effective Time, as applicable, none of the Company, WFS, the Parent Surviving Corporation or the Subsidiary Surviving Corporation is or will be bound by the Company Stock Plans, the WFS Stock Plan, any Company Stock Option, any WFS Stock Option or any other options, warrants, rights or agreements that would entitle any Person, other than the Purchaser or its Affiliates, to own any capital stock of the Company, WFS, the Parent Surviving Corporation or the Subsidiary Surviving Corporation or to receive any payment in respect thereof, except as otherwise provided herein.

      (g) Dissenting Shares.

(i) In the event that the applicable requirements of Section 1300(b) of the California Code have been satisfied, the holders of Company Common Stock and WFS Common Stock outstanding immediately prior to the Parent Effective Time and the Subsidiary Effective Time, as applicable, who shall have voted against the Parent Merger or the Subsidiary Merger, as applicable, or did not consent thereto in writing (if such action is taken by written consent) and who shall have demanded properly in writing appraisal for such shares of Company Common Stock or WFS Common Stock, as applicable, in accordance with Chapter 13 of Division 1 of the California Code (the “Company Dissenting Shares” or the “WFS Dissenting Shares,” as applicable, and collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, as described in Section 2.5(e). Such shareholders shall be entitled to receive payment of the appraised value of such shares held by them, except that all Company Common Stock and WFS Common Stock, as applicable, held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under Chapter 13 of Division 1 of the California Code shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Parent Effective Time or the Subsidiary Effective Time, as applicable, the right to receive Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, for such Company Common Stock or WFS Common Stock in accordance with Section 2.5(e), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares.

(ii) (A) The Company shall give the Purchaser (i) prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company shall not, except with the prior written consent of the Purchaser, make any payment or settlement offer with respect to any demands for appraisal or offer to settle or settle any such demands. The Parent Surviving Corporation shall be responsible for any settlement claims with respect to any Company Dissenting Shares, which settlements may be paid in cash, capital stock of the Parent Surviving Corporation or such other consideration as the Parent Surviving Corporation shall determine, except as otherwise required by Applicable Law.

(B) WFS shall give the Purchaser prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by WFS. WFS shall not, except with the prior written consent of the Purchaser, make any payment or settlement offer with respect to any demands for appraisal or offer to settle or settle any such demands prior to the Subsidiary Effective Time. The Subsidiary Surviving Corporation shall be responsible for all payments in respect of WFS Dissenting Shares, whether by settlement or judgment or otherwise.

      (h) Capital Stock of the Purchaser. At and as of the Parent Effective Time, each outstanding Purchaser Share shall continue to remain outstanding.
      (i) Effects of the Bank Merger. The Bank Merger shall have the effects set forth in the Bank Plan of Merger.
      Section 2.6     Exchange of Certificates.
      (a) Exchange Agent. The Purchaser shall deposit with the Purchaser’s transfer agent (Wachovia Bank, National Association) or with a bank or trust company designated by the Purchaser and reasonably acceptable to the Company and WFS (the “Exchange Agent”), for the benefit of the holders of the outstanding shares of Company Common Stock, for exchange in accordance with the provisions of Article II through the Exchange Agent, certificates or, at the Purchaser’s option, evidence of shares in book entry form, representing Purchaser Shares issuable pursuant to Section 2.5(e)(i) as of the Parent Effective Time, as well as cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.6(e)(i) (such cash and certificates or book entry evidence for Purchaser Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Parent Exchange Fund”). The Subsidiary Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of the outstanding shares of WFS Common Stock, for exchange in accordance with the provisions of Article II through the Exchange Agent, certificates or, at the Subsidiary Surviving Corporation’s option, evidence of shares in book entry form, representing Purchaser Shares distributable pursuant to Section 2.5(e)(ii) as of the Subsidiary Effective Time (such certificates or book entry evidence for Purchaser Shares, together with any dividends or distributions paid by the Purchaser with respect thereto and the cash paid by WFS in accordance with the following sentence, being hereinafter referred to as the “Subsidiary Exchange Fund” and, together with the Parent Exchange Fund, the “Exchange Funds”). Immediately prior to the Subsidiary Effective Time, WFS shall deposit into the Subsidiary Exchange Fund, for the benefit of the holders of the outstanding shares of WFS Common Stock, an estimated amount of cash, and after the Subsidiary Effective Time, the Subsidiary Surviving Corporation shall deposit into the Subsidiary Exchange Fund, for the benefit of the holders of any outstanding shares of WFS Common Stock, cash as required from time to time, in each case, to make payments in lieu of any fractional shares pursuant to Section 2.6(e)(ii). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Merger Consideration and the Subsidiary Merger Consideration contemplated to be paid pursuant to Section 2.5(e) out of the relevant Exchange Fund. Except as contemplated by Section 2.6(f), the Exchange Funds shall not be used for any other purpose.
      (b)     Exchange Procedures.

(i) As promptly as practicable after the Parent Effective Time and the Subsidiary Effective Time, as applicable, the Parent Surviving Corporation and the Subsidiary Surviving Corporation, as applicable, shall cause the Exchange Agent to mail to each holder of record of one or more certificates that immediately prior to the Parent Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) and to each holder of record of one or more certificates that immediately prior to the Subsidiary Effective Time represented outstanding shares of WFS Common Stock (the “WFS Certificates”) the following: (x) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates or WFS Certificates, as applicable, shall pass, only upon proper delivery of such certificates to the Exchange Agent) and (y) instructions for use in effecting the surrender of the Company Certificates or WFS Certificates, as applicable, in exchange for the Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, together with any dividends or distributions with respect thereto for which the record date for determination of stockholders entitled to such dividends or distributions is on or after the Parent Effective Time or the Subsidiary Effective Time, as applicable.

(ii) Upon surrender to the Exchange Agent of a Company Certificate or WFS Certificate, as applicable, for exchange and cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate shall, as promptly as practicable after the Parent Effective Time or the Subsidiary Effective Time, as applicable, be paid, if applicable, and receive in exchange therefor the Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, to which such holder is entitled pursuant to Section 2.5(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c), and the Company Certificate or WFS Certificate, as applicable, so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or WFS Common Stock which is not registered in the transfer records of the Company or WFS, as applicable, the Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, to which such hold is entitled pursuant to Section 2.5(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c), may be issued to a transferee if the Company Certificate or WFS Certificate representing such shares of Company Common Stock or WFS Common Stock, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Parent Surviving Corporation or the Subsidiary Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6, each Company Certificate shall be deemed at all times after the Parent Effective Time and each WFS Certificate shall be deemed at all times after the Subsidiary Effective Time to represent only the right to receive upon such surrender the Parent Merger Consideration or the Subsidiary Merger Consideration, as applicable, to which such holder is entitled pursuant to Section 2.5(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c). Company Certificates and WFS Certificates surrendered for exchange by any Person constituting an “affiliate” of the Company or WFS, as applicable, shall not be exchanged for certificates representing Purchaser Shares until the Purchaser has received a written agreement from such Person as specified in Section 6.12.

      (c) Distributions with Respect to Unexchanged Purchaser Shares. No dividends or other distributions declared or made after the Parent Effective Time or the Subsidiary Effective Time, as applicable, with respect to Purchaser Shares with a record date after the Parent Effective Time or the Subsidiary Effective Time, as applicable, shall be paid to the holder of any unsurrendered Company Certificate or WFS Certificate, as applicable, with respect to Purchaser Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.6(e), until the holder of such Company Certificate or WFS Certificate shall surrender such Company Certificates or WFS Certificates held of record by such stockholder as provided in Section 2.6(b). Subject to the effect of escheat, tax or other Applicable Laws, following surrender of any such Company Certificate or WFS Certificate, there shall be paid to the holder of the certificates, or statement indicating book entry ownership of Purchaser Shares, representing whole Purchaser Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Purchaser Share to which such holder is entitled pursuant to Section 2.6(e), and the amount of dividends or other distributions with a record date after the Parent Effective Time or Subsidiary Effective Time, as applicable, and theretofore paid with respect to such whole Purchaser Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Parent Effective Time or Subsidiary Effective Time, as applicable, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Purchaser Shares.
      (d) No Further Rights in Company Common Stock or WFS Common Stock. The Parent Merger Consideration and the Subsidiary Merger Consideration issued or paid upon conversion of the outstanding shares of Company Common Stock or WFS Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or WFS Common Stock, as applicable.
      (e) No Fractional Shares. No certificates or scrip representing fractional Purchaser Shares shall be issued upon the surrender for exchange of Company Certificates or WFS Certificates or upon cancellation of Non-Assumed Options in accordance with Section 2.5(f)(iii), and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all Company Certificates or WFS Certificates delivered by such holder) would otherwise be entitled, by (ii) the 4:00 p.m. (New York time) closing price for a Purchaser Share on the NYSE as reported by The Wall Street Journal for the last NYSE trading day immediately preceding the date on which the Parent Effective Time will occur. From time to time after the Parent Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests who have surrendered their Company Certificates to the Exchange Agent, the Exchange Agent shall so notify the Purchaser, and the Purchaser shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.6(b) and (c). From time to time after the Subsidiary Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests who have surrendered their WFS Certificates to the Exchange Agent, the Exchange Agent shall so notify the Subsidiary Surviving Corporation, and the Subsidiary Surviving Corporation shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.6(b) and (c).
      (f) Termination of Exchange Funds.
      (i) Any portion of the Parent Exchange Fund that remains undistributed to the holders of outstanding shares of Company Common Stock for six (6) months after the Parent Effective Time shall be delivered to the Purchaser, and any holders of shares of Company Common Stock who have not theretofore complied with Section 2.6 shall thereafter look only to the Purchaser for Purchaser Shares, any cash in lieu of fractional Purchaser Shares to which they are entitled pursuant to Section 2.6(e) and any dividends or other distributions with respect to Purchaser Shares to which they are entitled pursuant to Section 2.6(c), in each case, without any interest thereon. Any portion of the Parent Exchange Fund remaining unclaimed by holders of shares of Company Common Stock following the passage of time specified in any applicable escheat laws shall be delivered to the applicable public officials specified therein.
      (ii) Any portion of the Subsidiary Exchange Fund that remains undistributed to the holders of outstanding shares of WFS Common Stock for six (6) months after the Subsidiary Effective Time shall be delivered to the Subsidiary Surviving Corporation, and any holders of shares of WFS Common Stock who have not theretofore complied with Section 2.6 shall thereafter look only to the Subsidiary Surviving Corporation for Purchaser Shares, any cash in lieu of fractional Purchaser Shares to which they are entitled pursuant to Section 2.6(e) and any dividends or other distributions with respect to Purchaser Shares to which they are entitled pursuant to Section 2.6(c), in each case, without any interest thereon. Any portion of the Subsidiary Exchange Fund remaining unclaimed by holders of shares of WFS Common Stock following the passage of time specified in any applicable escheat laws shall be delivered to the applicable public officials specified therein.
      (g) No Liability. None of the Purchaser, Merger Sub, the Company, WFB, WFS, the Parent Surviving Corporation, the Subsidiary Surviving Corporation nor the Exchange Agent shall be liable to any holder of shares of Company Common Stock or WFS Common Stock for any Purchaser Shares (or dividends or distributions with respect thereto) or cash from the Exchange Funds delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

      (h) Withholding Rights. Each of the Parent Surviving Corporation, the Subsidiary Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or WFS Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local tax law. To the extent that amounts are so withheld by the Parent Surviving Corporation, the Subsidiary Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or WFS Common Stock, as applicable, in respect of which such deduction and withholding was made by the Parent Surviving Corporation, the Subsidiary Surviving Corporation or the Exchange Agent, as the case may be.
      (i) Lost Certificates. If any Company Certificate or WFS Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the Parent Surviving Corporation or the Subsidiary Surviving Corporation, as applicable, the posting by such Person of a bond, in such reasonable amount as the Parent Surviving Corporation or the Subsidiary Surviving Corporation, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, Purchaser Shares, any cash in lieu of fractional Purchaser Shares to which the holders thereof are entitled pursuant to Section 2.6(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.6(c), in each case, without any interest thereon.
      (j) Stock Transfer Books. At the Parent Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At the Subsidiary Effective Time, the stock transfer books of WFS shall be closed and there shall be no further registration of transfers of shares of WFS Common Stock thereafter on the records of WFS. From and after the Parent Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Parent Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by Applicable Law. From and after the Subsidiary Effective Time, the holders of shares of WFS Common Stock outstanding immediately prior to the Subsidiary Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by Applicable Law. On or after the Parent Effective Time, any Company Certificates presented to the Exchange Agent or the Purchaser for any reason shall be converted into the right to receive Parent Merger Consideration and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.6(c), in each case, without any interest thereon. On or after the Subsidiary Effective Time, any WFS Certificates presented to the Exchange Agent or the Purchaser for any reason shall be converted into the right to receive Subsidiary Merger Consideration and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.6(c), in each case, without any interest thereon.
      Section 2.7     Further Action. If, at any time after the Parent Effective Time, Bank Effective Time or the Subsidiary Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Parent Surviving Corporation, the Surviving Bank or the Subsidiary Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either the Company, WFB or WFS, as applicable, the officers and directors of the Parent Surviving Corporation, the Surviving Bank and the Subsidiary Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action. No funds have been or will be provided by or on behalf of the Purchaser or the Surviving Bank or any other Person to WFS or the Subsidiary Surviving Corporation to reimburse or otherwise make, directly or indirectly, any payments made by WFS pursuant to Sections 2.5(g)(ii) or 2.6(e) of this Agreement, and neither WFS nor the Subsidiary Surviving Corporation expects to receive reimbursement of such funds after the Subsidiary Effective Time.

ARTICLE III
Representations and Warranties of the Company
      The Company hereby represents and warrants to the Purchaser, except with respect to any particular subsection of this Article III to the extent specifically described in the corresponding schedule of the Company Disclosure Letter, as follows:
      Section 3.1     Due Incorporation; Organization.
      (a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. True and complete copies of the articles of incorporation, bylaws or other applicable organizational documents of the Company, WFS and WFB with all amendments and restatements thereto through the date hereof have been provided to the Purchaser. The minute books of the Company and each of its Subsidiaries contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective shareholders and Boards of Directors. The Company and each of its Subsidiaries is duly qualified as a foreign corporation (or other relevant organizational form) to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, or would not reasonably be expected to result in, a Company Material Adverse Effect.
      (b) WFB is an “insured depository institution” as defined in the Federal Deposit Insurance Act. The deposit accounts of WFB are insured by the FDIC through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
      Section 3.2     Capitalization.
      (a) The authorized capital stock of the Company consists of 65,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of August 31, 2005, (i) 52,225,647 shares of Company Common Stock were issued and outstanding, all of which have been duly authorized, validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) Company Stock Options to acquire 1,882,248 shares of Company Common Stock were outstanding under the Company Stock Plans, and (iv) 3,122,286 shares of Company Common Stock was reserved for future issuance pursuant to the Company Incentive Plan.
      (b) The authorized capital stock of WFS consists of 50,000,000 shares of WFS Common Stock and 10,000,000 shares of WFS Preferred Stock. As of August 31, 2005, (i) 41,088,246 shares of WFS Common Stock were issued and outstanding, all of which have been duly authorized, validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), (ii) no shares of WFS Preferred Stock were issued or outstanding, (iii) WFS Stock Options to acquire 13 shares of WFS Common Stock were outstanding under the WFS Stock Plan, and (iv) 809,552 shares of WFS Common Stock was reserved for future issuance pursuant to the WFS Stock Plan. 34,447,722 shares of WFS Common Stock are owned by WFB, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”).
      (c) Other than as set forth above or in Schedule 3.2(c) of the Company Disclosure Letter, there have been no issuances by the Company or WFS of shares of capital stock of the Company or WFS other than issuances of shares of Company Common Stock and WFS Common Stock pursuant to the exercise of Company Stock Options and WFS Stock Options, respectively, or stock incentive rights granted pursuant to the Company Stock Plans and arrangements outstanding on such date or issuances of shares of Company Common Stock pursuant to the Company’s 401(k) plans in the ordinary course of business and there have been no issuances by the Company or WFS of options, warrants or other rights to acquire shares of capital stock of the Company or WFS, respectively. Except as set forth in Schedule 3.2(c) of the Company Disclosure Letter or except as otherwise contemplated by or specified in this Agreement, including in Sections 3.2(a) and 3.2(b) hereof, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or WFS. All shares of capital stock of the Company and WFS subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
      (d) Schedule 3.2(d) of the Company Disclosure Letter sets forth a list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(b) hereof or in Schedule 3.2(d) of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid and nonassessable and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth in Section 3.2(b)hereof or in Schedule 3.2(d) of the Company Disclosure Letter, no Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
      (e) Schedule 3.2(e) of the Company Disclosure Letter sets forth a list of all equity securities that the Company or its Subsidiaries holds for its own account and not in a bona fide fiduciary capacity (other than equity securities of the Company’s subsidiaries held, directly or indirectly, by the Company or its subsidiaries), as of the date hereof, involving, in the aggregate, ownership or control of 5% or more of any class of the issuer’s voting securities or 25% or more of the issuer’s equity (treating subordinated debt as equity).
      Section 3.3     Due Authorization of Transaction; Binding Obligation. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement and the Parent Merger by the Company’s shareholders, to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company (other than the approval and adoption of this Agreement and the Parent Merger by the Company’s shareholders), including unanimous approval by the Company Special Committee. WFS has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement and the Subsidiary Merger by the Requisite WFS Approval, to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by WFS has been duly authorized by all necessary corporate action on the part of WFS (other than the Requisite WFS Approval), including unanimous approval by the WFS Special Committee. WFB has full corporate power and authority to execute and deliver this Agreement and the Bank Plan of Merger and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the Bank Plan of Merger by WFB has been duly authorized by all necessary corporate action on the part of WFB, including the approval of its sole shareholder. This Agreement has been duly executed and delivered by the Company, WFB and WFS and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, is the legal, valid and binding obligation of each of the Company, WFB and WFS enforceable against each of them in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. Prior to the Parent Effective Time, the Bank Plan of Merger will be duly executed and delivered by WFB and, assuming due authorization, execution and delivery of the Bank Plan of Merger by WBNA, will be a legal, valid and binding obligation of WFB enforceable against WFB in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. The Agreement and Plan of Merger and Reorganization dated as of May 23, 2004, by and among the Company, WFB and WFS, has been terminated by the boards of directors of each of the Company, WFB and WFS and such termination has been approved by the WFS Special Committee.
      Section 3.4     Non-Contravention. Assuming compliance with the HSR Act, applicable bank regulatory laws, and any foreign or other antitrust or combination laws, the Securities Act and any applicable state securities or “blue sky” laws and the filing of the Parent Agreements of Merger and the Subsidiary Agreements of Merger with the Secretary of State of the State of California, the Secretary of State of the State of North Carolina and each other appropriate Governmental Authority, and the filing of all requisite documents with, and the receipt of the requisite approvals from, the Federal Reserve Board, the OCC and with each other appropriate Governmental Authority as may be necessary to effect the Bank Conversion, the Bank Merger, the Stock Contribution and the Subsidiary Merger, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene the articles of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries or (b) constitute a breach or violation of, or default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any Applicable Law or agreement, indenture, instrument, judgment, decree, order, ruling or license of the Company or any of its Subsidiaries or to which the Company or any of their Subsidiaries is a party or by which any of them or their respective assets or properties is bound or affected, except in the case of subsection (b), for any such breaches, violations, defaults, Liens or accelerations which have not had, or would not reasonably be expected to result in, a Company Material Adverse Effect.
      Section 3.5     Approvals, Consents and Filings. No approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company or its Subsidiaries from, or made or given by the Company or its Subsidiaries to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Company, WFB and WFS and the consummation of the transactions contemplated hereby except for such approvals, authorizations, consents, orders, filings, registrations or notifications (a) required by the HSR Act, any foreign or other antitrust or combination laws, the Exchange Act, the Securities Act and any applicable state securities or “blue sky” laws, the filing of the Parent Agreements of Merger and the Subsidiary Agreements of Merger with the Secretary of State of the State of California, the Secretary of State of the State of North Carolina and each other appropriate Governmental Authority, the filing of all requisite documents with the Federal Reserve Board, the OCC and with each other appropriate Governmental Authority as may be necessary to effect the Bank Conversion, the Bank Merger, the Stock Contribution and the Subsidiary Merger, the receipt of necessary approvals for and consummation of the Bank Conversion, the Bank Merger, the Stock Contribution and the Subsidiary Merger, the NYSE, and the filing of applications and notices with, and the receipt of approvals or nonobjections from, federal and state banking authorities, including the Federal Reserve Board, the FDIC, the OCC and the OTS and the expiration or early termination of the required post-approval waiting period thereafter, and (b) of which the failure to obtain would not reasonably be expected to result in a Company Material Adverse Effect. As of the date of this Agreement, none of the Company, WFB or WFS knows of any reason related to the Company or any of its Subsidiaries why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Parent Merger or the Subsidiary Merger on a timely basis. As of the date this Agreement is amended and restated, none of the Company, WFB or WFS knows of any reason related to the Company or any of its Subsidiaries why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Bank Conversion, the Bank Merger or the Subsidiary Merger on a timely basis.

      Section 3.6     Litigation; Regulatory Matters. Except as disclosed in Schedule 3.6 of the Company Disclosure Letter or in the Company SEC Reports (without giving effect to any Company SEC Report or amendment filed after the date of this Agreement), neither the Company nor any of its Subsidiaries is engaged in, a party to, or to the knowledge of the Company, threatened with, nor is the Company’s or its Subsidiaries’ properties involved in, any legal action or other suit, action, investigation or proceeding, nor is there any judgment, decree, injunction, memorandum of understanding, commitment, rule or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries, that (a) seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement, or (b) would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to, or has been advised by the applicable Governmental Authority that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of the Company or any of its Subsidiaries.
      Section 3.7     Brokers’ Fees. Except for fees payable to Credit Suisse First Boston LLC and to Deutsche Bank Securities Inc., neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.
      Section 3.8     Reports and Financial Information.
      (a) Except as provided on Schedule 3.8(a) of the Company Disclosure Letter, the Company, WFS and each of their respective Subsidiaries has filed, or furnished, as applicable, all reports, schedules and definitive proxy statements or information statements required to be filed or furnished with the SEC pursuant to the Exchange Act since December 31, 2003 (all such reports, schedules and definitive proxy statements, and amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and with the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) then in effect and applicable to such filings when made. None of the Company SEC Reports nor any report filed by the Company or its Subsidiaries with the FDIC, the OTS or other banking regulatory agency, and no registration statement or offering materials made or given by the Company or its Subsidiaries to shareholders of the Company, WFS or any of their respective Subsidiaries since December 31, 2003, as of the respective dates thereof (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company, WFB and WFS have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC and the OTS.
      (b) Each of the balance sheets (including the related notes thereto) included in the Company SEC Reports fairly present the financial position of the Company and its Subsidiaries as of the date thereof, and the other related financial statements (including the related notes thereto) included therein fairly present the results of operations and the changes in cash flows and stockholders’ equity of the Company and its Subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (x) normal year end adjustments which shall not be material in amount, and (y) the permitted exclusion of all footnotes that would otherwise be required by GAAP.
      (c) The Company has filed all reports required by the OTS, and each such report has complied with Applicable Law in all material respects. All reports (including the financial statements contained therein) filed by WFB with the FDIC, the OTS or other banking regulatory agency complied with Applicable Law in all material respects.

      (d) Each of the Company and WFS maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of it and its Subsidiaries.
      (e) The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company and WFS are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company and WFS in the Company SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company and WFS as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company and WFS, as applicable, required under the Exchange Act with respect to such reports. As of the date of this Agreement, the Company knows of no reason that the outside auditors and chief executive officer and chief financial officer of the Company or WFS will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.
      (f) WFB complies in all material respects with the auditing, reporting and control obligations with respect to its financial statements as contained in Section 36 of the Federal Deposit Insurance Act (12 U.S.C. 1831m) and the implementing regulations thereto.
      (g) Neither the Company nor any of its Subsidiaries is a party to, nor does the Company or any of its Subsidiaries have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, as applicable, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or WFS in the Company SEC Reports.
      Section 3.9     Absence of Certain Changes or Events. Since December 31, 2004, except as otherwise expressly contemplated by this Agreement or as otherwise disclosed in Company SEC Reports filed prior to the date of this Agreement, none of the Company or its Subsidiaries has:
      (a) incurred any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) material to the Company and its Subsidiaries on a consolidated basis, other than (i) in the case of the Company and its Subsidiaries, those set forth or adequately provided for in the balance sheet included in the Company’s most recently filed Quarterly Report on Form 10-Q (the “Company Balance Sheet”), (ii) in the case of WFS and its Subsidiaries, those set forth or adequately provided for in the balance sheet included in WFS’s most recently filed Quarterly Report on Form 10-Q (the “WFS Balance Sheet”), (iii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet or the WFS Balance Sheet, as applicable, under GAAP, (iv) those incurred in the ordinary course of business since the date of the Company Balance Sheet and the WFS Balance Sheet and consistent with past practice, and (v) those incurred in connection with the execution of this Agreement; or
      (b) (i) conducted its business other than in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (ii) suffered any change in its business, assets, financial condition or results of operation which has had, or would reasonably be expected to result in, a Company Material Adverse Effect, or (iii) prior to the date of this Agreement, taken any action that, if taken after the date of this Agreement, would constitute or cause a violation of Sections 5.1(c)(vii), (viii) or (ix) or Section 5.2(b).

      Section 3.10     Taxes.
      (a) The Company and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities all Tax Returns that it has been required to file. All such Tax Returns are true and complete in all material respects. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Returns) have either been paid or otherwise accrued as a reserve for Tax liability included on the face of the balance sheets (rather than only in any notes thereto) contained in such financial statements in the most recent Company SEC Reports.
      (b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the financial statements in the most recent Company SEC Reports, materially exceed the reserve for Tax liability set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Company SEC Reports, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
      (c) No pending deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been claimed in writing, proposed or assessed by a Tax authority, except for such deficiencies which would not reasonably be expected to result in a Company Material Adverse Effect. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of material Taxes of any of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect.
      (d) There are no Liens for Taxes upon the assets of any of the Company and its Subsidiaries (other than with respect to Permitted Liens for Taxes or Liens for Taxes that are being contested in good faith and for which an adequate reserve under GAAP has been established).
      (e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of its Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise, except for such liabilities which would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement which will not be terminated on or before the Closing Date, except by and among the Company or its Subsidiaries.
      (f) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code in the two (2) years prior to the date of this Agreement, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code in the two (2) years prior to the date of this Agreement.
      (g) Any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2), entered into by the Company or any of its Subsidiaries, has been properly identified and disclosed on all Tax Returns.
      Section 3.11     Employee Matters.
      (a) Schedule 3.11(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Employee Plan, and true and complete copies of all such Company Employee Plans, including any trust instruments and insurance contracts forming a part of any Company Employee Plan, and all amendments thereto, the most recent IRS determination letter, if applicable, and any summary plan descriptions of the Company Employee Plans have been made available to the Purchaser. None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than coverage mandated by Applicable Law, the full cost of which is borne by the retiree.
      (b) Each Company Employee Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws in all material respects. Each Company Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and to the knowledge of the Company, no event or circumstance has occurred that could reasonably be expected to cause the loss of such qualification. To the knowledge of the Company and WFS, no event has occurred and no condition exists that would subject the Company or any other entities within common control (each, a “Controlled Group Member”) (as defined by Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) to any penalty, fine or lien imposed by ERISA, the Code or other Applicable Laws.
      (c) With respect to each Company Employee Plan: (i) no litigation (other than routine claims for benefits in the ordinary course of business) is pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any litigation and (iii) no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies is pending, in progress or, to the knowledge of the Company, threatened.
      (d) Neither the Company nor any of its Controlled Group Members, sponsors, maintains, administers, contributes to (or is required to sponsor, maintain, administer or contribute to) any plan subject to Title IV of ERISA, Section 412 of the Code, or any multiemployer plan as defined in Section 3(37) of ERISA, and neither the Company nor any of its Controlled Group Members (nor any of their predecessors) has within the past six (6) years sponsored, maintained, contributed to (or been required to sponsor, maintain, administer or contribute to) any such plan.
      (e) The Company has made or will accrue prior to the Closing Date all payments and contributions (including insurance premiums) due and payable as of the Closing Date to each Company Employee Plan.
      (f) Neither the Company nor any of its Subsidiaries has any obligations under any Company Employee Plan to provide post-retirement medical benefits to any employee or any former employee of the Company or any of its Subsidiaries, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.
      (g) Except as provided on Schedule 3.11(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employee or former employee of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any employee of the Company or its Subsidiaries, or (iii) result in the payment to any employee of the Company or any of its Subsidiaries of an amount that will be an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) except as may be required by Applicable Law.
      (h) To the knowledge of the Company, no oral or written representation or communication with respect to any aspect of the Company Employee Plans has been made to employees of the Company or any of its Subsidiaries prior to the date hereof which is not in accordance with the written or otherwise pre-existing terms and provisions of such Company Employee Plans.
      (i) No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in a nonqualified deferred compensation plan (within the meaning of Section 409(A)(d)(1) of the Code) of the Company or any of its Subsidiaries.
      Section 3.12     Material Contracts.
      (a) Except as filed or furnished as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed or furnished as exhibits to WFS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, or as disclosed in Schedule 3.12(a) of the

Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), a “material definitive agreement” within the meaning of Item 1.01(b) of the SEC’s Form 8-K or a material “direct financial obligation” within the meaning of Item 2.03(c) of the SEC’s Form 8-K or an “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of the SEC’s Regulation S-K, (ii) that restricts the conduct or geography of any line of business of the Company or any of its Subsidiaries or Affiliates, or (iii) other than Company Employee Plans listed in Schedule 3.11(a) of the Company Disclosure Letter and other than salaries of at-will employees, with respect to employment of any officer, director, employee or consultant providing for payments in excess of $250,000 annually. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is collectively referred to as a “Company Material Contract.” Each of the Company and WFS has made available to the Purchaser prior to the date hereof, true, correct and complete copies in all material respects of each Company Material Contract existing as of the date of this Agreement, and shall make available to the Purchaser true, correct and complete copies in all material respects, of each Company Material Contract entered into after the date of this Agreement, if any.
      (b) Neither the Company nor any of its Subsidiaries has breached or is in default under, or has received written notice of any breach of or default under, any Company Material Contract. To the knowledge of the Company, no other party to any of the Company Material Contracts has breached or is in default of any of its obligations thereunder. Each of the Company Material Contracts is in full force and effect, except in any such case for breaches, defaults or failures to be in full force that would not reasonably be expected to result in a Company Material Adverse Effect.
      Section 3.13     Regulatory Compliance.
      (a) Except as provided on Schedule 3.13(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is in compliance with all Applicable Laws, except for instances of non-compliance that would not reasonably be expected to result in a Company Material Adverse Effect.
      (b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are required to permit the operation of the business of the Company and its Subsidiaries as it is now being conducted (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of the Company Permits and the Company Permits are in full force and effect, except where the failure to so comply or be in effect would not reasonably be expected to result in a Company Material Adverse Effect.
      Section 3.14     Title to Properties; Leases.
      (a) Schedule 3.14(a) of the Company Disclosure Letter lists (i) all material leases entered into by the Company or any of its Subsidiaries during the Company’s or Subsidiaries’ period of ownership for any real property to which the Company or any of its Subsidiaries is a party as a lessee as of the date hereof, setting forth in the case of any such lease, the location of such real property and (ii) all real properties to which the Company or any of its Subsidiaries owns fee simple title owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”).
      (b) Neither the Company nor any of its Subsidiaries has breached or is in default under, or has received written notice of any breach of or default under, any lease under which the Company or any of its Subsidiaries is the lessee of real or personal property, except for such breaches or defaults that have been cured or that would not reasonably be expected to result in a Company Material Adverse Effect.
      (c) Each lease under which the Company or any of its Subsidiaries is the lessee of real or personal property is in full force and effect and constitutes a valid and binding obligation of the Company or such Subsidiary, as applicable, except for any such failures that would not reasonably be expected to result in a Company Material Adverse Effect.

      (d) The Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Permitted Liens) to all of the properties and assets, tangible and intangible, reflected in the most recent balance sheets included in the Company SEC Reports as being owned by the Company or its Subsidiaries as of the date thereof (except properties or assets sold or otherwise disposed of since the date thereof in the ordinary course of business).
      Section 3.15     Intellectual Property.
      (a) Each of the Company and its Subsidiaries owns or has the right to use each Proprietary Asset necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted, except where the failure of the Company or any of its Subsidiaries to own or have the right to use such Proprietary Assets would not reasonably be expected to result in a Company Material Adverse Effect.
      (b) Neither the Company nor any of its Subsidiaries is infringing, and has not received any written notice of any actual or alleged infringement of, any Proprietary Asset owned or used by any other Person, except for such infringements that would not reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no other Person is infringing any Proprietary Asset owned or used by the Company or any of its Subsidiaries, except for matters that would not reasonably be expected to result in a Company Material Adverse Effect.
      (c) There are no judgments, decrees or orders pending against or affecting any Proprietary Asset, except for such judgments, decrees or orders that would not reasonably be expected to result in a Company Material Adverse Effect.
      Section 3.16     Environmental Matters.
      (a) The operations of the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, other than such non compliance that would not reasonably be expected to result in a Company Material Adverse Effect.
      (b) There are no writs, injunctions, decrees, orders or judgments outstanding, relating to compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any applicable Environmental Law, except for such writs, injunctions, decrees, orders or judgments that would not reasonably be expected to result in a Company Material Adverse Effect.
      (c) Neither the Company nor any of its Subsidiaries (i) has received any written notice from any Person alleging that the Company or any of its Subsidiaries has disposed of any Hazardous Substance on any properties currently leased by or operated by the Company or any of its Subsidiaries, and (ii) has not disposed of any Hazardous Substance on Third Party sites in violation of any Environmental Law or incurred any liability for the unlawful generation, treatment, storage or disposal, of Hazardous Substances, except in each case as would not reasonably be expected to result in a Company Material Adverse Effect.
      Section 3.17     Labor Matters. None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization applicable to Persons employed by the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries under any current obligation to bargain with any bargaining agent on behalf of any such Persons. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past three (3) years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries which has had, or would reasonably be expected to result in, a Company Material Adverse Effect.
      Section 3.18     Opinions of Financial Advisors. Prior to the execution of this Agreement, the Company Special Committee has received the opinion of Credit Suisse First Boston LLC to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, the Parent Exchange Ratio is fair to the holders of Company Common Stock (excluding the controlling shareholder and its affiliates) from a financial point of view. Prior to the execution of this Agreement, the

WFS Special Committee has received the opinion of Deutsche Bank Securities Inc., to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, the Subsidiary Exchange Ratio is fair to the holders of WFS Common Stock, other than WFB and its affiliates, from a financial point of view.
      Section 3.19     Takeover Statutes. No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar antitakeover statute is applicable to the Parent Merger or the Subsidiary Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its board of directors, WFS and its board of directors and WFB and its board of directors to permit the consummation of the Parent Merger and the Subsidiary Merger in accordance with the terms hereof.
      Section 3.20     Information in Registration Statement and Joint Proxy Statement. The information relating to and provided by the Company and its Subsidiaries, or their respective representatives, to be contained in the Registration Statement and the Disclosure Document, shall not, (a) at the time the Registration Statement is declared effective, (b) at the time the Disclosure Document is first mailed to the shareholders of the Company and WFS, (c) at the time of the Company Shareholder Meeting and the WFS Shareholder Meeting or (d) at the Parent Effective Time and the Subsidiary Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading. The Disclosure Document shall comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act, as applicable. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Purchaser or any of its Subsidiaries or representatives for inclusion in the Disclosure Document.
      Section 3.21     Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice.
      Section 3.22     Assets and Activities. Neither the Company nor any of its Subsidiaries engages in any activities nor owns or controls any assets that would not be permissible for a financial holding company, as such term is defined in 12 U.S.C. § 1841(p) or the implementing regulations of the Federal Reserve Board.
ARTICLE IV
Representations and Warranties of the Purchaser
      The Purchaser hereby represents and warrants to the Company and WFS, except with respect to any particular subsection of this Article IV to the extent specifically described in the corresponding schedule of the Purchaser Disclosure Letter, as follows:
      Section 4.1     Due Incorporation; Organization. The Purchaser is, and upon its formation Merger Sub will be, a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own all of its properties and assets. True and complete copies of the Restated Articles of Incorporation of the Purchaser, as amended, and Amended and Restated Bylaws of the Purchaser, with all amendments and restatements thereto through the date hereof, have been provided to the Company prior to the date hereof. True and complete copies of the Articles of Incorporation of Merger Sub and the Bylaws of Merger Sub, with all amendments and restatements thereto, will have been provided to the Company prior to the Closing Date. Each of the Purchaser and its Subsidiaries is, and upon its formation Merger Sub will be, duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, or would not reasonably be expected to result in, a Purchaser Material Adverse Effect. WBNA is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties.
      Section 4.2     Capitalization. The authorized capital stock of the Purchaser consisted of 3,000,000,000 Purchaser Shares and 550,000,000 shares of Purchaser Preferred Stock. As of July 31, 2005, (i) 1,566,403,546 Purchaser Shares were issued and outstanding, all of which have been duly authorized, validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights), (ii) 100,000,000 shares of Purchaser Preferred Stock were issued or outstanding, (iii) 139,701,535 Purchaser Shares were subject to outstanding options, subscriptions, warrants, calls, rights, commitments or agreements of any character to acquire, or convert into, Purchaser Shares, and (iv) 240,241,731 Purchaser Shares were reserved for future issuance pursuant to stock option plans of the Purchaser. All shares of Purchaser Stock issuable pursuant to this Agreement, subject to issuance as aforesaid, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable. At the Parent Effective Time, the Purchaser will own directly all of the outstanding equity interests of WBNA and Merger Sub.
      Section 4.3     Due Authorization of Transaction; Binding Obligation. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. After its organization, Merger Sub will have full corporate power and authority to execute and deliver a counterpart of this Agreement and to perform its obligations hereunder, and the execution and delivery of such counterpart and the performance of this Agreement by Merger Sub will be duly authorized by all necessary corporate action on the part of Merger Sub, including the approval of its sole shareholder. This Agreement has been duly executed and delivered by the Purchaser (and a counterpart to this Agreement will be duly executed and delivered by Merger Sub prior to the Subsidiary Effective Time) and, assuming due authorization, execution and delivery of this Agreement by the Company, WFB and WFS, this Agreement is the legal, valid and binding obligation of the Purchaser (and, immediately prior to the Subsidiary Effective Time, will be the legal, valid and binding obligation of Merger Sub) enforceable against the Purchaser (and, immediately prior to the Subsidiary Effective Time, Merger Sub) in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies. No further approval by the board of directors, shareholders or other security holders of the Purchaser is required for the execution, delivery and performance of this Agreement by the Purchaser including the consummation of the Mergers. WBNA has full corporate power and authority to execute and deliver the Bank Plan of Merger and to perform its obligations thereunder, and, prior to the Parent Effective Time, the execution, delivery and performance of the Bank Plan of Merger by WBNA will be duly authorized by all necessary corporate action on the part of WBNA, including the approval of its sole shareholder. Prior to the Parent Effective Time, the Bank Plan of Merger will be duly executed and delivered by WBNA and, assuming due authorization, execution and delivery of the Bank Plan of Merger by WFB, will be a legal, valid and binding obligation of WBNA enforceable against WBNA in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity affecting the availability of specific performance and other equitable remedies.
      Section 4.4     Non-Contravention. Assuming compliance with the HSR Act, applicable bank regulatory laws, any foreign or other antitrust or combination laws, the Securities Act, any applicable state securities or “blue sky” laws and the filing of the Parent Agreements of Merger and the Subsidiary Agreements of Merger with the Secretary of State of the State of California, the Secretary of State of the State of North Carolina and each other appropriate Governmental Authority, the filing of all requisite documents with, and the receipt of the requisite approvals from, the Federal Reserve Board, the OCC and with each other appropriate Governmental Authority as may be necessary to effect the Bank Conversion, the Bank Merger, the Stock Contribution and the Subsidiary Merger, the filing of the Articles of Incorporation of Merger Sub with the Secretary of State of the State of California, the Subsidiary Merger Consideration Contribution, the Stock Contribution, the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby do not and will not, and the execution, delivery and performance of the Subsidiary Agreements of Merger by Merger Sub and the performance by Merger Sub of the other transactions contemplated hereby in connection with the Subsidiary Merger will not, (a) contravene the Restated Articles of Incorporation of the Purchaser, as amended, and Amended and Restated Bylaws of the Purchaser or other charter or organizational documents of its Subsidiaries, including Merger Sub, once it is formed, or (b) constitute a breach or violation of, or default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any Applicable Law or agreement, indenture, instrument, judgment, decree, order, ruling or license of the Purchaser or any of its Subsidiaries including Merger Sub, once it is formed, or to which the Purchaser or any of its Subsidiaries is a party or by which any of them or their respective assets or properties is bound or affected, except in the case of subsection (b), for any such breaches, violations, defaults, Liens or accelerations which have not had, or would not reasonably be expected to result in, a Purchaser Material Adverse Effect.
      Section 4.5     Approvals, Consents, and Filings. No approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Purchaser, Merger Sub, or any of Purchaser’s other Subsidiaries from, or made or given by the Purchase, Merger Sub or any of Purchaser’s other Subsidiaries to, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, except for such approvals, authorizations, consents, orders, filings, registrations or notifications (a) required by the HSR Act, any foreign or other antitrust or combination laws, the Exchange Act, the Securities Act and any applicable state securities or “blue sky” laws, the filing of the Parent Agreements of Merger and the Subsidiary Agreements of Merger with the Secretary of State of the State of California, the Secretary of State of the State of North Carolina and each other appropriate Governmental Authority, the filing of the Articles of Incorporation of Merger Sub with the Secretary of State of the State of California, the filing of all requisite documents with the Federal Reserve Board, the OCC and with each other appropriate Governmental Authority as may be necessary to effect the Bank Conversion, the Bank Merger, the Stock Contribution, the Subsidiary Merger Consideration Contribution and the Subsidiary Merger, the receipt of necessary approvals for and consummation of the Bank Conversion, the Bank Merger, the Stock Contribution and the Subsidiary Merger, the NYSE, and the filing of applications and notices with, and the receipt of approvals or nonobjections from, federal and state banking authorities, including the Federal Reserve Board, the FDIC, the OCC and the OTS and the expiration or early termination of the required post-approval waiting period thereafter, and (b) of which the failure to obtain would not reasonably be expected to result in a Purchaser Material Adverse Effect. As of the date of this Agreement, the Purchaser does not know of any reason related to the Purchaser or any of its Subsidiaries why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Parent Merger or the Subsidiary Merger on a timely basis. As of the date this Agreement is amended and restated, the Purchaser does not know of any reason related to the Purchaser or any of its Subsidiaries why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Bank Conversion, the Bank Merger, the Subsidiary Merger Consideration Contribution, the Stock Contribution or the Subsidiary Merger on a timely basis.
      Section 4.6     Litigation; Regulatory Matters. Except as disclosed in the Purchaser SEC Reports (without giving effect to any Purchaser SEC Report or amendment filed after the date of this Agreement), neither the Purchaser nor any of its Subsidiaries is engaged in, a party to, or to the knowledge of the Purchaser, threatened with, nor is Purchaser’s or its Subsidiaries’ properties involved in, any legal action or other suit, action, investigation or proceeding, nor is there any judgment, decree, injunction, memorandum of understanding, commitment, rule or order of any Governmental Authority outstanding against the Purchaser or any of its Subsidiaries, that (a) seeks to restrain, materially modify or invalidate the transactions contemplated by this Agreement, or (b) would reasonably be expected to result in a Purchaser Material Adverse Effect. Neither the Purchaser nor any of its Subsidiaries is subject to, or has been advised by the applicable Governmental Authority that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of the Purchaser or any of its Subsidiaries.
      Section 4.7     Brokers’ Fees. Except for fees payable to Wachovia Capital Markets, LLC and Goldman, Sachs & Co., neither the Purchaser nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.
      Section 4.8     Reports and Financial Information.
      (a) The Purchaser has filed, or furnished, as applicable, all reports, schedules and definitive proxy statements or information statements required to be filed or furnished with the SEC pursuant to the Exchange Act since December 31, 2003 (all such reports, schedules and definitive proxy statements, and amendments thereto, collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports (i) were prepared in accordance with the applicable requirements of the Exchange Act and with the provisions of SOX then in effect and applicable to such filings when made. None of the Purchaser SEC Reports nor any report filed by Purchaser with the FDIC, the Federal Reserve Board, the OCC or other banking regulatory agency, and no registration statement or offering materials made or given by Purchaser to stockholders of the Purchaser since December 31, 2003, as of the respective dates thereof (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) Each of the balance sheets (including the related notes thereto) included in the Purchaser SEC Reports fairly present the financial position of the Purchaser and its Subsidiaries as of the date thereof, and the other related financial statements (including the related notes thereto) included therein fairly present the results of operations and the changes in cash flows and stockholders’ equity of the Purchaser and its Subsidiaries for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to (x) normal year-end adjustments, and (y) the permitted exclusion of all footnotes that would otherwise be required by GAAP.
      (c) The Purchaser maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of it and its Subsidiaries.
      (d) The Purchaser’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Purchaser in the Purchaser SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Purchaser required under the Exchange Act with respect to such reports. As of the date of this Agreement, Purchaser knows of no reason that the outside auditors and chief executive officer and chief financial officer of the Purchaser will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

      (e) Neither the Purchaser nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between the Purchaser or among the Purchaser, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Purchaser in the Purchaser SEC Reports.
      Section 4.9     Absence of Certain Changes or Events. Since December 31, 2004, except as otherwise disclosed in the Purchaser SEC Reports prior to the date of this Agreement, neither the Purchaser nor WBNA has:
      (a) incurred any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) material to the Purchaser and its Subsidiaries on a consolidated basis, other than (i) those set forth or adequately provided for in the balance sheet included in the Purchaser’s most recently filed Quarterly Report on Form 10-Q (the “Purchaser Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Purchaser Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Purchaser Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this
Agreement; or
      (b) suffered any change in its business, assets, financial condition or results of operation which has had, or would reasonably be expected to result in, a Purchaser Material Adverse Effect.
      Section 4.10     Taxes.
      (a) The Purchaser and each of its Subsidiaries has duly and timely filed with the appropriate Tax authorities all Tax Returns that it has been required to file. All such Tax Returns are true and complete in all material respects. All Taxes due and owing by any of the Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) have either been paid or otherwise accrued as a reserve for Tax liability included on the face of the balance sheets (rather than only in any notes thereto) contained in such financial statements in the most recent Purchaser SEC Reports.
      (b) The unpaid Taxes of the Purchaser and its Subsidiaries did not, as of the date of the financial statements in the most recent Purchaser SEC Reports, exceed the reserve for Tax liability set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the financial statements in the most recent Purchaser SEC Reports, neither the Purchaser nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
      (c) No pending deficiencies for Taxes with respect to any of the Purchaser and its Subsidiaries have been claimed in writing, proposed or assessed by a Tax authority, except for such deficiencies which would not reasonably be expected to result in a Purchaser Material Adverse Effect. There are no pending or, based on written notice, threatened audits, assessments, administrative proceedings, court proceedings or other actions for or relating to any liability in respect of material Taxes of any of the Purchaser or its Subsidiaries. Neither the Purchaser nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is currently in effect.
      (d) There are no Liens for Taxes upon the assets of any of the Purchaser and its Subsidiaries (other than with respect to Permitted Liens for Taxes or Liens for Taxes that are being contested in good faith and for which an adequate reserve under GAAP has been established).
      (e) Any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), entered into by the Purchaser or any of its Subsidiaries, has been properly identified and disclosed on all Tax Returns.

      Section 4.11     Information in Registration Statement and Joint Proxy Statement. The information relating to and provided by the Purchaser and its Subsidiaries or representatives, to be contained in the Registration Statement and the Disclosure Document, shall not, (a) at the time the Registration Statement is declared effective, (b) at the time the Disclosure Document is first mailed to the shareholders of the Company, (c) at the time of the Company Shareholder Meeting and the WFS Shareholder Meeting, as applicable, or (d) at the Parent Effective Time or the Subsidiary Effective Time, as applicable, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading. The Disclosure Document shall comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act, as applicable. Notwithstanding the foregoing, the Purchaser makes no representation or warranty with respect to any information supplied by the Company, WFB, WFS, their respective Subsidiaries or any of the Company’s, WFB’s or WFS’s representatives for inclusion in the Disclosure Document.
      Section 4.12     Regulatory Compliance.
      (a) The Purchaser and each of its Subsidiaries is in compliance with all Applicable Laws, except for instances of non-compliance that would not reasonably be expected to result in a Purchaser Material Adverse Effect.
      (b) The Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are required to permit the operation of the Purchaser’s business as it is now being conducted (collectively, the “Purchaser Permits”). The Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits and the Purchaser Permits are in full force and effect, except where the failure to so comply or be in effect would not reasonably be expected to result in a Purchaser Material Adverse Effect.
ARTICLE V
Conduct of Business Pending the Mergers
      Section 5.1     Conduct of Business of the Company, WFB and WFS Pending the Mergers. Each of the Company, WFB and WFS agrees that except as expressly contemplated by this Agreement or the Company Disclosure Letter or as otherwise consented to in writing by the Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Parent Effective Time, in the case of the Company, the Bank Effective Time, in the case of WFB, and the Subsidiary Effective Time, in the case of WFS:
      (a) The Company, WFB, WFS and their respective Subsidiaries shall conduct their respective businesses only in the ordinary and usual course of business and consistent with past practices, and the Company, WFB, WFS and their respective Subsidiaries shall use their commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates and, in any case, will not terminate any “named executive officer” (as defined in Item 402 of Regulation S-K under the Securities Act) of the Company or WFS without (i) cause, (ii) providing the Purchaser reasonable notice of its intention to terminate a named executive officer and (iii) consulting with the Purchaser prior to any such termination.
      (b) The Company, WFB and WFS shall not, and shall cause each of their respective Subsidiaries not to, (i) amend its articles of incorporation, bylaws or similar governing documents (except, in the case of WFB, to the extent required to effect the Bank Conversion or the Bank Merger), or (ii) directly or indirectly, split, combine or reclassify any shares of its outstanding capital stock, make, declare, set aside or pay any dividend (other than such dividends that have been declared by the board of directors of the Company or WFS, as applicable, prior to the date of this Agreement, or regular quarterly dividends on the Company Common Stock or the WFS Common Stock, as applicable, declared by the board of directors of the Company or the board of directors of WFS, as applicable, after the date of this Agreement, provided, that any such dividend shall be at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof) or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities.
      (c) The Company, WFB and WFS shall not, and shall cause each of their respective Subsidiaries not to, (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, or pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) other than (A) Company Stock Options, WFS Stock Options, Company Restricted Shares and Company RSUs granted or issued in amounts not to exceed those set forth in Schedule 5.1(c)(i) of the Company Disclosure Letter, (B) shares of Company Common Stock issued to holders upon exercise of Company Stock Options, and (C) shares of WFS Common Stock issued to holders upon exercise of WFS Stock Options, (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other material assets, other than in the ordinary course of business and consistent with past practices, (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities, other than in the ordinary course of business and consistent with past practices, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than a Subsidiary) in a material amount, other than in the ordinary course of business and consistent with past practices, (v) make any material loans, advances or capital contributions to, or investments in, any Person, other than in the ordinary course of business and consistent with past practices, (vi) fail to maintain insurance, other than in the ordinary course of business and consistent with past practices, (vii) implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements, (viii) enter into any new line of business or change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by Applicable Law or policies imposed by any Governmental Authority, (ix) commence or settle any material claim, action or proceeding, (x) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, result in any of the conditions to the Parent Merger or the Subsidiary Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by Applicable Law, or (xi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
      (d) Notwithstanding anything to the contrary in subsections (a)-(c) above, the Company, WFB and WFS shall be permitted to take the following actions: (i) pay any judgment of pending legal claims (including penalties, fees, or taxes related thereto); (ii) repay any guarantors of the Company’s, WFB’s or WFS’s obligations or pledgors of collateral to secure the Company’s obligations, WFB’s obligations or WFS’s obligations (including collateral pledged to secure letters of credit relating to such obligations) if and to the extent such guarantors pay any amount under the guaranty, or such pledgors have such collateral foreclosed upon, in connection with any of the Company’s obligations, WFB’s obligations or WFS’s obligations, on behalf of the Company, WFB or WFS, as applicable; (iii) continue with the respective securitization programs of the Company and WFS, in size, amount, frequency and with terms that are not materially inconsistent with the size, amount, frequency and terms of the Company’s or WFS’s securitization transactions, as applicable, consummated prior to the date of this Agreement; and (iv) subject to Section 5.1(c)(i)(A), pay compensation as permitted under Section 5.2, below.
      Section 5.2     Compensation Plans. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Subsidiary Effective Time, the Company, WFB and WFS each agree that it will not, and will cause each of its Subsidiaries not to, except as (i) contemplated by this Agreement or the Company Disclosure Letter, (ii) consented to in writing by the Purchaser, (iii) required by Applicable Law, or (iv) required pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed in the Company Disclosure Letter:
      (a) enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Company Employee Plans or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except amendments that do not increase benefits or result in increased administrative costs (or enter into any contract, commitment or arrangement to do any of the foregoing);
      (b) grant or become obligated to grant any salary or wage increase or increase any compensation, bonus or employee or fringe benefits (or, with respect to any of the preceding, communicate any intention to take such action) of directors, officers or employees (including any such increase pursuant to any Company Employee Plans), except for increases in compensation or changes in employee title in the ordinary course of business and consistent with past practice (or enter into any contract, commitment or arrangement to do any of the foregoing); or
      (c) enter into, amend, modify (including by way of interpretation) or renew (other than a renewal occurring in accordance with the terms thereof) any employment, consulting, severance or similar agreement or arrangement with any employee, officer or director (or enter into any contract, commitment or arrangement to do any of the foregoing, except for (i) changes in employee title or (ii) employment arrangements for newly hired employees, each in the ordinary and usual course of business consistent with past practice).
      Section 5.3     No Solicitation.
      (a) Except as otherwise provided in this Section 5.3, neither the Company, WFB nor WFS shall, and each of them will cause their respective Subsidiaries and their Subsidiaries’ officers, directors, employees, agents, and advisors (collectively, “Representatives”) not to, encourage, solicit, participate in, initiate or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations with, or provide any information to, any Person (other than the Purchaser or its Subsidiaries, or any of their respective Representatives) with respect to any offer or proposal concerning an Alternative Transaction (an “Acquisition Proposal”); provided, however, that the Company may, in response to a request for information or access by any Person making a written Acquisition Proposal to the Company’s board of directors, made after the date hereof that was not encouraged, solicited or initiated by the Company, WFB, WFS or any of their respective Representatives on or after the date hereof, directly or indirectly, furnish information and access pursuant to a confidentiality agreement with such Person on terms no less favorable to the Company than the Confidentiality Agreement, and may participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, in each case if and only if (i) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal, and (ii) the Company’s board of directors and the Company Special Committee, after consultation with outside legal counsel, believes in good faith that such action is necessary for the Company’s board of directors to comply with their fiduciary duties to the shareholders of the Company. The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the Purchaser with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company shall promptly (and in any event within one business day) notify the Purchaser and the WFS Special Committee upon receipt of any written Acquisition Proposal, shall provide the Purchaser and the WFS Special Committee with the material terms and conditions of such proposal, and shall keep the Purchaser and the WFS Special Committee apprised of any related developments, discussions and negotiations on a current basis (but in no event, later than twenty-four (24) hours of any material developments, discussions or negotiations relating to such proposal).
      (b) If, in response to an Acquisition Proposal that did not result from a breach of Section 5.3(a) (an “Outside Proposal”), the Company’s board of directors and the Company Special Committee conclude in good faith (after consultation with a financial advisor and outside legal counsel) that such Outside Proposal is a Superior Proposal, the Company’s board of directors may (subject to this and the following two sentences) terminate this Agreement pursuant to Section 8.1(g) but only at a time that is prior to the Company Shareholder Meeting and after the fifth (5th) Business Day following delivery by the Company to the Purchaser of a written notice advising the Purchaser that the board of directors of the Company has authorized the Company to enter into a definitive written agreement regarding such Outside Proposal, attaching the most current version of such agreement to such notice, and the Purchaser does not make, within such period, a valid and legally binding offer that the board of directors of the Company and the Company Special Committee determine, in good faith after consultation with a financial advisor, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Outside Proposal (any such offer being referred to as an “Adjusted Purchaser Proposal”). If requested by the Purchaser in response to a notice advising the Purchaser that the board of directors of the Company have authorized the Company to enter into a definitive written agreement regarding an Outside Proposal, the Company, during such five (5) Business Day period, shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser with respect to any Adjusted Purchaser Proposal.
      (c) Nothing contained in this Agreement shall prohibit the Company or its board of directors from otherwise complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
      Section 5.4     Conduct of Business by the Purchaser Pending the Mergers. During the period from the date of this Agreement, and continuing until the earlier of the termination of this Agreement or the Subsidiary Effective Time, the Purchaser shall not, and shall cause each of its Subsidiaries not to, knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, result in any of the conditions to the Mergers set forth in Article VII not being satisfied in a timely manner, except as may be required by Applicable Law.
      Section 5.5     Tax Free Reorganization.
      (a) The parties hereto intend that the Mergers shall constitute reorganizations within the meaning of Section 368(a) of the Code, and the parties shall use their best efforts to cause the Mergers to so qualify.
      (b) None of the Purchaser, the Company, WFB, WFS or any of their respective affiliates shall directly or indirectly knowingly take or agree to take any action, or fail to take any action, at any time which action or failure to act would prevent the Mergers from qualifying as reorganizations under Section 368(a) of the Code, would prevent them from providing representations required from them in Sections 7.2(d) or 7.3(d) or that would prevent the opinions described in such sections from being provided.
      (c) The parties agree to report the Mergers as reorganizations within the meaning of Section 368(a) of the Code. Following the Parent Merger and the Subsidiary Merger, the Parent Surviving Corporation, the Surviving Bank and the Subsidiary Surviving Corporation will comply with the record-keeping and information filing requirements of Treasury Regulations Section 1.368-3. The parties shall not take a position on any Tax Return inconsistent with this Section 5.5.
      (d) Each of the Purchaser and the Company will, upon the request of Morrison & Foerster LLP and Alston & Bird LLP, provide customary representation letters, substantially in the form attached hereto as Exhibits “C” and “D,” each dated on or about the date the Joint Proxy Statement is mailed to the shareholders of the Company and reissued as of the Closing Date. Each of the parties will, upon the request of Alston & Bird LLP and Skadden, Arps, Slate, Meagher & Flom LLP, provide customary representation letters reasonably satisfactory in form and substance to such counsel each dated on or about the date the Joint Proxy Statement is mailed to the shareholders of WFS and reissued as of the Closing Date.

ARTICLE VI
Additional Agreements
      Section 6.1     Shareholder Approvals.
      (a) Company Shareholder Meeting. As soon as reasonably practicable following the execution hereof, the Company, acting through its board of directors, shall, in accordance with Applicable Law, and subject to the requirements of the appropriate Governmental Authorities, and the Company’s articles of incorporation and bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action on this Agreement (including any adjournment or postponement, the “Company Shareholder Meeting”), and (ii) subject to the terms of this Agreement, (x) include in the Disclosure Document, and not subsequently withdraw or modify the recommendation of the Company Special Committee and the board of directors of the Company that the shareholders of the Company approve this Agreement and the Parent Merger; provided, that if the Company’s board or directors or the Company Special Committee determines in good faith, after discussion with its outside legal counsel, that the continued recommendation of this Agreement and the Parent Merger would result in a violation of its fiduciary duties under applicable law, then at or prior to the Company Shareholder Meeting, the Company’s board of directors or the Company Special Committee may amend, modify or withdraw its recommendation, but the Company shall nonetheless submit this Agreement and the Parent Merger to the Company’s shareholders without such withdrawn recommendation or with such amended or modified recommendation, and (y) subject to Section 5.3(c) and the proviso to the foregoing clause (x) of this Section 6.1(a), use its commercially reasonable efforts to obtain such approval of the Company’s shareholders.
      (b) WFS Shareholder Meeting. As soon as reasonably practicable following the execution hereof, WFS, acting through its board of directors, shall, in accordance with Applicable Law, and subject to the requirements of the appropriate Governmental Authorities, and WFS’s articles of incorporation and bylaws, (i) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action on this Agreement (including any adjournment or postponement, the “WFS Shareholder Meeting”), and (ii) subject to the terms of this Agreement, (x) include in the Disclosure Document, and not subsequently withdraw or modify the recommendation of the WFS Special Committee and the board of directors of WFS that the shareholders of WFS (other than WFB and its affiliates) approve this Agreement and the Subsidiary Merger; provided, that if WFS’s board or directors or the WFS Special Committee determines in good faith, after discussion with its outside legal counsel, that the continued recommendation of this Agreement and the Subsidiary Merger would result in a violation of its fiduciary duties under applicable law, then at or prior to the WFS Shareholder Meeting, WFS’s board of directors or the WFS Special Committee may amend, modify or withdraw its recommendation, but WFS shall nonetheless submit this Agreement and the Subsidiary Merger to WFS’s shareholders without such withdrawn recommendation or with such amended or modified recommendation, and (y) subject to the proviso to the foregoing clause (x) of this Section 6.1(b), use its commercially reasonable efforts to obtain such approval of WFS’s shareholders other than WFB. In connection with the WFS Shareholder Meeting, the Company shall cause WFB to vote all of its shares of WFS Common Stock in favor of approval and adoption of this Agreement and the Subsidiary Merger. Nothing contained in this Agreement shall prohibit WFS or its board of directors from otherwise complying with Rule 14e-2 or 14d-d under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
      Section 6.2     Registration Statement; Disclosure Document.
      (a) Registration Statement. As soon as reasonably practicable after the execution of this Agreement, in accordance with Applicable Law and subject to the requirements of the appropriate Governmental Authorities, (i) the Purchaser, the Company, WFB and WFS shall cooperate in preparing, and shall cause to be filed with the SEC, a joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement”) to solicit proxies from (x) the shareholders of the Company in favor of the approval of the Parent Merger and the adoption of this Agreement and (y) the shareholders of WFS in favor of the approval of the Subsidiary Merger and the adoption of this Agreement; and (ii) the Purchaser shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement,” which shall include the Joint Proxy Statement and a prospectus for Purchaser Shares to be issued in connection with the Mergers, the “Prospectus”), in connection with the registration under the Securities Act of Purchaser Shares to be issued to the shareholders of the Company and WFS pursuant to the Mergers. The Joint Proxy Statement, together with the Prospectus, are sometimes hereinafter referred to collectively as the “Disclosure Document.” Each of the Purchaser, the Company, WFB and WFS shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, the Purchaser shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Purchaser Shares pursuant to the Mergers. Each of the Purchaser, the Company, WFB and WFS shall furnish all information concerning the Purchaser, the Company, WFB and WFS as the other party may reasonably request in connection with such actions and the preparation of the Disclosure Document and the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company and WFS shall mail the Disclosure Document to their respective shareholders.
      (b) Notice. Each of the Purchaser and the Company and WFS will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Purchaser Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Disclosure Document or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Disclosure Document prior to filing such with the SEC and each party will provide the other party with a copy of all such filings with the SEC.
      (c) Company, WFB and WFS Information. If, at any time prior to the Parent Effective Time or the Subsidiary Effective Time, any event or circumstance relating to the Company, WFB or WFS, or their respective officers or directors, should be discovered by the Company, WFB or WFS which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, the Company, WFB and WFS shall promptly inform the Purchaser thereof. All documents that the Company or WFS is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
      (d) Purchaser Information. If, at any time prior to the Parent Effective Time or the Subsidiary Effective Time, any event or circumstance relating to the Purchaser or its officers or directors, should be discovered by the Purchaser which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, the Purchaser shall promptly inform the Company, WFB and WFS thereof. All documents that the Purchaser is responsible for filing with the SEC in connection with the Mergers will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
      (e) SEC Filings. The Company, WFS and the Purchaser will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 are timely and properly made.
      Section 6.3     Confidentiality; Access to Information.
      (a) The terms of that certain Confidentiality Agreement entered into by and between the Company and the Purchaser, dated as of April 15, 2005 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing Date. If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect. All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

      (b) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company, WFB and WFS, on the one hand, and the Purchaser on the other hand, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the Purchaser, or Representatives of the Company, WFB or WFS, as the case may be, reasonable access, during normal business hours during the period prior to the Parent Effective Time, to all their respective properties, books, contracts, commitments, records, and personnel and, during such period, each of the Company, WFB and WFS on the one hand, and the Purchaser on the other hand, shall, and shall cause each of their respective Subsidiaries to, make available to the Purchaser, the Company, WFB or WFS, as applicable, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. None of the Company, WFB, WFS or the Purchaser, or any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (c) No investigation pursuant to receipt of information or access to property or personnel in accordance with the provisions of this Section 6.3, the Confidentiality Agreement or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Mergers.
      Section 6.4     Consents; Approvals.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger Consideration Contribution, the Stock Contribution and the Subsidiary Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including obtaining (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including all rulings, decisions or approvals by any Governmental Authority), making all filings (including the pre-merger notification filings required under the HSR Act and all other filings with Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by the Company, WFB, WFS and the Purchaser and the consummation by them of the transactions contemplated hereby. The Company, WFB, WFS and the Purchaser shall furnish all information required to be included in the Disclosure Document, or for any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, in satisfying its obligations pursuant to this Section 6.4, none of the Company, WFB or WFS shall be required to (a) make any payments to any Person other than Governmental Authorities, or (b) take any action, or commit to take any action, or agree to any condition or restriction, that would reasonably be expected to result in a Company Material Adverse Effect.
      (b) In addition, in connection with the filings and submissions made by each party with any applicable Governmental Authority pursuant to this Agreement or in connection with the transactions contemplated hereby and thereby each party shall, subject to Applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority, (i) promptly notify the other parties of any written communication to that party from such Governmental Authority; (ii) to the extent reasonably practicable, notify the other parties in advance of any substantive meeting or discussion held in person with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger or the

other transactions contemplated hereby and give the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger or the other transactions contemplated hereby.
      Section 6.5     Advice of Changes. Each of the Company, WFB, WFS and the Purchaser shall promptly advise the other of any change or event (a) having or reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.5 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
      Section 6.6     Public Announcements. The Company, WFB, WFS and the Purchaser shall consult with each other before issuing any press release with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement or filing as may upon the advice of counsel be required by Applicable Law or a Governmental Authority if it has used reasonable efforts to consult with the other parties.
      Section 6.7     Conveyance Taxes. The Company, WFB, WFS and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, and other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Parent Effective Time or the Subsidiary Effective Time.
      Section 6.8     Director and Officer Liability.
      (a) From and after the Parent Effective Time, the Purchaser shall, to the fullest extent permitted under Applicable Law, indemnify and hold harmless each member of the Company Special Committee and each present director and officer of the Company (collectively, the “Company Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action (whether threatened, pending or completed), suit, proceeding or investigation (whether arising before or after the Parent Effective Time and whether civil, criminal, administrative or investigative), based on the fact that such Person is or was a director or officer of the Company or any Subsidiary and arising out of or pertaining to any action or omission occurring at or before the Parent Effective Time, including any action or omission relating to, or arising out of, this Agreement, the Mergers or the transactions contemplated hereby or thereby, (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Company Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Company Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under the California Code and permitted under applicable federal law). From and after the Subsidiary Effective Time, the Purchaser shall, to the fullest extent permitted under Applicable Law, indemnify and hold harmless each member of the WFS Special Committee and each present director and officer of WFS who is not also a director or officer of the Company (collectively, the “WFS Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action (whether threatened, pending or completed), suit, proceeding or investigation (whether arising before or after the Subsidiary Effective Time and whether civil, criminal, administrative or investigative), based on the fact that such Person is or was a director or officer of WFS or any Subsidiary and arising out of or pertaining to any action or omission occurring at or before the Subsidiary Effective Time, including any action or omission relating to, or arising out of, this Agreement, the Mergers or the transactions contemplated hereby or thereby, (and shall pay any expenses in advance of the final disposition of such action or proceeding to each WFS Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Company Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under the California Code and permitted under applicable federal law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Purchaser shall pay the reasonable fees and expenses of counsel selected by the Company Indemnified Parties or the WFS Indemnified Parties, as applicable (collectively, “Indemnified Parties”), which counsel shall be reasonably satisfactory to the Purchaser, promptly after statements therefor are received and (ii) the Purchaser shall cooperate in the defense of any such matter; provided, however, that the Purchaser shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Purchaser shall not be obligated pursuant to this Section 6.8(a): (i) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Company Indemnified Parties in any single action except to the extent, as determined by counsel to the Company Indemnified Parties, that two (2) or more of such Company Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Company Indemnified Parties at the expense of the Indemnifying Corporation; or (ii) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all WFS Indemnified Parties in any single action except to the extent, as determined by counsel to the WFS Indemnified Parties, that two (2) or more of such WFS Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the WFS Indemnified Parties at the expense of the Indemnifying Corporation.
      (b) The Purchaser shall use its reasonable best efforts to maintain in effect for a period of six (6) years from and after the Parent Effective Time and the Subsidiary Effective Time directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s and WFS’s respective directors’ and officers’ liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that (i) in no event shall the Purchaser be required to expend pursuant to this Section 6.8(b) more than an amount per year equal to 200% of current annual premiums paid by the Company and WFS for such insurance as of the date hereof and (ii) if the Purchaser is unable to maintain or obtain the insurance called for by this Section 6.8(b), the Purchaser will use its reasonable best efforts to obtain as much comparable insurance as is available; and provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Purchaser’s insurance carrier for the purpose of obtaining such insurance.
      (c) In the event that the Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser shall assume the obligations set forth in this Section 6.8.
      (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      Section 6.9     Section 16 of the Exchange Act. Prior to the Parent Effective Time (and assuming that the Company and WFS deliver to the Purchaser the Section 16 Information in a timely and accurate manner, before the Parent Effective Time), the boards of directors of the Purchaser, the Company and WFS, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that any dispositions and acquisitions of Company Common Stock and WFS Common Stock (including, in each case, derivative securities with respect thereto) resulting from the Mergers and the transactions contemplated by this Agreement and reflected in the Section 16 Information by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or WFS, and are intended to be exempt from liability under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the SEC’s no-action letter dated January 12, 1999, addressed to Skadden, Arps, Slate, Meagher and Flom LLP.
      Section 6.10     Employee Matters.
      (a) From the Parent Effective Time through a date no later than December 31, 2006 (such date being referred to herein as the “Benefits Transition Date”), the Purchaser shall provide the employees of the Company and its Subsidiaries as of the Parent Effective Time (the “Continuing Employees”) with employee benefit and incentive compensation plans, programs and arrangements (other than any severance plan, payment or arrangement) that are substantially similar, in the aggregate, to the employee benefit and compensation plans, programs and arrangements provided by the Company or its Subsidiaries, as the case may be, to such employees immediately prior to the Parent Effective Time, with such changes as may be required to comply with Applicable Law or to be compliant with Section 409A of the Code. From and after the Benefits Transition Date, the Purchaser shall provide the Continuing Employees with employee benefits and compensation plans, programs and arrangements that are substantially equivalent to those provided to similarly situated employees of the Purchaser and its Subsidiaries. Notwithstanding anything contained herein to the contrary and except as provided in Schedule 6.10(a) of the Company Disclosure Letter, from and after the Parent Effective Time or the Subsidiary Effective Time, as applicable, the Continuing Employees shall be covered by the Purchaser severance plan and shall be entitled, in the event of a qualifying termination (as determined under such Purchaser severance plan), to severance pay and benefits under such Purchaser severance plan that are substantially similar to those provided to similarly situated employees of the Purchaser and its Subsidiaries.
      (b) From and after the Parent Effective Time, the Purchaser shall (i) provide all Continuing Employees with service credit for purposes of eligibility, participation, vesting (but only for purposes of Company Employee Plans intended to satisfy Code Section 401(a)) and levels of benefits (but not for purposes of benefit accrual under any defined benefit pension plan) under any employee benefit or compensation plan, program or arrangement (including, without limitation, the Purchaser severance plan) adopted, maintained or contributed to by the Purchaser or any of its Subsidiaries in which Continuing Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Parent Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Purchaser or any of its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Continuing Employee participated immediately prior to the Parent Effective Time and, with respect to life insurance coverage, up to the Continuing Employee’s current level of insurability, and (iii) give the Continuing Employees and their eligible dependents credit for the plan year in which the Parent Effective Time (or commencement of participation in a plan of the Purchaser or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Parent Effective Time (or the date of commencement of participation in a plan of the Purchaser or any of its Subsidiaries).
      (c) At the Parent Effective Time, the Purchaser will, or will cause the Surviving Corporation or any Subsidiary thereof to, honor the severance payments and benefits accrued and payable under the plans and agreements with respect to the employees of the Company and its Subsidiaries as of the date hereof and on the terms of such plans and agreements as in effect on the date hereof. The Purchaser acknowledges and agrees that the consummation of the Parent Merger and the transactions contemplated by this Agreement will constitute a “change of control” of the Company for purposes of such plans and agreements and agrees to honor the provisions under such plans and agreements relating to a change of control.

      (d) The Company shall undertake commercially reasonable efforts to obtain the restrictive covenants agreements and employment arrangements with certain shareholders and employees as contemplated by Schedule 6.10(d) of the Company Disclosure Letter.
      Section 6.11     Affiliates. No later than twenty (20) days after the date of this Agreement, the Company will deliver to the Purchaser a letter identifying all Persons who may be deemed affiliates of the Company or of WFS under Rule 145 of the Securities Act, including all directors and executive officers of the Company or WFS. The Company and WFS shall use their commercially reasonable efforts to obtain from each Person identified in such letter a written “affiliate’s letter” in substantially the form attached hereto as Exhibit “E.” The Company and WFS shall use their commercially reasonable efforts to obtain as soon as practicable from any Person who may be deemed to have become an affiliate of the Company or WFS after the Company’s delivery of the letter referred to above and prior to the Parent Effective Time, a written “affiliate’s letter” in substantially the form attached hereto as Exhibit “E.”
      Section 6.12     NYSE Listing. The Purchaser shall prepare and submit to the NYSE a listing application covering Purchaser Shares to be issued in the Mergers and shall use its commercially reasonable efforts to obtain, prior to the Parent Effective Time, approval for the listing of such Purchaser Shares, subject to official notice to the NYSE of issuance, and the Company and WFS shall cooperate with the Purchaser with respect to such listing, which cooperation shall include taking all necessary actions to delist the shares of Company Common Stock from the NYSE after the Parent Effective Time and to terminate quotations of the shares of WFS Common Stock on the Nasdaq after the Subsidiary Effective Time.
      Section 6.13     Reservation, Registration and Listing of Options and Other Stock-Based Awards.
      (a) Reservation. The Purchaser shall take all action necessary or appropriate to reserve a sufficient number of Purchaser Shares and have available for issuance or transfer a sufficient number of Purchaser Shares for delivery upon exercise of Company Stock Options and WFS Stock Options assumed by the Purchaser, cancellation of Non-Assumed Options in accordance with Section 2.5(f)(iii), vesting of Purchaser Restricted Share Rights or the settlement of Purchaser RSUs.
      (b) Registration of Assumed Option Shares. As soon as practicable after the Parent Effective Time, the Purchaser shall prepare and file with the SEC a post-effective amendment converting the Form S-4 to a Form S-8 (or file such other appropriate form) registering a number of Purchaser Shares necessary to fulfill the Purchaser’s obligations under Section 2.5(f) and this Section 6.13.
      (c) Listing. The Purchaser agrees to cause all such Purchaser Shares (y) vested pursuant to Purchaser Restricted Share Rights, and (z) to be issued upon (1) exercise of Company Stock Options and WFS Stock Options and (2) settlement of Purchaser RSUs, to be authorized for listing on the NYSE.
      Section 6.14     Dividends. After the date of this Agreement and until the Parent Effective Time, each of the Company and the Purchaser shall coordinate with the other the declaration of any dividends in respect of Company Common Stock and Purchaser Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any Purchaser Shares any such holder receives in exchange therefor in the Parent Merger or the Subsidiary Merger.
      Section 6.15     Certain Modifications; Restructuring Charges. The Purchaser, the Company and WFS shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company and WFS shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Parent Effective Time, as may be mutually agreed upon. The Purchaser, the Company and WFS shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.
      Section 6.16     Merger Sub. The Purchaser shall organize Merger Sub under the laws of the State of California not more than one Business Day prior to the Closing Date. The outstanding capital stock of Merger Sub shall consist of one share of common stock, which will be held by the Purchaser at all times prior to the Stock Contribution. At all times prior to the Subsidiary Effective Time, Merger Sub shall not conduct any business operations whatsoever or enter into any contract or agreement of any kind, acquire any assets or incur any liabilities, in each case except as specifically contemplated by this Agreement. Prior to the Closing Date, the Purchaser shall cause WBNA to become a direct, wholly owned Subsidiary of the Purchaser, and WBNA shall be a direct, wholly owned Subsidiary of the Purchaser on the Closing Date. Immediately following the Bank Merger but prior to the Stock Contribution, the Purchaser shall contribute to Merger Sub an amount of Purchaser Shares sufficient to enable the Subsidiary Surviving Corporation to distribute the portion of the Subsidiary Merger Consideration comprised of Purchaser Shares to the former holders of WFS Common Stock in connection with the completion of the Subsidiary Merger (the “Subsidiary Merger Consideration Contribution”). Immediately following the Stock Contribution, the board of directors of Merger Sub shall adopt this Agreement as a plan of merger, the Surviving Bank, as sole shareholder of Merger Sub, shall approve this Agreement and the Subsidiary Merger, and Merger Sub shall execute a counterpart of this Agreement. The Purchaser shall take all other actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Subsidiary Merger, in each case, on the terms and conditions set forth in this Agreement.
ARTICLE VII
Conditions to the Mergers
      Section 7.1     Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Parent Merger, the Bank Conversion, the Bank Merger and the Subsidiary Merger shall be subject to the satisfaction or written waiver at or prior to the Parent Effective Time of the following conditions:
      (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Parent Merger, the Bank Conversion, the Bank Merger or the Subsidiary Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Parent Merger, the Bank Conversion, the Bank Merger or the Subsidiary Merger, which makes the consummation of the Parent Merger, the Bank Conversion, the Bank Merger or the Subsidiary Merger illegal.
      (b) HSR Act; Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Parent Merger under the HSR Act and all material filings, consents, approvals and authorizations (including expiration of any applicable waiting period) legally required to be made or obtained with or from a Governmental Authority to consummate the Parent Merger, the Bank Conversion, the Bank Merger, the Subsidiary Merger and the other transactions contemplated hereby shall have expired, been terminated, made or obtained, as applicable; provided, however, that no such approval or consent of a Governmental Authority shall have imposed any condition, restriction or requirement which the Purchaser in good faith reasonably determines (1) would, following the Parent Effective Time, have a Company Material Adverse Effect or (2) would so materially adversely reduce the reasonably anticipated economic or business benefits of the transactions contemplated hereby that the Purchaser, acting reasonably, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
      (c) Shareholder Approvals. The Parent Merger and this Agreement shall have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with the California Code, the Company’s articles of incorporation and bylaws. In addition, the Subsidiary Merger and this Agreement shall have been approved (i) by the requisite affirmative vote of the shareholders of WFS in accordance with the California Code, WFS’s articles of incorporation and bylaws and (ii) by a majority of the shares of WFS Common Stock represented and voting at a duly held shareholders’ meeting excluding shares of WFS Common Stock held by the Company and the Company’s Affiliates (together, the “Requisite WFS Approval”). The conditions set forth in this Section 7.1(c) may not be waived by any of the parties.
      (d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC. The Purchaser shall have received all state securities or “blue sky” authorizations necessary to issue Purchaser Shares pursuant to the Parent Merger or the Subsidiary Merger, if any.
      (e) NYSE Listing. Purchaser Shares to be issued in the Parent Merger or the Subsidiary Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
      Section 7.2     Additional Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Parent Merger, the Bank Conversion, the Bank Merger and the Subsidiary Merger are also subject to the satisfaction or written waiver at or prior to the Parent Effective Time of the following conditions:
      (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Parent Effective Time (except (i) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect) with the same force and effect as if made on and as of the Parent Effective Time and the Purchaser shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company.
      (b) Agreements and Covenants. The Company, WFB and WFS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Parent Effective Time and the Purchaser shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company.
      (c) Consents. The Company shall have obtained all consents, waivers and approvals listed on Schedule 3.5 of the Company Disclosure Letter, if any, required in connection with the consummation of the Parent Merger, the Bank Conversion, the Bank Merger and the Subsidiary Merger, as applicable, and any required post-approval waiting periods shall have expired or been terminated as of the Parent Effective Time.
      (d) Tax Opinions. The Purchaser will have received an opinion of Alston & Bird LLP in form and substance reasonably satisfactory to it, dated as of the Parent Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Parent Effective Time, the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants, including those contained in certificates of officers of the Company, WFB, WFS and the Purchaser and others, reasonably satisfactory in form and substance to such counsel.
      Section 7.3     Additional Conditions to Obligation of the Company, WFB and WFS. The obligation of the Company, WFB and WFS to effect the Parent Merger, the Bank Conversion, the Bank Merger and

the Subsidiary Merger is also subject to the satisfaction or written waiver at or prior to the Parent Effective Time of the following conditions:
      (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the date hereof and as of the Parent Effective Time (except (i) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) would not, individually or in the aggregate, be reasonably likely to have a Purchaser Material Adverse Effect) with the same force and effect as if made on and as of the Parent Effective Time and the Company and WFS shall have received a certificate to such effect signed by the Chief Financial Officer of the Purchaser.
      (b) Agreements and Covenants. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Parent Effective Time, and the Company and WFS shall have received a certificate to such effect signed by the Chief Financial Officer of the Purchaser.
      (c) Consents. The Purchaser shall have obtained all consents, waivers and approvals listed on Schedule 4.5 of the Purchaser Disclosure Letter, if any, required in connection with the consummation of the Parent Merger, the Bank Conversion, the Bank Merger and the Subsidiary Merger and any required post-approval waiting periods shall have expired or been terminated as of the Parent Effective Time.
      (d) Tax Opinions.
      (i) The Company will have received an opinion of Morrison & Foerster LLP in form and substance reasonably satisfactory to it, dated as of the Parent Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Parent Effective Time, the Parent Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations and covenants, including those contained in certificates of officers of the Company, the Purchaser and others, reasonably satisfactory in form and substance to such counsel.
      (ii) WFS will have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to it, dated as of the Subsidiary Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Subsidiary Effective Time, the Subsidiary Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion to WFS, counsel may require and rely upon representations and covenants, including those contained in certificates of officers of the Company, WFB, WFS, the Purchaser, WBNA, Merger Sub and others, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
Termination
      Section 8.1     Termination. This Agreement may be terminated at any time prior to the Parent Effective Time, notwithstanding approval thereof by the shareholders of the Company and WFS:
      (a) by mutual written consent duly authorized by the boards of directors of the Purchaser, the Company and WFS;
      (b) by either the Purchaser, the Company or WFS if the Mergers shall not have been consummated by June 30, 2006 (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

      (c) by either the Purchaser, the Company or WFS if a Governmental Authority of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Mergers or the other transactions expressly contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 6.4;
      (d) by the Purchaser, the Company, or WFS if, (i) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company for approval and adoption of this Agreement and the Parent Merger shall not have been obtained or (ii) at the WFS Shareholder Meeting (including any adjournment or postponement thereof), the Requisite WFS Approval shall not have been obtained;
      (e) by the Purchaser, if (i) the Company Special Committee or the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Parent Merger in a manner adverse to the Purchaser or shall have resolved to do any of the foregoing; (ii) the board of directors of the Company (or any committee thereof) shall have recommended to the shareholders of the Company an Alternative Transaction; or (iii) the Company is in material breach of the provisions of Section 5.3 or 6.1;
      (f) by the Purchaser, if (i) the WFS Special Committee or the board of directors of WFS shall withdraw, modify or change its recommendation of this Agreement or the Subsidiary Merger in a manner adverse to the Purchaser or shall have resolved to do any of the foregoing; (ii) the board of directors of WFS (or any committee thereof) shall have recommended to the shareholders of WFS an Alternative Transaction; or (iii) WFS is in material breach of the provisions of Section 5.3 or 6.1;
      (g) by the Company in accordance with Section 5.3(b); provided, that (1) neither the Company nor WFS has breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of, and did not directly or indirectly result from, an Acquisition Proposal), and (2) the Company has tendered the Termination Fee to the Purchaser; or
      (h) by either the Purchaser or the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Purchaser, respectively, set forth in this Agreement such that the conditions set forth in Section 7.2, or Section 7.3, as the case may be, would not be satisfied, provided, that if such breach is curable through the exercise of commercially reasonable efforts, then the other party may not terminate pursuant to this Section 8.1(h) with respect to such breach if such breach is curable and shall have been cured within forty-five (45) days following notice by the other party of such breach, provided the breaching party continues to use commercially reasonable efforts to cure such breach during such forty-five (45) day period (it being understood that (i) the other party may not terminate this Agreement pursuant to this Section 8.1(h) after notice of such breach if such breach shall have been cured within such forty-five (45) days or the party seeking to terminate shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured).
      Section 8.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders; provided, however, that nothing in this Section 8.2 shall relieve any party from liability for breach of this Agreement or for fees and expenses as set forth in Section 8.3, and that this Section 8.2 and Section 8.3 shall survive indefinitely any termination of this Agreement.
      Section 8.3     Fees and Expenses.
      (a) General. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Purchaser and the Company will each bear and pay one-half of the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distribution) of the Disclosure Document.

      (b) Termination Fee. The Company agrees to pay the Purchaser a fee in immediately available funds (in recognition of the fees and expenses incurred to date by the Purchaser in connection with the matters contemplated hereby) of $125.0 million (the “Termination Fee”) if this Agreement is terminated:

(i) (A) by the Company or the Purchaser pursuant to Section 8.1(d)(i) or by the Purchaser pursuant to Section 8.1(e)(i), 8.1(e)(iii)or 8.1(h), (B) at any time after the date of this Agreement and prior to such termination there shall have been publicly announced an Acquisition Proposal (excluding an Acquisition Proposal solely for WFS) that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal (excluding an Acquisition Proposal solely for WFS) is consummated or a definitive agreement or letter of intent is entered into by the Company or any of its Affiliates with respect to an Acquisition Proposal (excluding an Acquisition Proposal solely for WFS);

(ii) by the Company pursuant to Section 8.1(g); or

(iii) by the Purchaser pursuant to Section 8.1(e)(ii).
      (c) Proportionate Termination Fee. The Company agrees to pay the Purchaser a fee in immediately available funds (in recognition of the fees and expenses incurred to date by the Purchaser in connection with the matters contemplated hereby) of $111.0 million and WFS agrees to pay the Purchaser a fee in immediately available funds (in recognition of the fees and expenses incurred to date by the Purchaser in connection with the matters contemplated hereby) of $14.0 million (collectively, the “Proportionate Termination Fee”) if this Agreement is terminated:

(i) (A) by the Purchaser pursuant to Section 8.1(f)(i) or 8.1(f)(iii), (B) at any time after the date of this Agreement and prior to such termination there shall have been publicly announced an Acquisition Proposal solely with respect to WFS that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal solely with respect to WFS is consummated or a definitive agreement or letter of intent is entered into by WFS or any of its Affiliates (excluding the Company) with respect to an Acquisition Proposal solely relating to WFS; or

(ii) by the Purchaser pursuant to Section 8.1(f)(ii);

provided, however, that no Proportionate Termination Fee shall be due if a Termination Fee is payable pursuant to Section 8.3(b) and, in such event, the Purchaser shall seek payment only pursuant to Section 8.3(b). In addition, the obligations of the Company and WFS to pay any Proportionate Termination Fee shall be several and not joint.
      (d) Timing of Payment. The Termination Fee or the Proportionate Termination Fee, as the case may be, shall be paid promptly by the Company, or the Company and WFS, in the case of a Proportionate Termination Fee, but in no event later than: (x) two (2) Business Days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (b)(i) or (c)(i) above; (y) on the date of termination of this Agreement in the case of clause (b)(ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (b)(iii) or (c)(ii) above. Each of the Company and WFS hereby acknowledges that the agreements contained in Sections 8.3(b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Purchaser would not enter into this Agreement. In the event that the Company or WFS fails to pay when due any amount payable under this Section 8.3(b) or (c), as applicable, then (i) the Company or WFS, as the case may be, shall reimburse the Purchaser for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company or WFS, as the case may be, shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the prime rate in effect on the date such overdue amount was originally required to be paid.

      (e) Guaranty of Payment. The Company (the “Guarantor”) hereby unconditionally and irrevocably guarantees the prompt and complete payment of WFS’s portion of the Proportionate Termination Fee and any other fees contemplated under Section 8.3(d) (the “Guaranty”). The Purchaser waives all defenses and conditions to its obligations to pay under the Guaranty, other than the condition that the Purchaser make a demand of payment to WFS no less than 3 days prior to seeking payment under this Guaranty. This Guaranty is one of payment and not of collection. For the avoidance of doubt, other than the condition contained in the foregoing sentence, the Guarantor hereby waives all other conditions, including the commencement of a suit or the taking of other action by the Purchaser against, and any other notice to, WFS, the Guarantor or others. The Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any of the obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by the Purchaser, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by WFS against the Purchaser, or (c) any other circumstance whatsoever (with or without notice to or knowledge of WFB) which constitutes, or might be construed to constitute, an equitable or legal discharge of WFB from its aforementioned obligations, or of the Guarantor from this Guaranty, in bankruptcy or in any other instance. The Guarantor waives, to the fullest extent permitted by applicable law, all defenses of surety to which it may be entitled by statute or otherwise.
ARTICLE IX
General Provisions
      Section 9.1     Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Subsidiary Effective Time or upon the termination of this Agreement pursuant to Section 8.1(a) through (h), as the case may be, except that the agreements set forth in Article II, Sections 6.6, 6.8, 8.2, 8.3, this Section 9.1 and Sections 9.2, 9.9, 9.10 and 9.12 shall survive the Subsidiary Effective Time indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Subsidiary Effective Time.
      Section 9.2     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:

(a)	If to the Purchaser:

Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288-0013
Attention: Mark C. Treanor, Esq., Senior Executive Vice President,
General Counsel and Secretary
Facsimile: (704) 374-3425
Telephone No.: (704) 374-6375

With a copy to:

Alston & Bird LLP
601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, D.C. 20004
Attention: David E. Brown, Jr., Esq.
Facsimile No.: (202) 654-4945
Telephone No.: (202) 756-3345

(b)	If to the Company Special Committee:

c/o Westcorp
23 Pasteur
Irvine, California 92618
Attention: Robert T. Barnum
Facsimile No.: (949) 753-3085
Telephone No.: (949) 727-1002

With a copy to:

Morrison & Foerster LLP
19900 MacArthur Boulevard
Irvine, CA 92612
Attention: Robert M. Mattson, Jr., Esq.
Facsimile No.: (949) 251-0900
Telephone No.: (949) 251-7138

(c)	If to the Company, WFB or WFS:

WFS Financial Inc
23 Pasteur
Irvine, California 92618
Attention: Thomas A. Wolfe, President of the Company, Vice Chairman
and President of WFB and President and Chief Executive Officer of WFS
Facsimile No.: (949) 753-3085
Telephone No.: (949) 727-1002

With a copy to:

WFS Financial Inc
23 Pasteur
Irvine, California 92618
Attention: Guy Du Bose, General Counsel
Facsimile No.: (949) 753-3085
Telephone No.: (949) 727-1002

(d)	If to the WFS Special Committee:

c/o WFS Financial Inc
23 Pasteur
Irvine, California 92618
Attention: Ronald I. Simon
Facsimile No.: (949) 753-3085
Telephone No.: (949) 727-1002

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Gregg A. Noel, Esq.
Facsimile No.: (213) 687-5600
Telephone No.: (213) 687-5000

Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Parent Effective Time; provided, however, that, after approval of the Parent Merger by the shareholders of the Company or the Subsidiary Merger by the shareholders of WFS, as applicable, no amendment may be made which by law requires further approval by such shareholders without such further approval; and provided, further, that all amendments must be approved by the Company Special Committee and the WFS Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
      Section 9.4     Waiver. At any time prior to the Parent Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that if the Company or WFS seeks to make such extension or waiver as provided in clause (a), (b) or (c) above, it must first obtain the approval of the Company Special Committee and the WFS Special Committee; and provided, further, that notwithstanding this Section 9.4, the conditions set forth in Sections 7.1(a) and (c) may not be waived by any of the parties. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
      Section 9.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 9.7     Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.
      Section 9.8     Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights hereunder to any affiliate of the Purchaser; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.
      Section 9.9     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6.8.
      Section 9.10     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof, except to the extent that federal law or the law of the States of California or North Carolina may apply to the Parent Merger, the Bank Conversion, the Bank Merger or the Subsidiary Merger.
      Section 9.11     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement by the parties hereto, and may be used in lieu of the original signature pages to this Agreement for all purposes.
      Section 9.12     Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER, THE COMPANY, WFB AND WFS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 9.13     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may at any time change the method of effecting the acquisition of the Company and WFS (including the provisions of Article II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to the holders of Company Common Stock or the WFS Common Stock as provided in this Agreement, (b) adversely affect the intended tax-free treatment to the Company’s stockholders and WFS’s stockholders as a result of receiving such consideration or cause the conditions set forth in Section 7.2(d) or Section 7.3(d) not to be satisfied, or (c) materially impede or delay consummation of the transactions contemplated by this Agreement. This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure.
[Signature page follows.]

      IN WITNESS WHEREOF, the Purchaser, the Company, WFB and WFS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WACHOVIA CORPORATION

By:	/s/ Robert P. Kelly

Robert P. Kelly
Senior Executive Vice President

WESTCORP

By:	/s/ Ernest S. Rady

Ernest S. Rady
Chairman and Chief Executive Officer

WESTERN FINANCIAL BANK

By:	/s/ Thomas A. Wolfe

Thomas A. Wolfe
President and Vice Chairman

WFS FINANCIAL INC

By:	/s/ Thomas A. Wolfe

Thomas A. Wolfe
President and Chief Executive Officer

APPENDIX B
SHAREHOLDER VOTING AGREEMENT
      SHAREHOLDER VOTING AGREEMENT, dated as of September 12, 2005 (this “Agreement”), by and among Wachovia Corporation, a North Carolina corporation (the “Purchaser”), the Persons listed on the signature pages hereof under the heading “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”) and Ernest S. Rady. The Purchaser, the Shareholders and Ernest S. Rady are sometimes collectively referred to herein as the “parties”.
WITNESSETH:
      WHEREAS, Westcorp is a corporation organized under the laws of the State of California (the “Company”). Each Shareholder owns shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), including those set forth opposite such Shareholder’s name on Schedule A hereto (such shares listed on Schedule A being collectively referred to as the “Subject Shares”);
      WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser, the Company, Western Financial Bank, a federal savings bank and a subsidiary of the Company, and WFS Financial Inc, a corporation organized under the laws of the State of California and an indirect subsidiary of the Company (“WFS”), are entering into an Agreement and Plan of Merger (as the same may from time to time be modified, amended, supplemented or restated, the “Merger Agreement”) providing for the merger of the Company with and into the Purchaser (the “Merger”), upon the terms and subject to the conditions set forth therein (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement); and
      WHEREAS, as a condition to entering into the Merger Agreement, the Purchaser has required that the Shareholders enter into this Agreement, and the Shareholders desire to enter into this Agreement to induce the Purchaser to enter into the Merger Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
      1.     Covenants of Each Shareholder. Until the termination of this Agreement in accordance with Section 8, each Shareholder, severally and not jointly, agrees as follows:
      (a) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.
      (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, such Shareholder shall vote (or cause to be voted) its Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Acquisition Proposal, and (ii) any amendment of the Company’s articles of incorporation or bylaws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock.

      (c) Except as provided in the following sentence of this Section 1(c), such Shareholder agrees not to, directly or indirectly, (i) sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a “Transfer”) or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than in accordance with the Merger Agreement and other than pursuant to pledge and similar agreements entered into in the ordinary course of business, or (ii) grant any proxies, or proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, other than pursuant to this Agreement. Notwithstanding the foregoing, such Shareholder shall have the right to Transfer its Subject Shares to a Permitted Transferee (as defined in this Section 1(c)) of such Shareholder if and only if such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to the Purchaser, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. “Permitted Transferee” means, with respect to any Shareholder, (A) any other Person who becomes a Shareholder hereunder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (C) any charitable organization described in Section 170(c) of the U.S. Internal Revenue Code of 1986, as amended, (D) any trust, the trustees of which include only the Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A), (B) or (C), (E) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), or (F) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.
      (d) Subject to the terms of Section 2, such Shareholder shall not, directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any Person (other than the Purchaser or any Affiliate of the Purchaser) with respect to the Company that constitutes an Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any Person acting on behalf of such Shareholder to do any of the foregoing, and such Shareholder shall not, alone or together with any other Person, make an Acquisition Proposal. If such Shareholder receives any inquiry or proposal regarding any Acquisition Proposal, such Shareholder shall promptly inform the Purchaser of such inquiry or proposal and the details thereof.
      (e) Subject to the terms of Section 2, Ernest S. Rady and each Shareholder further agree not to commit or agree to take any action inconsistent with the foregoing.
      2.     Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer and nothing herein shall affect the ability of any Person to take action on behalf of the Company or any Subsidiary in its capacity as either a director or officer of the Company or any Subsidiary thereof that is permissible under applicable law and not otherwise prohibited under the Merger Agreement or as such director in its capacity as such may reasonably determine to be otherwise necessary to comply with its fiduciary duties as a director of the Company or any Subsidiary thereof, whether or not such actions are consistent with the obligations of such Person under this Agreement. Each Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Shareholder’s Subject Shares.
      3.     Representations and Warranties of Each Shareholder. Each Shareholder, severally and not jointly, represents and warrants to the Purchaser as follows:
      (a) Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms.
      (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets, which would adversely affect such Shareholder’s ability to perform any of its obligations hereunder.
      (c) Such Shareholder is the record and beneficial owner of the Subject Shares set forth opposite such Shareholder’s name on Schedule A hereto and at the time of any vote or consent pursuant to Section 1(a) or (b), the Subject Shares will be free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. Such Shareholder has the sole right to vote, or to dispose, of such Subject Shares, and none of such Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement. Except for this Agreement and other than pledge and similar agreements entered into in the ordinary course of business, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares, and (ii) no Person (as defined in the Merger Agreement) has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.
      (d) Such Shareholder understands and acknowledges that the Purchaser is entering into, and causing the Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.
      (e) The Shareholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of the Shareholder’s ownership of any shares of WFS common stock with respect to the Subsidiary Merger.
      4.     Representations and Warranties of Ernest S. Rady. Ernest S. Rady hereby represents and warrants to the Purchaser that Ernest S. Rady has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Ernest S. Rady and constitutes a valid and binding obligation of Ernest S. Rady enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Ernest S. Rady or to Ernest S. Rady’s property or assets which would adversely affect Ernest S. Rady’s ability to perform any of its obligations hereunder.
      5.     Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each Shareholder and Ernest S. Rady that the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the articles of incorporation or bylaws of the Purchaser or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or to the Purchaser’s property or assets, which would adversely affect the Purchaser’s ability to perform any of its obligations hereunder.

      6.     Shareholder Representative.
      (a) Each Shareholder hereby designates and appoints (and each permitted Transferee of each such Shareholder is hereby deemed to have so designated and appointed) Ernest S. Rady (the “Shareholder Representative”), as its attorney-in-fact with full power of substitution, to serve as the representative of such Shareholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such Shareholder (including the voting of the Subject Shares in accordance with Sections 1(a) and 1(b)), and hereby acknowledges that the Shareholder Representative shall be authorized to take any action so required, authorized or contemplated by this Agreement. Each such Shareholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest. Each such Shareholder hereby authorizes (and each such Permitted Transferee of such Shareholder shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Shareholder pursuant to this Agreement, except for notices and actions taken by the Shareholder Representative. The Purchaser is and will be entitled to rely on any action so taken or any notice given by the Shareholder Representative and is and will be entitled and authorized to give notices only to the Shareholder Representative for any notice contemplated by this Agreement to be given to any such Shareholder. A successor to the Shareholder Representative may be chosen by a majority in interest of the Shareholders; provided, that notice thereof is given by the new Shareholder Representative to the Purchaser.
      (b) Notwithstanding the generality of Section 6(a), each Shareholder hereby constitutes and appoints the Shareholder Representative, with full power of substitution, as the proxy pursuant to the provisions of Section 705 of the California Corporations Code and attorney of such Shareholder, and hereby authorizes and empowers the Shareholder Representative to represent, vote and otherwise act (by voting at any meeting of the shareholders of the Company, by written consent in lieu thereof or otherwise) with respect to the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a), 1(b) and 1(c) until the termination of this Agreement, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to the immediately preceding sentence is coupled with an interest and shall be irrevocable. Each Shareholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of the Subject Shares owned or held by such Shareholder regarding the matters referred to in Sections 1(a) and 1(b).
      7.     Specific Performance. Ernest S. Rady and each Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements of such Shareholder or Ernest S. Rady, as applicable, contained in this Agreement relate to special, unique and extraordinary matters, (ii) the Purchaser is and will be relying on such covenants in connection with entering into the Merger Agreement and the performance of its obligations under the Merger Agreement, and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the Purchaser irreparable injury for which adequate remedies are not available at law. Therefore, Ernest S. Rady and each Shareholder agrees that the Purchaser shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Ernest S. Rady or such Shareholder, as the case may be, from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Purchaser may have.
      8.     Termination. This Agreement shall terminate upon the earliest to occur of (A) the Company Effective Time, (B) the date of the termination of the Merger Agreement or (C) at any time upon notice by the Purchaser to the Shareholder Representative. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.
      9.     Entire Agreement. This Agreement, including the Schedules hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof.

      10.     Amendments; Waivers; Remedies. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Purchaser, the Shareholders Representative and Ernest S. Rady. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought; provided, that the Shareholder Representative’s authority under Section 6 hereof shall include the authority to agree to any such waiver, discharge or termination on behalf of any Shareholder. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.
      11.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.
      12.     Assignment. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, that (i) any Permitted Transferee acquiring any Subject Shares in accordance with Section 1(c) shall, upon the delivery of the documents contemplated by Section 1(c), become a “Shareholder” and (ii) the Purchaser may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to the Merger Sub or any direct or indirect wholly owned subsidiary of the Purchaser. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
      13.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to the conflicts of laws provisions thereof.
      14.     Jurisdiction; Waiver of Venue. Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in the Courts of the State of California or the United States District Court for the Central District of California (each, a “Designated Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Designated Court, and any claim that any such action or proceeding brought in any Designated Court has been brought in an inconvenient forum, and (iii) submits to the non-exclusive jurisdiction of Designated Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Designated Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.
      15.     Notices. All notices, consents, requests, instructions, approvals and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the facsimile number specified below:
      (a) If to the Purchaser, to:

Wachovia Corporation
301 South College Street
Charlotte, NC 28288-0013
Attention: Mark C. Treanor, Esq., Senior Executive Vice President,
General Counsel and Secretary
Facsimile: (704) 374-3425
Telephone No.: (704) 374-6375

With a copy to:

Alston & Bird LLP
601 Pennsylvania Avenue, N.W.
North Building, 10th Floor
Washington, DC 20004
Attention: David E. Brown, Jr.
Facsimile No.: (202) 654-4945
Telephone No.: (202) 756-3345
      (b) If to Ernest S. Rady or any Shareholder, to:

11455 El Camino Real, Suite 200
San Diego, CA 92130-2045
Attention: Ernest S. Rady
Facsimile No.: (858) 350-2620
Telephone No.: (858) 350-2600

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attention: Alison S. Ressler
Facsimile No.: (310) 712-8800
Telephone No.: (310) 712-6600
      16.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      17.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement by the parties hereto, and may be used in lieu of the original signature pages to this Agreement for all purposes.
[Signature page follows.]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

WACHOVIA CORPORATION

By:	/s/ Robert P. Kelly

Name: Robert P. Kelly

Title:	Senior Executive Vice President

SHAREHOLDER REPRESENTATIVE:

The undersigned hereby (i) acknowledges and accepts his appointment as Shareholder Representative pursuant to Section 6(a) and the grant of the proxy referred to in Section 6(b), and (ii) agrees and confirms that he will vote all Subject Shares in accordance with Sections 1(a) and 1(b):

/s/ Ernest S. Rady

Ernest S. Rady

ERNEST S. RADY

/s/ Ernest S. Rady

SHAREHOLDERS:

AMERICAN ASSETS, INC.

Name:	/s/ Ernest S. Rady

Title:	President

ERNEST S. RADY TRUST

/s/ Ernest S. Rady

Name: Ernest S. Rady, Trustee

Schedule A

Shareholder	Subject Shares

American Assets, Inc.	16,583,089
Ernest S. Rady Trust	4,307,169
Total	20,890,258

APPENDIX C
[OPINION OF CREDIT SUISSE FIRST BOSTON LLC]
[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]
September 11, 2005
Special Committee of the Board of Directors
Westcorp
23 Pasteur Road
Irvine, California 92618
Members of the Special Committee:
      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share (“Company Common Stock”), of Westcorp (the “Company”), other than the controlling shareholder of the Company and affiliates thereof, of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Wachovia Corporation (“Wachovia”), the Company, Western Financial Bank, a wholly owned subsidiary of the Company (the “Bank”), and WFS Financial Inc., a majority owned subsidiary of the Bank (“WFSI”). The Merger Agreement provides for, among other things, the merger of the Company with and into Wachovia (the “Merger”) pursuant to which Wachovia will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive (i) 1.2749 shares (the “Exchange Ratio”) of the common stock, par value $3.33 1/3 per share, of Wachovia (“Wachovia Common Stock”).
      In arriving at our opinion, we have reviewed a draft dated September 11, 2005 of the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company and Wachovia. We also have reviewed certain other information, including internal financial forecasts of the Company (and adjustments thereto) and publicly available financial forecasts relating to Wachovia, provided to or discussed with us by the Company and Wachovia, and have met with the managements of the Company and Wachovia to discuss the businesses and prospects of the Company and Wachovia. We also have considered certain financial and stock market data of the Company and Wachovia and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Wachovia, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company (including adjustments thereto) that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the publicly available financial forecasts for Wachovia that we have reviewed, the management of Wachovia has advised us, and we have assumed, that such forecasts represent reasonable estimates as to the future financial performance of Wachovia. We also have assumed, with your consent, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger and related transactions (including the conversion of the Bank into a national banking association (the “Bank Conversion”) and the mergers of WFSI and Wachovia Bank, National Association with and into the Bank (collectively, the “Subsidiary Mergers”), each as contemplated by the Merger Agreement), no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company, Wachovia or the Merger and that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Wachovia,

C-1

Special Committee of the Board of Directors
Westcorp
September 11, 2005

nor have we been furnished with any such evaluations or appraisals. In addition, we are not experts in the evaluation of loan portfolios or allowances for losses with respect thereto, have not been requested to conduct, and have not conducted, a review of individual credit files, and have been advised and therefore have assumed that the Company’s and Wachovia’s allowances for loan portfolio losses are, and on a pro forma basis will be, in the aggregate adequate to cover such losses. Representatives of the Company have advised us, and we have assumed, that the Merger Agreement and related documents, when executed, will conform to the drafts dated September 11, 2005 in all respects material to our analyses. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the controlling shareholder of the Company and affiliates thereof, of the Exchange Ratio and does not address any other aspect or implication of the Merger or related transactions or any other agreement, arrangement or understanding entered into in connection with the Merger or related transactions or otherwise (including, without limitation, the Bank Conversion and the Subsidiary Mergers). Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the actual value of Wachovia Common Stock will be when issued to the holders of Company Common Stock pursuant to the Merger or the prices at which Wachovia Common Stock will trade at any time. In connection with our engagement, we were instructed to solicit indications of interest from, and we held preliminary discussions with, selected third parties regarding the possible acquisition of the Company. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.
      We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to the Company and Wachovia unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and Wachovia and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock, other than the controlling shareholder of the Company and affiliates thereof.
Very truly yours,
CREDIT SUISSE FIRST BOSTON LLC

C-2

APPENDIX D
Deutsche Bank
September 12, 2005
The Special Committee of the Board of Directors
and the Board of Directors
WFS Financial Inc
23 Pasteur
Irvine, CA 92618
Members of the Special Committee and the Board of Directors:
      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of WFS Financial Inc, a California corporation (the “Company”), in connection with the proposed acquisition of the Company by Wachovia Corporation, a North Carolina corporation (“Wachovia”), pursuant to the Agreement and Plan of Merger, dated as of September 12, 2005 (the “Merger Agreement”), among Wachovia, Westcorp, a California corporation, and Western Financial Bank, a federal savings bank (“WFB”) and a wholly owned subsidiary of Westcorp, and the Company. Pursuant to the Merger Agreement, Westcorp will merge with and into Wachovia and immediately thereafter WFB will convert into a national banking association. Following the conversion of WFB, the Company will merge with and into WFB (the “Merger”). Following the Merger, Wachovia Bank, National Association, a national banking association and wholly owned subsidiary of Wachovia, will merge with and into WFB.
      As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of common stock, no par value, of the Company (the “Company Common Stock”), other than the shares of Company Common Stock beneficially owned by Wachovia, WFB, Westcorp, or the Company, will be converted into the right to receive 1.4661 shares (the “Exchange Ratio”) of common stock, par value $3.33 1/3 per share, of Wachovia (the “Wachovia Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company other than WFB and its affiliates (the “Minority Shareholders”), of the Exchange Ratio.
      In connection with Deutsche Bank’s role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Westcorp and Wachovia and certain internal analyses and other information furnished to it by the Company and by Westcorp. Deutsche Bank has also held discussions with members of the senior managements of the Company and Westcorp and Wachovia regarding the businesses and prospects of their respective companies. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, Westcorp common stock and Wachovia Common Stock, (ii) compared certain financial and stock market information for the Company, Westcorp and Wachovia with similar information for certain companies which it deemed comparable to the Company, Westcorp and/or Wachovia and whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.
      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the

Special Committee
Board of Directors
WFS Financial Inc
September 12, 2005

Company, WFB, Westcorp, or Wachovia, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company, WFB, Westcorp or Wachovia. With respect to the financial forecasts and projections of the Company and Westcorp made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Westcorp, as the case may be, as to the matters covered thereby. In addition, we have assumed that Wachovia will perform in the future in accordance with the expectations of Wall Street analysts as reflected in consensus estimates. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. In rendering its opinion, Deutsche Bank has not been asked or authorized by the Company, the Company’s Board of Directors or the Special Committee to solicit, and Deutsche Bank has not solicited, interest from any party with respect to the acquisition of all or any portion of the Company or any of its assets, nor did Deutsche Bank negotiate with any such party in connection with any such transaction other than Wachovia and Westcorp.
      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Westcorp, Wachovia, the Company and WFB contained in the Merger Agreement are true and correct, Westcorp, Wachovia, the Company and WFB will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Westcorp, Wachovia, the Company and WFB to consummate the Merger will be satisfied without any waiver or modification thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of the Company, WFB, Westcorp or Wachovia is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the Company, WFB, Westcorp or Wachovia or materially reduce the contemplated benefits of the Merger to the Company.
      This opinion is addressed to, and for the benefit of, the Special Committee and the Board of Directors in connection with their evaluation of the Merger and is not a recommendation to the shareholders of the Company to approve the Merger. This opinion is limited to the fairness, from a financial point of view, to the Minority Shareholders of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This opinion does not in any manner address the prices or range of prices at which shares of the Company Common Stock, Westcorp or Wachovia Common Stock will trade at any time following the announcement of the transaction or as to the price or range of prices at which Wachovia Common Stock may trade subsequent to the consummation of the transaction. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date hereof.
      Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger. Deutsche Bank will also receive a fee upon delivery of this opinion. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB

Special Committee
Board of Directors
WFS Financial Inc
September 12, 2005

Group have, from time to time, provided investment banking services to the Company for which it has received compensation. One or more members of the DB Group (i) has served as underwriter for the Company in several securitization transactions, (ii) has extended letters of credit to the Company, and (iii) has provided warehouse facilities to the Company. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Wachovia and Westcorp for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Minority Shareholders.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

APPENDIX E
CALIFORNIA CORPORATIONS CODE
CHAPTER 13. DISSENTERS’ RIGHTS
§ 1300. Right to Require Purchase— “Dissenting Shares” and “Dissenting Shareholder” Defined.
      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
§ 1301. Demand for Purchase.
      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.
§ 1302. Endorsement of Shares.
      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
§ 1303. Agreed Price—Time for Payment.
      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
§ 1304. Dissenter’s Action to Enforce Payment.
      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
§ 1305. Appraisers’ Report—Payment—Costs.
      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
§ 1306. Dissenting Shareholder’s Status as Creditor.
      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
§ 1307. Dividends Paid as Credit Against Payment.
      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
§ 1308. Continuing Rights and Privileges of Dissenting Shareholders.
      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
§ 1309. Termination of Dissenting Shareholder Status.
      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
§ 1310. Suspension of Proceedings for Payment Pending Litigation.
      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
§ 1311. Exempt Shares.
      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
§ 1312. Attacking Validity of Reorganization or Merger.
      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
§ 1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.
      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
      Sections 55-8-50 through 55-8 -58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who was wholly successful in his defense of a proceeding to which he was a party because he is or was a director or officer, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct. However, when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
      Wachovia’s bylaws provide for the indemnification of Wachovia’s directors and executive officers by Wachovia against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of Wachovia.
      Wachovia’s articles of incorporation provide for the elimination of the personal liability of each director of Wachovia to the fullest extent permitted by the provisions of the NCBCA Act, as the same may from time to time be in effect.
      Wachovia maintains directors and officers liability insurance, subject to certain deductible amounts. In general, the policy insures (1) Wachovia’s directors and officers against loss by reason of any of their wrongful acts, and/or (2) Wachovia against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
Item 21. Exhibits and Financial Statement Schedules
Exhibit Index

Exhibit		Description

(2	)(a)	Agreement and Plan of Merger, dated as of September 12, 2005, as amended and restated, among Wachovia, Western Financial Bank, Westcorp and WFS (included as Appendix A to the joint proxy statement-prospectus contained in this Registration Statement).
(3	)(a)	Wachovia’s Restated Articles of Incorporation (incorporated by reference to Exhibit (3)(a) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).
(3	)(b)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2002 Annual Report on Form 10-K).
(3	)(c)	Wachovia’s Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit (3)(c) to Wachovia’s 2002 Annual Report on Form 10-K).
(3	)(d)	Wachovia’s bylaws, as amended (incorporated by reference to Exhibit (3)(b) to Wachovia’s 2001 Third Quarter Report on Form 10-Q).
(4	)(a)	Wachovia’s Shareholder Protection Rights Agreement (incorporated by reference to Exhibit (4) to Wachovia’s Current Report on Form 8-K dated December 20, 2000).
(5)		Opinion and consent of Ross E. Jeffries, Jr. as to the validity of the securities being registered.*
(8	)(a)	Opinion and consent of Alston & Bird LLP regarding the United States federal income tax consequences of the mergers.**

Exhibit		Description

(23	)(a)	Consent of KPMG LLP.*
(23	)(b)	Consent of Ernst & Young LLP.*
(23	)(d)	Consent of Ross E. Jeffries, Jr. (included in Exhibit (5) hereto).
(23	)(e)	Consent of Alston & Bird LLP (included in Exhibit (8)(a) hereto).
(24)		Power of Attorney.*
(99	)(a)	Consent of Credit Suisse First Boston LLC.*
(99	)(b)	Consent of Deutsche Bank Securities Inc.*
(99	)(c)	Form of Proxy to be used by Westcorp.**
(99	)(d)	Form of Proxy to be used by WFS.**

*	Filed herewith.

**	To be filed by amendment.
Item 22. Undertakings
      The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on October 21, 2005.

WACHOVIA CORPORATION

By:	/s/ Mark C. Treanor

Mark C. Treanor

Senior Executive Vice President,
Secretary and General Counsel
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity

/s/ G. KENNEDY THOMPSON* G. KENNEDY THOMPSON	Chairman, President, Chief Executive Officer and Director

/s/ ROBERT P. KELLY* ROBERT P. KELLY	Senior Executive Vice President and Chief Financial Officer

/s/ DAVID M. JULIAN* DAVID M. JULIAN	Executive Vice President and Corporate Controller (Principal Accounting Officer)

/s/ JOHN D. BAKER, II* JOHN D. BAKER, II	Director

/s/ JAMES S. BALLOUN* JAMES S. BALLOUN	Director

/s/ ROBERT J. BROWN* ROBERT J. BROWN	Director

PETER C. BROWNING	Director

/s/ JOHN T. CASTEEN, III* JOHN T. CASTEEN, III	Director

/s/ WILLIAM H. GOODWIN, JR.* WILLIAM H. GOODWIN, JR.	Director

/s/ ROBERT A. INGRAM* ROBERT A. INGRAM	Director

Signature	Capacity

/s/ DONALD M. JAMES* DONALD M. JAMES	Director

/s/ WALLACE D. MALONE, JR.* WALLACE D. MALONE, JR.	Vice Chairman and Director

/s/ MACKEY J. MCDONALD* MACKEY J. MCDONALD	Director

/s/ JOSEPH NEUBAUER* JOSEPH NEUBAUER	Director

/s/ LLOYD U. NOLAND, III* LLOYD U. NOLAND, III	Director

/s/ VAN L. RICHEY* VAN L. RICHEY	Director

/s/ RUTH G. SHAW* RUTH G. SHAW	Director

/s/ LANTY L. SMITH* LANTY L. SMITH	Director

/s/ JOHN C. WHITAKER, JR.* JOHN C. WHITAKER, JR.	Director

/s/ DONA DAVIS YOUNG* DONA DAVIS YOUNG	Director

*By Mark C. Treanor, Attorney-in-Fact

/s/ MARK C. TREANOR MARK C. TREANOR
Date: October 21, 2005